Filed Pursuant to Rule 424(b)(4)
Registration No. 333-239312

PROSPECTUS

7,478,261 American Depositary Shares

Representing 7,478,261 ordinary shares

We are offering 7,478,261 American Depositary Shares, or ADSs, representing 7,478,261 ordinary shares, nominal value €0.01 per share. Each ADS represents the right to receive one ordinary share and the ADSs may be evidenced by American Depositary Receipts, or ADRs.

This is our initial public offering of our ADSs, and no public market exists for our ADSs. Our ADSs have been approved for listing on the Nasdaq Global Market under the symbol "IVA." Our ordinary shares are listed on Euronext Paris under the symbol "IVA." On July 9, 2020, the closing price of our ordinary shares on Euronext Paris was €13.50 per ordinary share, equivalent to a price of $15.31 per ADS, assuming an exchange rate of €0.8817 per U.S. dollar, based on the exchange rate on July 9, 2020.

We are an "emerging growth company" as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our ADSs involves a high degree of risk. See "Risk Factors" beginning on page 13.

	Per ADS	Total
Offering price	$14.40	$107,686,958
Underwriting commission(1)	$1.008	$7,538,087
Proceeds, before expenses, to Inventiva	$13.392	$100,148,871

(1)
See "Underwriting" for additional details regarding underwriter compensation.

We have granted the underwriters an option to purchase up to an additional 1,121,739 ADSs from us at the public offering price, for 30 days after the date of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ADSs to purchasers on or about July 15, 2020, which is the third business day following the expected date of initial trading of the ADSs. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the ADSs on the expected date of initial trading of the ADSs will be required to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

Jefferies	Stifel	Guggenheim Securities

H.C. Wainwright & Co.

Roth Capital Partners	KBC Securities

Prospectus dated July 9, 2020

We have not, and the underwriters have not, authorized any person to provide you with information different from that contained in this prospectus or any related free-writing prospectus that we authorize to be distributed to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or the sale of any ADSs.

For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our ADSs and the distribution of this prospectus outside the United States.

We are incorporated in France, and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the Securities and Exchange Commission, or SEC, we are currently eligible for treatment as a "foreign private issuer." As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

i

Our financial statements included in this prospectus are presented in euros and, unless otherwise specified, all monetary amounts are in euros. All references in this prospectus to "$," "US$," "U.S.$," "U.S. dollars," "dollars" and "USD" mean U.S. dollars and all references to "€" and "euros," mean euros, unless otherwise noted. Throughout this prospectus, references to ADSs mean ADSs or ordinary shares represented by such ADSs, as the case may be.

Through and including August 3, 2020 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

MARKET, INDUSTRY AND OTHER DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size estimates, is based on information from independent industry analysts, third-party sources and management estimates. Management estimates are derived from publicly-available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us based on such data and our knowledge of such industry and market, which we believe to be reasonable. In addition, while we believe the market opportunity information included in this prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading "Risk Factors."

TRADEMARKS AND SERVICE MARKS

"INVENTIVA," "PanNASH" and the Inventiva logo appearing in this prospectus are the property of Inventiva S.A. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are listed without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their right thereto. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. We do not intend to use or display other companies' trademarks and trade names to imply any relationship with, or endorsement or sponsorship of us by, any other companies.

ii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our ADSs. You should read the entire prospectus carefully, including "Risk Factors" and our financial statements and the related notes appearing elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in the sections of this prospectus titled "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" before making an investment decision. Unless otherwise indicated, "Inventiva," "the company," "our company," "we," "us" and "our" refer to Inventiva S.A.

Overview

We are a clinical-stage biopharmaceutical company focused on the development of oral small molecule therapies for the treatment of non-alcoholic steatohepatitis, or NASH, mucopolysaccharidoses, or MPS, and other diseases with significant unmet medical need. We have built a pipeline backed by a discovery engine with an extensive library of proprietary molecules, a wholly-owned research and development facility and a team with significant expertise and experience in the development of compounds that target nuclear receptors, transcription factors and epigenetic modulation. Leveraging these assets and expertise, we are advancing two clinical candidates, lanifibranor and odiparcil, for the treatment of NASH and MPS, respectively, as well as a deep pipeline of earlier stage programs in oncology and other diseases with significant unmet medical need.

  ▪
  Lanifibranor for the Treatment of NASH.  We are developing our lead product candidate, lanifibranor, for the treatment of patients with NASH, a progressive, chronic liver disease for which there are currently no approved therapies. NASH is believed to affect 12% of the United States population and is a leading cause of cirrhosis, liver transplantation and liver cancer. Compared to the general population, patients with NASH have a ten-fold greater risk of liver-related mortality. NASH is characterized by a metabolic process known as steatosis, or the excessive accumulation of fat in the liver, inflammation and ballooning of liver cells and progressive liver fibrosis that can ultimately lead to cirrhosis. Lanifibranor is an orally-available small molecule in development for the treatment of NASH that acts to induce anti-fibrotic, anti-inflammatory and beneficial vascular and metabolic changes in the body by activating all three peroxisome proliferator-activated receptor, or PPAR, isoforms. PPARs are well-characterized nuclear receptor proteins that regulate gene expression, and their relevance for the fibrotic, inflammatory, vascular and metabolic processes that characterize NASH is well-established. While there are other PPAR agonists that target only one or two PPAR isoforms, lanifibranor is the only pan-PPAR agonist in clinical development. We believe that this pan-PPAR approach provides for a combination of anti-fibrotic, anti-inflammatory and beneficial vascular and metabolic effects that cannot be obtained with single and dual PPAR agonists. In June 2020, we announced positive topline results from our NATIVE Phase IIb clinical trial of lanifibranor in patients with NASH. In this trial, treatment with lanifibranor at a dose of 1,200 mg met the primary endpoint of a reduction in inflammation and ballooning with no worsening of fibrosis after 24 weeks of treatment, while continuing to show the favorable tolerability profile observed in prior clinical trials of lanifibranor. Treatment with lanifibranor at doses of 800 mg and 1,200 mg also met the key secondary endpoints of resolution of NASH with no worsening of fibrosis and, at the 1,200 mg dose, of improvement in liver fibrosis without worsening NASH, which are the primary endpoints relevant for seeking accelerated approval from the U.S. Food and Drug Administration, or FDA, and the European Medical Agency, or EMA, after future Phase III development. In light of these positive results, we plan to advance lanifibranor, either alone or together with a collaborator, into pivotal development after end of Phase IIb meetings with the FDA and scientific advice meetings with the EMA, which are expected to take place in the fourth quarter of 2020. Lanifibranor has received fast track designation from the FDA for the treatment of NASH.

  ▪
  Odiparcil for the Treatment of MPS.  Our second clinical-stage asset is odiparcil, which we are developing for the treatment of patients with MPS, a group of rare genetic disorders characterized by an excessive accumulation of large sugar chains, known as glycosaminoglycans, or GAGs, in cells. Odiparcil is an orally-available small molecule designed to modify how GAGs are synthesized. Odiparcil acts to facilitate the production of soluble GAGs that can be excreted in the urine, rather than accumulating in cells. The current standard of care for the treatment of patients with MPS is enzyme replacement therapy, or ERT, which requires weekly infusions and is generally administered in an outpatient hospital setting. While ERT has been shown to be effective in reducing GAG accumulation in certain tissue types, it has shown limited efficacy in reducing GAG accumulation in poorly vascularized tissues and organs, such as cartilage, or in tissues that are protected by a barrier, such as the eye. Unlike ERT, odiparcil is a small molecule that we have observed to be well distributed in the body, even in certain tissues that are poorly vascularized or protected by a barrier. In December 2019, we announced positive results from a Phase IIa clinical trial of odiparcil for the treatment of adult patients with the MPS VI subtype. In this trial, we observed that odiparcil, in combination with ERT, was associated with improvements in corneal clouding and cardiac and respiratory function and exhibited a favorable tolerability profile. Signals of clinical activity were also detected in patients treated only with odiparcil. Because MPS is a progressive disease, we believe there is benefit in treating pediatric patients with MPS, and we plan to commence a Phase Ib/II clinical trial of odiparcil in a pediatric population with MPS VI in the first half of 2021. If the results of this pediatric trial are favorable, we plan to initiate Phase III clinical development of odiparcil as a monotherapy and in combination with ERT for the treatment of adult and pediatric patients with MPS VI. In addition, we plan to initiate an open label Phase IIa extension study in the first half of 2021 to investigate the long-term safety and efficacy of odiparcil in patients 16 years and above with MPS VI who completed the prior Phase IIa trial. We believe odiparcil's mechanism of action is relevant to a number of MPS subtypes, and we also plan to initiate pivotal trials for the treatment of one or more of MPS subtypes I, II, IVa and VII. Odiparcil has received orphan drug designation from the FDA and EMA and rare pediatric disease designation from the FDA for the treatment of MPS VI.

  ▪
  Discovery Engine.  We have a scientific team of approximately 70 people with deep biology, medicinal and computational chemistry, pharmacokinetics and pharmacology expertise, more than 75% of whom have worked together for more than 15 years. We also own a library of approximately 240,000 pharmacologically relevant molecules, 60% of which are proprietary, as well as a wholly-owned research and development facility. Using these assets and this expertise, we have built a discovery engine focused on small molecule compounds that target nuclear receptors, transcription factors and epigenetic modulation. We are leveraging this discovery engine to identify and develop compounds addressing a wide range of indications. Our Hippo signaling pathway program aims to disrupt the interaction between yes-associated protein, or YAP, and transcription enhancer associated domain transcription factors, or TEAD, an interaction that plays a key role in oncogenic and fibrotic processes. In xenograft and orthotopic models of malignant pleural mesothelioma, or MPM, we observed that YAP-TEAD inhibition was associated with reduced tumor growth and we are in the process of selecting development candidate for our Hippo program, which we anticipate entering pre-clinical development in 2021 for the treatment of non-small cell lung cancer and mesothelioma. We are also advancing a pre-clinical program for the treatment of idiopathic pulmonary fibrosis, or IPF, and have validated a new target within the transforming growth factor beta, or TGF-b, signaling pathway.

Our Pipeline

We have leveraged our assets and expertise to advance the development of multiple, novel and differentiated oral small molecule therapies. The following table summarizes our key candidates and programs:

*
In addition to our wholly-owned programs, AbbVie Inc., or AbbVie, is currently investigating ABBV-157, a RORg inverse agonist that we and AbbVie jointly discovered, in a Phase I clinical trial for the treatment of moderate to severe psoriasis under the terms of our multi-year drug discovery collaboration.

**
Lead generation means identifying molecules in anticipation of selecting candidates.

Lanifibranor for the Treatment of NASH

Lanifibranor is an orally-available small molecule in development for the treatment of NASH that acts to induce anti-fibrotic, anti-inflammatory and beneficial vascular and metabolic changes in the body by activating each of the three PPAR isoforms, known as PPARa, PPARd and PPARg. PPARs are ligand-activated transcription factors belonging to the nuclear hormone receptor family that regulate the expression of genes. PPARs play essential roles in the regulation of cellular differentiation, development and tumorigenesis, and their relevance to different aspects of the fibrotic, inflammatory, vascular and metabolic processes that characterize NASH is well-established.

Lanifibranor is a PPAR agonist that is designed to target all three PPAR isoforms in a moderately potent manner, with a well-balanced activation of PPARa and PPARd, and a partial activation of PPARg. While there are other PPAR agonists that target only one or two PPAR isoforms, lanifibranor is the only pan-PPAR agonist in clinical development. We believe that this pan-PPAR approach provides for a combination of anti-fibrotic, anti-inflammatory and beneficial vascular and metabolic effects that cannot be obtained with single and dual PPAR agonists. In pre-clinical studies, we observed that the administration of lanifibranor improved insulin sensitivity and lipid profile, reduced nonalcoholic fatty liver disease activity score, reversed liver fibrosis and reduced portal pressure. Further, in clinical trials in type 2 diabetes conducted prior to our founding, the administration of lanifibranor was associated with favorable anti-inflammatory effects, including increased levels of adiponectin, which inhibits the release of cytokines and other pro-inflammatory proteins. Lanifibranor was also associated with favorable metabolic effects, including improvements in insulin sensitivity, reductions in levels of triglycerides, which are a type of fat, and increases in high-density lipoprotein, or HDL, cholesterol levels. We believe lanifibranor's moderate and balanced pan-PPAR binding profile also contributes to the favorable tolerability profile that has been observed in clinical trials and pre-clinical studies to date. Over 250 patients were treated for 24 or 48 weeks in our Phase IIb clinical trials of lanifibranor, including our recently completed NATIVE trial in patients with NASH and a previous trial in another indication. In these trials, lanifibranor showed a favorable tolerability profile. In addition, in connection with these trials, lanifibranor underwent a total of seven data and safety monitoring board, or DSMB, reviews, and the DSMBs did not recommend any changes to the trial protocols. In addition, prior to inception of Inventiva, lanifibranor was administered to over 150 subjects in clinical trials in type 2 diabetes and exhibited a favorable tolerability profile, including with respect to key markers of liver, kidney, heart, muscle and bone function. By contrast, single and dual PPAR agonists, which generally target PPAR isoforms in a very potent and imbalanced manner, have historically been associated with toxicity and adverse effects.

In June 2020, we announced positive topline results from our NATIVE Phase IIb clinical trial of lanifibranor in patients with NASH. In light of these positive results, we plan to advance lanifibranor, either alone or together with a collaborator, into pivotal Phase III clinical development after end of Phase IIb meetings with the FDA and scientific advice meetings with the EMA, which are expected to take place in the fourth quarter of 2020. Lanifibranor has received fast track designation from the FDA for the treatment of NASH.

Odiparcil for the Treatment of MPS

We are developing odiparcil for the treatment of patients with several subtypes of MPS. Odiparcil is an orally-available small molecule that acts on the underlying cause of the symptoms of MPS, which is the accumulation of GAGs in cells due to deficient lysosomal enzymes. By modifying how GAGs are synthesized, odiparcil facilitates the production of soluble GAGs that can be excreted in the urine, rather than accumulating in cells. In pre-clinical studies, we have observed that odiparcil reduced accumulation of two specific GAGs, chondroitin sulfate, or CS, and dermatan sulfate, or DS, in several organs and tissues. ERT is the current standard of care for the treatment of patients with MPS but requires weekly infusions and is generally administered in an outpatient hospital setting. Furthermore, while ERT has been shown to be effective in reducing GAG accumulation in some tissue types, it has shown limited efficacy in reducing GAG accumulation in tissues that are poorly vascularized or protected by a barrier. By contrast, we have observed, in pre-clinical studies, that odiparcil is well distributed in the body, including in cartilage and the eye, which are tissues that are poorly penetrated by ERT and in which MPS symptoms often manifest. Because odiparcil has a different mechanism of action than ERT and reaches tissues that are poorly penetrated by ERT, we believe odiparcil could be used as a combination therapy with ERT. Based on our pre-clinical data, we also believe odiparcil has potential as a stand-alone therapy.

MPS is separated into subtypes, depending on the lysosomal enzyme that is deficient and the corresponding GAGs that accumulate. One or both of CS and DS, the GAGs on which odiparcil acts, accumulate in patients with MPS I, II, IVa, VI and VII. To date, we have focused development of odiparcil on the treatment of patients with MPS VI, which is characterized by rounded and thickened facial features, corneal clouding, hearing loss, dwarfism with deformity of the limbs, enlargement of the liver and spleen, cardiac valve disease and reduced pulmonary function, and an approximate life expectancy of 20 years for untreated patients with severe forms of the disease. In an MPS VI model using a mouse that was genetically modified to reflect human MPS pathology, we observed that administration of odiparcil reduced GAG accumulation in organs and tissues and improved mobility. Prior to our founding, odiparcil was administered to over 1,800 subjects in clinical trials in an unrelated indication and was reported to be well tolerated and exhibited a favorable safety profile at daily doses in excess of the therapeutic range.

In December 2019, we announced positive results from the iMProveS Phase IIa clinical trial of odiparcil, which enrolled twenty patients, aged 16 years or older, with the MPS VI subtype. Fifteen patients were randomized to receive baseline ERT in combination with one of two doses of odiparcil, 250 mg or 500 mg administered twice daily, or placebo. Five patients who were not receiving ERT received 500 mg of odiparcil administered twice daily in an open label cohort. After 26 weeks of treatment, we observed that odiparcil in combination with ERT was associated with improvements in corneal clouding and cardiac and respiratory function and exhibited a favorable tolerability profile. Signals of clinical activity were also detected in patients treated only with odiparcil. We observed improved mobility as assessed using the six minute walk test, or 6MWT, in patients treated with ERT and the 250mg twice daily dose of odiparcil, as well as in patients in the open label cohort. We did not observe improved mobility using the 6MWT in patients treated with ERT and the 500mg twice daily dose of odiparcil. Dose-dependent urinary GAGs clearance, used as an activity biomarker, was observed in the entire odiparcil-treated patient population. A reduction in leukocyte GAGs was not observed and therefore was not confirmed as a biomarker for the decrease of GAG accumulation. The trial also met its safety primary endpoint with odiparcil exhibiting a favorable tolerability profile. Because MPS is a progressive disease, we believe there is benefit in treating pediatric patients with MPS, and we plan to commence a Phase Ib/II clinical trial of odiparcil in a pediatric population with MPS VI in the first half of 2021. If the results of this pediatric trial are favorable, we plan to initiate Phase III clinical development of odiparcil as a monotherapy and in combination with ERT for the treatment of adult and pediatric patients with MPS VI. In addition, we plan to initiate an open label Phase IIa extension study in the first half of 2021 to investigate the long-term safety and efficacy of odiparcil in patients 16 years and above with MPS VI who completed the prior Phase IIa trial. Because odiparcil targets GAGs that are also present in other MPS subtypes, we believe that the data generated in the iMProveS trial may also support moving directly to Phase III pivotal trials in other MPS subtypes that are characterized by the accumulation of CS or DS. Odiparcil has received orphan drug designation from the FDA and EMA and rare pediatric disease designation from the FDA for the treatment of MPS VI.

Our Strategy

Our goal is to rapidly deliver multiple, novel and differentiated oral small molecule therapies to patients suffering from NASH, MPS, cancer and other diseases with significant unmet medical need. To achieve our goal, we are pursuing the following strategies:

  ▪
  Demonstrate the safety and efficacy of lanifibranor in the treatment of NASH in pivotal trials.

  ▪
  Rapidly advance odiparcil to pivotal trials in the treatment of MPS VI.

  ▪
  Leverage the power of our discovery engine to identify and advance additional novel programs in areas with high unmet medical need.

  ▪
  Selectively seek strategic collaborations to maximize the value of our assets.

Selected Risks Affecting Our Business

Investing in our securities involves risk. You should carefully consider all the information in this prospectus prior to investing in our securities. These risks are discussed more fully in the section titled "Risk Factors" immediately following this prospectus summary. These risks and uncertainties include, but are not limited to, the following:

  ▪
  We are a clinical-stage company with no approved products and no historical product revenues, which makes it difficult to assess our future prospects and financial results.

  ▪
  We have incurred significant losses since our inception and anticipate that we will continue to incur significant losses for the foreseeable future.

  ▪
  We will require substantial additional funding, which may not be available to us on acceptable terms, or at all.

  ▪
  We are heavily dependent on the success of our product candidates lanifibranor and odiparcil. We cannot give any assurance that any product candidate, or any other compounds in development, will successfully complete clinical trials, receive regulatory approval or be commercialized.

  ▪
  The regulatory approval processes of the FDA, the EMA and other comparable regulatory authorities are lengthy, time consuming and inherently unpredictable.

  ▪
  Results of earlier studies and trials as well as data from any interim analysis of ongoing clinical trials may not be predictive of future trial results.

  ▪
  We face significant competition for our drug discovery and development efforts, and if we do not compete effectively, our commercial opportunities will be reduced or eliminated.

  ▪
  Even if any of our product candidates are commercialized, they may not be accepted by physicians, healthcare payors, patients or the medical community in general.

  ▪
  We do not have composition of matter patent protection with respect to odiparcil.

  ▪
  Developments in patent law could have a negative impact on our business.

  ▪
  Our international operations subject us to various risks, and our failure to manage these risks could adversely affect our results of operations.

  ▪
  Business and clinical trial interruptions resulting from public health emergencies, including those related to the COVID-19 pandemic.

  ▪
  We currently have no marketing and sales organization. To the extent any of our product candidates for which we maintain commercial rights is approved for marketing, if we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell our product candidates, we may not be able to effectively market and sell any product candidates or generate product revenues.

  ▪
  After this offering, voting control with respect to our company will remain concentrated in the hands of Frédéric Cren, our Chief Executive Officer, Pierre Broqua, our Deputy Chief Executive Officer and Chief Scientific Officer, and our significant shareholders and affiliates, who will continue to be able to exercise significant influence on us.

  ▪
  We are a French public limited company, and the rights of shareholders in companies subject to French corporate law differ in material respects from the rights of shareholders of corporations incorporated in the United States.

Recent Developments

The following preliminary financial information as of June 30, 2020 is based upon our estimates and subject to completion of our financial closing procedures. Moreover, this data has been prepared solely on the basis of currently available information by, and is the responsibility of, Inventiva. KPMG S.A., our independent registered public accounting firm, has not audited or reviewed, and does not express an opinion with respect to, this data. This information is not a comprehensive statement of our financial results for this period, and our actual results may differ materially from these estimates due to the completion of our financial closing procedures, final adjustments, completion of the review of our financial statements and other developments that may arise between now and the time the review of our financial statements is completed. Our actual results as of June 30, 2020 will not be available until after this offering is completed. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control. See "Risk factors" and "Special note regarding forward-looking statements" elsewhere in this prospectus.

As of June 30, 2020, our cash and cash equivalents were €52.2 million, compared to €46.9 million as of March 31, 2020 and €35.8 million as of December 31, 2019. We expect that the net proceeds from this offering, together with our existing cash and cash equivalents, will enable us to fund our operating expenses and capital expenditure requirements at least through the fourth quarter of 2022.

Implications of Being an Emerging Growth Company

We qualify as an "emerging growth company" as defined in the U.S. Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

  ▪
  the ability to present only two years of audited financial statements in addition to any required interim financial statements and only two years of related Management's Discussion and Analysis of Financial Condition and Results of Operations in the registration statement for our initial public offering of our ADSs;

  ▪
  not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act; and

  ▪
  to the extent that we no longer qualify as a foreign private issuer, (1) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (2) exemptions from the requirements of holding a non-binding advisory vote on executive compensation, including golden parachute compensation.

We may take advantage of these provisions for up to five years from the initial public offering of our ADSs or such earlier time that we no longer qualify as an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of the following: (1) if we have more than $1.07 billion in total annual gross revenue, (2) if we have more than $700 million in market value of our capital stock held by non-affiliates or (3) if we issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. For example, we have presented only two years of audited financial statements and only two years of related Management's Discussion and Analysis of Financial Condition and Results of Operations disclosure in this prospectus, and plan to take advantage of the exemption from auditor attestation on the effectiveness of our internal control over financial reporting. To the extent that we take advantage of these reduced burdens, the information that we provide shareholders may be different than you might obtain from other public companies in which you hold equity interests.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Since International Financial Reporting Standards make no distinction between public and private companies for purposes of compliance with new or revised accounting standards, the requirements for our compliance as a private company and as a public company are the same.

Implications of Being a Foreign Private Issuer

We are also considered a "foreign private issuer" under U.S. securities laws. In our capacity as a foreign private issuer, we are exempt from certain rules under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. In addition, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We will remain a foreign private issuer until such time that more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of our executive officers or directors are U.S. citizens or residents; (2) more than 50% of our assets are located in the United States; or (3) our business is administered principally in the United States.

We have taken advantage of certain reduced reporting and other requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold equity securities.

Corporate Information

We were founded in 2011 and incorporated as a société anonyme, or S.A., in 2016. Our principal executive offices are located at 50 rue de Dijon, 21121 Daix, France. We are registered at the Dijon Trade and Companies Register (Registre du commerce et des sociétés) under the number 537 530 255. In February 2017, we completed the initial public offering of our ordinary shares on Euronext Paris, raising €48.5 million in gross proceeds. Our telephone number at our principal executive offices is +33 3 80 44 75 00. Our agent for service of process in the United States is Cogency Global Inc., 10 East 40th Street, 10th Floor, New York, New York 10016. Our website address is www.inventivapharma.com. The reference to our website is an inactive textual reference only and information contained in, or that can be accessed through, our website is not part of this prospectus.

The Offering

ADSs offered by us	7,478,261 ADSs, representing 7,478,261 ordinary shares.
Option to purchase additional ADSs	1,121,739 ADSs offered by us, representing 1,121,739 ordinary shares.
Ordinary shares (including ordinary shares underlying ADSs) to be outstanding after the offering	38,166,011 ordinary shares (39,287,750 ordinary shares if the underwriters' option to purchase additional ADSs is exercised in full).
American Depositary Shares

Each ADS represents one ordinary share, nominal value €0.01 per share. Purchasers of ADSs will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and all holders and beneficial owners of ADSs issued thereunder. To better understand the terms of the ADSs, purchasers of ADSs should carefully read the section in this prospectus titled "Description of American Depositary Shares." We also encourage purchasers of ADSs to read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Depositary	The Bank of New York Mellon.
Use of proceeds

We estimate that we will receive net proceeds from this offering of approximately $97.1 million (€85.7 million), at the offering price of $14.40 per ADS, after deducting underwriting commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to initiate and progress clinical trials and pre-clinical studies and for working capital and general corporate purposes. See "Use of Proceeds" for more information.

Dividend policy	We do not expect to pay any dividends on our ordinary shares or ADSs in the foreseeable future.
Risk factors	You should read the "Risk Factors" section of this prospectus for a discussion of factors to consider carefully before deciding to invest in our ADSs.
Nasdaq Global Market symbol for our ADSs	"IVA"

The number of ordinary shares (including ordinary shares underlying ADSs) that will be outstanding after this offering is based on 30,687,750 ordinary shares outstanding as of March 31, 2020 and excludes:

  ▪
  320,800 ordinary shares issuable upon the exercise of founder's share warrants (bons de souscription de parts de créateur d'entreprise) and share warrants (bons de souscription d'actions) outstanding as of March 31, 2020 at a weighted average exercise price of €5.72 per ordinary share ($6.31 per ordinary share based on the exchange rate of €0.907 per U.S. dollar in effect as of March 31, 2020);

  ▪
  484,350 ordinary shares issuable upon the vesting of free shares (actions gratuites) outstanding as of March 31, 2020; and

  ▪
  26,000,000 ordinary shares reserved for future issuance under our share-based compensation plans and other delegations of authority from our shareholders.

Except as otherwise noted, the information in this prospectus assumes no exercise by the underwriters of their option to purchase ADSs in this offering and no exercise of warrants or vesting of free shares or other equity awards subsequent to March 31, 2020.

SUMMARY FINANCIAL DATA

The following summary statement of income (loss) data for the years ended December 31, 2018 and 2019 and summary statement of financial position data as of December 31, 2019 have been derived from our audited financial statements included elsewhere in this prospectus. Our audited financial statements have been prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board.

The following summary condensed statement of income (loss) data for the three months ended March 31, 2019 and 2020 and summary condensed statement of financial position data as of March 31, 2020 have been derived from our unaudited interim condensed financial statements as of March 30, 2020 and for the three months ended March 31, 2019 and 2020 included elsewhere in this prospectus. The unaudited interim condensed financial statements as of March 31, 2020 and for the three months ended March 31, 2019 and 2020 were prepared in accordance with IAS 34, Interim Financial Reporting, the standard of IFRS applicable to interim financial statements.

Our historical results and the results for the three months ended March 31, 2020 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2020 or in the future. You should read this summary data together with our financial statements and related notes beginning on page F-1 of this prospectus, as well as the sections of this prospectus titled "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information included elsewhere in this prospectus.

Summary Statement of Income (Loss) Data:

	Year ended December 31,		Three Months ended March 31,
	2018	2019	2019	2020
	(in thousands, except share and per share data)
Revenues	€3,197	€6,998	€1,027	€87
Other income	4,182	4,293	1,227	858

Total revenues and other income	7,379	11,291	2,255	945

Operating expenses:
Research and development expenses	(31,758)	(33,791)	(10,123)	(6,059)
Marketing — Business development expenses	(225)	(249)	(71)	(65)
General and administrative expenses	(6,045)	(6,088)	(1,671)	(1,546)
Other operating income (expense)	(2,255)	(1,475)	(77)	(81)

Total operating expenses	(40,282)	(41,603)	(11,942)	(7,751)

Operating profit (loss)	(32,903)	(30,312)	(9,688)	(6,805)

Financial income (loss)	(111)	93	(2)	7
Income tax	—	—	—	—

Net loss for the period	€(33,014)	€(30,218)	(9,690)	(6,798)

Basic/diluted loss per share	€(1.61)	€(1.28)	(0.44)	(0.23)

Weighted average number of outstanding shares used for computing basic/ diluted loss per share	20,540,979	23,519,897	22,180,834	29,033,063

Summary Statement of Financial Position Data:

	As of March 31, 2020
	Actual	As adjusted(1)
	(in thousands)
Cash and cash equivalents	€46,893	€132,547
Total assets	65,203	150,857
Total liabilities	15,730	15,730
Total shareholders' equity	49,473	135,127

(1)
The as adjusted summary statement of financial position data reflects our issuance and sale of a total of 7,478,261 ADSs at an offering price of $14.40 per ADS, after deducting underwriting commissions and estimated offering expenses payable by us.

RISK FACTORS

Investing in our ADSs involves a high degree of risk. You should carefully consider the following risks and all other information contained in this prospectus, including our financial statements and the related notes, before making an investment decision regarding our securities. The risks and uncertainties described below are those significant risk factors, currently known and specific to us, that we believe are relevant to an investment in our securities. If any of these risks materialize, our business, financial condition or results of operations could suffer, the price of our ADSs could decline and you could lose part or all of your investment.

Risks related to our Financial Position and Need for Additional Capital

We are a clinical-stage company with no approved products and no historical product revenues, which makes it difficult to assess our future prospects and financial results.

We are a clinical-stage biotechnology company and we have not yet generated any revenue from product sales. Pharmaceutical product development is a highly speculative undertaking and involves a substantial degree of uncertainty. Our operations to date have been limited to developing our technology and undertaking clinical trials of our product candidates lanifibranor and odiparcil, and pre-clinical and clinical studies of other compounds in development. Lanifibranor and odiparcil are in clinical development and have not been approved for sale and we may never have any product approved for commercialization. We have not yet demonstrated an ability to overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the pharmaceutical area. Consequently, the ability to predict our future operating results or business prospects is more limited than if we had a longer operating history or approved products on the market.

Our ability to generate revenue from product sales and achieve and maintain profitability depends on our ability, alone or with any future collaborators, to successfully complete the development of, and obtain the regulatory approvals necessary to commercialize, lanifibranor, odiparcil and any additional product candidates that we may pursue in the future. Currently, lanifibranor and odiparcil are our only product candidates in clinical development. Our prospects, including our ability to finance our operations and generate revenue from product sales, therefore will depend substantially on the development and commercialization of lanifibranor and odiparcil, as other programs in our pre-clinical portfolio are still in earlier stages of development. Since our inception in 2011, the majority of our revenue has been derived from our reliance on research collaborations unrelated to lanifibranor or odiparcil, and we do not anticipate generating revenue from product sales for the next several years, if ever. Our ability to generate revenue from product sales depends heavily on our or any future collaborators' success in:

  ▪
  timely and successful completion of clinical development of lanifibranor and odiparcil, our current clinical-stage product candidates;

  ▪
  obtaining and maintaining regulatory and marketing approvals for lanifibranor, odiparcil and any future product candidates for which we successfully complete clinical trials;

  ▪
  launching and commercializing any product candidates for which we obtain regulatory and marketing approval by establishing a sales force, marketing and distribution infrastructure or, alternatively, collaborating with a commercialization partner;

  ▪
  obtaining coverage and adequate reimbursement from government and third-party payors for our current or any future product candidates, if approved, both in the United States and internationally, and reaching acceptable agreements with foreign government and third-party payors on pricing terms;

  ▪
  developing, validating and maintaining a commercially viable, sustainable, scalable, reproducible and transferable manufacturing process for lanifibranor, odiparcil or any future product candidates that are compliant with current good manufacturing practices, or cGMP;

  ▪
  establishing and maintaining supply and manufacturing relationships with third parties that can provide an adequate amount and quality of drugs and services to support our planned clinical development, as well as the market demand for lanifibranor, odiparcil and any future product candidates, if approved;

  ▪
  obtaining market acceptance, if and when approved, of lanifibranor, odiparcil or any future product candidates as a viable treatment option by physicians, patients, third-party payors and others in the medical community;

  ▪
  effectively addressing any competing technological and market developments;

  ▪
  implementing additional internal systems and infrastructure, as needed;

  ▪
  negotiating favorable terms in any collaboration, licensing or other arrangements into which we may enter, and performing our obligations pursuant to such arrangements;

  ▪
  maintaining, protecting and expanding our portfolio of intellectual property rights, including patents, trade secrets and know-how;

  ▪
  avoiding and defending against third-party interference or infringement claims; and

  ▪
  attracting, hiring and retaining qualified personnel.

We have incurred significant losses since our inception and anticipate that we will continue to incur significant losses for the foreseeable future. We have never generated any revenue from product sales and may never achieve or maintain profitability.

We have incurred significant operating losses since our inception in 2011. We incurred net losses of €33.0 million, €30.2 million and €6.8 million for the years ended December 31, 2018 and 2019 and the three months ended March 31, 2020, respectively. We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. We have devoted substantially all of our efforts to acquisition and pre-clinical and clinical development of our product candidates, as well as to building our intellectual property portfolio, research programs, management team and infrastructure. It could be several years, if ever, before we or our collaborators have a commercialized product and our commercialized products, if any, may not be profitable. The net losses we incur may fluctuate significantly from quarter to quarter and year to year. We anticipate that our expenses will increase significantly in connection with our ongoing activities as we:

  ▪
  continue the ongoing and planned clinical development of lanifibranor and odiparcil;

  ▪
  initiate pre-clinical studies and clinical trials with respect to our other development programs;

  ▪
  develop, maintain, expand and protect our intellectual property portfolio;

  ▪
  manufacture, or have manufactured, clinical and commercial supplies of our product candidates;

  ▪
  seek marketing approvals for our current and future product candidates that successfully complete clinical trials;

  ▪
  establish a sales, marketing and distribution infrastructure to commercialize any product candidate for which we may obtain marketing approval;

  ▪
  hire additional administrative, clinical, regulatory and scientific personnel; and

  ▪
  incur additional costs associated with operating as a public company in the United States following the completion of this offering.

In order to become and remain profitable, we will need to develop and eventually commercialize, on our own or with collaborators, one or more product candidates with significant market potential. This will require us to be successful in a range of challenging activities, including completing clinical trials of our product candidates, developing commercial scale manufacturing processes, obtaining marketing approval, manufacturing, marketing and selling any current and future product candidates for which we may obtain marketing approval, and satisfying any post-marketing requirements. We may never succeed in any or all of these activities and, even if we do, we may never generate revenue from product sales or achieve profitability.

Because of the numerous risks and uncertainties associated with pharmaceutical products and development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve profitability. If we are required by the U.S. Food and Drug Administration, or FDA, or other regulatory authorities such as the European Medicines Agency, or EMA, to perform studies and trials in addition to those currently expected, or if there are any delays in the development or in the completion of any planned or future pre-clinical studies or clinical trials of our current or future product candidates, our expenses could increase and profitability could be further delayed.

Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, maintain our research and development efforts, expand our business or continue our operations. A decline in the value of our company also could cause you to lose all or part of your investment.

Even if this offering is successful, we will require substantial additional funding, which may not be available to us on acceptable terms, or at all, and failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product candidate development efforts or other operations.

Our operations have consumed substantial amounts of cash since inception. We are currently conducting clinical trials for odiparcil. We also plan to begin pivotal Phase III development for lanifibranor and conduct clinical trials for other compounds in development. Developing pharmaceutical product candidates, including conducting clinical trials, is expensive, lengthy and risky, and we expect our research and development expenses to increase substantially in connection with our ongoing activities, particularly as we advance lanifibranor and odiparcil through later stages of clinical development. We will require substantial additional future capital in order to complete clinical development and, if we are successful, to commercialize any of our current product candidates. Accordingly, we will continue to require substantial additional capital to continue our clinical development activities and potentially engage in commercialization activities. Because successful development of our product candidates is uncertain, we are unable to estimate the actual funds we will require to complete research and development and commercialize our product candidates.

The amount and timing of our future funding requirements will depend on many factors, including but not limited to:

  ▪
  the progress, costs, results of and timing of our ongoing and planned clinical trials;

  ▪
  our ability to reach milestones under our existing collaboration arrangements or enter into additional collaboration agreements;

  ▪
  the willingness of the FDA, EMA and other comparable regulatory authorities to accept our clinical trials and pre-clinical studies and other work as the basis for review and approval of product candidates;

  ▪
  the outcome, costs and timing of seeking and obtaining regulatory approvals from the FDA, EMA and other comparable regulatory authorities;

  ▪
  the need for additional or expanded pre-clinical studies and clinical trials beyond those that we envision conducting with respect to our current and future product candidates;

  ▪
  the success of our current collaborators and any future collaborators, and the economic and other terms of any licensing, collaboration or other similar arrangements into which we may enter;

  ▪
  the number of product candidates and indications that we pursue;

  ▪
  the timing and costs associated with manufacturing our product candidates for clinical trials and pre-clinical studies and, if approved, for commercial sale;

  ▪
  the timing and costs associated with establishing sales and marketing capabilities;

  ▪
  market acceptance of any approved product candidates;

  ▪
  the costs of acquiring, licensing or investing in additional businesses, products, product candidates and technologies;

  ▪
  the cost to maintain, expand and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with licensing, filing, prosecution, defense and enforcement of any patents or other intellectual property rights;

  ▪
  our need and ability to hire additional management, development and scientific personnel; and

  ▪
  our need to implement additional internal systems and infrastructure, including financial and reporting systems.

As of March 31, 2020, we had €46.9 million of cash and cash equivalents. We expect that the net proceeds from this offering, together with our existing cash and cash equivalents, will enable us to fund our operating expenses and capital expenditure requirements at least through the fourth quarter of 2022. This period could be shortened if there are any significant increases beyond our expectations in spending on development programs or more rapid progress of development programs than anticipated. Accordingly, we expect that we will need to raise substantial additional funds in the future. Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and, if approved, commercialize our product candidates. In addition, our ability to raise necessary financing could be impacted by the COVID-19 pandemic and its effects on market conditions. If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any approved product or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could impair our growth prospects.

Raising additional capital may cause dilution to our existing shareholders, restrict our operations or require us to relinquish rights to our product candidates or technologies.

We may seek additional funding through a combination of equity offerings, debt financings, collaborations and/or licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a holder of our ordinary shares or ADSs. The incurrence of additional indebtedness and/or the issuance of certain equity securities could result in increased fixed payment obligations and could also result in certain additional restrictive covenants, such as limitations on our ability to incur additional debt and/or issue additional equity, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. In addition, issuance of additional equity securities, or the possibility of such issuance, may cause the market price of our ordinary shares or ADSs to decline. In the event that we enter into collaborations and/or licensing arrangements in order to raise capital, we may be required to accept unfavorable terms, including relinquishing or licensing to a third party on unfavorable terms our rights to technologies or product candidates that we otherwise would seek to develop or commercialize ourselves or potentially reserve for future potential arrangements when we might be able to achieve more favorable terms. Additional funding may not be available to us on acceptable terms, or at all. If we are unable to obtain funding on a timely basis, we may be required to significantly curtail one or more of programs or cease operations altogether.

Risks Related to Product Development, Regulatory Approval and Commercialization

We are heavily dependent on the success of our product candidates lanifibranor and odiparcil. We cannot give any assurance that any product candidate, or any other compounds in development, will successfully complete clinical trials, receive regulatory approval or be commercialized.

We do not have any drugs that have received regulatory approval and may never be able to develop marketable products. We expect that a substantial portion of our efforts and expenses for the foreseeable future will be devoted to the clinical development of lanifibranor and odiparcil, and as a result, our business currently depends heavily on the successful development, regulatory approval and commercialization of these product candidates. The development of lanifibranor and odiparcil has been and will continue to be a time-consuming and costly process, and may leave us with insufficient resources to advance other programs. We cannot be certain that lanifibranor or odiparcil will receive regulatory approval or be successfully commercialized, even if we receive regulatory approval. The research, testing, manufacturing, safety, efficacy, labeling, approval, sale, marketing and distribution of our product candidates are, and will remain, subject to comprehensive regulation by the FDA in the United States, the European Union and EMA in Europe and regulatory authorities in other countries, with regulations differing from country to country. We will not be permitted to market our drug candidates in the United States or Europe until we receive approval of a New Drug Application, or NDA, from the FDA or a marketing authorization application, or MAA, from the European Commission (based on the positive opinion of the EMA), respectively. We have not submitted any marketing applications for any of our product candidates. NDAs and MAAs must include extensive preclinical and clinical data and supporting information to establish the drug candidate's safety and effectiveness for each desired indication. NDAs and MAAs must also include significant information regarding the chemistry, manufacturing and controls for the drug. Obtaining approval of a NDA or a MAA is a lengthy, expensive and uncertain process, and we may not be successful in obtaining approval. We have received a fast track designation from the FDA for the development of lanifibranor for the treatment of NASH. While the fast track designation for lanifibranor in NASH permits close and regular contact between us and the FDA, the FDA and the EMA review processes can take more than one year to complete and approval is never guaranteed. If we submit a NDA to the FDA, the FDA must decide whether to accept or reject the submission for filing, before even reviewing the scientific basis. Regulators of other jurisdictions, such as the EMA, have their own procedures for approval of drug candidates. Failure to obtain regulatory approval for lanifibranor or odiparcil in the United States, Europe or other jurisdictions will prevent us from commercializing and marketing lanifibranor or odiparcil in such jurisdictions.

Even if we were to successfully obtain approval from the FDA, EMA and comparable foreign regulatory authorities for our product candidates, any approval might contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, or may be subject to burdensome post-approval study or risk management requirements. Furthermore, even if we obtain regulatory approval for lanifibranor or odiparcil, we will still need to develop a commercial infrastructure, or otherwise develop relationships with collaborators to commercialize, establish a commercially viable pricing structure and obtain coverage and adequate reimbursement from third-party payors, including and government healthcare programs. If we, or our collaborators, are unable to successfully commercialize lanifibranor or odiparcil, we may not be able to generate sufficient revenue to continue our business.

Due to our limited resources and access to capital, we must and have in the past decided to prioritize development of certain product candidates; these decisions may prove to have been wrong and may adversely affect our revenues.

Because we have limited resources and access to capital to fund our operations, we must decide which product candidates to pursue and the amount of resources to allocate to each. As such, we are currently primarily focused on the development of lanifibranor and odiparcil. Our decisions concerning the allocation of research, collaboration, management and financial resources toward particular compounds, product candidates or therapeutic areas may not lead to the development of viable commercial products and may divert resources away from better opportunities. For example, we previously committed resources to pursuing the development of lanifibranor for the treatment of patients with systemic sclerosis, or SSc, through clinical trials. However, following the results of a Phase IIb clinical trial of lanifibranor for the treatment of SSc, we ceased development of lanifibranor in this indication in February 2019. Similarly, our potential decisions to delay, terminate or collaborate with third parties in respect of certain product development programs may also prove not to be optimal and could cause us to miss valuable opportunities. If we make incorrect determinations regarding the market potential of our product candidates or misread trends in the pharmaceutical industry, our business, financial condition and results of operations could be materially adversely affected.

The clinical and commercial success of lanifibranor and odiparcil, as well as our other compounds in development, will depend on a number of factors, many of which are beyond our control, and we or our collaborators may be unable to complete the development or commercialization of our product candidates or our other compounds in development.

The clinical and commercial success of lanifibranor and odiparcil, as well as our other compounds in development will depend on a number of factors, including the following:

  ▪
  the timely completion of pre-clinical studies and clinical trials by us and our collaborators;

  ▪
  our and our collaborators' ability to demonstrate the safety and efficacy of our product candidates to the satisfaction of the relevant regulatory authorities;

  ▪
  whether we or our collaborators are required by the FDA or other regulatory authorities to conduct additional pre-clinical studies or clinical trials, and the scope and nature of such studies or trials, prior to approval to market our products;

  ▪
  the timely receipt of necessary marketing approvals from the FDA, the EMA and other comparable regulatory authorities, including pricing and reimbursement determinations;

  ▪
  the ability to successfully commercialize our product candidates, if approved, for marketing and sale by the FDA, the EMA or other comparable regulatory authorities, whether alone or in collaboration with others;

  ▪
  our ability and the ability of our third party manufacturing partners to manufacture quantities of our product candidates at quality levels necessary to meet regulatory requirements and at a scale sufficient to meet anticipated demand at a cost that allows us to achieve profitability;

  ▪
  our and our collaborators' success in educating health care providers and patients about the benefits, risks, administration and use of our product candidates, if approved;

  ▪
  acceptance of our product candidates, if approved, as safe and effective by patients and the healthcare community;

  ▪
  the achievement and maintenance of compliance with all regulatory requirements applicable to our product candidates;

  ▪
  the maintenance of an acceptable safety profile of our products following any approval;

  ▪
  the availability, perceived advantages, relative cost, relative safety, and relative efficacy of alternative and competitive treatments;

  ▪
  our and our collaborators' ability to obtain and sustain coverage and an adequate level of pricing or reimbursement for our products by third party payors;

  ▪
  our and our collaborator's ability to enforce successfully the intellectual property rights for our product candidates and against the products of potential competitors; and

  ▪
  our and our collaborator's ability to avoid or succeed in third party claims, including patent infringement claims, and patent interference, reexamination, post grant review, derivation, and opposition proceedings, and other proceedings at the USPTO and foreign patent offices.

Many of these factors are beyond our control. Accordingly, we cannot assure you that we will ever be able to achieve profitability through the sale of, or royalties from, our product candidates. If we or our collaborators are not successful in obtaining approval for and commercializing our product candidates, or are delayed in completing those efforts, our business and operations would be adversely affected.

The regulatory approval processes of the FDA, the EMA and other comparable regulatory authorities are lengthy, time consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business will be substantially harmed.

The time required to obtain approval by the FDA, the EMA and other comparable regulatory authorities is unpredictable but typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate's clinical development and may vary among jurisdictions. To date, substantially all of our clinical development has been conducted outside the United States. Although the FDA may accept data from clinical trials conducted outside the United States, acceptance of this data is subject to certain conditions imposed by the FDA. Furthermore, while these clinical trials are subject to applicable local laws, FDA acceptance of the data will be dependent upon its determination that the trials also comply with all applicable U.S. laws and regulations. There can be no assurance that the FDA will accept data from trials conducted outside of the United States. If the FDA does not accept the data from any clinical trials that we or our collaborators conduct outside the United States, it would likely result in the need for additional clinical trials, which would be costly and time-consuming and delay or permanently halt our ability to develop and market these or other product candidates in the United States. We have not obtained regulatory approval for any product candidate and it is possible that none of our existing product candidates or any product candidates we may seek to develop in the future will ever obtain regulatory approval.

Our product candidates could fail to receive regulatory approval for many reasons, including the following:

  ▪
  the FDA, the EMA or other comparable regulatory authorities may disagree with the design or implementation of our clinical trials;

  ▪
  we may be unable to demonstrate to the satisfaction of the FDA, the EMA or other comparable regulatory authorities that a product candidate is safe and effective for its proposed indication;

  ▪
  the results of clinical trials may not meet the level of statistical significance required by the FDA, the EMA or other comparable regulatory authorities for approval;

  ▪
  we may be unable to demonstrate that a product candidate's clinical and other benefits outweigh its safety risks;

  ▪
  the FDA, the EMA or other comparable regulatory authorities may disagree with our interpretation of data from pre-clinical studies or clinical trials;

  ▪
  the data collected from clinical trials of our product candidates may not be sufficient to support the submission of a new drug application, or NDA, or other submission or to obtain regulatory approval in the United States, Europe or elsewhere;

  ▪
  the FDA, the EMA or other comparable regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies or such processes or facilities may not pass a pre-approval inspection; and

  ▪
  the approval policies or regulations of the FDA, the EMA or other comparable regulatory authorities may change or differ from one another significantly in a manner rendering our clinical data insufficient for approval.

This lengthy approval process as well as the unpredictability of future clinical trial results may result in our or our collaborators' failure to obtain regulatory approval to market lanifibranor, odiparcil and/or other future product candidates, which would harm our business, results of operations and prospects significantly. In addition, even if we were to obtain approval, regulatory authorities may approve any of our product candidates for fewer or more limited indications than we request, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. In certain jurisdictions, regulatory authorities may not approve the price we intend to charge for our products. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates.

We have not previously submitted an NDA, an MAA, or any similar drug approval filing to the FDA, the EMA or any comparable regulatory authority for any product candidate, and we cannot be certain that any of our product candidates will be successful in clinical trials or receive regulatory approval. Further, our product candidates may not receive regulatory approval even if they are successful in clinical trials. Even if we successfully obtain regulatory approvals to market one or more of our product candidates, our revenues will be dependent, to a significant extent, upon the size of the markets in the territories for which we gain regulatory approval and have commercial rights or share in revenues from the exercise of such rights. If the markets for patient subsets that we are targeting are not as significant as we estimate, we may not generate significant revenues from sales of such products, if approved.

Even if we receive regulatory approval for any of our product candidates, we will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense. Additionally, our product candidates, if approved, could be subject to labeling and other restrictions and market withdrawal and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our products.

Any regulatory approvals that we receive for our product candidates may also be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase IV clinical trials, and surveillance to monitor the safety and efficacy of the product candidate, and we may be required to include labeling that includes significant use or distribution restrictions or significant safety warnings, including boxed warnings.

If the FDA, EMA or any other comparable regulatory authority approves any of our product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration requirements and continued compliance with current good manufacturing practices, or cGMPs, and good clinical practices, or GCPs, for any clinical trials that we conduct post-approval. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

  ▪
  restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary product recalls;

  ▪
  fines, untitled or warning letters or holds on clinical trials;

  ▪
  refusal by the FDA, the EMA or any other comparable regulatory authority to approve pending applications or supplements to approved applications filed by us, or suspension or revocation of product approvals;

  ▪
  product seizure or detention, or refusal to permit the import or export of products; and

  ▪
  injunctions or the imposition of civil or criminal penalties.

Moreover, if any of our product candidates are approved, our product labeling, advertising and promotion will be subject to regulatory requirements and continuing regulatory review. The FDA strictly regulates the promotional claims that may be made about drug products. In particular, a product may not be promoted for uses that are not approved by the FDA as reflected in the product's approved labeling.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit our or our collaborators' ability to commercialize lanifibranor and odiparcil, and harm our business, financial condition and results of operations.

In addition, the policies of the FDA, the EMA and other comparable regulatory authorities may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained, which would adversely affect our business, prospects and ability to achieve or sustain profitability.

Clinical development is a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials as well as data from any interim analysis of ongoing clinical trials may not be predictive of future trial results. Clinical failure can occur at any stage of clinical development.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. Although product candidates may demonstrate promising results in early clinical (human) trials and pre-clinical (animal) studies, they may not prove to be effective in subsequent clinical trials. For example, testing on animals may occur under different conditions than testing in humans and therefore the results of animal studies may not accurately predict human experience. Likewise, early clinical studies may not be predictive of eventual safety or effectiveness results in larger-scale pivotal clinical trials. The results of pre-clinical studies and previous clinical trials as well as data from any interim analysis of ongoing clinical trials of our product candidates, as well as studies and trials of other products with similar mechanisms of action to our product candidates, may not be predictive of the results of ongoing or future clinical trials. There can be significant variability in safety and/or efficacy results between different trials of the same product candidate due to numerous factors, including changes in trial protocols, differences in composition of the patient populations, adherence to the dosing regimen and other trial protocols and the rate of dropout among clinical trial participants. For example, certain of the completed clinical trials for lanifibranor and odiparcil were conducted in patients with type 2 diabetes and thrombosis, respectively, which are different indications than we are currently pursuing. The results generated in trials for lanifibranor and odiparcil in these other indications do not ensure that the current clinical trials for lanifibranor in NASH, for odiparcil in MPS or later clinical trials in these indications, will continue to demonstrate similar safety and/or efficacy results.

In addition, we did not control the pre-clinical and clinical development of lanifibranor and odiparcil prior to 2012 and we have relied on Abbott Laboratories, or Abbott, and Abbott's collaborators to have conducted such research and development in accordance with the applicable protocol, legal, regulatory and scientific standards, having accurately reported the results of all clinical trials conducted prior to our acquisition of lanifibranor and odiparcil, and having correctly collected and interpreted the data from these studies and trials. To the extent any of these has not occurred, expected development time and costs may be increased which could adversely affect any future revenue from lanifibranor and odiparcil.

Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through pre-clinical studies and earlier clinical trials. In addition to the safety and efficacy traits of any product candidate, clinical trial failures may result from a multitude of factors including flaws in trial design, dose selection, placebo effect and patient enrollment criteria. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials, and it is possible that we will as well. Based upon negative or inconclusive results, we or our collaborators may decide, or regulators may require us, to conduct additional clinical trials or pre-clinical studies. For example, we previously pursued the development of lanifibranor for the treatment of patients with SSc. However, following the results of our Phase IIb clinical trial of lanifibranor for the treatment of SSc, we ceased development of lanifibranor in this indication in February 2019. In addition, data obtained from trials and studies are susceptible to varying interpretations, and regulators may not interpret our data as favorably as we do, which may delay, limit or prevent regulatory approval.

We may encounter substantial delays in our clinical trials or we may fail to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities.

We may experience delays in our ongoing clinical trials and we do not know whether planned clinical trials will begin on time, need to be redesigned, enroll patients on time or be completed on schedule, if at all. We previously experienced such delays with the initiation of our recently completed Phase IIb clinical trial of lanifibranor in patients with NASH and our Phase Ib/II clinical trial of odiparcil in a pediatric population with MPS VI, as well as delays in our plans to report data related to each of these trials. Clinical trials can be delayed for a variety of reasons, including delays related to:

  ▪
  obtaining regulatory approval to commence a trial;

  ▪
  reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

  ▪
  obtaining Institutional Review Board, or IRB, or ethics committee approval at each site;

  ▪
  obtaining regulatory concurrence on the design and parameters for the trial;

  ▪
  obtaining approval for the designs of our clinical development programs for each country targeted for trial enrollment;

  ▪
  recruiting suitable patients to participate in a trial, which may be impacted by the number of competing trials that are enrolling patients;

  ▪
  having patients complete a trial or return for post-treatment follow-up;

  ▪
  clinical sites deviating from trial protocol or dropping out of a trial;

  ▪
  adding new clinical trial sites;

  ▪
  manufacturing sufficient quantities of product candidate or obtaining sufficient quantities of comparator drug for use in clinical trials;

  ▪
  the availability of adequate financing and other resources; or

  ▪
  restrictions due to the recent COVID-19 pandemic.

We could encounter delays if a clinical trial is suspended or terminated by us, by the IRBs or ethics committees of the institutions in which such trials are being conducted, by the data and safety monitoring board for such trial or by the FDA, the EMA or other comparable regulatory authorities. A suspension or termination may be imposed due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA, the EMA or other comparable regulatory authorities resulting in the imposition of a clinical hold, safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions, manufacturing issues or lack of adequate funding to continue the clinical trial. For example, it is possible that safety issues or adverse side effects could be observed in our trials for lanifibranor in NASH or for odiparcil in MPS, which could result in a delay, suspension or termination of those trials. If we experience delays in the completion of, or termination of, any clinical trial of our product candidates, the commercial prospects of our product candidates will be harmed, and our ability to generate product revenues from any of these product candidates will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow down our product candidate development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may harm our business, financial condition and prospects significantly. In addition, many of the factors that cause or lead to a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

If lanifibranor or odiparcil or any other product candidate is found to be unsafe or lack efficacy, we will not be able to obtain regulatory approval for it and our business would be materially harmed. For example, if the results of our planned pivotal clinical trials for lanifibranor in NASH and/or our ongoing trial for odiparcil in MPS do not achieve the primary efficacy endpoints or demonstrate unexpected safety findings, the prospects for approval of lanifibranor or odiparcil, as applicable, as well as the price of our ordinary shares or ADSs, would be materially and adversely affected.

Moreover, principal investigators for our clinical trials may serve as our scientific advisors or consultants from time to time and receive compensation in connection with such services. Under certain circumstances, we may be required to report some of these relationships to the FDA or other regulatory authorities. The FDA or other regulatory authorities may conclude that a financial relationship between us and a principal investigator has created a conflict of interest or otherwise affected interpretation of the trial results. The FDA or other regulatory authority may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of our marketing applications by the FDA or other regulatory authority, as the case may be, and may ultimately lead to the denial of marketing approval of one or more of our product candidates.

Enrollment and retention of patients in clinical trials is an expensive and time-consuming process and could be made more difficult or rendered impossible by multiple factors outside our control, including difficulties in identifying NASH and MPS VI patients and significant competition for recruiting NASH patients in clinical trials.

Identifying and qualifying patients to participate in our clinical trials is critical to our success. We may encounter delays in enrolling, or be unable to enroll, a sufficient number of patients to complete any of our clinical trials, and even once enrolled we may be unable to retain a sufficient number of patients to complete any of our trials. In particular, as a result of the inherent difficulties in diagnosing NASH and the significant competition for recruiting NASH patients in clinical trials, we experienced delays in recruiting patients with NASH for our recently completed trial of lanifibranor in that indication and we or our potential future collaborators may be unable to enroll the patients we need to complete clinical trials on a timely basis, or at all. These challenges could be exacerbated if the FDA or EMA require us or our collaborators to conduct pivotal trials of lanifibranor in larger patient populations than we anticipate. We have also experienced delays in recruiting patients with MPS VI for our ongoing trial of odiparcil in that indication.

Additionally, patient enrollment and retention in clinical trials depends on many factors, including the size of the patient population, the nature of the trial protocol, our ability to recruit clinical trial investigators with the appropriate competencies and experience, the existing body of safety and efficacy data with respect to the study drug, the number and nature of competing treatments and ongoing clinical trials of competing drugs for the same disease, the proximity of patients to clinical sites and the eligibility criteria for the trials, our ability to obtain and maintain patient consents and the risk that patients enrolled in clinical trials will drop out of the trials before completion. Furthermore, any negative results we may report in clinical trials of our product candidates, or results that we report that are less favorable or perceived to be less favorable than those reported with respect to competitor product candidates, may make it difficult or impossible to recruit and retain patients in other clinical trials of those product candidates. Delays or failures in planned patient enrollment or retention may result in increased costs, program delays or both, which could have a harmful effect on our ability to develop lanifibranor or odiparcil, or could render further development impossible. In addition, we may rely on CROs and clinical trial sites to ensure proper and timely conduct of our future clinical trials and, while we intend to enter into agreements governing their services, we will be limited in our ability to compel their actual performance.

We are developing certain of our product candidates in combination with other therapies, and safety or supply issues with combination use products may delay or prevent development and approval of our therapeutic candidates.

We are developing certain of our product candidates in combination with one or more approved or investigational therapies. For example, we are evaluating odiparcil in combination with enzyme replacement therapy, or ERT, for the treatment of MPS. Even if any product candidate we develop were to receive marketing approval or be commercialized for use in combination with other existing therapies, we would continue to be subject to the risks that the FDA, EMA or similar foreign regulatory authorities could revoke approval of the therapy used in combination with our product or that safety, efficacy, manufacturing or supply issues could arise with any of those existing therapies. If the therapies we use in combination with our product candidates are replaced as the standard of care for the indications we choose for any of our product candidates, the EMA, FDA or similar foreign regulatory authorities outside may require us to conduct additional clinical trials. The occurrence of any of these risks could result in our own products, if approved, being removed from the market or being less successful commercially.

We also may evaluate our product candidates in combination with one or more therapies that have not yet been approved for marketing by the FDA, EMA or similar foreign regulatory authorities. We will not be able to market and sell any product candidate we develop in combination with an unapproved therapy if that unapproved therapy does not ultimately obtain marketing approval. In addition, unapproved therapies face the same risks described with respect to our product candidates currently in development, including the potential for serious adverse effects, delay in their clinical trials and lack of FDA or EMA approval.

If the FDA, EMA or similar foreign regulatory authorities do not approve these other therapies or revoke their approval of, or if safety, efficacy, manufacturing, or supply issues arise with, the therapies we choose to evaluate in combination with our product candidates, we may be unable to obtain approval of or market any such product candidate.

We may not be successful in our efforts to discover and develop additional product candidates.

A key element of our strategy is to build a pipeline of product candidates and progress these product candidates through clinical development for the treatment of a variety of diseases. Although our research and development efforts to date have resulted in a pipeline of product candidates directed at various diseases, we may not be able to develop product candidates that are safe and effective. Even if we are successful in continuing to build our pipeline, the potential product candidates that we identify may not be suitable for clinical development, including as a result of being shown to have harmful side effects or other characteristics that indicate that they are unlikely to be products that will receive marketing approval and achieve market acceptance. If we do not continue to successfully develop and begin to commercialize product candidates, we will face difficulty in obtaining product revenues in future periods, which could result in significant harm to our financial position and adversely affect the price of our ordinary shares or ADSs.

We have received Orphan Drug Designation from the FDA and the European Commission for odiparcil for the treatment of MPS VI, and we may seek Orphan Drug Designation for our future product candidates, however we may be unable to maintain the benefits associated with Orphan Drug Designation, including the potential for market exclusivity, which could limit the potential profitability of our drug candidates, if approved.

Regulatory authorities in some jurisdictions, including the United States and the European Union, may designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act of 1983, the FDA may designate a drug as an orphan drug if it is a drug intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals in the United States, or if it affects more than 200,000, there is no reasonable expectation that sales of the drug in the United States will be sufficient to offset the costs of developing and making the drug available in the United States. Generally, if a drug with an orphan drug designation subsequently receives the first marketing approval for an indication for which it receives the designation, then the drug is eligible for a seven-year period of marketing exclusivity in the United States and a ten-year period of marketing exclusivity in the European Union during which the competent authority may not approve another marketing application for the same drug for the same indication, except in limited circumstances, such as if a subsequent application demonstrates that its product is clinically superior. During an orphan drug's exclusivity period, however, competitors may receive approval for drugs with different active moieties for the same indication as the approved orphan drug, or for drugs with the same active moiety as the approved orphan drug, but for different indications. Orphan drug exclusivity could block the approval of one of our products for seven years if a competitor obtains approval for a drug with the same active moiety intended for the same indication before we do, unless we are able to demonstrate that grounds for withdrawal of the orphan drug exclusivity exist or that our product is clinically superior. Further, if a designated orphan drug receives marketing approval for an indication broader than the rare disease or condition for which it received orphan drug designation, it may not be entitled to exclusivity. A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan drug designation.

We have received orphan drug designation from the FDA and from the EMA for odiparcil for the treatment of MPS VI. We intend to pursue orphan drug designation for other future drug candidates as applicable. Even if we obtain orphan drug designation for a drug candidate, we may not obtain orphan exclusivity, and any such exclusivity, if attained, may not effectively protect the drug from the competition of different drugs for the same condition, which could be approved during the exclusivity period. Additionally, after an orphan drug is approved, the FDA could subsequently approve another application for the same indication if the FDA concludes that the later drug is shown to be safer, more effective or makes a major contribution to patient care. Orphan drug exclusive marketing rights in the United States also may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug to meet the needs of patients with the rare disease or condition. The failure to obtain an orphan drug designation for any drug candidates we may develop, the inability to maintain that designation for the duration of the applicable period, or the inability to obtain or maintain orphan drug exclusivity could reduce our ability to make sufficient sales of the applicable drug candidate to balance our expenses incurred to develop it, which would have a negative impact on our operational results and financial condition.

In addition, we may seek rare pediatric disease designation from the FDA for odiparcil for the treatment of MPS. The FDA defines a "rare pediatric disease" as a serious or life-threatening disease in which the serious or life-threatening manifestations primarily affect individuals aged from birth to 18 years and the disease affects fewer than 200,000 individuals in the United States or affects more than 200,000 in the United States and for which there is no reasonable expectation that the cost of developing and making in the United States a drug for such disease or condition will be received from sales in the United States of such drug. Under the FDA's Rare Pediatric Disease Priority Review Voucher, or PRV, program, upon the approval of a NDA for the treatment of a rare pediatric disease, the sponsor of such application would be eligible for a Rare Pediatric Disease PRV that can be used to obtain priority review for a subsequent NDA. The PRV may be sold or transferred an unlimited number of times. Congress has extended the PRV program until September 30, 2020, with potential for PRVs to be granted until 2022. This program has been subject to criticism, including by the FDA, and it is possible that even if we obtain approval for odiparcil for the treatment of MPS and qualify for such a PRV, the program may no longer be in effect at the time or the value of any such PRV may decrease such that we are may not be able to realize the benefits of such PRV.

Fast Track Designation from the FDA may not actually lead to a faster development or regulatory review or approval process.

The FDA has granted Fast Track Designation for lanifibranor for the treatment of patients with NASH.

If a product is intended for the treatment of a serious or life-threatening condition and the product demonstrates the potential to address unmet medical needs for this condition, the product sponsor may apply for Fast Track Designation. The FDA has broad discretion whether or not to grant this designation, so even if we believe our product candidate is eligible for this designation, we cannot assure you that the FDA would decide to grant it. Even though we have received Fast Track Designation, we may not experience a faster development process, review or approval compared to conventional FDA procedures. The FDA may withdraw Fast Track Designation if it believes that the designation is no longer supported by data from our clinical development program.

Although the FDA has granted Rare Pediatric Disease Designation for odiparcil for the treatment of MPS VI, an NDA for odiparcil, if approved, may not meet the eligibility criteria for a priority review voucher.

Rare Pediatric Disease Designation has been granted for odiparcil for MPS VI. In 2012, Congress authorized the FDA to award priority review vouchers to sponsors of certain rare pediatric disease product applications. This provision is designed to encourage development of new drug and biological products for prevention and treatment of certain rare pediatric diseases. Specifically, under this program, a sponsor who receives an approval for a drug or biologic for a "rare pediatric disease" may qualify for a voucher that can be redeemed to receive a priority review of a subsequent marketing application for a different product. The sponsor of a rare pediatric disease drug product receiving a priority review voucher may transfer (including by sale) the voucher to another sponsor. The voucher may be further transferred any number of times before the voucher is used, as long as the sponsor making the transfer has not yet submitted the application. The FDA may also revoke any priority review voucher if the rare pediatric disease drug for which the voucher was awarded is not marketed in the U.S. within one year following the date of approval.

Congress has only authorized the Rare Pediatric Disease Priority Review Voucher program until September 30, 2020. However, if a drug candidate receives Rare Pediatric Disease Designation before October 1, 2020, it is eligible to receive a voucher if it is approved before October 1, 2022. However, odiparcil for MPS VI may not be approved by that date, or at all, and, therefore, we may not be in a position to obtain a priority review voucher prior to expiration of the program, unless Congress further reauthorizes the program. Additionally, designation of a drug for a rare pediatric disease does not guarantee that an NDA will meet the eligibility criteria for a rare pediatric disease priority review voucher at the time the application is approved. Finally, a Rare Pediatric Disease Designation does not lead to faster development or regulatory review of the product, or increase the likelihood that it will receive marketing approval. We may or may not realize any benefit even if we do receive a voucher.

The EMA, FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of drugs for off-label uses. If we are found to have improperly promoted off-label use, we may become subject to significant liability.

The EMA, FDA and other regulatory agencies strictly regulate the promotional claims that may be made about prescription drug products, such as our product candidates, if approved. In particular, a product may not be promoted for uses that are not approved by the EMA, FDA or such other regulatory agencies as reflected in the product's approved labeling. For example, if we receive marketing approval for lanifibranor for NASH and odiparcil for MPS, physicians, in their professional medical judgment, may nevertheless prescribe either drug product to their patients in a manner that is inconsistent with the approved label. If we are found to have promoted such off-label use, we may become subject to significant liability under the U.S. federal Food, Drug, and Cosmetic Act, or FDCA, and other statutory authorities, such as laws prohibiting false claims for reimbursement. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. If we cannot successfully manage the promotion of our products, if approved, we could become subject to significant liability, which would harm our reputation and negatively impact our financial condition.

Even if any of our product candidates are commercialized, they may not be accepted by physicians, healthcare payors, patients or the medical community in general, and may also become subject to market conditions that could harm our business.

Even if we obtain regulatory approval for one or more of our product candidates, the product may not gain market acceptance or prevalent usage among physicians, healthcare payors, patients and the medical community, which is critical to commercial success. Our current product candidates both treat diseases which may not frequently be identified by physicians. For example, because various co-morbidities often confound the diagnosis of NASH and NASH diagnosis currently requires liver biopsy, many physicians may not be trained to identify or treat NASH specifically, which could lead to limited prescribing of lanifibranor even if the product candidate obtains regulatory approval and is commercialized. Market acceptance of any product candidate for which we receive approval depends on a number of factors, including:

  ▪
  the efficacy and safety as demonstrated in clinical trials;

  ▪
  the timing of market introduction of the product candidate as well as competitive products;

  ▪
  the clinical indications for which the product candidate is approved and physician and medical community awareness of and familiarity with such indications;

  ▪
  acceptance by physicians, the medical community and patients of the product candidate as a safe and effective treatment;

  ▪
  with respect to lanifibranor, the perception of PPAR agonists as a class of drugs;

  ▪
  the convenience of prescribing and initiating patients on the product candidate;

  ▪
  the potential and perceived advantages of such product candidate over alternative treatments;

  ▪
  the cost of treatment in relation to alternative treatments, including any similar generic treatments;

  ▪
  pricing and the availability of coverage and adequate reimbursement by third-party payors;

  ▪
  relative convenience and ease of administration;

  ▪
  the prevalence and severity of adverse side effects; and

  ▪
  the effectiveness of sales and marketing efforts.

If our product candidates are approved but fail to achieve an adequate level of acceptance by physicians, healthcare payors, patients and the medical community, we will not be able to generate significant revenues, and we may not become or remain profitable.

We currently have no marketing and sales organization. To the extent any of our product candidates for which we maintain commercial rights is approved for marketing, if we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell our product candidates, we may not be able to effectively market and sell any product candidates, or generate product revenues.

We currently do not have a marketing or sales organization for the marketing, sales and distribution of pharmaceutical products. In order to independently commercialize any product candidates that receive marketing approval and for which we maintain commercial rights, we would have to build marketing, sales, distribution, managerial and other non-technical capabilities or make arrangements with third parties to perform these services, and we may not be successful in doing so. Factors that may inhibit our efforts to commercialize our products on our own include:

  ▪
  our inability to recruit, train and retain adequate numbers of effective sales and marketing personnel;

  ▪
  the inability of sales personnel to obtain access to physicians, educate physicians about patients for whom our product candidates may be appropriate treatment options and attain adequate numbers of physicians to prescribe any drugs;

  ▪
  the inability of reimbursement professionals to negotiate arrangements for formulary access, reimbursement, and other acceptance by payors;

  ▪
  restricted or closed distribution channels that make it difficult to distribute our products to segments of the patient population;

  ▪
  the lack of complementary medicines to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

  ▪
  unforeseen costs and expenses associated with creating an independent sales and marketing organization.

In the event of successful development of lanifibranor, odiparcil or any other product candidates in those indications where we can do so in a capital efficient manner, we may elect to build a targeted specialty sales force which will be expensive and time consuming. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of these products. With respect to our product candidates for larger indications, we may collaborate with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems. If we are unable to enter into collaborations with third parties for the commercialization of approved products, if any, on acceptable terms or at all, or if any such collaborator does not devote sufficient resources to the commercialization of our product or otherwise fails in commercialization efforts, we may not be able to successfully commercialize any of our product candidates that receive regulatory approval. If we are not successful in commercializing our product candidates, either on our own or through collaborations with one or more third parties, our future revenue will be materially and adversely impacted.

Even if we obtain and maintain approval for our current and future product candidates from the FDA, we may nevertheless be unable to obtain approval for our product candidates outside of the United States, which would limit our market opportunities and could harm our business.

Approval of a product candidate in the United States by the FDA does not ensure approval of such product candidate by regulatory authorities in other countries or jurisdictions, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. If approved, sales of lanifibranor, odiparcil and any future product candidate outside of the United States will be subject to foreign regulatory requirements governing clinical trials and marketing approval. Even if the FDA grants marketing approval for a product candidate, comparable regulatory authorities of foreign countries also must approve the manufacturing and marketing of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and more onerous than, those in the United States, including additional pre-clinical studies or clinical trials. In many countries outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that country. In some cases, the price that we intend to charge for any product candidates, if approved, is also subject to approval. Obtaining approval for lanifibranor, odiparcil or any future product candidate in the European Union from the European Commission following the opinion of the EMA or in other foreign jurisdictions, if we choose to submit a marketing authorization application there, would be a lengthy and expensive process. Even if a product candidate is approved, the FDA, the EMA or other foreign regulatory authorities, as the case may be, may limit the indications for which the drug may be marketed, require extensive warnings on the drug labeling or require expensive and time-consuming additional clinical trials or reporting as conditions of approval. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of lanifibranor, odiparcil or any future product candidate in certain countries.

Further, clinical trials conducted in one country may not be accepted by regulatory authorities in other countries. Also, regulatory approval for lanifibranor, odiparcil or any future product candidate may be withdrawn. If we fail to comply with the regulatory requirements, our target market will be reduced and our ability to realize the full market potential of lanifibranor, odiparcil or any future product candidate will be negatively impacted, and our business, prospects, financial condition and results of operations could be harmed.

Coverage and reimbursement decisions by third-party payors may have an adverse effect on pricing and market acceptance.

There is significant uncertainty related to the third-party coverage and reimbursement of newly approved drugs. To the extent that we retain commercial rights following clinical development, we would seek approval to market our product candidates in the United States, the European Union and other selected jurisdictions. Market acceptance and sales of our product candidates, if approved, in both domestic and international markets will depend significantly on the availability of coverage and adequate reimbursement from third-party payors for any of our product candidates and may be affected by existing and future healthcare reform measures. Government authorities and other third-party payors, such as private health insurers and health maintenance organizations, decide which drugs they will cover and establish payment levels. We cannot be certain that coverage and adequate reimbursement will be available for any of our product candidates, if approved. We cannot guarantee that we will be able to obtain price levels and reimbursement rates as high as those granted to other products that may be approved for the treatment of NASH or the various form of MPS, particularly because these products may have a different therapeutic approach from those developed by us. Also, we cannot be certain that reimbursement policies will not reduce the demand for any of our product candidates, if approved. If reimbursement is not available or is available on a limited basis for any of our product candidates, if approved, we or our collaborators may not be able to successfully commercialize any such product candidate. Reimbursement by a third-party payor may depend upon a number of factors, including, without limitation, the third-party payor's determination that use of a product is:

  ▪
  a covered benefit under its health plan;

  ▪
  safe, effective and medically necessary;

  ▪
  appropriate for the specific patient;

  ▪
  cost-effective; and

  ▪
  neither experimental nor investigational.

Obtaining coverage and reimbursement approval for a product from a government or other third-party payor is a time consuming and costly process that could require us to provide supporting scientific, clinical and cost-effectiveness data for the use of our products to the payor. We may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement at a satisfactory level. If reimbursement of our future products, if any, is unavailable or limited in scope or amount, such as may result where alternative or generic treatments are available, we may be unable to achieve or sustain profitability.

In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation established Medicare Part D, which expanded Medicare coverage for outpatient prescription drug purchases by the elderly but provided authority for limiting the number of drugs that will be covered in any therapeutic class. The MMA also introduced a new reimbursement methodology based on average sales prices for physician-administered drugs. Any negotiated prices for any of our product candidates, if approved, covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain outside of the Medicare Part D prescription drug plan.

Moreover, no uniform policy for coverage and reimbursement exists in the United States, and coverage and reimbursement can differ significantly from payor to payor. While Medicare Part D applies only to drug benefits for Medicare beneficiaries, private third-party payors often follow Medicare coverage policy and payment limitations in setting their own payment rates, but also have their own methods and approval process apart from Medicare determinations. Any reduction in payment under Medicare Part D may result in a similar reduction in payments from non-governmental payors.

In certain countries, particularly in the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product candidate. To obtain reimbursement or pricing approval in some countries, we may be required to conduct additional clinical trials that compare the cost-effectiveness of our product candidates to other available therapies. If reimbursement of any of our product candidates, if approved, is unavailable or limited in scope or amount in a particular country, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability of our products in such country.

The delivery of healthcare in the European Union, including the establishment and operation of health services and the pricing and reimbursement of medicines, is almost exclusively a matter for national, rather than EU, law and policy. National governments and health service providers have different priorities and approaches to the delivery of healthcare and the pricing and reimbursement of products in that context. In general, however, the healthcare budgetary constraints in most EU member states have resulted in restrictions on the pricing and reimbursement of medicines by relevant health service providers. Coupled with ever-increasing EU and national regulatory burdens on those wishing to develop and market products, this could prevent or delay marketing approval of our product candidates, restrict or regulate post-approval activities and affect our or our collaborators' ability to commercialize any products for which we obtain marketing approval.

Changes in healthcare law and implementing regulations, as well as changes in healthcare policy, may impact our business in ways that we cannot currently predict, and may have a significant adverse effect on our business and results of operations.

In the United States and some foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of drug candidates, restrict or regulate post-approval activities, and affect our ability to profitably sell any drug candidates for which we obtain marketing approval. Among policy makers and payors in the United States and elsewhere, including in the European Union, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively the Affordable Care Act, substantially changed the way healthcare is financed by both the government and private insurers, and significantly impacts the U.S. pharmaceutical industry. The Affordable Care Act, among other things: (1) increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and expanded rebate liability from fee-for-service Medicaid utilization to include the utilization of Medicaid managed care organizations as well; (2) established a branded prescription drug fee that pharmaceutical manufacturers of branded prescription drugs must pay to the federal government; (3) expanded the list of covered entities eligible to participate in the 340B drug pricing program by adding new entities to the program; (4) established a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 70% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer's outpatient drugs to be covered under Medicare Part D; (5) extended manufacturers' Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations; (6) expanded eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers' Medicaid rebate liability; (7) created a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for certain drugs and biologics, including our product candidates, that are inhaled, infused, instilled, implanted or injected; (8) established a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research; (9) established a Center for Medicare and Medicaid Innovation at the Centers for Medicare & Medicaid Services (CMS) to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending; and (10) created a licensure framework for follow-on biologic products.

There remain judicial and Congressional challenges to certain aspects of the Affordable Care Act, as well as recent efforts by the Trump administration to repeal or replace certain aspects of the Affordable Care Act. Since January 2017, President Trump has signed Executive Orders and other directives designed to delay the implementation of certain provisions of the Affordable Care Act or otherwise circumvent some of the requirements for health insurance mandated by the Affordable Care Act. Additionally, CMS issued a final rule in 2018 that gave states greater flexibility in setting benchmarks for insurers in the individual and small group marketplaces, which may have the effect of relaxing the essential health benefits required under the Affordable Care Act for plans sold through such marketplaces. Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the Affordable Care Act. While Congress has not passed comprehensive repeal legislation, several bills affecting the implementation of certain taxes under the Affordable Care Act have been signed into law. The Tax Cuts and Jobs Act includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the Affordable Care Act on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the "individual mandate." Further, the 2020 federal spending package permanently eliminated, effective January 1, 2020, the Affordable Care Act-mandated "Cadillac" tax on high-cost employer-sponsored health coverage and medical device tax and, effective January 1, 2021, also eliminates the health insurer tax. Moreover, the Bipartisan Budget Act of 2018, or the BBA, among other things, amended the Affordable Care Act, effective January 1, 2019, to close the coverage gap in most Medicare drug plans, commonly referred to as the "donut hole." In December 2018, CMS published a new final rule permitting further collections and payments to and from certain Affordable Care Act qualified health plans, or QHPs, and health insurance issuers under the Affordable Care Act risk adjustment program in response to the outcome of federal district court litigation regarding the method CMS uses to determine this risk adjustment. On April 27, 2020, the United States Supreme Court reversed a Federal Circuit decision that previously upheld Congress' denial of $12 billion in "risk corridor" funding. Congress may consider additional legislation to repeal, or repeal and replace, other elements of the Affordable Care Act. On December 14, 2018, a Texas U.S. District Court Judge ruled that the Affordable Care Act is unconstitutional in its entirety because the "individual mandate" was repealed by Congress as part of the Tax Act. Additionally, on December 18, 2019, the U.S. Court of Appeals for the 5th Circuit upheld the District Court ruling that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the Affortdable Care Act are invalid as well. On March 2, 2020, the United States Supreme Court granted the petitions for writs of certiorari to review this case, and has allotted one hour for oral arguments, which are expected to occur in the fall. We continue to evaluate the Affordable Care Act and its possible repeal and replacement, as the extent to which any such changes may impact our business or financial condition remains uncertain.

Other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. These changes include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year pursuant to the Budget Control Act of 2011 and subsequent laws, which began in 2013 and, due to subsequent legislative amendments to the statute, including the BBA, will remain in effect through 2030 unless additional Congressional action is taken. The Coronavirus Aid, Relief and Economic Security Act, or CARES Act, which was signed into law in March 2020 and is designed to provide financial support and resources to individuals and businesses affected by the COVID-19 pandemic, suspended the 2% Medicare sequester from May 1, 2020 through December 31, 2020, and extended the sequester by one year, through 2030. New laws may result in additional reductions in Medicare and other healthcare funding, which may adversely affect customer demand and affordability for our products and, accordingly, the results of our financial operations. Additional changes that may affect our business include the expansion of new programs such as Medicare payment for performance initiatives for physicians under the Medicare Access and CHIP Reauthorization Act of 2015, or MACRA, which ended the use of the statutory formula and established a quality payment program, also referred to as the Quality Payment Program. The Quality Payment Program has two tracks, one known as the merit based incentive payment system for providers in the fee-for service Medicare program, and the advanced alternative payment model for providers in specific care models, such as accountable care organizations. In November 2019, CMS issued a final rule finalizing the changes to the Quality Payment Program. At this time, it is unclear how the introduction of the Medicare quality payment program will impact overall physician reimbursement. It is also possible that additional governmental action is taken to address the COVID-19 pandemic. For example, on April 18, 2020, CMS announced that QHP issuers under the Affordable Care Act may suspend activities related to the collection and reporting of quality data that would have otherwise been reported between May and June 2020 given the challenges healthcare providers are facing responding to the COVID-19 virus.

Also, there has been heightened governmental scrutiny recently over the manner in which drug manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. At the federal level, the Trump administration's budget proposal for fiscal year 2021 includes a $135 billion allowance to support legislative proposals seeking to reduce drug prices, increase competition, lower out-of-pocket drug costs for patients, and increase patient access to lower-cost generic and biosimilar drugs. On March 10, 2020, the Trump administration sent "principles" for drug pricing to Congress, calling for legislation that would, among other things, cap Medicare Part D beneficiary out-of-pocket pharmacy expenses, provide an option to cap Medicare Part D beneficiary monthly out-of-pocket expenses, and place limits on pharmaceutical price increases. Additionally, the Trump administration previously released a "Blueprint" to lower drug prices and reduce out of pocket costs of drugs that contains additional proposals to increase manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products and reduce the out of pocket costs of drug products paid by consumers. The U.S. Department of Health and Human Services has solicited feedback on some of these measures and has implemented others under its existing authority. For example, in May 2019, CMS issued a final rule to allow Medicare Advantage Plans the option of using step therapy for Part B drugs beginning on January 1, 2020. The final rule codified a CMS policy change that was effective January 1, 2019. Although a number of these and other proposals may require additional authorization to become effective, Congress and the Trump administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. For example, since 2016, Vermont requires certain manufacturers identified by the state to justify their price increases. Additionally, on May 30, 2018, the Trickett Wendler, Frank Mongiello, Jordan McLinn, and Matthew Bellina Right to Try Act of 2017, or the Right to Try Act, was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase I clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a drug manufacturer to make its drug products available to eligible patients as a result of the Right to Try Act.

We expect that these and other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and lower reimbursement, and in additional downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from Medicare or other government-funded programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our drugs, once marketing approval is obtained.

In the European Union, coverage and reimbursement status of any drug candidates for which we obtain regulatory approval are provided for by the national laws of EU Member States. The requirements may differ across the EU Member States. Also at the national level, actions have been taken to enact transparency laws regarding payments between pharmaceutical companies and health care professionals.

We face significant competition for our drug discovery and development efforts, and if we do not compete effectively, our commercial opportunities will be reduced or eliminated.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Our drug discovery and development efforts may target diseases and conditions that are already subject to existing therapies or that are being developed by our competitors, many of which have substantially greater resources, larger research and development staffs and facilities, more experience in completing pre-clinical testing and clinical trials, and formulation, marketing and manufacturing capabilities than we do. As a result of these resources, our competitors may develop drug products that render our products obsolete or noncompetitive by developing more effective drugs or by developing their products more efficiently. Our ability to develop competitive products would be limited if our competitors succeeded in obtaining regulatory approvals for drug candidates more rapidly than we were able to or in obtaining patent protection or other intellectual property rights that limited our drug development efforts. Any drug products resulting from our research and development efforts, or from our joint efforts with collaborators or licensees, might not be able to compete successfully with our competitors' existing and future products, or obtain regulatory approval in the United States, European Union or elsewhere. Further, we may be subject to additional competition from alternative forms of treatment, including generic or over-the-counter drugs.

Allergan plc, Galmed Pharmaceuticals Ltd. and Madrigal Pharmceuticals are investigating product candidates in Phase III clinical trials for the treatment of NASH, while other companies have product candidates for the treatment of NASH that are in earlier stages of pre-clinical or clinical development.

Intercept Pharmaceuticals, Inc. has filed for regulatory approval with the FDA and EMA for its NASH product candidate and received a Complete Response Letter from the FDA in June 2020. Other companies, including Gilead Sciences, Inc., NGM Biophamaceuticals, Inc. and Akero Therapeutics, Inc., have product candidates for the treatment of NASH that are in earlier stages of pre-clinical or clinical development. ERT is the standard of care for the treatment of MPS with current therapies being marketed by BioMarin Pharmaceuticals, Inc., Sanofi Genzyme, Shire Plc and Ultragenyx Pharmaceuticals, Inc. Additional ERTs, as well as gene therapy approaches to treating MPS, are in various stages of pre-clinical and clinical development conducted by different companies, including Abeona Therapeutics Inc., ArmaGen, Inc., Eloxx Pharmaceuticals, Inc., Sanofi Genzyme, Esteve Pharmaceuticals, S.A., Lysogene S.A., Orchard Therapeutics plc, REGENXBIO Inc., Sangamo Therapeutics, Inc. and Takeda Pharmaceutical Company Limited. In the MPS VI subtype, the MeuSix consortium is developing a gene therapy approach and is conducting a multicenter Phase I/II clinical trial to investigate the safety and efficacy of its AAV-mediated gene therapy.

Mergers and acquisitions in the pharmaceutical and biotechnology industries could result in even more resources being concentrated among a small number of our competitors. Competition may reduce the number and types of patients available to us to participate in clinical trials, particularly with respect to NASH, because some patients who might have opted to enroll in our trials may instead opt to enroll in a trial being conducted by one of our competitors.

Our product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

Results of our trials could reveal a high and unacceptable severity and prevalence of certain side effects. In such an event, our trials could be suspended or terminated and the FDA, the EMA or comparable regulatory authorities could order us to cease further development of or deny approval of our product candidates for any or all targeted indications. The drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition and prospects significantly.

If one or more of our product candidates receives marketing approval, and we or others later identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result, including:

  ▪
  regulatory authorities may withdraw approvals of such product;

  ▪
  regulatory authorities may require additional warnings on the label;

  ▪
  we may be required to create a medication guide outlining the risks of such side effects for distribution to patients;

  ▪
  we could be sued and held liable for harm caused to patients; and

  ▪
  our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm our business, results of operations and prospects.

Clinical trials of our product candidates may not uncover all possible adverse effects that patients may experience.

Clinical trials are conducted in representative samples of the potential patient population which may have significant variability. Clinical trials are by design based on a limited number of subjects and of limited duration for exposure to the product used to determine whether, on a potentially statistically significant basis, the planned safety and efficacy of any product candidate can be achieved. As with the results of any statistical sampling, we cannot be sure that all side effects of our product candidates may be uncovered, and it may be the case that only with a significantly larger number of patients exposed to the product candidate for a longer duration, may a more complete safety profile be identified. Further, even larger clinical trials may not identify rare serious adverse effects or the duration of such studies may not be sufficient to identify when those events may occur. There have been other products that have been approved by the regulatory authorities but for which safety concerns have been uncovered following approval. Such safety concerns have led to labelling changes or withdrawal of products from the market, and any of our product candidates may be subject to similar risks.

Although to date we have not seen evidence of significant safety concerns with our product candidates currently in clinical trials, patients treated with our products, if approved, may experience adverse reactions and it is possible that the FDA or other regulatory authorities may ask for additional safety data as a condition of, or in connection with, our efforts to obtain approval of our product candidates. If safety problems occur or are identified after our product candidates reach the market, we may, or regulatory authorities may require us to amend the labeling of our products, recall our products or even withdraw approval for our products.

We may not be able to conduct, or contract others to conduct, animal testing in the future, which could harm our research and development activities.

Certain laws and regulations relating to drug development require us to test our product candidates on animals before initiating clinical trials involving humans. Animal testing activities have been the subject of controversy and adverse publicity. Animal rights groups and other organizations and individuals have attempted to stop animal testing activities by pressing for legislation and regulation in these areas and by disrupting these activities through protests and other means. To the extent the activities of these groups are successful, our research and development activities may be interrupted or delayed.

The lack of a reliable non-invasive method for the diagnosis of NASH is likely to present a major challenge to lanifibranor's market penetration, if ever commercialized.

Liver biopsy is the standard approach for the diagnosis of inflammation and fibrosis associated with NASH. However, the procedure-related morbidity and, in rare cases, mortality, sample errors, costs, patient discomfort and thus lack of patient interest in undergoing the procedure limit its use. As such, only patients with a high risk of NASH, which includes patients with metabolic syndrome and an indication of Non-Alcoholic Fatty Liver Disease, or NAFLD, are generally sent for liver biopsy. Because NASH tends to be asymptomatic until the disease progresses, many individuals with NASH remain undiagnosed until the disease has reached its late stages, if at all. The lack of a reliable non-invasive method for the diagnosis of NASH is likely to present a major challenge to lanifibranor's market penetration, as many practitioners and patients may not be aware that a patient suffers from NASH and requires treatment. As such, use of lanifibranor might not be as wide-spread as our actual target market and this may limit the commercial potential of lanifibranor.

A further challenge to lanifibranor's market penetration is that currently a liver biopsy is the standard approach for measuring improvement in NASH patients. Because it would be impractical to subject all patients that take lanifibranor, when and if it approved, to regular and repeated liver biopsies, it will be difficult to demonstrate lanifibranor's effectiveness to practitioners and patients unless and until a reliable non-invasive method for the diagnosis and monitoring of NASH becomes available, as to which there can be no assurance.

While other companies in the industry are currently working on advancing non-invasive diagnostic approaches, none of these has been clinically validated, and the timetable for commercial validation, if at all, is uncertain. Moreover, such diagnostics may also be subject to regulation by FDA or other regulatory authorities as medical devices and may require premarket clearance or approval.

Our business could be adversely affected by the effects of health epidemics, including the recent COVID-19 pandemic, in regions where we or third parties on which we rely have significant concentrations of clinical trial sites, manufacturing facilities or other business operations. The COVID-19 pandemic could materially affect our operations, including at our headquarters in France and at our clinical trial sites, as well as the business or operations of our manufacturers, CROs or other third parties with whom we conduct business.

Our business could be adversely affected by health epidemics in regions where we have concentrations of clinical trial sites or other business operations, and could cause significant disruption in the operations of third-party manufacturers and CROs upon whom we rely. For example, in December 2019, a novel strain of coronavirus, SARS-CoV-2, causing the Coronavirus Disease 2019, or COVID-19, was reported to have surfaced in Wuhan, China. Since then, COVID-19 has spread to multiple countries, including France and several other European countries. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic, and the U.S. government imposed travel restrictions on travel between the United States, Europe and certain other countries. We have implemented work-from-home policies for all employees. The effects of the executive order and our work-from-home policies may negatively impact productivity, disrupt our business and delay our clinical programs and timelines, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on our ability to conduct our business in the ordinary course. On April 29, 2020, the French government announced that additional measures would be adopted in light of the COVID-19 crisis (which would also apply to us) in order to protect French companies operating in strategic industries, including lowering from 25% to 10% the threshold for investments by certain individuals or entities that may be subject to prior authorization of the French Ministry of Economy. These and similar, and perhaps more severe, disruptions in our operations could negatively impact our business, operating results and financial condition.

Quarantines, shelter-in-place and similar government orders, or the perception that such orders, shutdowns or other restrictions on the conduct of business operations could occur, related to COVID-19 or other infectious diseases could impact our personnel and the personnel at third-party manufacturing facilities in the United States, the European Union and other countries.

In addition, our clinical trials may be affected by the COVID-19 pandemic. Clinical site initiation and patient enrollment may be delayed due to prioritization of hospital resources toward the COVID-19 pandemic. For example, due to COVID-19, the recruitment and screening of new patients has been suspended at the University of Florida, where an investigator-initiated Phase II NAFLD trial of lanifibranor is currently ongoing, and therefore results from this trial could be delayed. Some patients may not be able to comply with clinical trial protocols if quarantines impede patient movement or interrupt healthcare services. Similarly, our ability to recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 and adversely impact our clinical trial operations.

We may also experience delays in receiving approval from local regulatory authorities to initiate our planned clinical trials and interruption in global shipping that may affect the transport of clinical trial materials. Furthermore, changes in local regulations as part of a response to the COVID-19 outbreak may require us to change the ways in which our clinical trials are conducted, which may result in unexpected costs, or discontinue the clinical trials altogether especially in case of delays due to necessary interactions with local regulators, ethics committees and other important agencies and contractors triggered by limitations in employee resources or forced furlough of government employees.

The spread of COVID-19, which has caused a broad impact globally, may materially affect us economically. While the potential economic impact brought by, and the duration of, COVID-19 may be difficult to assess or predict, a widespread pandemic could result in significant disruption of global financial markets, reducing our ability to access capital, which could in the future negatively affect our liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 could materially affect our business and the value of our common stock.

The global pandemic of COVID-19 continues to rapidly evolve. The ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. We do not yet know the full extent of potential delays or impacts on our business, our clinical trials, healthcare systems or the global economy as a whole. However, these effects could have a material impact on our operations, and we will continue to monitor the COVID-19 situation closely.

Risks Related to Our Reliance on Third Parties

We may not be successful in establishing development and commercialization collaborations, which could adversely affect, and potentially prohibit, our ability to develop our product candidates.

Developing pharmaceutical products, conducting clinical trials, obtaining regulatory approval, establishing manufacturing capabilities and marketing approved products are expensive. Accordingly, we have sought and may in the future seek to enter into collaborations with companies that have more resources and experience. If we are unable to obtain a collaborator for our product candidates, we may be unable to advance the development of our product candidates through late-stage clinical development and seek approval in any market. In situations where we enter into a development and commercial collaboration arrangement for a product candidate, we may also seek to establish additional collaborations for development and commercialization in territories outside of those addressed by the first collaboration arrangement for such product candidate. In addition, we may have particular difficulties in finding collaborators for lanifibranor in light of the discontinuation of development of certain PPAR agonists as a result of safety observations that may, or may be perceived to be, linked to the PPAR agonist class of drugs, which may result in delays in the commencement of any Phase III clinical trial of lanifibranor for the treatment of NASH. If we are unable to enter into any development and commercial collaborations and/or sales and marketing arrangements on acceptable terms, or at all, we may be unable to successfully develop and seek regulatory approval for our product candidates and/or effectively market and sell approved products, if any.

We may not be successful in maintaining development and commercialization collaborations, and any collaborator may not devote sufficient resources to the development or commercialization of our product candidates or may otherwise fail in development or commercialization efforts, which could adversely affect our ability to develop certain of our product candidates and our financial condition and operating results.

The collaboration arrangements that we have established, and any collaboration arrangements that we may enter into in the future, may not ultimately be successful, which could have a negative impact on our business, results of operations, financial condition and growth prospects. If we collaborate with a third party for development and commercialization of a product candidate, we can expect to relinquish some or all of the control over the future success of that product candidate to the third party. For example, in our collaboration with AbbVie, AbbVie is solely responsible for clinical development of any product candidates developed through the collaboration and is the owner of all intellectual property rights resulting from the collaboration. It is possible that a collaborator may not devote sufficient resources to the development or commercialization of our product candidate or may otherwise fail in development or commercialization efforts, in which event the development and commercialization of such product candidate could be delayed or terminated and our business could be substantially harmed. For example, we previously entered into a collaboration with Boehringer Ingelheim, or BI, for the development of new treatments for idiopathic pulmonary fibrosis, which ended in November 2019 following BI's decision to prioritize other products in its portfolio. In addition, the terms of any collaboration or other arrangement that we establish may not be favorable to us or may not be perceived as favorable, which may negatively impact the trading price of our ordinary shares or ADSs. In some cases, we may be responsible for continuing development of a product candidate or research program under a collaboration and the payment we receive from our collaborator may be insufficient to cover the cost of this development. Moreover, collaborations and sales and marketing arrangements are complex and time consuming to negotiate, document and implement and they may require substantial resources to maintain.

We are subject to a number of additional risks associated with our dependence on collaborations with third parties, the occurrence of which could cause our collaboration arrangements to fail. Conflicts may arise between us and collaborators, such as conflicts concerning the interpretation of clinical data, the achievement of milestones, the interpretation of financial provisions or the ownership of intellectual property developed during the collaboration. If any such conflicts arise, a collaborator could act in its own self-interest, which may be adverse to our best interests. Any such disagreement between us and a collaborator could result in one or more of the following, each of which could delay or prevent the development or commercialization of our product candidates, and in turn prevent us from generating sufficient revenues to achieve or maintain profitability:

  ▪
  reductions in the payment of royalties or other payments we believe are due pursuant to the applicable collaboration arrangement;

  ▪
  actions taken by a collaborator inside or outside our collaboration which could negatively impact our rights or benefits under our collaboration including termination of the collaboration for convenience by the collaborator; or

  ▪
  unwillingness on the part of a collaborator to keep us informed regarding the progress of its development and commercialization activities or to permit public disclosure of the results of those activities.

If our collaborations on research and development candidates do not result in the successful development and commercialization of products or if one of our collaborators terminates its agreement with us, we may not receive any future research funding or milestone or royalty payments under the collaboration. If we do not receive the funding we expect under these agreements, the development of our product candidates could be delayed and we may need additional resources to develop product candidates.

We rely on third parties to conduct our pre-clinical studies and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

We have relied upon and plan to continue to rely upon CROs to monitor and manage data for our pre-clinical and clinical programs. We rely on these parties for execution of our pre-clinical studies and clinical trials, and we control only certain aspects of their activities. We and our CROs also rely upon clinical sites and investigators for the performance of our clinical trials in accordance with the applicable protocols and applicable legal, regulatory and scientific standards. Nevertheless, we are responsible for ensuring that each of our studies and trials is conducted in accordance with the applicable protocol and applicable legal and regulatory requirements and scientific standards, and our reliance on CROs as well as clinical sites and investigators does not relieve us of our regulatory responsibilities. We, our CROs, as well as the clinical sites and investigators are required to comply with current GCPs, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area, or EEA, and comparable regulatory authorities for all of our products in clinical development. Regulatory authorities enforce these GCPs through periodic inspections of trial sponsors, investigators and clinical sites. If we, any of our CROs or any of the clinical sites or investigators fail to comply with applicable GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA, EMA or comparable regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with GCP regulations. We also cannot assure you that our CROs, as well as the clinical sites and investigators, will perform our clinical trials in accordance with the applicable protocols as well as applicable legal and regulatory requirements and scientific standards, or report the results obtained in a timely and accurate manner. Furthermore, the operations of our CROs may be constrained or disrupted by the recent COVID-19 pandemic. In addition to GCPs, our clinical trials must be conducted with product produced under cGMP regulations. While we have agreements governing activities of our CROs, we have limited influence over the actual performance of our CROs as well as the performance of clinical sites and investigators. In addition, significant portions of the clinical trials for our product candidates will be conducted outside of France, which will make it more difficult for us to monitor CROs as well as clinical sites and investigators and perform visits of our clinical sites, and will force us to rely heavily on CROs to ensure the proper and timely conduct of our clinical trials in accordance with the applicable protocols and compliance with applicable regulations, including GCPs. Failure to comply with applicable protocols and regulations in the conduct of the clinical trials for our product candidates may require us to repeat clinical trials, which would delay the regulatory approval process.

Some of our CROs have an ability to terminate their respective agreements with us if it can be reasonably demonstrated that the safety of the subjects participating in our clinical trials warrants such termination, if we make a general assignment for the benefit of our creditors or if we are liquidated.

If any of our relationships with these CROs terminate, we may not be able to enter into arrangements with alternative CROs or to do so on commercially reasonable terms. In addition, our CROs are not our employees, and except for remedies available to us under our agreements with such CROs, we cannot control whether or not they devote sufficient time and resources to our pre-clinical and clinical programs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure (including by clinical sites or investigators) to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase substantially and our ability to generate revenues could be delayed significantly.

Switching or adding additional CROs involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays may occur, which can materially impact our ability to meet our desired clinical development timelines. Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

We rely completely on third parties to manufacture our pre-clinical and clinical drug supplies and we intend to rely on third parties to produce commercial supplies of any approved product candidate. Manufacturers are subject to significant regulation with respect to manufacturing our products. The manufacturing facilities on which we rely may not continue to meet regulatory requirements and may have limited capacity.

If, for any reason, we were to experience an unexpected loss of supply of our product candidates or placebo or comparator drug used in certain of our clinical trials, whether as a result of manufacturing, supply or storage issues or otherwise, we could experience delays, disruptions, suspensions or terminations of, or be required to restart or repeat, any pending or ongoing clinical trials. We do not currently have, nor do we plan to acquire, the infrastructure or capability internally to manufacture our pre-clinical and clinical drug supplies and we lack the resources and the capability to manufacture any of our product candidates on a clinical or commercial scale. The facilities used by our contract manufacturers or other third-party manufacturers to manufacture our product candidates are subject to the FDA's, EMA's and other comparable regulatory authorities' pre-approval inspections that will be conducted after we submit our NDA to the FDA or the required approval documents to any other relevant regulatory authority. We do not control the implementation of the manufacturing process of, and are completely dependent on, our contract manufacturers or other third-party manufacturers for compliance with the cGMPs for manufacture of both active drug substances and finished drug products. If our contract manufacturers or other third-party manufacturers cannot successfully manufacture material that conforms to applicable specifications and the strict regulatory requirements of the FDA, EMA or others, we will not be able to secure and/or maintain regulatory approvals for our products manufactured at these facilities. In addition, we have no control over the ability of our contract manufacturers or other third-party manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA, EMA or other comparable regulatory authority finds deficiencies at these facilities for the manufacture of our product candidates or if it withdraws any approval because of deficiencies at these facilities in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved. Further, our agreements with our contract and other third-party manufacturers generally limit these parties liability to us and we therefore may not be able to obtain reimbursement for losses or damages that we incur as a result of actions by such parties.

We rely on our manufacturers to purchase from third-party suppliers the materials necessary to produce our product candidates for our clinical trials. There are a limited number of suppliers for raw materials that we use to manufacture our drugs and there may be a need to assess alternate suppliers to prevent a possible disruption of the manufacture of the materials necessary to produce our product candidates for our clinical trials, and if approved, for commercial sale. We do not have any control over the process or timing of the acquisition of these raw materials by our manufacturers. Moreover, we currently do not have any agreements for the commercial production of these raw materials. Although we generally do not begin a clinical trial unless we believe we have access to a sufficient supply of a product candidate to complete the clinical trial, any significant delay in the supply of a product candidate, or the raw material components thereof, for an ongoing clinical trial due to the need to replace a contract manufacturer or other third-party manufacturer could considerably delay completion of our clinical trials, product testing and potential regulatory approval of our product candidates. If our manufacturers or we are unable to purchase these raw materials after regulatory approval has been obtained for our product candidates, the commercial launch of our product candidates would be delayed or there would be a shortage in supply, which would impair our ability to generate revenues from the sale of our product candidates. Additionally, if we receive regulatory approval for our product candidates, we may experience unforeseen difficulties or challenges in the manufacture of our product candidates on a commercial scale compared to the manufacture for clinical purposes.

We expect to continue to depend on contract manufacturers or other third-party manufacturers for the foreseeable future. We currently obtain our supplies of finished drug product through individual purchase orders. We have not entered into long-term agreements with our current contract manufacturers or with any alternate fill/finish suppliers. Although we intend to do so prior to any commercial launch in order to ensure that we maintain adequate supplies of finished drug product, we may be unable to enter into such an agreement or do so on commercially reasonable terms, which could have a material adverse impact upon our business.

We are dependent on single-source suppliers for some of the components and materials used in, and the processes required to develop, our development candidates and investigational medicines.

We currently depend on single-source suppliers for some of the components and materials used in lanifibranor and odiparcil. We cannot ensure that these suppliers will remain in business, have sufficient capacity or supply to meet our needs, or that they will not be purchased by one of our competitors or another company that is not interested in continuing to work with us. Our use of single-source suppliers of raw materials, components and finished goods exposes us to several risks, including:

  ▪
  delays to the development timelines for our product candidates;

  ▪
  interruption of supply resulting from modifications to or discontinuation of a supplier's operations;

  ▪
  delays in product shipments resulting from uncorrected defects, reliability issues, or a supplier's variation in a component;

  ▪
  a lack of long-term supply arrangements for key components with our suppliers;

  ▪
  inability to obtain adequate supply in a timely manner, or to obtain adequate supply on commercially reasonable terms;

  ▪
  difficulty and cost associated with locating and qualifying alternative suppliers for our components in a timely manner;

  ▪
  production delays related to the evaluation and testing of components from alternative suppliers, and corresponding regulatory qualifications;

  ▪
  delay in delivery due to our suppliers' prioritizing other customer orders over ours;

  ▪
  damage to our reputation caused by defective components produced by our suppliers;

  ▪
  potential price increases; and

  ▪
  delays due to the recent COVID-19 pandemic.

There are, in general, relatively few alternative sources of supply for substitute components. These vendors may be unable or unwilling to meet our future demands for our clinical trials or commercial sale. Establishing additional or replacement suppliers for these components, materials, and processes could take a substantial amount of time and it may be difficult to establish replacement suppliers who meet regulatory requirements. Any disruption in supply from any single-source supplier could lead to supply delays or interruptions which would damage our business, financial condition, results of operations, and prospects.If we have to switch to a replacement supplier, the manufacture and delivery of our product candidates could be interrupted for an extended period, which could adversely affect our business. Establishing additional or replacement suppliers for any of the components used in our product candidates, if required, may not be accomplished quickly. If we are able to find a replacement supplier, the replacement supplier would need to be qualified and may require additional regulatory authority approval, which could result in further delay. Any interruption or delay in the supply of components or materials, or our inability to obtain components or materials from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand for our investigational medicines.

Manufacturing issues may arise that could increase product and regulatory approval costs or delay commercialization of our products.

As the manufacturing processes are scaled up they may reveal manufacturing challenges or previously unknown impurities that could require resolution in order to proceed with our planned clinical trials and obtain regulatory approval for the commercial marketing of our products. In the future, we may identify manufacturing issues or impurities that could result in delays in the clinical program and regulatory approval for our products, increases in our operating expenses, or failure to obtain or maintain approval for our products. Our reliance on third-party manufacturers entails risks, including the following:

  ▪
  the inability to meet our product specifications, including product formulation, and quality requirements consistently;

  ▪
  a delay or inability to procure or expand sufficient manufacturing capacity;

  ▪
  manufacturing and product quality issues, including those related to scale-up of manufacturing;

  ▪
  costs and validation of new equipment and facilities required for scale-up;

  ▪
  a failure to comply with cGMP and similar quality standards;

  ▪
  the inability to negotiate manufacturing agreements with third parties under commercially reasonable terms;

  ▪
  termination or nonrenewal of manufacturing agreements with third parties in a manner or at a time that is costly or damaging to us;

  ▪
  the reliance on a limited number of sources, and in some cases, single sources for key materials, such that if we are unable to secure a sufficient supply of these key materials, we will be unable to manufacture and sell our product candidates in a timely fashion, in sufficient quantities or under acceptable terms;

  ▪
  the lack of qualified backup suppliers for those materials that are currently purchased from a sole or single source supplier;

  ▪
  operations of our third-party manufacturers or suppliers could be disrupted by conditions unrelated to our business or operations, including the bankruptcy of the manufacturer or supplier;

  ▪
  disruption of the distribution of chemical supplies between the U.K. and E.U. due to Brexit;

  ▪
  carrier disruptions or increased costs that are beyond our control; and

  ▪
  the failure to deliver our products under specified storage conditions and in a timely manner.

Any of these events could lead to delays in any clinical study we may undertake, failure to obtain regulatory approval or impact our ability to successfully commercialize any product candidates. Some of these events could be the basis for FDA or other regulatory authorities' action, including injunction, recall, seizure, or total or partial suspension of production.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain patent protection for our product candidates, or if the patent protection obtained is not sufficiently broad in scope or is non-exclusive, our competitors could develop and commercialize products and technology similar or identical to our product candidates, and our ability to successfully commercialize any product candidates we may develop may be adversely affected.

Our commercial success depends on obtaining and maintaining proprietary rights to our product candidates and other compounds in development for the treatment of NASH, MPS and other diseases, as well as successfully defending these rights against third party challenges. We will only be able to protect our product candidates and our other compounds in development, and their uses from unauthorized use by third parties to the extent that valid and enforceable patents or effectively protected trade secrets, cover them.

Our ability to obtain patent protection for our product candidates and other compounds in development is uncertain due to a number of factors, including:

  ▪
  we may not have been the first to make the inventions covered by pending patent applications or issued patents;

  ▪
  we may not have been the first to file patent applications for our product candidates or the compositions we developed or for their uses;

  ▪
  others may independently develop identical, similar or alternative products or compositions and uses thereof;

  ▪
  our disclosures in patent applications may not be sufficient to meet the statutory requirements for patentability;

  ▪
  any or all of our pending patent applications may not result in issued patents;

  ▪
  we may choose not to seek or obtain patent protection in countries that may eventually provide us a significant business opportunity;

  ▪
  any patents issued to us may not provide a basis for commercially viable products, may not provide any competitive advantages, or may be successfully challenged, narrowed, invalidated or circumvented by third parties;

  ▪
  our compositions and methods may not be patentable;

  ▪
  others may design around our patent claims to produce competitive products which fall outside of the scope of our patents; or

  ▪
  others may identify prior art or other bases which could invalidate our patents.

Even if we have or obtain patents covering our product candidates or compositions, we may still be barred from making, using and selling our product candidates or technologies because of the patent rights of others. Others may have filed, and in the future may file, patent applications covering compositions or products that are similar or identical to ours. If a patent owned by a third party covers one of our product candidates or its use, this could materially affect our ability to develop the product candidate or sell the resulting product if approved. Because patent applications in the United States are not published until 18 months from their priority date, there may be currently pending applications unknown to us that may later result in issued patents that our product candidates or compositions may infringe. Additionally, because the scope of claims in pending patent applications can change, there may be pending applications whose claims do not currently cover any of our product candidates but may be altered such that one or more of our product candidates are covered when the resulting patent issues. These patent applications may have priority over patent applications filed by us.

Moreover, even if we are able to obtain patent protection, such patent protection may be insufficient to achieve our business objectives. For example, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance, which could allow others develop products that are similar to, or better than, ours in a way that is not covered by the claims of our patents. Furthermore, some of our owned and in-licensed patents and patent applications are, and may in the future be, co-owned with third parties. If we are unable to obtain an exclusive license to any such third party co-owners' interest in such patents or patent applications, such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. In addition, we may need the cooperation of any such co-owners of our patents in order to enforce such patents against third parties, and such cooperation may not be provided to us. Therefore, even if patent applications we rely on issue as patents, they may not provide us with any meaningful protection, prevent third parties from competing with us, or otherwise provide us with any competitive advantage.

Obtaining and maintaining a patent portfolio entails significant expense and resources. Part of the expense includes periodic maintenance fees, renewal fees, annuity fees, various other governmental fees on patents and/or applications due in several stages over the lifetime of patents and/or applications, as well as the cost associated with complying with numerous procedural provisions during the patent application process. We may or may not choose to pursue or maintain protection for particular inventions. In addition, there are situations in which failure to make certain payments or noncompliance with certain requirements in the patent process can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If we choose to forgo patent protection or allow a patent application or patent to lapse purposefully or inadvertently, our competitive position could suffer. Moreover, in future collaborations, we may not have the right to control the preparation, filing or prosecution of patent applications, or to maintain the patents, covering technology subject to our collaboration or license agreements with third parties. In addition, in future collaborations, our counterparty may have the right to enforce the patent rights subject to the applicable agreement without our involvement or consent or to otherwise control the enforcement of such patent rights. Therefore, these patents and patent applications may not be prosecuted or enforced in a manner consistent with the best interests of our business.

Legal actions to enforce our patent rights can be expensive and may involve the diversion of significant management time. In addition, these legal actions could be unsuccessful and could also result in the invalidation of our patents or a finding that they are unenforceable. We may or may not choose to pursue litigation or other actions against those that have infringed on our patents, or used them without authorization, due to the associated expense and time commitment of monitoring these activities. If we fail to protect or to enforce our intellectual property rights successfully, our competitive position could suffer, which could harm our results of operations.

We do not have composition of matter patent protection with respect to odiparcil.

We own certain patents and patent applications with claims directed to specific methods of using odiparcil and we expect to have marketing exclusivity from the FDA and EMA for a period of seven and ten years, respectively, because odiparcil has orphan drug designation in these jurisdictions. However, composition of matter protection in the United States and elsewhere covering odiparcil has expired. We may be limited in our ability to list our patents in the FDA's Orange Book if the use of our product, consistent with its FDA-approved label, would not fall within the scope of our patent claims. Also, our competitors may be able to offer and sell products so long as these competitors do not infringe any other patents that we (or third parties) hold, including patents with claims directed to the manufacture of odiparcil and/or method of use patents. In general, method of use patents are more difficult to enforce than composition of matter patents because, for example, of the risks that the FDA may approve alternative uses of the subject compounds not covered by the method of use patents, and others may engage in off-label sale or use of the subject compounds. Physicians are permitted to prescribe an approved product for uses that are not described in the product's labeling. Although off-label prescriptions may infringe our method of use patents, the practice is common across medical specialties and such infringement is difficult to prevent or prosecute. FDA approval of uses that are not covered by our patents would limit our ability to generate revenue from the sale of odiparcil, if approved for commercial sale. Off-label sales would limit our ability to generate revenue from the sale of odiparcil, if approved for commercial sale.

Pharmaceutical patents and patent applications involve highly complex legal and factual questions, which, if determined adversely to us, could negatively impact our patent position.

The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions. The interpretation and breadth of claims allowed in some patents covering pharmaceutical compositions may be uncertain and difficult to determine, and are often affected materially by the facts and circumstances that pertain to the patented compositions and the related patent claims. The standards of the United States Patent and Trademark Office, or USPTO, the European Patent Office, and other foreign counterparts are sometimes uncertain and could change in the future. Consequently, the issuance and scope of patents cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. Certain U.S. patents and patent applications may also be subject to interference proceedings, and U.S. patents may be subject to reexamination proceedings, post-grant review and/or inter partes review and derivation proceedings in the USPTO. European patents and other foreign patents may be subject also to opposition or comparable proceedings in the corresponding foreign patent office, which could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such interference, reexamination, post-grant review, inter partes review and opposition proceedings may be costly. Accordingly, rights under any issued patents may not provide us with sufficient protection against competitive products or processes.

In addition, changes in or different interpretations of patent laws in the United States, Europe, and other jurisdictions may permit others to use our discoveries or to develop and commercialize our technology and products without providing any compensation to us, or may limit the number of patents or claims we can obtain. The laws of some countries do not protect intellectual property rights to the same extent as U.S. and European laws and those countries may lack adequate rules and procedures for defending our intellectual property rights.

If we fail to obtain and maintain patent protection and trade secret protection of our product candidates, we could lose our competitive advantage and competition we face would increase, reducing any potential revenues and adversely affecting our ability to attain or maintain profitability.

Developments in patent law could have a negative impact on our business.

As is the case with other biopharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involves both technological and legal complexity and is therefore costly, time consuming and inherently uncertain. Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs. Recent patent reform legislation in the United States and other countries, including the Leahy-Smith America Invents Act (the Leahy-Smith Act), signed into law on September 16, 2011, could increase those uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art and provide more efficient and cost-effective avenues for competitors to challenge the validity of patents. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. After March 2013, under the Leahy-Smith Act, the United States transitioned to a first inventor to file system in which, assuming that the other statutory requirements are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. Depending on future actions by the U.S. Congress, the U.S. courts, the USPTO and the relevant law-making bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to patent protection, because we operate in the highly technical field of development of therapies, we rely in part on trade secret protection in order to protect our proprietary technology and processes. However, trade secrets are difficult to protect. It is our policy to enter into confidentiality and intellectual property assignment agreements with our employees, consultants, outside scientific collaborators, sponsored researchers, and other advisors. These agreements generally require that the other party keep confidential and not disclose to third parties any confidential information developed by the party or made known to the party by us during the course of the party's relationship with us. These agreements also generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to us. Adequate remedies may not exist in the event of unauthorized use or disclosure of our confidential information. The disclosure of our trade secrets would impair our competitive position and may materially harm our business, financial condition and results of operations.

In addition to contractual measures, we try to protect the confidential nature of our proprietary information using physical and technological security measures. Such measures may not, for example, in the case of misappropriation of a trade secret by an employee or third party with authorized access, provide adequate protection for our proprietary information. Our security measures may not prevent an employee or consultant from misappropriating our trade secrets and providing them to a competitor, and recourse we take against such misconduct may not provide an adequate remedy to protect our interests fully. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets, with protection varying across Europe and in other countries. Trade secrets may be independently developed by others in a manner that could prevent legal recourse by us. If any of our confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, our competitive position could be harmed.

We will not seek to protect our intellectual property rights in all jurisdictions throughout the world and we may not be able to adequately enforce our intellectual property rights even in the jurisdictions where we seek protection.

Filing, prosecuting and defending patents on our product candidates in all countries and jurisdictions throughout the world would be prohibitively expensive, and our intellectual property rights in some countries could be less extensive than those in the United States and Europe, assuming that rights are obtained in the United States and Europe. Furthermore, even if patents are granted based on our European patent applications, we may not choose to perfect or maintain our rights in all available European countries. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as laws in the United States and Europe. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries, or from selling or importing products made using our inventions. The statutory deadlines for pursuing patent protection in individual foreign jurisdictions are based on the priority dates of each of our patent applications.

Competitors may use our technologies in jurisdictions where we do not pursue and obtain patent protection to develop their own products and further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States and Europe. These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing. Even if we pursue and obtain issued patents in particular jurisdictions, our patent claims or other intellectual property rights may not be effective or sufficient to prevent third parties from so competing.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States and Europe. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection, especially those relating to pharmaceuticals or biotechnologies. This could make it difficult for us to stop the infringement of our patents, if obtained, or the misappropriation of our other intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, we may choose not to seek patent protection in certain countries, and we will not have the benefit of patent protection in such countries.

Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, could put our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. In addition, changes in the law and legal decisions by courts in the United States, Europe and other jurisdictions may affect our ability to obtain adequate protection for our technology and the enforcement of intellectual property. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

We may be subject to claims by third parties asserting ownership or commercial rights to inventions we develop or obligations to make compensatory payments to employees.

Third parties may in the future make claims challenging the inventorship or ownership of our intellectual property. We have written agreements with collaborators that provide for the ownership of intellectual property arising from our collaborations. These agreements provide that we must negotiate certain commercial rights with collaborators with respect to joint inventions or inventions made by our collaborators that arise from the results of the collaboration. In some instances, there may not be adequate written provisions to address clearly the resolution of intellectual property rights that may arise from a collaboration. If we cannot successfully negotiate sufficient ownership and commercial rights to the inventions that result from our use of a third-party collaborator's materials where required, or if disputes otherwise arise with respect to the intellectual property developed with the use of a collaborator's samples, we may be limited in our ability to capitalize on the market potential of these inventions. In addition, we may face claims by third parties that our agreements with employees, contractors, or consultants obligating them to assign intellectual property to us are ineffective, or in conflict with prior or competing contractual obligations of assignment, which could result in ownership disputes regarding intellectual property we have developed or will develop and interfere with our ability to capture the commercial value of such inventions. Litigation may be necessary to resolve an ownership dispute, and if we are not successful, we may be precluded from using certain intellectual property, or may lose our exclusive rights in that intellectual property. Either outcome could have an adverse impact on our business.

While it is our policy to require our employees and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing or obtaining such an agreement with each party who, in fact, develops intellectual property that we regard as our own. In addition, such agreements may be breached or may not be self-executing, and we may be forced to bring claims against third parties, or defend claims they may bring against us, to determine the ownership of what we regard as our intellectual property. If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel.

Third parties may assert that our employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets.

We employ individuals who were previously employed at universities, pharmaceutical companies or biopharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third parties. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

A dispute concerning the infringement or misappropriation of our proprietary rights or the proprietary rights of others could be time consuming and costly, and an unfavorable outcome could harm our business.

Our success will depend in part on our ability to operate without infringing the intellectual property and proprietary rights of third parties. We cannot assure you that our business, products and methods do not or will not infringe the patents or other intellectual property rights of third parties.

There is significant litigation in the pharmaceutical industry regarding patent and other intellectual property rights. While we are not currently subject to any pending intellectual property litigation, and are not aware of any such threatened litigation, we may be exposed to future litigation by third parties based on claims that our product candidates, technologies or activities infringe the intellectual property rights of others. If our development activities are found to infringe any such intellectual property rights, we may have to pay significant damages or seek licenses to such rights. For example, a patentee could prevent us from using the patented drugs or compositions. We may need to resort to litigation to enforce a patent issued to us, to protect our trade secrets, or to determine the scope and validity of third-party proprietary rights. From time to time, we may hire scientific personnel or consultants formerly employed by other companies involved in one or more areas similar to the activities conducted by us. Either we or these individuals may be subject to allegations of trade secret misappropriation or other similar claims as a result of prior affiliations. Even if we are successful in these proceedings, we may incur substantial costs and divert management time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of such rights in court, or redesign our products. Patent and other intellectual property litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. Any adverse ruling or perception of an adverse ruling in defending ourselves against these claims could have a material adverse impact on our cash position and the price of our ordinary shares or ADSs. Any legal action against us or our collaborators could lead to:

  ▪
  payment of substantial damages for past use of the asserted intellectual property and potentially treble damages, if we are found to have willfully infringed a party's patent rights;

  ▪
  injunctive or other equitable relief that may effectively block our ability to further develop, commercialize, and sell our product candidates; or

  ▪
  us or our collaborators having to enter into license arrangements that may not be available on commercially acceptable terms, if at all, all of which could have a material adverse impact on our cash position and business and financial condition. As a result, we could be prevented from commercializing current or future product candidates.

Any of these risks coming to fruition could have a material adverse effect on our business, results of operations, financial condition and prospects.

Issued patents covering our product candidates could be found to be invalid or unenforceable if challenged in court.

If we or one of our licensing partners initiated legal proceedings against a third party to enforce a patent covering our product candidate, the defendant could counterclaim that the patent covering our product candidate is invalid and/or unenforceable. In patent litigation, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge include alleged failures to meet any of several statutory requirements in most jurisdictions, including lack of novelty, obviousness or non-enablement. In the United States, grounds for unenforceability assertions include allegations that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post grant review and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in revocation or amendment of our patents in such a way that they no longer cover our product candidates or competitive products. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to validity, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our product candidates. Such a loss of patent protection would have a material adverse impact on our business.

Patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time.

Given the amount of time required for the development, testing and regulatory review of new product candidates such as lanifibranor and odiparcil, patents protecting such candidates might expire before or shortly after such candidates are commercialized. We expect to seek extensions of patent terms in the United States and, if available, in other countries where we are prosecuting patents. In the United States, the Drug Price Competition and Patent Term Restoration Act of 1984 permits extension of the term of one U.S. patent that includes at least one claim covering the composition of matter of an FDA-approved drug, an FDA-approved method of treatment using the drug and/or a method of manufacturing the FDA-approved drug. The extended patent term cannot exceed the shorter of five years beyond the non-extended expiration of the patent or 14 years from the date of the FDA approval of the drug. However, the applicable authorities, including the FDA and the USPTO in the United States, and any equivalent regulatory authority in other countries, may not agree with our assessment of whether such extensions are available, and may refuse to grant extensions to our patents, or may grant more limited extensions than we request. Further, we may not elect to extend the most beneficial patent to us or the claims underlying the patent that we choose to extend could be invalidated. If any of the foregoing occurs, our competitors may be able to take advantage of our investment in development and clinical trials by referencing our clinical and pre-clinical data and launch their drug earlier than might otherwise be the case.

Intellectual property rights do not address all potential threats to any competitive advantage we may have.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and intellectual property rights may not adequately protect our business or permit us to maintain our competitive advantage. The following examples are illustrative:

  ▪
  Others may be able to make compounds that are the same as or similar to our current or future product candidates but that are not covered by the claims of the patents that we own or have exclusively licensed.

  ▪
  We or any of our licensors or collaborators might not have been the first to make the inventions covered by the issued patent or pending patent application that we own or have exclusively licensed.

  ▪
  We or any of our licensors or collaborators might not have been the first to file patent applications covering certain of our inventions.

  ▪
  Others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights.

  ▪
  The prosecution of our pending patent applications may not result in granted patents.

  ▪
  Granted patents that we own or have exclusively licensed may not provide us with any competitive advantages, or may be held invalid or unenforceable, as a result of legal challenges by our competitors.

  ▪
  Patent protection on our product candidates may expire before we are able to develop and commercialize the product, or before we are able to recover our investment in the product.

  ▪
  Our competitors might conduct research and development activities in the United States and other countries that provide a safe harbor from patent infringement claims for such activities, as well as in countries in which we do not have patent rights, and may then use the information learned from such activities to develop competitive products for sale in markets where we intend to market our product candidates.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition by potential collaborators or customers in our markets of interest. For example, we have not yet registered our company name as a trademark with the U.S. Patent and Trademark Office. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. In addition, some of our trademarks may conflict with trademarks of others. In the event of a conflict, a third party could bring claims against us that could cause us to incur substantial expenses or restrict our ability to use certain marks. Any of the foregoing could have an adverse effect on our business.

Risks Related to Our Organization, Structure and Operation

Our future success depends on our ability to retain the members of our management and to attract, retain and motivate qualified personnel. If we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Our industry has experienced a high rate of turnover of management personnel in recent years. Our ability to compete in the highly competitive biotechnology and pharmaceutical industries depends upon our ability to attract and retain highly qualified managerial, scientific and medical personnel. We are highly dependent on our management, scientific and medical personnel, especially our executive officers: Frédéric Cren, our Chief Executive Officer, and Pierre Broqua, our Deputy Chief Executive Officer and Chief Scientific Officer, whose services are critical to the successful implementation of our product candidate acquisition, development and regulatory strategies. We are not aware of any present intention of any of these individuals to leave our company. Although we maintain "key man" insurance with respect to certain of our key employees, this insurance may be insufficient to compensate us for the losses we may incur if we no longer have the services of such key employees. In order to induce valuable employees to continue their employment with us, we have provided founder's share warrants (bons de souscription de parts de créateur d'entreprise), share warrants (bons de souscription d'actions) and free shares (actions gratuites) that vest over time. The value to employees of such warrants and free shares that vest over time is significantly affected by movements in our share price that are beyond our control, and may at any time be insufficient to counteract more lucrative offers from other companies.

Despite our efforts to retain valuable employees, members of our management, scientific and development teams may terminate their employment with us. The loss of the services of any of the members of management or other key employees and our inability to find suitable replacements could harm our business, financial condition and prospects. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level, and senior managers as well as junior, mid-level, and senior scientific and medical personnel.

We may not be able to attract or retain qualified management and scientific personnel in the future due to the intense competition for a limited number of qualified personnel among biopharmaceutical, biotechnology, pharmaceutical and other businesses. Many of the other pharmaceutical companies that we compete against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high quality candidates than what we have to offer. If we are unable to continue to attract and retain high quality personnel, the rate and success at which we can develop and commercialize product candidates will be limited.

If we fail to manage our growth effectively, our ability to develop and commercialize products could suffer.

We expect that if our drug discovery efforts continue to generate drug candidates, our clinical drug candidates continue to progress in development, and we continue to build our development, medical and commercial organizations, we will require significant additional investment in personnel, management and resources. Our ability to achieve our research, development and commercialization objectives depends on our ability to respond effectively to these demands and expand our internal organization, systems, controls and facilities to accommodate additional anticipated growth. If we are unable to manage our growth effectively, our business could be harmed and our ability to execute our business strategy could suffer.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of any of our product candidates, if approved.

We face an inherent risk of product liability as a result of the clinical testing of our product candidates and will face an even greater risk if we commercialize any products. For example, we may be sued if any product we develop allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. Physicians and patients may not comply with any warnings that identify known potential adverse effects and patients who should not use our products. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to stop development or, if approved, limit commercialization of our product candidates. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

  ▪
  delay or termination of clinical trials;

  ▪
  injury to our reputation;

  ▪
  withdrawal of clinical trial participants;

  ▪
  initiation of investigations by regulators;

  ▪
  costs to defend the related litigation;

  ▪
  a diversion of management's time and our resources;

  ▪
  substantial monetary awards to trial participants or patients;

  ▪
  decreased demand for our product candidates;

  ▪
  product recalls, withdrawals or labeling, marketing or promotional restrictions;

  ▪
  loss of revenues from product sales; and

  ▪
  the inability to commercialize any our product candidates, if approved.

Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the development or commercialization of our product candidates. We currently carry clinical trial liability insurance at levels which we believe are appropriate for our clinical trials. Although we maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We will have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts.

Risks from the improper conduct of employees, agents, contractors, or collaborators could adversely affect our reputation and our business, prospects, operating results, and financial condition.

We cannot ensure that our compliance controls, policies, and procedures will in every instance protect us from acts committed by our employees, agents, contractors, or collaborators that would violate the laws or regulations of the jurisdictions in which we operate, including, without limitation, healthcare, employment, foreign corrupt practices, environmental, competition, and patient privacy and other privacy laws and regulations. Such improper actions could subject us to civil or criminal investigations, and monetary and injunctive penalties, and could adversely impact our ability to conduct business, operating results, and reputation.

In particular, our business activities may be subject to the Foreign Corrupt Practices Act, or FCPA, and similar anti-bribery or anti-corruption laws, regulations or rules of other countries in which we operate, including the U.K. Bribery Act. The FCPA generally prohibits offering, promising, giving, or authorizing others to give anything of value, either directly or indirectly, to a non-U.S. government official in order to influence official action, or otherwise obtain or retain business. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. Our business is heavily regulated and therefore involves significant interaction with public officials, including officials of non-U.S. governments. Additionally, in many other countries, the health care providers who prescribe pharmaceuticals are employed by their government, and the purchasers of pharmaceuticals are government entities; therefore, our dealings with these prescribers and purchasers are subject to regulation under the FCPA. Recently the Securities and Exchange Commission, or SEC, and Department of Justice have increased their FCPA enforcement activities with respect to pharmaceutical companies. There is no certainty that all of our employees, agents, contractors, or collaborators, or those of our affiliates, will comply with all applicable laws and regulations, particularly given the high level of complexity of these laws. Violations of these laws and regulations could result in significant administrative, civil and criminal fines and sanctions against us, our officers, or our employees, the closing down of our facilities, requirements to obtain export licenses, cessation of business activities in sanctioned countries, exclusion from participation in federal healthcare programs including Medicare and Medicaid, implementation of compliance programs, integrity oversight and reporting obligations, and prohibitions on the conduct of our business. Any such violations could include prohibitions on our ability to offer our products in one or more countries and could materially damage our reputation, our brand, our international expansion efforts, our ability to attract and retain employees, and our business, prospects, operating results and financial condition.

We could be subject to liabilities under environmental, health and safety laws or regulations, or fines, penalties or other sanctions, if we fail to comply with such laws or regulations or otherwise incur costs that could have a material adverse effect on the success of our business.

We are subject to numerous French and U.S. federal, state, local and foreign environmental, health and safety laws, regulations, and permitting requirements, including those governing laboratory procedures, decontamination activities and the handling, transportation, use, remediation, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals, radioactive isotopes and biological materials and produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials or wastes either at our sites or at third party disposal sites. In the event of such contamination or injury, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties. Although we maintain workers' compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials or other work-related injuries, this insurance may not provide adequate coverage against potential liabilities.

In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws, regulations or permitting requirements. These current or future laws, regulations and permitting requirements may impair our research, development or production efforts. Failure to comply with these laws, regulations and permitting requirements also may result in substantial fines, penalties or other sanctions.

Failure to comply with health and data protection laws and regulations could lead to government enforcement actions (which could include civil or criminal penalties), private litigation, and/or adverse publicity and could negatively affect our operating results and business.

We and any potential collaborators may be subject to federal, state, and foreign data protection laws and regulations (i.e., laws and regulations that address privacy and data security). In the United States, numerous federal and state laws and regulations, including federal health information privacy laws, state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), that govern the collection, use, disclosure and protection of health-related and other personal information could apply to our operations or the operations of our collaborators. In addition, we may obtain health information from third parties (including research institutions from which we obtain clinical trial data) that are subject to privacy and security requirements under federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH. Depending on the facts and circumstances, we could be subject to civil, criminal, and administrative penalties if we knowingly obtain, use, or disclose individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA.

Several foreign jurisdictions, including the European Union, or the EU, its member states, the United Kingdom and Australia, among others, have adopted legislation and regulations that increase or change the requirements governing the collection, use, disclosure and transfer of the personal information of individuals in these jurisdictions. In the United States, the state of California enacted legislation, the California Consumer Protection Act, or CCPA, effective January 1, 2020, that increases the requirements governing the collection, use, disclosure and transfer of the personal information of individuals in the state of California. These laws and regulations are complex and change frequently, at times due to changes in political climate, and existing laws and regulations are subject to different and conflicting interpretations, which adds to the complexity of processing personal data from these jurisdictions. These laws have the potential to increase costs of compliance, risks of noncompliance and penalties for noncompliance.

The Regulation (EU) 2016/679, known as the General Data Protection Regulation, or GDPR, as well as EU Member State implementing legislations, apply to the collection and processing of personal data, including health-related information, by companies located in the EU, or in certain circumstances, by companies located outside of the EU and processing personal information of individuals located in the EU.

These laws impose strict obligations on the ability to process personal data, including health-related information, in particular in relation to their collection, use, disclosure and transfer. These include several requirements relating to (1) obtaining, in some situations, the consent of the individuals to whom the personal data relates, (2) the information provided to the individuals about how their personal information is used, (3) ensuring the security and confidentiality of the personal data, (4) the obligation to notify regulatory authorities and affected individuals of personal data breaches, (5) extensive internal privacy governance obligations, and (6) obligations to honor rights of individuals in relation to their personal data (for example, the right to access, correct and delete their data). The GDPR prohibits the transfer of personal data to countries outside of the European Economic Area, or EEA, such as the United States, which are not considered by the European Commission to provide an adequate level of data protection. Switzerland has adopted similar restrictions. Although there are legal mechanisms to allow for the transfer of personal data from the EEA and Switzerland to the United States, they are subject to legal challenges and uncertainty about compliance with EU data protection laws remains.

Also, in certain countries, in particular France, the conduct of clinical trials is subject to compliance with specific provisions of the Act No.78-17 of 6 January 1978 on Information Technology, Data Files and Civil Liberties, as amended, and in particular Section 3 of the Chapter III of the Title II relating to the processing of personal data in the health sector. These provisions require, among others, the filing of compliance undertakings with "standard methodologies" adopted by the French Data Protection Authority (the CNIL), or, if not complying, obtaining a specific authorization from the CNIL.

Potential pecuniary fines for noncompliant companies may be up to the greater of €20 million or 4% of annual global revenue. The GDPR has increased our responsibility and liability in relation to personal data that we process, and we may be required to put in place additional potential mechanisms to ensure compliance with the new EU data protection rules.

Compliance with U.S. and international data protection laws and regulations could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. Failure to comply with these laws and regulations could result in government enforcement actions (which could include civil, criminal and administrative penalties), private litigation, and/or adverse publicity and could negatively affect our operating results and business. Moreover, clinical trial subjects, employees and other individuals about whom we or our potential collaborators obtain personal information, as well as the providers who share this information with us, may limit our ability to collect, use and disclose the information. Claims that we have violated individuals' privacy rights, failed to comply with data protection laws, or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

Our current and future operations are subject to applicable fraud and abuse, transparency, government price reporting, and other healthcare laws and regulations. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

Healthcare providers, physicians and third-party payors will play a primary role in the recommendation and prescription of any future drug candidates we may develop and any drug candidates for which we obtain marketing approval. Our current and future arrangements with healthcare providers, physicians, third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may affect the business or financial arrangements and relationships through which we would market, sell and distribute our products. Even though we do not and will not control referrals of healthcare services or bill directly to Medicare, Medicaid or other third-party payors, federal and state healthcare laws and regulations pertaining to fraud and abuse and patients' rights are and will be applicable to our business. The laws that may affect our ability to operate include, but are not limited to:

  ▪
  The federal Anti-Kickback Statute, which prohibits any person or entity from, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of an item or service reimbursable, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. The term "remuneration" has been broadly interpreted to include anything of value. The federal Anti-Kickback Statute has also been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers, and formulary managers on the other hand. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution.

  ▪
  Federal civil and criminal false claims laws, such as the False Claims Act, or FCA, which can be enforced by private citizens through civil qui tam actions and civil monetary penalty laws, prohibit individuals or entities from, among other things, knowingly presenting, or causing to be presented, false, fictitious or fraudulent claims for payment of federal funds, and knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to avoid, decrease or conceal an obligation to pay money to the federal government. For example, pharmaceutical companies have been prosecuted under the FCA in connection with their alleged off-label promotion of drugs, purportedly concealing price concessions in the pricing information submitted to the government for government price reporting purposes, and allegedly providing free product to customers with the expectation that the customers would bill federal health care programs for the product. In addition, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA. As a result of a modification made by the Fraud Enforcement and Recovery Act of 2009, a claim includes "any request or demand" for money or property presented to the U.S. government. In addition, manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to "cause" the submission of false or fraudulent claims.

  ▪
  HIPAA, among other things, imposes criminal liability for executing or attempting to execute a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and creates federal criminal laws that prohibit knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false, fictitious or fraudulent statement or entry in connection with the delivery of or payment for healthcare benefits, items or services.

  ▪
  HIPAA, as amended by HITECH, and their implementing regulations, which impose privacy, security and breach reporting obligations with respect to individually identifiable health information upon entities subject to the law, such as health plans, healthcare clearinghouses and certain healthcare providers, known as covered entities, and their respective business associates that perform services for them that involve individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in U.S. federal courts to enforce HIPAA laws and seek attorneys' fees and costs associated with pursuing federal civil actions.

  ▪
  Federal and state consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers.

  ▪
  The federal transparency requirements under the Physician Payments Sunshine Act, created under the Affordable Care Act, which requires, among other things, certain manufacturers of drugs, devices, biologics and medical supplies reimbursed under Medicare, Medicaid, or the Children's Health Insurance Program to report to CMS information related to payments and other transfers of value provided to physicians, as defined by such law, and teaching hospitals and physician ownership and investment interests, including such ownership and investment interests held by a physician's immediate family members.

  ▪
  State and foreign law equivalents of each of the above federal laws, such as anti-kickback and false claims laws, that may impose similar or more prohibitive restrictions, and may apply to items or services reimbursed by non-governmental third-party payors, including private insurers.

  ▪
  State and foreign laws that require pharmaceutical companies to implement compliance programs, comply with the pharmaceutical industry's voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or to track and report gifts, compensation and other remuneration provided to physicians and other health care providers, marketing expenditures and/or drug pricing, state and local laws that require the registration of pharmaceutical sales representatives and other federal, state and foreign laws that govern the privacy and security of health information or personally identifiable information in certain circumstances, including state health information privacy and data breach notification laws which govern the collection, use, disclosure, and protection of health-related and other personal information, many of which differ from each other in significant ways and often are not pre-empted by HIPAA, thus requiring additional compliance efforts.

We have entered into consulting and scientific advisory board arrangements with physicians and other healthcare providers, including some who could influence the use of our drug candidates, if approved. Because of the complex and far-reaching nature of these laws, regulatory agencies may view these transactions as prohibited arrangements that must be restructured, or discontinued, or for which we could be subject to other significant penalties. We could be adversely affected if regulatory agencies interpret our financial relationships with providers who may influence the ordering and use of our drug candidates, if approved, to be in violation of applicable laws.

The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform. Federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Responding to investigations can be time-and resource-consuming and can divert management's attention from the business. Any such investigation or settlement could increase our costs or otherwise have an adverse effect on our business.

Ensuring that our business arrangements with third parties comply with applicable healthcare laws and regulations will likely be costly. If our operations are found to be in violation of any of these laws or any other current or future governmental laws and regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from government funded healthcare programs, such as Medicare and Medicaid, contractual damages, reputational harm, diminished profits and future earnings, additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of our operations, any of which could substantially disrupt our operations. If any of the physicians or other healthcare providers or entities with whom we expect to do business is found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

We must maintain effective internal control over financial reporting, and if we are unable to do so, the accuracy and timeliness of our financial reporting may be adversely affected, which could have a material adverse effect on our business, investor confidence and market price.

We must maintain effective internal control over financial reporting in order to accurately and timely report our results of operations and financial condition. In addition, once we are a U.S. public company, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, will require, among other things, that we assess the effectiveness of our disclosure controls and procedures annually and the effectiveness of our internal control over financial reporting at the end of each fiscal year. We anticipate being first required to issue management's annual report on internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act, in connection with issuing our financial statements as of and for the year ending December 31, 2021.

The rules governing the standards that must be met for our management to assess our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act are complex and require significant documentation, testing and possible remediation. These stringent standards require that our audit committee be advised and regularly updated on management's review of internal control over financial reporting. We plan to design, implement and test our internal control over financial reporting in order to comply with this obligation. This process will be time-consuming, costly and complicated. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal controls over financial reporting beginning with our annual report following the date on which we are no longer an "emerging growth company," which may be up to five fiscal years following the date of this offering. Our management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to us as a U.S. public company. If we fail to staff our accounting and finance function adequately or maintain internal control over financial reporting adequate to meet the demands that will be placed upon us as a U.S. public company, including the requirements of the Sarbanes-Oxley Act, our business and reputation may be harmed and the price of our ordinary shares or ADSs may decline. Furthermore, investor perceptions of us may be adversely affected, which could cause a decline in the market price of our ordinary shares or ADSs.

The audit report included in this prospectus is prepared by an auditor who is not inspected by the Public Company Accounting Oversight Board and, as such, our investors are deprived of the benefits of such inspection.

Our independent registered public accounting firm that issues the audit report included in our prospectus filed with the SEC, as auditors of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board (United States), or the PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Because our auditors are located in France, a jurisdiction where the PCAOB is currently unable to conduct inspections due to the expiration of the cooperative arrangement with the French audit authority in December 2019 and the application of French privacy and data security laws, our auditors are not currently inspected by the PCAOB. Inspections of other firms that the PCAOB has conducted outside of France have identified deficiencies in those firms' audit procedures and quality control procedures. While we understand that the PCAOB is in discussions with relevant French authorities in order to permit the PCAOB to resume inspections in France, the current inability of the PCAOB to conduct inspections of auditors in France makes it more difficult to evaluate the effectiveness of our auditor's audit procedures or quality control procedures as compared to auditors outside France that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

Our information technology systems could face serious disruptions that could adversely affect our business.

The United States federal and various state and foreign governments have adopted or proposed requirements regarding the collection, distribution, use, security, and storage of personally identifiable information and other data relating to individuals, and federal and state consumer protection laws are being applied to enforce regulations related to the collection, use, and dissemination of data. Despite the implementation of security measures, our information technology and other internal infrastructure systems, including corporate firewalls, servers, leased lines and connection to the Internet, face the risk of systemic failure that could disrupt our operations. If such an event were to occur and cause significant disruption in the availability of our information technology and other internal infrastructure systems, or result in the unauthorized disclosure of or access to personally identifiable information or individually identifiable health information (violating certain privacy laws such as GDPR), it could cause interruptions in our collaborations and delays in our research and development work. Some of the federal, state and foreign government requirements include obligations of companies to notify individuals of security breaches involving particular personally identifiable information, which could result from breaches experienced by us or by our vendors, contractors, or organizations with which we have formed strategic relationships. Even though we may have contractual protections with such vendors, contractors, or other organizations, notifications and follow-up actions related to a security breach could impact our reputation, cause us to incur significant costs, including legal expenses, harm customer confidence, hurt our expansion into new markets, cause us to incur remediation costs, or cause us to lose existing customers. The loss of product development or clinical trial data could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and our development programs and the development of our product candidates could be delayed, and we could be subject to significant fines, penalties or liabilities for any noncompliance to certain privacy and security laws.

Business interruptions could delay us in the process of developing our product candidates.

Loss of our laboratory facilities through fire or other causes could have an adverse effect on our ability to continue to conduct our business. We currently have insurance coverage to compensate us for such business interruptions; however, such coverage may prove insufficient to fully compensate us for the damage to our business resulting from any significant property or casualty loss to our facilities.

We may undertake strategic acquisitions in the future and any difficulties from integrating such acquisitions could adversely affect our share price, operating results and results of operations.

We may acquire companies, businesses and products that complement or augment our existing business. We may not be able to integrate any acquired business successfully or operate any acquired business profitably. Integrating any newly acquired business could be expensive and time-consuming. Integration efforts often take a significant amount of time, place a significant strain on managerial, operational and financial resources, result in loss of key personnel and could prove to be more difficult or expensive than we predict. The diversion of our management's attention and any delay or difficulties encountered in connection with any future acquisitions we may consummate could result in the disruption of our on-going business or inconsistencies in standards and controls that could negatively affect our ability to maintain third-party relationships. Moreover, we may need to raise additional funds through public or private debt or equity financing, or issue additional shares, to acquire any businesses or products, which may result in dilution for shareholders or the incurrence of indebtedness.

As part of our efforts to acquire companies, business or product candidates or to enter into other significant transactions, we conduct business, legal and financial due diligence with the goal of identifying and evaluating material risks involved in the transaction. Despite our efforts, we ultimately may be unsuccessful in ascertaining or evaluating all such risks and, as a result, might not realize the intended advantages of the transaction. If we fail to realize the expected benefits from acquisitions we may consummate in the future or have consummated in the past, whether as a result of unidentified risks or liabilities, integration difficulties, regulatory setbacks, litigation with current or former employees and other events, our business, results of operations and financial condition could be adversely affected. If we acquire product candidates, we will also need to make certain assumptions about, among other things, development costs, the likelihood of receiving regulatory approval and the market for such product candidates. Our assumptions may prove to be incorrect, which could cause us to fail to realize the anticipated benefits of these transactions.

In addition, we will likely experience significant charges to earnings in connection with our efforts, if any, to consummate acquisitions. For transactions that are ultimately not consummated, these charges may include fees and expenses for investment bankers, attorneys, accountants and other advisors in connection with our efforts. Even if our efforts are successful, we may incur, as part of a transaction, substantial charges for closure costs associated with elimination of duplicate operations and facilities and acquired in-process research and development charges. In either case, the incurrence of these charges could adversely affect our results of operations for particular periods.

Our international operations subject us to various risks, and our failure to manage these risks could adversely affect our results of operations.

We face significant operational risks as a result of doing business internationally, such as:

  ▪
  fluctuations in foreign currency exchange rates;

  ▪
  Differing payor reimbursement regimes, governmental payors or patient self-pay systems and price controls;

  ▪
  potentially adverse and/or unexpected tax consequences, including penalties due to the failure of tax planning or due to the challenge by tax authorities on the basis of transfer pricing and liabilities imposed from inconsistent enforcement;

  ▪
  potential changes to the accounting standards, which may influence our financial situation and results;

  ▪
  becoming subject to the different, complex and changing laws, regulations and court systems of multiple jurisdictions and compliance with a wide variety of foreign laws, treaties and regulations;

  ▪
  reduced protection of, or significant difficulties in enforcing, intellectual property rights in certain countries;

  ▪
  difficulties in attracting and retaining qualified personnel;

  ▪
  restrictions imposed by local labor practices and laws on our business and operations, including unilateral cancellation or modification of contracts;

  ▪
  rapid changes in global government, economic and political policies and conditions, political or civil unrest or instability, terrorism or epidemics and other similar outbreaks or events, and potential failure in confidence of our suppliers or customers due to such changes or events; and

  ▪
  tariffs, trade protection measures, import or export licensing requirements, trade embargoes and other trade barriers.

If we are unable to use tax loss carryforwards and/or tax credits to reduce future taxable income or benefit from favorable tax legislation, our business, results of operations and financial condition may be adversely affected.

At March 31, 2020, we had cumulative carry forward tax losses of €93.3 million in France. These are available to carry forward and offset against future taxable income for an indefinite period in France. If we are unable to use tax loss carryforwards to reduce future taxable income, our business, results of operations and financial condition may be adversely affected. In France, the use of these carry forward tax losses is capped at €1 million annually, plus 50% of the fraction of profits exceeding this limit. The unutilized balance of these tax losses can be carried forward to subsequent years and set-off under the same conditions without any time limits. However, it is possible that future fiscal changes could limit our ability to utilize the balance of any tax loses, which could adversely affect our results.

As a company active in research and development in France, we have benefited from certain research and development incentives including, for example, the French research tax credit (credit d'impôt recherche), or CIR. These tax credits can be used to offset French corporate income tax due. The excess portion beyond that used to offset corporate income tax due is generally refunded in cash at the end of a three-year fiscal period; however, as long as we are considered a small or medium-sized entity (petite ou moyenne entreprise) in France, the CIR tax credit is refundable in the fiscal year after it is generated, provided that we comply with eligibility requirements. The research and development incentives are calculated based on the amount of eligible research and development expenditures. The French CIR tax credit amounted to €4.3 million for the year ended December 31, 2019. In addition, the French tax authorities have audited in the past, and may again audit in the future, research and development programs in respect of which a tax credit has been claimed in order to assess whether it qualifies for the tax credit regime. The tax authorities may challenge our eligibility for, or our calculation of, certain tax reductions and/or deductions in respect of our research and development activities and expenditures, and should the French tax authorities be successful, we may be liable for additional corporate income tax, and penalties and interest related thereto, which could have a significant impact on our results of operations and future cash flows. For example, in August 2018, we received a collection notice in the amount of €1.9 million, including penalties and late payment interest, related to our CIRs for the 2013, 2014 and 2015 taxable years. As of March 31, 2020, we are still awaiting a decision concerning the ongoing procedures with the French tax authorities. Furthermore, if the French government decides to eliminate, or reduce the scope or the rate of, the research and development incentive benefit, either of which it could decide to do at any time, our results of operations could be adversely affected.

We may be exposed to significant foreign exchange risk.

We incur portions of our expenses, and may in the future derive revenues, in currencies other than the euro, in particular, the U.S. dollar. As a result, we are exposed to foreign currency exchange risk as our results of operations and cash flows are subject to fluctuations in foreign currency exchange rates. We currently do not engage in hedging transactions to protect against uncertainty in future exchange rates between particular foreign currencies and the euro. Therefore, for example, an increase in the value of the euro against the U.S. dollar could be expected to have a negative impact on our revenue and earnings growth as U.S. dollar revenue and earnings, if any, would be translated into euros at a reduced value. We cannot predict the impact of foreign currency fluctuations, and foreign currency fluctuations in the future may adversely affect our financial condition, results of operations and cash flows.

The requirements of being a U.S. public company may strain our resources and divert management's attention.

We are required to comply with various corporate governance and financial reporting requirements under the Sarbanes-Oxley Act, the Securities and Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations adopted by the Securities and Exchange Commission and the Public Corporation Accounting Oversight Board. Further, compliance with various regulatory reporting requires significant commitments of time from our management and our directors, which reduces the time available for the performance of their other responsibilities. Our failure to track and comply with the various rules may materially adversely affect our reputation, ability to obtain the necessary certifications to financial statements, lead to additional regulatory enforcement actions, and could adversely affect the value of our ordinary shares or ADSs.

Risks Related to this Offering and Ownership of our Ordinary Shares and ADSs

There has been no prior active market for our ADSs and an active and liquid market for our ADSs may fail to develop, which could harm the market price of our ADSs.

Prior to this offering, while our ordinary shares have been traded on Euronext Paris since February 2017, there has been no active public market for our ordinary shares or ADSs in the United States. Although our ADSs have been approved for listing on Nasdaq an active trading market for our ADSs may never develop or be sustained following this offering. The initial public offering price of our ADSs will be based and determined through negotiations between us and the underwriters. This initial public offering price may not be indicative of the market price of our ordinary shares or ADSs after this offering. In the absence of an active trading market for our ADSs, investors may not be able to sell their ADSs at or above the initial public offering price or at the time that they would like to sell.

The market price of our equity securities may be volatile, and purchasers of our ordinary shares or ADSs or could incur substantial losses.

The market price for our ordinary shares and ADSs may be volatile. The stock market in general and the market for biopharmaceutical companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their ordinary shares or ADSs at or above the price originally paid for the security. The market price for our ordinary shares and ADSs may be influenced by many factors, including:

  ▪
  actual or anticipated fluctuations in our financial condition and operating results;

  ▪
  actual or anticipated changes in our growth rate relative to our competitors;

  ▪
  competition from existing products or new products that may emerge;

  ▪
  announcements by us, our collaborators or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations, or capital commitments;

  ▪
  failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

  ▪
  issuance of new or updated research or reports by securities analysts;

  ▪
  fluctuations in the valuation of companies perceived by investors to be comparable to us;

  ▪
  share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

  ▪
  additions or departures of key management or scientific personnel;

  ▪
  disputes or other developments related to proprietary rights, including patents, litigation matters, and our ability to obtain patent protection for our technologies;

  ▪
  changes to coverage policies or reimbursement levels by commercial third-party payors and government payors and any announcements relating to coverage policies or reimbursement levels;

  ▪
  announcement or expectation of additional debt or equity financing efforts;

  ▪
  sales of our ordinary shares or ADSs by us, our insiders or our other shareholders;

  ▪
  the French foreign investment regime and current or future changes to the regime; and

  ▪
  general economic and market conditions.

These and other market and industry factors may cause the market price and demand for our ordinary shares or ADSs to fluctuate substantially, regardless of our actual operating performance, which may limit or prevent investors from readily selling their ordinary shares or ADSs and may otherwise negatively affect the liquidity of our capital shares.

If we do not achieve our projected development and commercialization goals in the timeframes we announce and expect, our business will be harmed and the price of our securities could decline as a result.

We sometimes estimate for planning purposes the timing of the accomplishment of various scientific, clinical, regulatory and other product development objectives. These milestones may include our expectations regarding the commencement or completion of scientific studies, clinical trials, the submission of regulatory filings, or commercialization objectives. From time to time, we may publicly announce the expected timing of some of these milestones, such as the completion of an ongoing clinical trial, the receipt of data from a clinical trial, the initiation of other clinical programs, receipt of marketing approval, or a commercial launch of a product. For example, data from our recently completed Phase IIb clinical trial of lanifibranor for the treatment of patients with NASH was delayed due to challenges in patient enrollment. The achievement of many of these milestones may be outside of our control. All of these milestones are based on a variety of assumptions which may cause the timing of achievement of the milestones to vary considerably from our estimates, including:

  ▪
  our available capital resources or capital constraints we experience;

  ▪
  the rate of progress, costs and results of our clinical trials and research and development activities, including the extent of scheduling conflicts with participating clinicians and collaborators, and our ability to identify and enroll patients who meet clinical trial eligibility criteria;

  ▪
  our receipt of approvals by the EMA, FDA and other regulatory agencies and the timing thereof;

  ▪
  other actions, decisions or rules issued by regulators;

  ▪
  our ability to access sufficient, reliable and affordable supplies of compounds and raw materials used in the manufacture of our product candidates;

  ▪
  the efforts of our collaborators with respect to the commercialization of our products; and

  ▪
  the securing of, costs related to, and timing issues associated with, product manufacturing as well as sales and marketing activities.

If we fail to achieve announced milestones in the timeframes we expect, the commercialization of our product candidates may be delayed, our business and results of operations may be harmed, and the trading price of our ordinary shares and ADSs may decline as a result.

After this offering, voting control with respect to our company will remain concentrated in the hands of Frédéric Cren, our Chief Executive Officer, Pierre Broqua, our Deputy Chief Executive Officer and Chief Scientific Officer, and our significant shareholders and affiliates who will continue to be able to exercise significant influence on us.

In accordance with French law, double voting rights automatically attach to each ordinary share of companies listed on a regulated market (such as the Euronext Paris, where our ordinary shares are listed) that is held of record in the name of the same shareholder for a period of at least two years, except as otherwise set forth in a company's bylaws. Our bylaws do not exclude such double voting rights. However, under French law, ordinary bearer shares in the form of ADSs are not eligible for double voting rights. To our knowledge, among our significant shareholders, double voting rights currently only attach to the 5,704,816 ordinary shares held by Frédéric Cren, our Chief Executive Officer, and to the 3,882,500 ordinary shares held by Pierre Broqua, our Deputy Chief Executive Officer and Chief Scientific Officer, as of March 31, 2020. Given the double voting rights per share attributed to ordinary shares held by Mr. Cren and Dr. Broqua, Mr. Cren and Dr. Broqua will together beneficially own approximately 25% of our outstanding ordinary shares (including ordinary shares underlying ADSs), but control approximately 38% of the voting rights of our outstanding share capital immediately following the completion of this offering, assuming in each case no exercise of the underwriters' option to purchase additional ADSs in this offering. As a result, Mr. Cren and Dr. Broqua, if they act together, will have a significant influence over all matters that require approval by our shareholders, such as the election of directors and approval of significant corporate transactions. Such corporate action might be taken even if other shareholders, including those who purchase ordinary shares or ADSs in this offering, oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of our company that other shareholders may view as beneficial. As members of our board of directors, Mr. Cren and Dr. Broqua have a duty to act without self-interest, on a well-informed basis and to not make any decision against our corporate interest (intérêt social) considering the interests of our shareholders, employees and other stakeholders as a whole. However, as shareholders, Mr. Cren and Dr. Broqua are entitled to vote their shares in their own interests, which may not always be in the interests of our shareholders generally. In addition, Mr. Cren and Dr. Broqua have the ability to control the management and major strategic investments of our company as a result of their positions as our Chief Executive Officer and Deputy Chief Executive Officer and Chief Scientific Officer, respectively.

Further, we anticipate that our executive officers, directors, current 5% or greater shareholders and affiliated entities, including BVF Partners L.P., New Enterprise Associates, Novo Holdings A/S and Sofinnova Crossover I SLP, will together beneficially own approximately 62.2% of our outstanding ordinary shares (including ordinary shares underlying ADSs) and approximately 66.5% of the voting rights of our outstanding share capital immediately following the completion of this offering, assuming in each case no exercise of the underwriters' option to purchase additional ADSs in this offering and no purchases of ADSs in this offering by such existing shareholders. As a result, these shareholders, if they act together, will have control over all matters that require approval of our shareholders.

This concentrated control will limit your ability to influence corporate matters for the foreseeable future and potentially in perpetuity, particularly because purchasers of ADSs in this offering, and purchasers of ordinary shares or ADSs in the open market following the completion of this offering or in subsequent offerings, will be unlikely to meet the requirements to have double voting rights attach to any ordinary shares held by them. This concentrated control could also discourage a potential investor from acquiring our ADSs or ordinary shares and might harm the market price of our ADSs or ordinary shares. We cannot predict whether the concentrated control of our shareholders who held our ordinary shares prior to the completion of this offering, including our executive officers, employees and directors and their affiliates, will result in a lower or more volatile market price of our ADSs or ordinary shares or in adverse publicity or other adverse consequences.

We have not elected to take advantage of the "controlled company" exemption to the corporate governance rules for publicly-listed companies but may do so in the future.

Because Frédéric Cren, our Chief Executive Officer, and Pierre Broqua, our Deputy Chief Executive Officer and Chief Scientific Officer, may act in concert and collectively own in excess of 50% of the voting power of our outstanding share capital, we are eligible to elect the "controlled company" exemption to the corporate governance rules for publicly-listed companies. We have not elected to do so. However, we may decide to become a controlled company in the future, and our status as a controlled company could cause our ADSs or ordinary shares to be less attractive to certain investors or otherwise harm the trading price of our securities.

Fluctuations in the exchange rate between the U.S. dollar and the euro may increase the risk of holding our ordinary shares and ADSs.

Our ordinary shares currently trade on Euronext Paris in euros, while our ADSs will trade on Nasdaq in U.S. dollars. Fluctuations in the exchange rate between the U.S. dollar and the euro may result in temporary differences between the value of our ADSs and the value of our ordinary shares, which may result in heavy trading by investors seeking to exploit such differences.

In addition, as a result of fluctuations in the exchange rate between the U.S. dollar and the euro, the U.S. dollar equivalent of the proceeds that a holder of our ADSs would receive upon the sale in France of any ordinary shares withdrawn from the depositary and the U.S. dollar equivalent of any cash dividends paid in euros on our ordinary shares represented by our ADSs could also decline.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds that we receive from this offering, including applications for working capital, possible acquisitions and other general corporate purposes, and we may spend or invest these proceeds in a way with which our shareholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. These investments may not yield a favorable return to our investors.

If securities or industry analysts do not publish research or publish inaccurate research or unfavorable research about our business, the price of our ordinary shares and ADSs and trading volume could decline.

The trading market for our ordinary shares and ADSs depends in part on the research and reports that securities or industry analysts publish about us or our business. If no or few securities or industry analysts cover our company, the trading price for our ordinary shares and ADSs would be negatively impacted. If one or more of the analysts who covers us downgrades our ordinary shares and ADSs or publishes incorrect or unfavorable research about our business, the price of our ordinary shares and ADSs would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, or downgrades our ordinary shares and ADSs, demand for our ordinary shares and ADSs could decrease, which could cause the price of our ordinary shares and ADSs or trading volume to decline.

We have no present intention to pay dividends on our ordinary shares in the foreseeable future and, consequently, your only opportunity to achieve a return on your investment during that time is if the price of our ADSs appreciates.

We have never declared or paid any cash dividends on our ordinary shares and we have no present intention to pay dividends in the foreseeable future. Any recommendation by our board of directors to pay dividends will depend on many factors, including our financial condition (including losses carried-forward), results of operations, legal requirements and other factors. Further, under French law, the determination of whether we have been sufficiently profitable to pay dividends is made on the basis of our statutory financial statements prepared and presented in accordance with accounting standards applicable in France. In addition, payment of dividends may subject us to additional taxes under French law. Please see the section of this prospectus titled "Description of Share Capital — Key provisions of our bylaws and French law affecting our ordinary shares — Rights, preferences and restrictions attaching to ordinary shares (Articles 11, 14, 28, 31 and 32 of the bylaws)" for further details on the limitations on our ability to declare and pay dividends and the taxes that may become payable by us if we elect to pay a dividend. Therefore, we may be more restricted in our ability to declare dividends than companies not based in France. If the price of our ADSs declines before we pay dividends, you will incur a loss on your investment, without the likelihood that this loss will be offset in part or at all by potential future cash dividends.

If you purchase our ADSs in the offering, you will experience substantial and immediate dilution.

If you purchase our ADSs in the offering, you will experience substantial and immediate dilution of $10.53 per ADS in the net tangible book value after giving effect to this offering at an offering price of $14.40 per ADS, because the price that you pay will be substantially greater than the net tangible book value per ADS that you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the offering price when they purchased their ordinary shares. You will experience additional dilution upon exercise of any outstanding founder's share warrants (bons de souscription de parts de créateur d'entreprise) and share warrants (bons de souscription d'actions) or acquisition of any free shares (actions gratuites) under our equity incentive plans, or if we otherwise issue additional shares below the public offering price. For a further description of the dilution that you will experience immediately after this offering, see the section of this prospectus titled "Dilution."

Future sales of ordinary shares or ADSs by existing shareholders could depress the market price of our ordinary shares and ADSs.

If our existing shareholders sell, or indicate an intent to sell, substantial amounts of ordinary shares or ADSs in the public market after the 90-day contractual lock-up and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our ordinary shares and ADSs could decline significantly and could decline below the offering price. Upon completion of this offering, we will have outstanding 38,166,011 ordinary shares, approximately 25.3% of which are subject to the 90-day contractual lock-up referred to above. The representatives of the underwriters may permit us, our directors and our executive officers to sell shares prior to the expiration of the lock-up agreements. See "Underwriting."

After the lock-up agreements pertaining to this offering expire, and based on the number of ordinary shares outstanding upon completion of this offering, 11,858,566 additional shares will be eligible for sale in the public market, all of which shares are held by directors and executive officers and will be subject to volume limitations under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. In addition, the ordinary shares subject to outstanding founder's share warrants (bons de souscription de parts de créateur d'entreprise), share warrants (bons de souscription d'actions) and free shares (actions gratuites) issued under our equity incentive plans and the shares reserved for future issuance under our equity incentive plans will become eligible for sale in the public market in the future, subject to certain legal and contractual limitations.

Following this offering, we intend to file one or more registration statements with the SEC covering ordinary shares available for future issuance under our equity incentive plans. Upon effectiveness of such registration statements, any shares subsequently issued under such plans will be eligible for sale in the public market, except to the extent that they are restricted by the lock-up agreements referred to above and subject to compliance with Rule 144 in the case of our affiliates. Sales of a large number of the shares issued under these plans in the public market could have an adverse effect on the market price of our ordinary shares and ADSs.

See the section of this prospectus titled "Shares and ADSs eligible for future sale" for a more detailed description of sales that may occur in the future. If these additional shares or ADSs are sold, or if it is perceived that they will be sold, in the public market, the trading price of our ordinary shares and ADSs could decline substantially.

The rights of shareholders in companies subject to French corporate law differ in material respects from the rights of shareholders of corporations incorporated in the United States.

We are a French public limited company (société anonyme). Our corporate affairs are governed by our bylaws and by the laws governing companies incorporated in France. The rights of shareholders and the responsibilities of members of our board of directors are in many ways different from the rights and obligations of shareholders in companies governed by the laws of U.S. jurisdictions. For example, in the performance of its duties, our board of directors is required by French law to consider the interests of our company, its shareholders, its employees and other stakeholders, rather than solely our shareholders and/or creditors. It is possible that some of these parties will have interests that are different from, or in addition to, your interests as a shareholder or holder of ADSs. Further, in accordance with French law, double voting rights automatically attach to each ordinary share of companies listed on a regulated market (such as the Euronext Paris, where our ordinary shares are listed) that is held of record in the name (action au nominatif) of the same shareholder for a period of at least two years, except as otherwise set forth in a company's bylaws. Our bylaws currently do not exclude such double voting rights; however, the holders of two-thirds of our outstanding voting rights may vote to amend our bylaws to exclude such double voting rights at any extraordinary general meeting of our shareholders. See "Management — Corporate Governance Practices" and "Description of Share Capital."

Our bylaws and French law contain provisions that may delay or discourage a takeover attempt.

Provisions contained in our bylaws and French corporate law could make it more difficult for a third-party to acquire us, even if doing so might be beneficial to our shareholders. In addition, provisions of our bylaws impose various procedural and other requirements, which could make it more difficult for shareholders to effect certain corporate actions. These provisions include the following:

  ▪
  under French law, the owner of 90% of the share capital and voting rights of a public company with registered seat in France and whose shares are listed on a regulated market in a Member State of the European Union or in a state party to the European Economic Area, or EEA, Agreement, including France, has the right to force out minority shareholders following a tender offer made to all shareholders;

  ▪
  under French law, a non-French resident must file a declaration for statistical purposes with the Bank of France (Banque de France) within twenty working days following the date of certain direct foreign investments in us, including any purchase of our ADSs. In particular, such filings are required in connection with investments exceeding €15 million that lead to the acquisition of at least 10% of our Company's share capital or voting rights or cross such 10% threshold; see the section of this prospectus titled "Limitations affecting shareholders of a French company";

  ▪
  under French law, certain investments in us by certain individuals or entities are subject to prior authorization of the Ministry of Economy pursuant to the decree n°2019-1590;

  ▪
  a merger (i.e., in a French law context, a stock for stock exchange following which our company would be dissolved into the acquiring entity and our shareholders would become shareholders of the acquiring entity) of our company into a company incorporated in the European Union would require the approval of our board of directors as well as a two-thirds majority of the votes held (of the votes cast, as from our general shareholders' meeting convened to vote on the financial statements for the year ended December 31, 2019) by the shareholders present, represented by proxy or voting by mail at the relevant meeting;

  ▪
  a merger of our company into a company incorporated outside of the European Union would require 100% of our shareholders to approve it;

  ▪
  under French law, a cash merger is treated as a share purchase and would require the consent of each participating shareholder;

  ▪
  our shareholders have granted and may grant in the future our board of directors broad authorizations to increase our share capital or to issue additional ordinary shares or other securities, such as warrants, to our shareholders, the public or qualified investors, including as a possible defense following the launching of a tender offer for our shares;

  ▪
  our shareholders have preferential subscription rights on a pro rata basis on the issuance by us of any additional securities for cash or a set-off of cash debts, which rights may only be waived by the extraordinary general meeting (by a two-thirds majority vote) of our shareholders or on an individual basis by each shareholder;

  ▪
  our Chief Executive Officer and Deputy Chief Executive Officer have double voting rights with respect to ordinary shares held by them, and their interests may not be aligned with those of our shareholders more generally with respect to a takeover attempt;

  ▪
  our board of directors has the right to appoint directors to fill a vacancy created by the resignation or death of a director, for the remaining duration of such director's term of office and subject to the approval by the shareholders of such appointment at the next shareholders' meeting, which prevents shareholders from having the sole right to fill vacancies on our board of directors;

  ▪
  our board of directors can be convened by our chairman, or our managing director, if any, upon request made to the chairman or, when no board meeting has been held for more than three consecutive months, by directors representing at least one third of the total number of directors;

  ▪
  our board of directors meetings can only be regularly held if at least half of the directors attend either physically or by way of videoconference or teleconference enabling the directors' identification and ensuring their effective participation in the board's decisions;

  ▪
  our shares are nominative or bearer, if the legislation so permits, according to the shareholder's choice;

  ▪
  approval of at least a majority of the votes held (of the votes cast, as from our general shareholders' meeting convened to vote on the financial statements for the year ended December 31, 2019) by shareholders present, represented by a proxy, or voting by mail at the relevant ordinary shareholders' general meeting is required to remove directors with or without cause;

  ▪
  advance notice is required for nominations to the board of directors or for proposing matters to be acted upon at a shareholders' meeting, except that a vote to remove and replace a director can be proposed at any shareholders' meeting without notice;

  ▪
  our bylaws can be amended in accordance with applicable laws;

  ▪
  the crossing of certain thresholds has to be disclosed and can impose certain obligations; see "Description of Share Capital — Key provision of our bylaws and French law affecting our ordinary shares — Declaration of crossing of ownership thresholds (Article 11 of the bylaws)";

  ▪
  transfers of shares shall comply with applicable insider trading laws and regulations and, in particular, with the Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse, or Market Abuse Regulation;

  ▪
  the French foreign investment regime and current or future changes to the regime requiring prior approval for certain potential investors acquiring 25% of the voting interest in the Company; and

  ▪
  pursuant to French law, our bylaws, including the sections relating to the number of directors and election and removal of a director from office, may only be modified by a resolution adopted by at least a two-third majority of the votes held (of the votes cast, as from our general shareholders' meeting convened to vote on the financial statements for the year ended December 31, 2019) of our shareholders present, represented by a proxy or voting by mail at the meeting.

Existing and potential investors in our ordinary shares or ADSs may have to request the prior authorization from the French Ministry of Economy prior to acquiring a significant ownership position in our ordinary shares or ADSs.

Under French law, investments of more than 25% by certain individuals or entities in a French company deemed to be a strategic industry may be subject to prior authorization of the French Ministry of Economy pursuant to the decree n°2019-1590 pursuant to the French foreign investment regime. This threshold may be reduced to 10%.

On July 2, 2020, the French Ministry of Economy informed us that we are subject to this regulation. As a result, investors in our ordinary shares or ADSs will have to request the prior authorization of the French Ministry of Economy before acquiring our ordinary shares or ADSs if: (i) they are (a) a non-French citizen, (b) a French citizen not residing in France, (c) a non-French entity or (d) a French entity controlled by one of the aforementioned individuals or entities; and (ii) such investor (a) acquires control of us, (b) acquires all or part of one of our business lines or (c) is a non-EU or non-EEA investors crossing, directly or indirectly, alone or in concert, a 25% threshold of voting rights in us.

This request for prior authorization must be filed with the French Ministry of Economy, which has 30 business days from receipt of the completed file to provide a first decision, which may (i) unconditionally authorize the investment or (ii) indicate that further examination is required. In the latter case, the French Ministry of Economy must make a second decision within 45 business days from its first decision. In case of lack of response from the French Ministry of Economy within the above mentioned timeframe, the authorization will be deemed refused. If the authorization is granted, it may be subject to the signature of a letter of undertaking aimed at protecting French national interests.

If an investment requiring the prior authorization of the French Minister of Economy is completed without such authorization having been granted, the French Minister of Economy might direct the relevant investor to nonetheless (i) submit a request for authorization, (ii) have the previous situation restored at its own expense or (iii) amend the investment. The relevant investor might also be found criminally liable and might be sanctioned with a fine which cannot exceed the greater of: (i) twice the amount of the relevant investment, (ii) 10% of the annual turnover before tax of the target company and (iii) €5 million (for an entity) or €1 million (for an individual).

Finally, on April 29, 2020, the French government announced that additional measures would be adopted in light of the COVID-19 crisis in order to protect French companies operating in strategic industries, such measures including lowering the above mentioned threshold in paragraph (ii)(c) from 25% to 10%. While these additional measures have not yet been published, the principal elements which have been rendered public are the following: (i) these measures would enter into force during the second half of 2020 and be applicable until the end of the year, (ii) these measures would not concern EU or EEA investors and (iii) the transactions falling within these additional measures would be subject to a "fast-track procedure".

Failure to comply with such measures could result in significant consequences on the applicable investor. Such measures could also delay or discourage a takeover attempt, and we cannot predict whether these measures will result in a lower or more volatile market price of our ADSs or ordinary shares.

Holders of our ADSs are not treated as shareholders of our company.

By participating in the offering you will become a holder of ADSs with underlying shares in a French public limited company (société anonyme). Holders of our ADSs are not treated as shareholders of our company, unless they withdraw the ordinary shares underlying our ADSs. The depositary, or its nominee, is the holder of the ordinary shares underlying our ADSs. Holders of ADSs therefore do not have any rights as shareholders of our company, other than the rights that they have pursuant to the deposit agreement.

You may not be able to exercise your right to vote the ordinary shares underlying your ADSs.

Holders of ADSs may exercise voting rights with respect to the ordinary shares represented by the ADSs only in accordance with the provisions of the deposit agreement. The deposit agreement provides that, upon receipt of notice of any meeting of holders of our ordinary shares, the depositary will fix a record date for the determination of ADS holders who shall be entitled to give instructions for the exercise of voting rights. Upon timely receipt of notice from us, if we so request, the depositary shall distribute to the holders as of the record date (1) the notice of the meeting or solicitation of consent or proxy sent by us and (2) a statement as to the manner in which instructions may be given by the holders.

Holders of ADSs may instruct the depositary to vote the ordinary shares underlying their ADSs. Otherwise, ADS holders will not be able to exercise their right to vote, unless they withdraw the ordinary shares underlying the ADSs they hold. However, ADS holders may not know about the meeting far enough in advance to withdraw those ordinary shares. If we ask for instructions from holders of ADSs, the depositary, upon timely notice from us, will notify them of the upcoming vote and arrange to deliver our voting materials to them. We cannot guarantee ADS holders that they will receive the voting materials in time to ensure that they can instruct the depositary to vote their ordinary shares or to withdraw their ordinary shares so that they can vote them themselves. If the depositary does not receive timely voting instructions from a holder of ADSs, it may give a proxy to a person designated by us to vote the ordinary shares underlying such holder's ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that ADS holders may not be able to exercise their right to vote, and there may be nothing they can do if the ordinary shares underlying their ADSs are not voted as they requested.

The right as a holder of ADSs to participate in any future preferential subscription rights or to elect to receive dividends in shares may be limited, which may cause dilution to the holdings of purchasers of ADSs in the offering.

According to French law, if we issue additional securities for cash, current shareholders will have preferential subscription rights for these securities on a pro rata basis unless they waive those rights at an extraordinary meeting of our shareholders (by a two-thirds majority vote) or individually by each shareholder. However, our ADS holders in the United States will not be entitled to exercise or sell such rights unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. In addition, the deposit agreement provides that the depositary will not make rights available to purchasers of ADSs in the offering unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act or exempted from registration under the Securities Act. Further, if we offer holders of our ordinary shares the option to receive dividends in either cash or shares, under the deposit agreement the depositary may require satisfactory assurances from us that extending the offer to holders of ADSs does not require registration of any securities under the Securities Act before making the option available to holders of ADSs. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, ADS holders may be unable to participate in our rights offerings or to elect to receive dividends in shares and may experience dilution in their holdings. In addition, if the depositary is unable to sell rights that are not exercised or not distributed or if the sale is not lawful or reasonably practicable, it will allow the rights to lapse, in which case you will receive no value for these rights.

Holders of ADSs may be subject to limitations on the transfer of their ADSs and the withdrawal of the underlying ordinary shares.

ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary think it is advisable to do so because of any requirement of law, government or governmental body, or under any provision of the deposit agreement, or for any other reason, subject to the right of ADS holders to cancel their ADSs and withdraw the underlying ordinary shares. Temporary delays in the cancellation of your ADSs and withdrawal of the underlying ordinary shares may arise because the depositary has closed its transfer books or we have closed our transfer books, the transfer of ordinary shares is blocked to permit voting at a shareholders' meeting or we are paying a dividend on our ordinary shares. In addition, ADS holders may not be able to cancel their ADSs and withdraw the underlying ordinary shares when they owe money for fees, taxes and similar charges and when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities. See "Description of American Depositary Shares — Your right to receive the ordinary shares underlying your ADSs."

ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing our ADSs provides that holders and beneficial owners of ADSs irrevocably waive the right to a trial by jury in any legal proceeding arising out of or relating to the deposit agreement or the ADSs, including in respect of claims under federal securities laws, against us or the depositary to the fullest extent permitted by applicable law. If this jury trial waiver provision is prohibited by applicable law, an action could nevertheless proceed under the terms of the deposit agreement with a jury trial. To our knowledge, the enforceability of a jury trial waiver under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a jury trial waiver provision is generally enforceable under the laws of the State of New York, which govern the deposit agreement, by a court of the State of New York or a federal court, which have non-exclusive jurisdiction over matters arising under the deposit agreement, applying such law. In determining whether to enforce a jury trial waiver provision, New York courts and federal courts will consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party has knowingly waived any right to trial by jury. We believe that this is the case with respect to the deposit agreement and the ADSs. In addition, New York courts will not enforce a jury trial waiver provision in order to bar a viable setoff or counterclaim sounding in fraud or one which is based upon a creditor's negligence in failing to liquidate collateral upon a guarantor's demand, or in the case of an intentional tort claim (as opposed to a contract dispute), none of which we believe are applicable in the case of the deposit agreement or the ADSs. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any provision of the federal securities laws. If you or any other holder or beneficial owner of ADSs brings a claim against us or the depositary in connection with such matters, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and/or the depositary. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action, depending on, among other things, the nature of the claims, the judge or justice hearing such claims, and the venue of the hearing.

We are an "emerging growth company" under the JOBS Act and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our ordinary shares or ADSs less attractive to investors.

We are an "emerging growth company," as defined in the U.S. Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies," including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the U.S. Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. We will not take advantage of the extended transition period provided under Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Since IFRS makes no distinction between public and private companies for purposes of compliance with new or revised accounting standards, the requirements for our compliance as a private company and as a public company are the same.

We cannot predict if investors will find our ordinary shares or ADSs less attractive because we may rely on these exemptions. If some investors find our ordinary shares or ADSs less attractive as a result, there may be a less active trading market for our ordinary shares or ADSs and the price of our ordinary shares or ADSs may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more; (2) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (3) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; and (4) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

As a foreign private issuer, we are exempt from a number of rules under the U.S. securities laws and are permitted to file less information with the SEC than a U.S. company. This may limit the information available to holders of ordinary shares or ADSs.

We are a foreign private issuer, as defined in the SEC's rules and regulations and, consequently, we are not subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, we are exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act, including the U.S. proxy rules under Section 14 of the Exchange Act. In addition, our officers and directors are exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. Moreover, while we currently make annual and semi-annual filings with respect to our listing on Euronext Paris and expect to file financial reports on an annual and semi-annual basis, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. domestic issuers and will not be required to file quarterly reports on Form 10-Q or current reports on Form 8-K under the Exchange Act. Accordingly, there will be less publicly available information concerning our company than there would be if we were not a foreign private issuer.

As a foreign private issuer, we are permitted and we expect to follow certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq's corporate governance standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the corporate governance standards of the Nasdaq Global Market.

As a foreign private issuer listed on the Nasdaq Global Market, we will be subject to Nasdaq's corporate governance standards. However, Nasdaq rules provide that foreign private issuers are permitted to follow home country corporate governance practices in lieu of Nasdaq's corporate governance standards as long as notification is provided to Nasdaq of the intention to take advantage of such exemptions. We intend to rely on exemptions for foreign private issuers and follow French corporate governance practices in lieu of Nasdaq's corporate governance standards, to the extent possible. Certain corporate governance practices in France, which is our home country, may differ significantly from Nasdaq corporate governance standards. For example, as a French company, neither the corporate laws of France nor our bylaws require a majority of our directors to be independent and we can include non-independent directors as members of our remuneration committee, and our independent directors are not required to hold regularly scheduled meetings at which only independent directors are present.

We are also exempt from provisions set forth in Nasdaq rules which require an issuer to provide in its bylaws for a generally applicable quorum, and that such quorum may not be less than one-third of the outstanding voting stock. Consistent with French law, our bylaws provide that, at the first meeting convened, a quorum requires the presence of shareholders having at least (1) 20% of the shares entitled to vote in the case of an ordinary shareholders' general meeting or at an extraordinary shareholders' general meeting where shareholders are voting on a capital increase by capitalization of reserves, profits or share premium (in case of lack of quorum, no quorum is required at the second meeting convened), or (2) 25% of the shares entitled to vote in the case of any other extraordinary shareholders' general meeting (in case of lack of quorum, it is decreased to at least 20% of the shares entitled to vote at the second meeting convened).

As a foreign private issuer, we are required to comply with Rule 10A-3 of the Exchange Act, relating to audit committee composition and responsibilities. Under French law, the audit committee may only have an advisory role and appointment of our statutory auditors, in particular, must be decided by the shareholders at our annual meeting.

Therefore, our shareholders may be afforded less protection than they otherwise would have under Nasdaq's corporate governance standards applicable to U.S. domestic issuers. For an overview of our corporate governance practices, see "Management — Corporate Governance Practices."

We may lose our foreign private issuer status in the future, which could result in significant additional cost and expense.

While we currently qualify as a foreign private issuer, the determination of foreign private issuer status is made annually on the last business day of an issuer's most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on June 30, 2020. In the future, we would lose our foreign private issuer status if we fail to meet the requirements necessary to maintain our foreign private issuer status as of the relevant determination date. We will remain a foreign private issuer until such time that more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of our executive officers or directors are U.S. citizens or residents; (2) more than 50% of our assets are located in the United States; or (3) our business is administered principally in the United States.

The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly more than costs we incur as a foreign private issuer. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive in certain respects than the forms available to a foreign private issuer. We would be required under current SEC rules to prepare our financial statements in accordance with U.S. GAAP, rather than IFRS, and modify certain of our policies to comply with corporate governance practices associated with U.S. domestic issuers. Such conversion of our financial statements to U.S. GAAP would involve significant time and cost. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers such as the ones described herein and exemptions from procedural requirements related to the solicitation of proxies.

U.S. investors may have difficulty enforcing civil liabilities against our company and directors and senior management and the experts named in this prospectus.

Certain members of our board of directors and senior management and certain experts named in this prospectus are non-residents of the United States, and all or a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, it may not be possible to serve process on such persons or us in the United States or to enforce judgments obtained in U.S. courts against them or us based on civil liability provisions of the securities laws of the United States. Additionally, it may be difficult to assert U.S. securities law claims in actions originally instituted outside of the United States. Foreign courts may refuse to hear a U.S. securities law claim because foreign courts may not be the most appropriate forums in which to bring such a claim. Even if a foreign court agrees to hear a claim, it may determine that the law of the jurisdiction in which the foreign court resides, and not U.S. law, is applicable to the claim. Further, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by the law of the jurisdiction in which the foreign court resides. In particular, there is some doubt as to whether French courts would recognize and enforce certain civil liabilities under U.S. securities laws in original actions or judgments of U.S. courts based upon these civil liability provisions. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in France. An award for monetary damages under the U.S. securities laws would be considered punitive if it does not seek to compensate the claimant for loss or damage suffered but is intended to punish the defendant. French law provides that a shareholder, or a group of shareholders, may initiate a legal action to seek indemnification from the directors of a corporation in the corporation's interest if it fails to bring such legal action itself. If so, any damages awarded by the court are paid to the corporation and any legal fees relating to such action may be borne by the relevant shareholder or the group of shareholders.

The enforceability of any judgment in France will depend on the particular facts of the case as well as the laws and treaties in effect at the time. The United States and France do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. See "Enforcement of civil liabilities."

After the completion of this offering, we may be at an increased risk of securities class action litigation.

Historically, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology and biopharmaceutical companies have experienced significant share price volatility in recent years. If we were to be sued, it could result in substantial costs and a diversion of management's attention and resources, which could harm our business.

U.S. holders of our ADSs may suffer adverse tax consequences if we are characterized as a passive foreign investment company.

Generally, if, for any taxable year, at least 75% of our gross income is passive income, or at least 50% of the value of our assets is attributable to assets that produce passive income or are held for the production of passive income, we would be characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. For purposes of these tests, passive income includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. Assets that produce or are held for the production of passive income may include cash, even if held as working capital or raised in a public offering, marketable securities, and other assets that may produce passive income.

Our status as a PFIC will depend on the composition of our income and the composition and value of our assets (which, may be determined in large part by reference to the market value of our ordinary shares and ADSs, which may be volatile) from time to time. Our status may also depend, in part, on how quickly we utilize the cash proceeds from this offering in our business. With respect to the taxable year ended December 31, 2019, we believe that we were a PFIC and it is possible that we will be classified as a PFIC for the current year. However, our status as a PFIC is a fact-intensive determination made on an annual basis and we cannot provide any assurances regarding our PFIC status for the past, current or future taxable years. If we are characterized as a PFIC, our U.S. holders may suffer adverse tax consequences, including having gains realized on the sale of our ADSs treated as ordinary income, rather than as capital gain and the loss of the preferential rate applicable to dividends received on our ADSs by individuals who are U.S. holders, and having interest charges apply to distributions by us and the proceeds of sales of the ADSs. A U.S. shareholder of a PFIC generally may mitigate these adverse U.S. federal income tax consequences by making a "qualified electing fund," or QEF, election, or, to a lesser extent, a "mark to market" election. If we determine that we are a PFIC for any taxable year, we will use commercially reasonable efforts to, and currently expect to, provide the necessary information for U.S. holders to make a QEF election. See "Material U.S. Federal Income and French Tax Considerations — Material U.S. Federal Income Tax Considerations for U.S. Holders — Passive Foreign Investment Company Considerations".

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, particularly the sections of this prospectus titled "Prospectus summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains forward-looking statements. All statements other than present and historical facts and conditions contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, plans and our objectives for future operations, are forward-looking statements. When used in this prospectus, the words "anticipate," "believe," "can," "could," "estimate," "expect," "intend," "is designed to," "may," "might," "plan," "potential," "predict," "objective," "should," or the negative of these and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

  ▪
  our plans to develop and commercialize our product candidates;

  ▪
  the timing of initiation of our planned clinical trials;

  ▪
  the timing of the availability of data from our clinical trials;

  ▪
  the timing of any planned investigational new drug application or new drug application;

  ▪
  our plans to research, develop and commercialize our current and future product candidates;

  ▪
  our ability to successfully collaborate with existing collaborators or enter into new collaborations, and to fulfill our obligations under any such collaboration agreements;

  ▪
  the clinical utility, potential benefits and market acceptance of our product candidates;

  ▪
  our commercialization, marketing and manufacturing capabilities and strategy;

  ▪
  our ability to identify additional products or product candidates with significant commercial potential;

  ▪
  our expectations related to the sufficiency of our capital resources and our use of proceeds from this offering;

  ▪
  developments and projections relating to our competitors and our industry;

  ▪
  the impact of government laws and regulations;

  ▪
  the potential effects of the recent COVID-19 pandemic on our business and, operations and clinical development timelines and plans;

  ▪
  our intellectual property position; and

  ▪
  our estimate regarding future revenue, expenses, capital requirements and need for additional financing.

You should refer to the section of this prospectus titled "Risk Factors" for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act do not protect any forward-looking statements that we make in connection with this offering.

In addition, statements that "we believe" and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

 USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $97.1 million (€85.7 million, based on an offering price of $14.40 per ADS, after deducting underwriting commissions and estimated offering expenses payable by us. If the underwriters exercise in full their option to purchase additional ADSs in this offering, we estimate that we will receive net proceeds from the offering of approximately $112.2 million (€98.9 million).

We currently expect to use the net proceeds from this offering, together with our existing cash and cash equivalents, as follows:

  ▪
  approximately $85.0 million to complete preparations for and initiate a Phase III clinical trial of lanifibranor for the treatment of patients with NASH;

  ▪
  approximately $30.0 million to complete our planned Phase Ib/II clinical trial of odiparcil in a pediatric population with MPS VI, initiate our planned label Phase IIa extension study of odiparcil in patients 16 years and above with MPS VI and initiate Phase III clinical development of odiparcil as a monotherapy and in combination with ERT for the treatment of adult and pediatric patients with MPS VI;

  ▪
  approximately $5.0 million to advance development of our Hippo pathway signaling program and other pre-clinical programs; and

  ▪
  the balance for working capital and general corporate purposes.

This expected use of the net proceeds from the offering represents our intentions based upon our current plans, business conditions and clinical trials to date. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of the offering or the amounts that we will actually spend on the uses set forth above.

Based on our planned use of the net proceeds of this offering, and our current cash and cash equivalents, we estimate that such funds will be sufficient to enable us to fund our operating expenses and capital expenditure requirements at least through the fourth quarter of 2022. We have based this estimate on assumptions that may prove to be incorrect, and we could use our available capital resources sooner than we currently expect.

Our management will have significant flexibility in applying the net proceeds of this offering. The timing and amount of our actual expenditures will be based on many factors, including the progress, cost and results of product development and clinical research and trials, the expenses we incur in our sales and marketing efforts, the scope of research and development efforts and other factors described under "Risk Factors" elsewhere in this prospectus, as well as the amount of cash used in our operations. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and our management will have broad discretion in the application of the net proceeds.

Pending our use of the net proceeds from the offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments.

 DIVIDEND POLICY

We have never declared or paid any dividends on our ordinary shares. We do not anticipate paying cash dividends on our ordinary shares or ADSs in the foreseeable future and intend to retain all available funds and any future earnings for use in the operation and expansion of our business, given our state of development.

Subject to the requirements of French law and our bylaws, dividends may only be distributed from our distributable profits, plus any amounts held in our available reserves which are reserves other than legal and statutory and revaluation surplus. See the section of this prospectus titled "Description of Share Capital — Key provisions of our bylaws and French law affecting our ordinary shares — Rights, preferences and restrictions attaching to ordinary shares (Articles 11, 14, 28, 31 and 32 of the bylaws)" for further details on the limitations on our ability to declare and pay dividends. Dividend distributions, if any in the future, will be made in euros and converted into U.S. dollars with respect to the ADSs, as provided in the deposit agreement. See "Description of American Depositary Shares — Dividends and other distributions."

 CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2020:

  ▪
  on an actual basis; and

  ▪
  on an as adjusted basis to reflect the issuance and sale of a total of 7,478,261 ADSs, representing 7,478,261 ordinary shares in this offering at an offering price of $14.40 per ADS, after deducting underwriting commissions and estimated offering expenses payable by us.

Our cash and cash equivalents and capitalization following the completion of this offering will depend on the actual offering price and other terms of this offering determined at pricing. The table should be read in conjunction with the information contained in "Use of Proceeds," "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as our financial statements and the related notes included elsewhere in this prospectus.

	As of March 31, 2020 (in thousands, except share and per share information)
	Actual	As adjusted
Cash and cash equivalents	€46,893	€132,547

Long-term debt, net of current portion	—	—
Shareholders' equity:
Ordinary shares, nominal value €0.01 per share: 30,687,750 shares issued and outstanding, actual; 38,166,011 shares issued and outstanding, as adjusted	307	382
Premiums related to share capital	100,654	186,233
Reserves	(44,690)	(44,690)
Net loss for the period	(6,798)	(6,798)

Total shareholders' equity	49,473	135,127

Total capitalization	€49,473	€135,127

The number of ordinary shares (including ordinary shares in the form of ADSs) that will be outstanding after the offering is based on 30,687,750 ordinary shares outstanding as of March 31, 2020 and excludes:

  ▪
  320,800 ordinary shares issuable upon the exercise of founder's share warrants (bons de souscription de parts de créateur d'entreprise) and share warrants (bons de souscription d'actions) outstanding as of March 31, 2020 at a weighted average exercise price of €5.72 per ordinary share ($6.31 per ordinary share based on the exchange rate of €0.907 per U.S. dollar in effect as of March 31, 2020);

  ▪
  484,350 ordinary shares issuable upon the vesting of free shares (actions gratuites) outstanding as of March 31, 2020; and

  ▪
  26,000,000 ordinary shares reserved for future issuance under our share-based compensation plans and other delegations of authority from our shareholders.

DILUTION

If you invest in our ADSs in the offering, your ownership interest will be diluted to the extent of the difference between the offering price per ADS paid by purchasers in this offering and the as adjusted net tangible book value per ADS, after completion of the offering. Our net tangible book value as of March 31, 2020 was €48.3 million ($53.3 million), or €1.57 per ordinary share (equivalent to $1.74 per ADS), based on the exchange rate of €0.907 per U.S. dollar in effect as of March 31, 2020. Net tangible book value per ordinary share is determined by dividing (1) our total assets less our intangible assets and our total liabilities by (2) the number of ordinary shares outstanding as of March 31, 2020, or 30,687,750 ordinary shares.

After giving effect to our sale of a total of 7,478,261 ADSs in the offering at an offering price of $14.40 per ADS, and after deducting underwriting commissions and estimated offering expenses payable by us, our as adjusted net tangible book value at March 31, 2020 (based on the exchange rate in effect as of March 31, 2020) would have been approximately €134.0 million ($147.7 million), or €3.51 per ordinary share (equivalent to $3.87 per ADS). This represents an immediate increase in net tangible book value of €1.94 per ordinary share (equivalent to $2.13 per ADS) to existing shareholders and an immediate dilution in net tangible book value of €9.19 per ordinary share (equivalent to $10.53 per ADS) to new investors.

The following table illustrates this dilution to new investors on a per ordinary share basis:

Offering price per ordinary share		€12.70

Historical net tangible book value per ordinary share as of March 31, 2020	€1.57
Increase in net tangible book value per ordinary share attributable to new investors participating in the offering	1.94

As adjusted net tangible book value per ordinary share after the offering		3.51

Dilution per ordinary share to new investors participating in the offering		€9.19

If the underwriters exercise their option to purchase additional ADSs in full, the as adjusted net tangible book value per ordinary share after the offering would be €3.75 per ordinary share (equivalent to $4.13 per ADS), the increase in the as adjusted net tangible book value to existing shareholders would be €2.17 per ordinary share (equivalent to $2.40 per ADS), and the dilution to new investors participating in the offering would be €8.95 per ordinary share (equivalent to $10.27 per ADS).

The following table sets forth, as of March 31, 2020, on the as adjusted basis described above, consideration paid to us in cash for ordinary shares (including in the form of ADSs) purchased from us by our existing shareholders and by new investors participating in the offering, based on an offering price of

$14.40 per ADS and before deducting underwriting commissions and estimated offering expenses payable by us:

	Ordinary shares purchased from Us
			Total consideration		Average price per ordinary share/ADS
	Number	Percent	Amount	Percent
Existing shareholders	30,687,750	80.4%	€100,961,425	51.5%	€3.29
New investors	7,478,261	19.6%	€94,945,299	48.5%	€12.70
Total	38,166,011	100.0%	€195,906,724	100.0%	€5.13

Other than translations of the offering price into U.S. dollars and translations of corresponding proceeds from the offering, which are determined at the exchange rate of €0.8817 per U.S. dollar, the exchange rate published by the European Central Bank on July 9, 2020, translations included in "Dilution" are calculated based on the exchange rate of €0.907 per U.S. dollar, the noon buying rate of the Federal Reserve Bank of New York on March 31, 2020.

The tables and calculations above are based on the number of ordinary shares (including ordinary shares in the form of ADSs) that will be outstanding after this offering, which is based on 30,687,750 ordinary shares outstanding as of March 31, 2020 and exclude:

  ▪
  320,800 ordinary shares issuable upon the exercise of founder's share warrants (bons de souscription de parts de créateur d'entreprise) and share warrants (bons de souscription d'actions) outstanding as of March 31, 2020 at a weighted average exercise price of €5.72 per ordinary share ($6.31 per ordinary share based on the exchange rate of €0.907 per U.S. dollar in effect as of March 31, 2020);

  ▪
  484,350 ordinary shares issuable upon the vesting of free shares (actions gratuites) outstanding as of March 31, 2020; and

  ▪
  26,000,000 ordinary shares reserved for future issuance under our share-based compensation plans and other delegations of authority from our shareholders.

 SELECTED FINANCIAL DATA

The following selected statement of income (loss) data for the years ended December 31, 2018 and 2019 and selected statement of financial position data as of December 31, 2018 and 2019 have been derived from our audited financial statements included elsewhere in this prospectus. Our audited financial statements have been prepared in accordance with International Financial Reporting Standards, or IFRS as issued by the International Accounting Standards Board.

The following selected statement of income (loss) data for the three months ended March 31, 2019 and 2020 and selected statement of financial position data as of March 31, 2020 have been derived from our unaudited interim condensed financial statements as of March 31, 2020 and for the three months ended March 31, 2019 and 2020. The unaudited interim condensed financial statements as of March 31, 2020 and for the three months ended March 31, 2019 and 2020 were prepared in accordance with IAS 34, Interim Financial Reporting, the standard of IFRS applicable to interim financial statements.

Our historical results and the results for the three months ended March 31, 2020 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2020 or in the future. You should read this selected data together with our financial statements and related notes beginning on page F-1 of this prospectus, as well as the sections of this prospectus titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information included elsewhere in this prospectus.

Selected Statement of Income (Loss) Data:

	Year ended December 31,		Three Months ended March 31,
	2018	2019	2019	2020
	(in thousands, except share and per share data)
Revenues	€3,197	€6,998	€1,027	€87
Other income	4,182	4,293	1,227	858

Total revenues and other income	7,379	11,291	2,255	945

Operating expenses:
Research and development expenses	(31,758)	(33,791)	(10,123)	(6,059)
Marketing — Business development expenses	(225)	(249)	(71)	(65)
General and administrative expenses	(6,045)	(6,088)	(1,671)	(1,546)
Other operating income (expense)	(2,255)	(1,475)	(77)	(81)

Total operating expenses	(40,282)	(41,603)	(11,942)	(7,751)

Operating profit (loss)	(32,903)	(30,312)	(9,688)	(6,805)

Financial income (loss)	(111)	93	(2)	7
Income tax	—	—	—	—

Net loss for the period	€(33,014)	€(30,218)	(9,690)	(6,798)

Basic/diluted loss per share	€(1.61)	€(1.28)	(0.44)	(0.23)

Weighted average number of outstanding shares used for computing basic/diluted loss per share	20,540,979	23,519,897	22,180,834	29,033,063

Selected Statement of Financial Position Data:

	As of December 31,		As of March 31,
	2018	2019	2020
	(in thousands)
Cash and cash equivalents	€56,692	€35,840	€46,893
Total assets	79,812	56,960	65,203
Total liabilities	18,216	15,568	15,730
Total shareholders' equity	61,596	41,392	49,473

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with the "Selected financial data" and our financial statements and the related notes thereto included elsewhere in this prospectus. In addition to historical information, the following discussion and analysis contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results and the timing of events could differ materially from those anticipated in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in sections titled "Risk Factors" and "Special Note Regarding Forward-Looking Statements." The audited financial statements as of and for the years ended December 31, 2019 and 2018 were prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. The unaudited interim condensed financial statements as of March 31, 2020 and for the three months ended March 31, 2020 and 2019 were prepared in accordance with IAS 34, Interim Financial Reporting, the standard of IFRS applicable to interim financial statements.

Overview

We are a clinical-stage biopharmaceutical company focused on the development of oral small molecule therapies for the treatment of non-alcoholic steatohepatitis, or NASH, mucopolysaccharidoses, or MPS, as well as other diseases with significant unmet medical need. We have built a pipeline backed by a discovery engine with an extensive library of proprietary molecules, a wholly-owned research and development facility and a team with significant expertise and experience in the development of compounds that target nuclear receptors, transcription factors and epigenetic modulation. Leveraging these assets and expertise, we are advancing two clinical candidates, lanifibranor and odiparcil for the treatment of NASH and MPS, respectively, as well as a deep pipeline of earlier stage programs in oncology and other diseases with significant unmet medical need.

We began our operations in 2012 following the purchase of assets from Abbott Laboratories, or Abbott. Our operations have focused on organizing and staffing our company, business planning, raising capital, entering into collaboration agreements and conducting pre-clinical and clinical development of our product candidates. We do not have any products approved for sale and have not generated any revenue from product sales. We received a net aggregate of €96.0 million in payments from Abbott pursuant to agreements entered into in connection with our formation, and raised €44.6 million in net proceeds from the initial public offering of our ordinary shares on Euronext Paris in February 2017, followed by €32.4 million in net proceeds from a private placement of our ordinary shares in April 2018, €8.6 million in net proceeds from two capital increases for categories of investors in September and October 2019 and €14.6 million in net proceeds from a capital increase for categories of investors in February 2020. We also received payments under our collaboration agreements with AbbVie, Inc. or AbbVie, and Boehringer Ingelheim International GmbH, or BI, research tax credits, subsidies and bank borrowings.

We have incurred significant operating losses in recent periods. Our net loss was €33.0 million and €30.2 million for the year ended December 31, 2018 and 2019, respectively, and €9.7 million and €6.8 million for the three months ended March 31, 2019 and 2020, respectively. We had cash and cash equivalents of €35.8 million and €46.9 million as of December 31, 2019 and March 31, 2020, respectively. We expect to incur significant expenses and substantial operating losses over the next several years as we advance clinical development and prepare for potential commercialization of lanifibranor and odiparcil and continue our pre-clinical and research and development efforts. Our net losses may fluctuate significantly from quarter to quarter and year to year, depending on the timing of our clinical trials, the receipt of milestone and other payments, if any, under our collaboration with AbbVie and our expenditures on other research and development activities. We anticipate that our expenses will increase substantially in connection with our ongoing activities, as we:

  ▪
  initiate additional clinical trials of lanifibranor and odiparcil in the United States and Europe;

  ▪
  continue the research and development of our pre-clinical programs, including planned and future clinical trials;

  ▪
  seek to discover and develop additional product candidates;

  ▪
  seek regulatory approvals for any product candidates that successfully complete clinical trials;

  ▪
  scale up our manufacturing capabilities to support the launch and commercialization of our product candidates, if approved;

  ▪
  establish a sales and marketing infrastructure for the commercialization of our product candidates, if approved;

  ▪
  maintain, expand and protect our intellectual property portfolio;

  ▪
  hire additional clinical, quality control and scientific personnel; and

  ▪
  add operational, financial and management information systems and personnel, including personnel to support our product development and commercialization efforts and our operations as a public company in the United States.

Impact of COVID-19

We have implemented business continuity plans designed to address and mitigate the impact of the COVID-19 pandemic on our employees, customers and our business. While we are experiencing limited impacts at this time, given the global economic slowdown, the overall disruption of global healthcare systems and the other risks and uncertainties associated with the pandemic, our business, financial condition, results of operations and growth prospects could be materially adversely affected.

We continue to closely monitor the COVID-19 situation as we evolve our business continuity plans and response strategy. In March 2020, we implemented work-from-home policies for all of our employees. We are currently preparing plans to reopen our offices to allow employees to return to the office, which will be based on a phased approach that is principles-based and local in design, with a focus on patient continuity, employee safety and optimal work environment. We are also working closely with our personnel and third-party manufacturers to manage our supply chain activities and mitigate potential disruptions to our product supplies as a result of the COVID-19 pandemic. However, if the COVID-19 pandemic persists for an extended period of time and begins to impact essential distribution systems, we could experience disruptions to our supply chain and operations.

We have also experienced, and may continue to experience, disruptions and delays in clinical development programs. For example, due to COVID-19, the recruitment and screening of new patients has been suspended at the University of Florida, where an investigator-initiated Phase II NAFLD study is currently ongoing. Some patients may not be able to comply with clinical trial protocols if quarantines impede patient movement or interrupt healthcare services. Similarly, our ability to recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 and adversely impact our clinical trial operations.

With respect to regulatory activities, to date we have not experienced delays in the timing of our interactions with regulatory authorities, however, we may be impacted by such delays due to, for example, absenteeism by governmental employees, inability to conduct planned physical inspections related to regulatory approval, or the diversion of regulatory efforts and attention to approval of other therapeutics or other activities related to COVID-19.

In May 2020, we entered into three credit agreements pursuant to which we received €10 million in the form of a State Guaranteed Loan (Prêts Garantis par l'Etat), which is provided by a syndicate of French banks and guaranteed by the French State in the context of the COVID-19 pandemic. The loan matures in May 2021, and we have the option to extend the maturity date for up to an additional four years. We believe that the net proceeds of this offering, together with our existing cash and cash equivalents at March 31, 2020 and the funds received under the credit agreements, will enable us to fund our operating expenses and capital expenditure requirements at least through the fourth quarter of 2022. However, our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings, third-party funding, marketing and distribution arrangements, as well as other collaborations, strategic alliances and licensing arrangements, or any combination of these approaches. The COVID-19 pandemic continues to rapidly evolve and has already resulted in a significant disruption of global financial markets. If the disruption persists and deepens, we could experience an inability to access such additional capital, which could in the future negatively affect our operations.

While we expect the COVID-19 pandemic to adversely affect our business operations and financial results, our clinical development and regulatory efforts, our corporate development objectives and the value of and market for our ordinary shares, will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate duration of the pandemic, travel restrictions, quarantines, social distancing and business closure requirements in the U.S., Europe and other countries, and the effectiveness of actions taken globally to contain and treat the disease.

Recent Developments

The following preliminary financial information as of June 30, 2020 is based upon our estimates and subject to completion of our financial closing procedures. Moreover, this data has been prepared solely on the basis of currently available information by, and is the responsibility of, Inventiva. KPMG S.A., our independent registered public accounting firm, has not audited or reviewed, and does not express an opinion with respect to, this data. This information is not a comprehensive statement of our financial results for this period, and our actual results may differ materially from these estimates due to the completion of our financial closing procedures, final adjustments, completion of the review of our financial statements and other developments that may arise between now and the time the review of our financial statements is completed. Our actual results as of June 30, 2020 will not be available until after this offering is completed. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control. See "Risk factors" and "Special note regarding forward-looking statements" elsewhere in this prospectus.

As of June 30, 2020, our cash and cash equivalents were €52.2 million, compared to €46.9 million as of March 31, 2020 and €35.8 million as of December 31, 2019. Our net cash flow amounted to €16.4 million in the six months ended June 30, 2020 compared to (€19.6) million in the first half of 2019. Net cash used in operating activities was (€10.7) million and (€18.7) million in the first half of 2020 and 2019, respectively. Net cash provided by (used in) financing activities was €28.1 million and (€0.1) in the first half of 2020 and 2019, respectively.

We expect that the net proceeds from this offering, together with our existing cash and cash equivalents, will enable us to fund our operating expenses and capital expenditure requirements at least through the fourth quarter of 2022.

Financial Operations Overview

Revenue

Our revenue consists primarily of up-front and milestone payments, as well as service fees, received under our collaboration with AbbVie and prior collaboration with BI.

Under our collaboration with AbbVie, we developed inverse agonists of the nuclear receptor RORg for the treatment of moderate to severe psoriasis. We completed performance of our obligations under our initial agreement with AbbVie with respect to our RORg program in August 2018, following a one-year extension, and with respect to all other programs in March 2019. Since April 2019, we no longer provide research services under our AbbVie collaboration, but remain eligible to receive up to an aggregate of €35 million in future milestone payments, as well as tiered royalties on product sales from the mid-single to low-double (below teens) digits.

Our collaboration with BI, was focused on the identification of new treatments for idiopathic pulmonary fibrosis and other fibrotic diseases and was ended in November 2019 following the BI's decision to prioritize other products in its portfolio.

To date, we have not generated any revenue from the sale of products and do not expect to do so for several years at a minimum. Our ability to generate product revenue and to become profitable will depend upon our ability to successfully develop and commercialize lanifibranor and odiparcil and our other programs. Because of the numerous risks and uncertainties associated with product development and regulatory approval, we are unable to predict the amount or timing of product revenue.

Other Income

Our other income consists primarily of research tax credits.

Research tax credits (crédit d'impôt recherche), or CIR, are granted by the French tax authorities to encourage technical and scientific research by French companies. Companies demonstrating that they have expenses that meet the required criteria, including research expenses located in France or certain other European countries, receive a tax credit that can be used against the payment of the corporate tax due the fiscal year in which the expenses were incurred and during the next three fiscal years. Companies may receive cash reimbursement for any excess portion. We requested the reimbursement of the CIR for 2018 in 2019 (paid in January 2020) and we requested the reimbursement of the CIR for 2019 in 2020, in each case under the community tax rules for small and medium sized entities and in compliance with the current regulations. CIRs are subject to audit by the French tax authorities. In August 2018, we received a collection notice in the amount of €1.9 million, including penalties and late payment interest, related to our CIRs for the 2013, 2014 and 2015 taxable years, which we continue to dispute as of the date of this prospectus.

Research and Development Expenses

Research and development expenses consist primarily of costs incurred in connection with the development of our product candidates and pre-clinical programs. We expense research and development costs as incurred. These expenses include:

  ▪
  personnel expenses, including salaries, benefits and share-based compensation expense, for employees engaged in research and development activities;

  ▪
  costs of funding research performed by third parties, including pursuant to agreements with contract research organizations, or CROs, as well as investigative sites and consultants that conduct our pre-clinical studies and clinical trials;

  ▪
  expenses incurred under agreements with contract manufacturing organizations, or CMOs, including manufacturing scale-up expenses and the cost of acquiring and manufacturing pre-clinical study and clinical trial materials;

  ▪
  expenses for regulatory activities, including filing fees paid to regulatory agencies;

  ▪
  depreciation and amortization; and

  ▪
  allocated expenses for facility costs, including rent, utilities and maintenance.

Following the application of IFRS 16 Leases as of January 1, 2019, only rent that is exempt from IFRS 16 is recognized as expense.

We typically use our employee, consultant and infrastructure resources across our development programs. We track certain outsourced development costs by product candidate, but we do not allocate all personnel costs or other internal costs to specific product candidates.

We expect our research and development expenses will increase for the foreseeable future as we seek to advance development of our product candidates. Further, product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. The successful development of our product candidates is highly uncertain. At this time, we cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the remainder of the development of lanifibranor or odiparcil, and we may never succeed in obtaining regulatory approval for lanifibranor, odiparcil or any future product candidates we may develop. We are also unable to predict when, if ever, material net cash inflows may commence from sales of lanifibranor, odiparcil or any future product candidates we may develop due to the numerous risks and uncertainties associated with clinical development, including risks and uncertainties related to:

  ▪
  the number of clinical sites included in the trials;

  ▪
  the length of time required to enroll suitable patients;

  ▪
  the number of patients that ultimately participate in the trials;

  ▪
  the number of doses patients receive;

  ▪
  the duration of patient follow-up;

  ▪
  the results of our clinical trials;

  ▪
  the establishment of commercial manufacturing capabilities;

  ▪
  the receipt of marketing approvals; and

  ▪
  the commercialization of product candidates.

General and Administrative Expenses

General and administrative expenses include personnel costs, including salaries, benefits and share-based compensation expense, for personnel other than employees engaged in research and development and marketing and business development activities. General and administrative expenses also include fees for professional services, mainly related to audit and legal services; consulting costs; communications and travel costs; allocated expenses for facility costs, including rent, utilities and maintenance; directors' attendance fees; and insurance costs. Following the application of IFRS 16 Leases as of January 1, 2019, only rent that is exempt from IFRS 16 is recognized as expense.

We anticipate that our general and administrative expenses will increase in the future as we grow our support functions for the expected increase in our research and development activities and the potential commercialization of our product candidates. We also anticipate increased expenses associated with being a public company in the United States, including costs related to audit, legal, regulatory and tax-related services associated with maintaining compliance with U.S. exchange listing and SEC requirements, director and officer insurance premiums, and investor relations costs.

Marketing — Business Development Expenses

Marketing — business development expenses consists primarily of personnel costs, including salaries, benefits and share-based compensation expense, for our business development team. We anticipate that our sales and marketing expenses will increase in the future as we prepare for the potential launch and commercialization of our product candidates, if approved.

Other Operating Income (Expenses)

For the year ended December 31, 2019, our other operating income (expenses) consisted primarily of restructuring costs incurred in connection with the implementation of our redundancy plan pursuant to an agreement signed on June 11, 2019.

For the year ended December 31, 2018, our other operating income (expenses) consisted of transaction costs incurred in connection with a contemplated financing transaction.

In December 2016, we received a proposed payroll tax adjustment from the French tax authorities with respect to the 2013 taxable year. The proposed adjustment related to the classification of the subsidy granted to us, subject to conditions, in 2012 by Abbott in connection with our asset purchase. In July 2017, the proposed payroll tax adjustment was extended to the 2014 and 2015 taxable years and amounted to a total of €1.9 million, in the aggregate, including penalties and late payment interest. Under the terms of our asset purchase agreement with Abbott, Abbott is required to indemnify us in an amount up to €2.0 million for any amount claimed by the French tax authorities in relation to the tax treatment of the subsidy granted to us with respect to the 2012 through 2017 taxable years. While we continue to dispute the payroll tax adjustment with the French tax authorities, we accrued expense in the amount of the total proposed payroll tax adjustment related to the 2013 to 2015 taxable years as of December 31, 2016 and offsetting income in an equal amount as a result of Abbott's indemnity obligation as of December 31, 2016.

In 2019, our payroll taxes for the 2016, 2017 and 2018 taxable years were audited by the French tax authorities and we received a proposed tax adjustment of €1.7 million (including penalties and late payment interest) in December 2019. This proposed tax adjustment gave rise to a potential risk of €0.5 million (including penalties and late payment interest) for the 2018 taxable year. We challenged the adjustment and, on June 16, 2020, we received a response from the tax authorities resolving the dispute in our favor for fiscal year 2018 and granting us a concession on the related payroll taxes.

Net Financial Income (Expense)

Net financial income (expense) relates primarily to interest and other expense for loans and other financial debts, offset by income received from cash and cash equivalents, as well as foreign exchange gains and losses.

Income Tax

Income tax income reflects our current income tax, as well as our deferred tax income (expense).

In 2018 and 2019, we have faced tax losses. As the recoverability of our tax losses is not considered probable in subsequent periods due to the uncertainties inherent in our business, no deferred tax assets were recognized in the financial statements as of December 31, 2018 or December 31, 2019.

Results of Operations

Comparison of the three months ended March 31, 2019 and 2020

Revenue

We generated revenue of €0.1 million in the three months ended March 31, 2020, a decrease of €0.9 million compared to revenue of €1.0 million generated in the three months ended March 31, 2019. This decrease is primarily due to the end of our collaboration with Boehringer Ingelheim, or BI, and the completion of our research services provided to Enyo Pharma.

Other income

We generated other income of €0.9 million in the three months ended March 31, 2020 compared to €1.2 million as of March 31, 2019, which represents a decrease of 30%. This decrease is primarily due to a reduction of research and development activities in the first quarter of 2020. Other Income consisted of research tax credits in the periods ended March 31, 2019 and 2020, respectively.

Research and development expenses

Our research and development expenses were €6.1 million in the three months ended March 31, 2020, a decrease of 40% compared to research and development expenses of €10.1 million in three months ended March 31, 2019.

The components of our research and development expenses were as follows for the three months periods presented:

	Three months ended March 31,
(in thousands of €)	2019	2020	% change
Research, pre-clinical study and clinical trial expenses	5,876	2,854	(51)%
Personnel costs, other than share-based compensation	2,096	1,591	(24)%
Share-based compensation expense	237	193	(19)%
Other expenses	1,914	1,421	(26)%

Total research and development expenses	10,123	6,059	(40)%

The decrease in our research and development expenses was primarily the result of a €3.0 million, or 51%, decrease in research, pre-clinical study and clinical trial expenses, which are broken down by product candidate for the three months ended March 31, 2019 and 2020 in the following table:

	Three months ended March 31,
(in thousands of €)	2019	2020	% change
Lanifibranor	4,148	1,833	(56)%
Odiparcil	1,186	865	(27)%
YAP/TEAD	408	144	(65)%
Other	134	12	(91)%
Total Research, pre-clinical study and clinical trial expenses	5,876	2,854	(51)%

The decrease in research, pre-clinical study and clinical trial expenses is primarily related to a €2.3 million decrease in the development costs of lanifibranor related to the NATIVE Phase IIb trial and a €0.3 million decrease in the development costs of odiparcil for the treatment of MPS VI. Also contributing to this decrease is the discontinuation of our systemic sclerosis, or SSc, program in February 2019 and the savings generated following the redundancy plan implemented in 2019.

General and administrative expenses

Our general and administrative expenses were €1.5 million in the three months ended March 31, 2020, a decrease of 8% compared to general and administrative expenses of €1.7 million in the three months ended March 31, 2019.

Marketing — business development expenses

Our marketing — business development expenses remained consistent in an amount of €0.1 million in the three months ended March 31, 2020 and 2019.

Other operating income (expenses)

Our other operating expense remained consistent in an amount of €0.1 million in the three months ended March 31, 2020 and 2019.

Net financial income (expenses)

Our net financial income was €7 thousand in the three months ended March 31, 2020 compared to a net financial expense of €2 thousand in the three months ended March 31, 2019.

Comparison of the years ended December 31, 2018 and 2019

Revenue

We generated revenue of €7.0 million in the year ended December 31, 2019, an increase of €3.8 million compared to revenue of €3.2 million generated for the year ended December 31, 2018. The increase was primarily related to the €3.5 million milestone payment from AbbVie in December 2019 following the enrollment of the first patient with psoriasis in the ongoing clinical trial of ABBV-157, and the reversal of all contract liabilities recognized as of December 31, 2018 in application of IFRS 15 — Revenue from Contracts with Customers in an amount of €2.1 million following BI's decision to end our collaboration.

This increase was partially offset by a €1.8 million decrease in recurring revenue received from our collaboration agreements with AbbVie and BI and our research services provided to Enyo Pharma following the completion of our services rendered under each agreement in 2019.

Other Income

We generated other income of €4.3 million in the year ended December 31, 2019 compared to other income of €4.2 million generated in the year ended December 31, 2018, which represents an increase of 3%. Other Income consisted of research tax credits in the years ended December 31, 2019 and 2018, respectively.

Research and Development Expenses

Our research and development expenses were €33.8 million in the year ended December 31, 2019, an increase of 6% compared to research and development expenses of €31.8 million in the year ended December 31, 2018.

The components of our research and development expenses were as follows for the periods presented:

	Year ended December 31,
(in thousands of €)	2018	2019	% change
Research, pre-clinical study and clinical trial expenses	17,351	19,353	12%
Personnel costs, other than share-based compensation	7,109	7,208	1%
Share-based compensation expense	516	868	68%
Other expenses	6,782	6,362	(6)%

Total research and development expenses	31,758	33,791	6%

The increase in our research and development expenses was primarily the result of a €2.0 million, or 12%, increase in research, pre-clinical study and clinical trial expenses, which are broken down by product candidate for the year ended December 31, 2018 and 2019 in the following table:

	Year ended December 31,
(in thousands of €)	2018	2019	% change
Lanifibranor	11,865	13,209	11%
Odiparcil	3,285	4,965	51%
YAP/TEAD	1,386	1,094	(21)%
Other	815	92	(89)%
Total Research, pre-clinical study and clinical trial expenses	17,351	19,353	12%

The increase in research, pre-clinical study and clinical trial expenses is primarily related to lanifibranor and odiparcil. Research, pre-clinical study and clinical trial expenses of lanifibranor increased by €1.3 million, or 11%, primarily due to the continuation of the NATIVE Phase IIb study.

Research, pre-clinical study and clinical trial expenses of odiparcil increased by €1.7 million, or 51%, primarily due to the continuation of the iMProveS Phase IIa study, of which the results were published at the end of 2019.

These increases were partially offset by a €0.7 million decrease in other research, pre-clinical study and clinical trial expenses and a €0.3 million decrease in expenses incurred in connection with our YAP/TEAD program.

General and Administrative Expenses

Our general and administrative expenses were €6.1 million in the year ended December 31, 2019, an increase of 1% compared to general and administrative expenses of €6.0 million in the year ended December 31, 2018. The increase in general and administrative expenses primarily related to an increase in share-based compensation expenses, partially offset by the decrease in fees for the legal and financial departments, resulting from the expansion of the legal team.

Marketing — Business Development Expenses

Our marketing — business development expenses remained consistent in an amount of €0.2 million in the years ended December 31, 2019 and 2018.

Other Operating Income (Expenses)

In the year ended December 31, 2018, we had net other operating expense of €2.3 million related to the transaction costs incurred in connection with a contemplated financing transaction.

In the year ended December 31, 2019, we had net other operating expense of €1.5 million primarily related to the restructuring costs of €1.1 million incurred in connection with the implementation of our redundancy plan, residual transaction costs of €0.3 million and the additional late payment interest of €0.1 million related to the payroll tax adjustment.

Net Financial Income (Expense)

Our net financial income was €0.1 million in the year ended December 31, 2019 compared to a net financial expense of €0.1 million in the year ended December 31, 2018. The change was primarily attributable to increased income on cash equivalents due to more favorable bond market conditions.

Liquidity and Capital Resources

From our inception through March 31, 2020, we have received a net aggregate of €96.0 million in payments from Abbott pursuant to agreements entered into in connection with our formation, raised €44.6 million in net proceeds from the initial public offering of our ordinary shares on Euronext Paris in February 2017, €32.4 million in net proceeds from a private placement of our ordinary shares in April 2018, €8.6 million in net proceeds from two capital increases reserved to categories of investors in September and October 2019 and €14.7 million in net proceeds from a capital increase reserved to categories of investors in February 2020. In addition, we have received an aggregate of €9.0 million and €3.0 million in upfront and milestone payments under our collaboration agreements with AbbVie and BI, respectively. We have also received an aggregate of €20.7 million of CIR reimbursements, as well as an aggregate of €1.1 million and €0.4 million of non-refundable subsidies from Bpifrance and France's national research agency, respectively.

As of March 31, 2020, we had cash and cash equivalents of €46.9 million. As of December 31, 2019, we had cash and cash equivalents of €35.8 million. The following table shows a summary of our cash flows for the periods indicated:

	Year ended December 31,		Three months ended March 31,
(in thousands of €)	2018	2019	2019	2020
Net cash provided by (used in) operating activities	(34,207)	(28,404)	(8,576)	(3,580)
Net cash provided by (used in) investing activities	(420)	(826)	(797)	—
Net cash provided by (used in) financing activities	32,268	8,378	(51)	14,633

Net decrease in cash and cash equivalents	(2,358)	(20,852)	(9,425)	11,053

Operating Activities

During the year ended December 31, 2018, we used €34.2 million of cash in operating activities. Cash used in operating activities mainly reflected our net loss of €33.0 million and non-cash income of €2.2 million, principally related to the right to receive our CIR reimbursement of €4.2 million for 2018.

During the year ended December 31, 2019, we used €28.4 million of cash in operating activities. Cash used in operating activities reflected our net loss of €30.2 million and non-cash income of €1.3 million, principally related to the right to receive our CIR reimbursement of €4.3 million for 2019, partially offset by €3.6 million of the 2017 CIR received in 2019.

During the three months ended March 31, 2019, we used €8.6 million of cash in operating activities. Cash used in operating activities reflected our net loss of €9.7 million and non-cash income of €1.3 million, primarily related to the right to receive our CIR reimbursement of €1.2 million for the first quarter of 2019.

During the three months ended March 31, 2020, we used €3.6 million of cash in operating activities. Cash used in operating activities mainly reflected our net loss of €6.8 million and non-cash income of €0.3 million, primarily related to the right to receive our CIR reimbursement of €0.8 million for the first quarter 2020, partially offset by €4.2 million of the 2018 CIR received in 2020.

Investing Activities

During the year ended December 31, 2018, we used €0.4 million of cash in investing activities. Cash used in investing activities reflected the acquisitions of property, plant and equipment totaling €0.5 million, primarily research equipment and software, partially offset by changes in long-term deposit of €0.1 million.

During the year ended December 31, 2019, we used €0.8 million of cash in investing activities. Cash used in investing activities reflected mainly the deposit of €0.7 million pledged in February 2019 in connection with the surety provided to the French tax authorities related to the payroll tax audit.

During the three months ended March 31, 2019, we used €0.8 million of cash in investing activities. Cash used in investing activities reflected mainly the deposit account of €0.7 million pledged in February 2019 in connection with the surety provided to the French tax authorities related to the payroll tax audit.

During the three months ended March 31, 2020, investing activities were nil.

Financing Activities

During the year ended December 31, 2018, financing activities provided €32.3 million of cash, primarily consisting of the net proceeds from a private placement of our ordinary shares in April 2018.

During the year ended December 31, 2019, financing activities provided €8.4 million of cash, primarily consisting of the net proceeds from the two capital increases carried out in September and October 2019.

During the three months ended March 31, 2019, we used €0.1 million of cash in financing activities, primarily due to the repayment of our bank borrowings in accordance with the payment schedule.

During the three months ended March 31, 2020, financing activities provided €14.6 million of cash, primarily consisting of the net proceeds from a private placement of our ordinary shares in February 2020.

Operating Capital Requirements

We expect our expenses to increase in connection with our ongoing activities, particularly as we continue the research and development of, continue or initiate clinical trials of, and seek marketing approval for, our product candidates. In addition, if we obtain marketing approval for any of our product candidates, we expect to incur significant commercialization expenses related to program sales, marketing, manufacturing and distribution to the extent that such sales, marketing and distribution are not the responsibility of collaborators. Furthermore, following the completion of this offering, we expect to incur additional costs associated with operating as a public company in the United States. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate our research and development programs or future commercialization efforts. In May 2020, we entered into three credit agreements pursuant to which we received €10 million in the form of a State Guaranteed Loan (Prêts Garantis par l'Etat), which is provided by a syndicate of French banks and guaranteed by the French State. The loan matures in May 2021, and we have the option to extend the maturity date for up to an additional four years. We believe that the net proceeds of this offering, together with our existing cash and cash equivalents at March 31, 2020 and the funds received under the credit agreements, will enable us to fund our operating expenses and capital expenditure requirements at least through the fourth quarter of 2022. We have based this estimate on assumptions that may prove to be wrong, and we could use our capital resources sooner than we currently expect.

Our future capital requirements will depend on many factors, including:

  ▪
  the scope, progress, results and costs of product discovery, pre-clinical studies and clinical trials;

  ▪
  the scope, prioritization and number of our research and development programs;

  ▪
  the costs, timing and outcome of regulatory review of our product candidates;

  ▪
  our ability to establish and maintain collaborations on favorable terms;

  ▪
  the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;

  ▪
  the extent to which we acquire or in-license other product candidates and technologies;

  ▪
  the costs of securing manufacturing arrangements for commercial production; and

  ▪
  the costs of establishing or contracting for sales and marketing capabilities if we obtain regulatory approvals to market our product candidates.

Identifying potential product candidates and conducting pre-clinical studies and clinical trials is a time-consuming, expensive and uncertain process that takes many years to complete, and we may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, our product candidates, if approved, may not achieve commercial success. Our commercial revenues, if any, will be derived from sales of product candidates that we do not expect to be commercially available for many years, if at all. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives. Adequate additional financing may not be available to us on acceptable terms, or at all.

Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If we raise funds through additional collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Contractual Obligations

The following tables disclose aggregate information about our material contractual obligations and the periods in which payments are due as of December 31, 2019 and March 31, 2020, respectively. Future events could cause actual payments and timing of payments to differ from the contractual cash flows set forth below.

December 31, 2019	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
	(in thousands of €)
Bank borrowings(1)	74	—	—	—	74
Other loans and similar borrowings(2)	3	—	—	—	3
Lease liabilities(3)	35	2	—	—	37

Total	112	2	—	—	114

March 31, 2020	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
	(in thousands of €)
Bank borrowings(1)	40	—	—	—	40
Other loans and similar borrowings(2)	4	—	—	—	4
Lease liabilities(3)	14	—	—	—	14

Total	58	—	—	—	58

(1)
Our bank loans consisted of (1) a loan from Crédit Agricole in the outstanding principal amount of €19,590 and €4,905 as of December 31, 2019 and March 31, 2020, respectively, which bears interest at a fixed annual rate of 1.32% and is repayable in regular installments over a 60-month term, (2) a loan from CIC Lyonnaise de Banque in the outstanding principal amount of €15,374 and €9,240 as of December 31, 2019 and March 31, 2020, respectively, which bears interest at a fixed annual rate of 1.50% and is repayable in regular installments over a 60-month term and (iii) a loan from Société Générale in the outstanding principal amount of €38,832 and €25,917, as of December 31, 2019 and March 31, 2020, respectively, which bears interest at a fixed annual rate of 0.90% and is repayable in regular installments over a 60-month term.

(2)
Other loans and similar borrowings correspond to current bank overdraft facilities.

(3)
Lease liabilities were accounted for according to the new lease standard IFRS 16 and represent the present value of the remaining lease payments

The amounts of contractual obligations set forth in the tables above are associated with contracts that are enforceable and legally binding and that specify all significant terms, fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts. The table does not include obligations under agreements that we can cancel without a significant penalty.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with IFRS as issued by the IASB. Some of the accounting methods and policies used in preparing our financial statements under IFRS are based on complex and subjective assessments by our management or on estimates based on past experience and assumptions deemed realistic and reasonable based on the circumstances concerned. The actual value of our assets, liabilities and shareholders' equity and of our earnings could differ from the value derived from these estimates if conditions change and these changes had an impact on the assumptions adopted. We believe that the most significant management judgments and assumptions in the preparation of our financial statements as of and for the years ended December 31, 2019 and 2018 and the interim financial statements as of and for the three months ended March 31, 2020 and 2019 are described below. See Note 3 to our financial statements as of and for the years ended December 31, 2019 and 2018 for a description of our other significant accounting policies.

Revenue

Allocation of Transaction Price to Performance Obligations  —  A contract's transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. To determine the proper revenue recognition method, we evaluate whether the contract should be accounted for as more than one performance obligation. This evaluation requires significant judgment; some of our contracts have a single performance obligation as the promise to transfer the individual goods or services is not separately identifiable from other promises in the contracts and, therefore, not distinct. For contracts with multiple performance obligations, we allocate the contract's transaction price to each performance obligation using our best estimate of the standalone selling price of each distinct good or service in the contract.

Variable Consideration  —  Due to the nature of the work required to be performed on many of our performance obligations, the estimation of total revenue and cost at completion is complex, subject to many variables and requires significant judgment. It is common for our collaboration agreements to contain variable consideration that can increase the transaction price. Variability in the transaction price arises primarily due to milestone payments obtained following the achievement of specific milestones (e.g., scientific results or regulatory or commercial approvals). We include the related amounts in the transaction price as soon as their receipt is highly probable. The effect of the increase of the transaction price due to milestones payments is recognized as an adjustment to revenue on a cumulative catch-up basis.

Revenue Recognized Over Time and Input Method  —  Our performance obligations are satisfied over time as work progresses or at a point in time. For our collaboration agreements, because services are rendered over time, revenue is recognized based on the extent of progress towards completion of the performance obligation, using an input measure of progress as it best depicts the transfer of control to the customer.

Under our input measure of progress, the extent of progress towards completion is measured based on the ratio of days expended to date to the total estimated days at completion of the performance obligation.

Provision for Tax Audit

We calculate our provision for tax audit based on an estimate of the related risk. The provision represents the best estimate of the amount required to settle any amounts owed to the relevant tax authorities at the end of the reporting period.

Research Tax Credit

The amount of the research tax credit for which we are eligible depends on internal and external research and development expenditures. The calculation of eligible expenditures requires management to make judgments and estimates.

Share-Based Compensation

We have granted share-based compensation to certain employees, as well as to members of our board of directors and certain other parties in the form of founder's share warrants (bons de souscription de parts de créateur d'entreprise) share warrants (bons de souscription d'actions) and bonus share awards (actions gratuites).

We account for share-based compensation in accordance with the authoritative guidance on share-based compensation, IFRS 2 Share-based payment, or IFRS 2. Under the fair value recognition provisions of IFRS 2, share-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award.

Determining the fair value of share-based awards at the grant date requires judgment. We use the Black-Scholes option-pricing model to determine the fair value of share-based awards. The determination of the grant date fair value of share-based awards using an option-pricing model is affected by assumptions regarding a number of complex and subjective variables. These variables include the fair value of our ordinary shares on the date of grant, the expected term of the awards, our share price volatility, risk-free interest rates and expected dividends.

For the years ended December 31, 2018 and 2019, we recorded share-based compensation expenses of €0.8 million and €1.4 million, respectively. For the three months ended March 31, 2019 and 2020, we recorded share-based compensation expenses of €0.4 million and €0.2 million, respectively.

New Accounting Standards

We adopted IFRS 16 – Leases, effective from January 1 2019. In accordance with this standard, we recognized:

  ▪
  an asset, representing our right to use the leased asset during the lease term (right-of-use asset); and

  ▪
  a liability, representing the value of the outstanding lease payments (lease liability).

In accordance with IFRS 16, as we used the simplified retrospective method, our comparative data have not been restated. However, the impact being less than €0.1 million on our income statement for the year ended December 31,2019, the comparability of our result of operations between 2018 and 2019 is not materially impacted.

See Note 2.1. to our 2019 annual financial statements for further details on IFRS 16 first-time adoption impacts.

Off-Balance Sheet Arrangements

During the periods presented, we did not and do not currently have any off-balance sheet arrangements as defined under Securities and Exchange Commission rules, such as relationships with other entities or financial partnerships, which are often referred to as structured finance or special purpose entities, established for the purpose of facilitating financing transactions that are not required to be reflected on our statement of financial position.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Currency Exchange Risk

We use the euro as our functional currency for our financial communications. However, a portion of our operating expenses is denominated in foreign currencies as a result of our studies and clinical trials performed in the United States, United Kingdom, Switzerland, Australia, Canada and Sweden. During 2019, these expenses in foreign currencies totaled approximately €3.8 million based on the exchange rates in effect at the date of each transaction, or approximately 9% of our operating expenses, compared to approximately €2.3 million, or 6%, during 2018. During the three months ended March 31, 2020, these expenses in foreign currencies totaled approximately €0.6 million, or approximately 8% of our operating expenses. As a result, we are exposed to foreign exchange risk inherent in operating expenses incurred. Due to the relatively low level of these expenditures, the exposure to foreign exchange risk is unlikely to have a material adverse impact on our results of operations or financial position. In addition, we currently have revenues only in euros. As we advance our clinical development in the United States and potentially commercialize our product candidates in that market, we expect to face greater exposure to exchange rate risk and would then consider using exchange rate hedging techniques at that time.

Interest Rate Risk

We believe we have very low exposure to interest rate risk. Such exposure primarily involves our money market funds and time deposit accounts. Changes in interest rates have a direct impact on the rate of return on these investments and the cash flows generated. The repayment flows of the conditional advances from BPI France are not subject to interest rate risk.

Credit Risk

We believe that the credit risk related to our cash and cash equivalents is not significant in light of the quality of the financial institutions at which such funds are held.

JOBS Act Exemptions and Foreign Private Issuer Status

We qualify as an "emerging growth company" as defined in the U.S. Jumpstart Our Business Startups Act of 2012. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies in the United States. This includes an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002. We may take advantage of this exemption until such time as we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of the following: (1) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more; (2) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (3) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; and (4) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some but not all of these reduced burdens.

We will not take advantage of the extended transition period provided under Section 7(a)(2)(B) of the U.S. Securities Act of 1933, as amended, for complying with new or revised accounting standards. Since IFRS makes no distinction between public and private companies for purposes of compliance with new or revised accounting standards, the requirements for our compliance as a private company and as a public company are the same.

Upon consummation of this offering, we will report under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

  ▪
  the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

  ▪
  the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

  ▪
  the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

  ▪
  Regulation FD, which regulates selective disclosures of material information by issuers.

BUSINESS

Overview

We are a clinical-stage biopharmaceutical company focused on the development of oral small molecule therapies for the treatment of non-alcoholic steatohepatitis, or NASH, mucopolysaccharidoses, or MPS, and other diseases with significant unmet medical need. We have built a pipeline backed by a discovery engine with an extensive library of proprietary molecules, a wholly-owned research and development facility and a team with significant expertise and experience in the development of compounds that target nuclear receptors, transcription factors and epigenetic modulation. Leveraging these assets and expertise, we are advancing two clinical candidates, lanifibranor and odiparcil for the treatment of NASH and MPS, respectively, as well as a deep pipeline of earlier stage programs in oncology and other diseases with significant unmet medical need.

  ▪
  Lanifibranor for the Treatment of NASH.  We are developing our lead product candidate, lanifibranor, for the treatment of patients with non-alcoholic steatohepatitis, or NASH, a progressive, chronic liver disease for which there are currently no approved therapies. NASH is believed to affect 12% of the United States population and is a leading cause of cirrhosis, liver transplantation and liver cancer. Compared to the general population, patients with NASH have a ten-fold greater risk of liver-related mortality. NASH is characterized by a metabolic process known as steatosis, or the excessive accumulation of fat in the liver, inflammation and ballooning of liver cells and progressive liver fibrosis that can ultimately lead to cirrhosis. Lanifibranor is an orally-available small molecule in development for the treatment of NASH that acts to induce anti-fibrotic, anti-inflammatory and beneficial vascular and metabolic changes in the body by activating all three peroxisome proliferator-activated receptor, or PPAR, isoforms. PPARs are well-characterized nuclear receptor proteins that regulate gene expression, and their relevance for the fibrotic, inflammatory, vascular and metabolic processes that characterize NASH is well-established. While there are other PPAR agonists that target only one or two PPAR isoforms, lanifibranor is the only pan-PPAR agonist in clinical development. We believe that this pan-PPAR approach provides for a combination of anti-fibrotic, anti-inflammatory and beneficial vascular and metabolic effects that cannot be obtained with single and dual PPAR agonists. In June 2020, we announced positive topline results from our NATIVE Phase IIb clinical trial of lanifibranor in patients with NASH. In this trial, treatment with lanifibranor at a dose of 1,200 mg met the primary endpoint of a reduction in inflammation and ballooning with no worsening of fibrosis after 24 weeks of treatment, while continuing to show the favorable tolerability profile observed in prior clinical trials of lanifibranor. Treatment with lanifibranor at doses of 800 mg and 1,200 mg also met the key secondary endpoints of resolution of NASH with no worsening of fibrosis and, at the 1,200 mg dose, improvement in liver fibrosis without worsening NASH, which are the primary endpoints relevant for seeking accelerated approval from the U.S. Food and Drug Administration, or FDA, and the European Medical Agency, or EMA, after future Phase III development. In light of these positive results, we plan to advance lanifibranor, either alone or together with a collaborator, into pivotal development after end of Phase IIb meetings with the FDA and scientific advice meetings with the EMA, which are expected to take place in the fourth quarter of 2020. Lanifibranor has received fast track designation from the FDA for the treatment of NASH.

  ▪
  Odiparcil for the Treatment of MPS.  Our second clinical-stage asset is odiparcil, which we are developing for the treatment of patients with MPS, a group of rare genetic disorders characterized by an excessive accumulation of large sugar chains, known as glycosaminoglycans, or GAGs, in cells. Odiparcil is an orally-available small molecule designed to modify how GAGs are synthesized. Odiparcil acts to facilitate the production of soluble GAGs that can be excreted in the urine, rather than accumulating in cells. The current standard of care for the treatment of patients with MPS is enzyme replacement therapy, or ERT, which requires weekly infusions and is generally administered in an outpatient hospital setting. While ERT has been shown to be effective in reducing GAG accumulation in certain tissue types, it has shown limited efficacy in reducing GAG accumulation in poorly vascularized tissues and organs, such as cartilage, or in tissues that are protected by a barrier, such as the eye. Unlike ERT, odiparcil is a small molecule that we have observed to be well distributed in the body, even in certain tissues that are poorly vascularized or protected by a barrier. In December 2019, we announced positive results from a Phase IIa clinical trial of odiparcil for the treatment of adult patients with the MPS VI subtype. In this trial, we observed that odiparcil, in combination with enzyme replacement therapy, or ERT, was associated with improvements in corneal clouding and cardiac and respiratory function and exhibited a favorable tolerability profile. Signals of clinical activity were also detected in patients treated only with odiparcil. Because MPS is a progressive disease, we believe there is benefit in treating pediatric patients with MPS, and we plan to commence a Phase Ib/II clinical trial of odiparcil in a pediatric population with MPS VI in the first half of 2021. If the results of this pediatric trial are favorable, we plan to initiate Phase III clinical development of odiparcil as a monotherapy and in combination with ERT for the treatment of adult and pediatric patients with MPS VI. In addition, we plan to initiate an open label Phase IIa extension study in the first half of 2021 to investigate the long-term safety and efficacy of odiparcil in patients 16 years and above with MPS VI who completed the prior Phase IIa trial. We believe odiparcil's mechanism of action is relevant to a number of MPS subtypes, and we also plan to initiate pivotal trials for the treatment of one or more of MPS subtypes I, II, IVa and VII. Odiparcil has received orphan drug designation from the FDA and EMA and rare pediatric disease designation from the FDA for the treatment of MPS VI.

  ▪
  Discovery Engine.  We have a scientific team of approximately 70 people with deep biology, medicinal and computational chemistry, pharmacokinetics and pharmacology expertise, more than 75% of whom have worked together for more than 15 years. We also own a library of approximately 240,000 pharmacologically relevant molecules, 60% of which are proprietary, as well as a wholly-owned research and development facility. Using these assets and this expertise, we have built a discovery engine focused on small molecule compounds that target nuclear receptors, transcription factors and epigenetic modulation. We are leveraging this discovery engine to identify and develop compounds addressing a wide range of indications. Our Hippo signaling pathway program aims to disrupt the interaction between yes-associated protein, or YAP, and transcription enhancer associated domain transcription factors, or TEAD, an interaction that plays a key role in oncogenic and fibrotic processes. In xenograft and orthotopic models of malignant pleural mesothelioma, or MPM, we observed that YAP-TEAD inhibition was associated with reduced tumor growth and we are in the process of selecting development candidate for our Hippo program, which we anticipate entering pre-clinical development in 2021 for the treatment of non-small cell lung cancer and mesothelioma. We are also advancing a pre-clinical program for the treatment of idiopathic pulmonary fibrosis, or IPF, and have validated a new target within the transforming growth factor beta, or TGF-b, signaling pathway.

Lanifibranor for the Treatment of NASH

We are developing lanifibranor for the treatment of patients with NASH. NASH is a progressive chronic liver disease, often resulting in liver failure and death, for which there are currently no approved therapies. NASH is believed to affect 12% of the United States population. In 2020, NASH is expected to become a leading cause of liver transplantation in the United States. Additionally, NASH is now considered to be the leading, and a rapidly increasing, cause of hepatocellular carcinoma, or primary liver cancer, of which up to 40% of cases in NASH patients develop prior to developing cirrhosis. More than 20% of patients with NASH progress to cirrhosis within a decade of diagnosis and, compared to the general population, have a ten-fold greater risk of liver-related mortality. NASH is characterized by (i) a metabolic process known as steatosis, or the excessive accumulation of fat in the liver, (ii) inflammation and ballooning of liver cells and (iii) progressive liver fibrosis that can ultimately lead to cirrhosis. NASH is increasingly viewed as the expression in the liver of metabolic syndrome and is frequently accompanied by obesity, insulin resistance and type 2 diabetes.

Lanifibranor is an orally available small molecule in development for the treatment of NASH that acts to induce anti-fibrotic, anti-inflammatory and beneficial vascular and metabolic changes in the body by activating each of the three PPAR isoforms, known as PPARa, PPARd and PPARg. PPARs are ligand-activated transcription factors belonging to the nuclear hormone receptor family that regulate the expression of genes. PPARs play essential roles in the regulation of cellular differentiation, development and tumorigenesis. The relevance of each isoform to different aspects of fibrotic, inflammatory, vascular and metabolic processes is well-established:

  ▪
  activation of each of PPARg and PPARd is associated with anti-fibrotic benefits;

  ▪
  activation of each of PPARa, PPARd and PPARg is known to have anti-inflammatory effects;

  ▪
  activation of each of PPARa and PPARg is associated with beneficial vascular effects; and

  ▪
  activation of each of PPARa, PPARd and PPARg is known to result in positive metabolic effects.

Lanifibranor is a PPAR agonist that is designed to target all three PPAR isoforms in a moderately potent manner, with a well-balanced activation of PPARa and PPARd, and a partial activation of PPARg. While there are other PPAR agonists that target only one or two PPAR isoforms, lanifibranor is the only pan-PPAR agonist in clinical development. We believe that this pan-PPAR approach provides for a combination of anti-fibrotic, anti-inflammatory and beneficial vascular and metabolic effects that cannot be obtained with single and dual PPAR agonists. In pre-clinical studies, we observed that the administration of lanifibranor improved insulin sensitivity and lipid profile, reduced nonalcoholic fatty liver disease activity score, or NAS score, reversed liver fibrosis and reduced portal pressure. Further, in clinical trials in type 2 diabetes conducted prior to our founding, the administration of lanifibranor was associated with favorable anti-inflammatory effects, including increased levels of adiponectin, which inhibits the release of cytokines and other pro-inflammatory proteins. Lanifibranor was also associated with favorable metabolic effects, including improvements in insulin sensitivity, reductions in levels of triglycerides, which are a type of fat, and increases in high-density lipoprotein, or HDL, cholesterol levels.

We believe lanifibranor's moderate and balanced pan-PPAR binding profile also contributes to the favorable tolerability profile that has been observed in clinical trials and pre-clinical studies to date. Over 250 patients were treated for 24 or 48 weeks in our Phase IIb clinical trials of lanifibranor. In these trials, lanifibranor showed a favorable tolerability profile. In addition, in connection with these trials, lanifibranor underwent a total of seven data and safety monitoring board, or DSMB, reviews, and the DSMBs did not recommend any changes to the trial protocols. In addition, prior to our founding, lanifibranor was administered to over 150 subjects in clinical trials in type 2 diabetes and exhibited a favorable tolerability profile, including with respect to key markers of liver, kidney, heart, muscle and bone function. By contrast, single and dual PPAR agonists, which generally target PPAR isoforms in a very potent and imbalanced manner, have historically been associated with toxicity and adverse effects.

In June 2020, we announced positive topline results from our NATIVE Phase IIb clinical trial of lanifibranor in patients with NASH. In this trial, treatment with lanifibranor at a dose of 1,200 mg met the primary endpoint of a reduction in inflammation and ballooning with no worsening of fibrosis after 24 weeks of treatment, while continuing to show the favorable tolerability profile observed in prior clinical trials of lanifibranor. Treatment with lanifibranor at doses of 800 mg and 1,200 mg also met the key secondary endpoints of resolution of NASH with no worsening of fibrosis and, at the 1,200 mg dose, improvement in liver fibrosis without worsening NASH, which are the primary endpoints relevant for seeking accelerated approval from the FDA and the EMA, after future Phase III development. In light of these positive results, we plan to advance lanifibranor, either alone or together with a collaborator, into pivotal development after end of Phase IIb meetings with the FDA and scientific advice meetings with the EMA, which are expected to take place in the fourth quarter of 2020. Lanifibranor has received fast track designation from the FDA for the treatment of NASH.

Odiparcil for the Treatment of MPS

We are developing odiparcil for the treatment of patients with several subtypes of MPS. Odiparcil is an orally-available small molecule that acts on the underlying cause of the symptoms of MPS, which is the accumulation of GAGs in cells due to deficient lysosomal enzymes. By modifying how GAGs are synthesized, odiparcil facilitates the production of soluble GAGs that can be excreted in the urine, rather than accumulating in cells. In pre-clinical studies, we observed that odiparcil reduced accumulation of two specific GAGs, chondroitin sulfate, or CS, and dermatan sulfate, or DS, in several organs and tissues. ERT is the current standard of care for the treatment of patients with MPS but requires weekly infusions and is generally administered in an outpatient hospital setting. Furthermore, while ERT has been shown to be effective in reducing GAG accumulation in some tissue types, it has shown limited efficacy in reducing GAG accumulation in tissues that are poorly vascularized or protected by a barrier. By contrast, we have observed, in pre-clinical studies, that odiparcil is well distributed in the body, including in cartilage and the eye, which are tissues that are poorly penetrated by ERT. Because odiparcil has a different mechanism of action than ERT and reaches tissues that are poorly penetrated by ERT and in which MPS symptoms often manifest, we believe odiparcil could be used as a combination therapy with ERT. Based on our pre-clinical data, we also believe odiparcil has potential as a stand-alone therapy.

MPS is separated into subtypes, depending on the lysosomal enzyme that is deficient and the corresponding GAGs that accumulate. One or both of CS and DS, the GAGs on which odiparcil acts, accumulate in patients with MPS I, II, IVa, VI and VII. To date, we have focused development of odiparcil on the treatment of patients with MPS VI, which is characterized by rounded and thickened facial features, corneal clouding, hearing loss, dwarfism with deformity of the limbs, enlargement of the liver and spleen, cardiac valve disease and reduced pulmonary function, and an approximate life expectancy of 20 years for untreated patients with severe forms of the disease. In an MPS VI model using a mouse that was genetically modified to reflect human MPS pathology, we observed that administration of odiparcil reduced GAG accumulation in organs and tissues and improved mobility. Prior to our founding, odiparcil was administered to over 1,800 subjects in clinical trials in an unrelated indication and was reported to be well tolerated and exhibited a favorable safety profile at daily doses in excess of the therapeutic range.

In December 2019, we announced positive results from the iMProveS Phase IIa clinical trial of odiparcil, which enrolled twenty patients, aged 16 years or older, with advanced MPS VI subtype disease. Fifteen patients were randomized to receive baseline ERT in combination with one of two doses of odiparcil, 250 mg or 500 mg administered twice daily, or placebo. Five patients who were not receiving ERT received 500 mg of odiparcil administered twice daily in an open label cohort. After 26 weeks of treatment, we observed that odiparcil in combination with ERT was associated with improvements in corneal clouding and cardiac and respiratory function and exhibited a favorable tolerability profile. Signals of clinical activity were also detected in patients treated only with odiparcil. We observed improved mobility as assessed using the six minute walk test, or 6MWT, in patients treated with ERT and the 250mg twice daily dose of odiparcil, as well as in patients in the open label cohort. We did not observe improved mobility using the 6MWT in patients treated with ERT and the 500mg twice daily dose of odiparcil. Dose-dependent urinary GAGs clearance, used as an activity biomarker, was observed in the entire odiparcil-treated patient population. A reduction in leukocyte GAGs was not observed and therefore was not confirmed as a biomarker for the decrease of GAG accumulation. The trial also met its safety primary endpoint with odiparcil exhibiting a favorable tolerability profile. Because MPS is a progressive disease, we believe there is benefit in treating pediatric patients with MPS, and we plan to commence a Phase Ib/II clinical trial of odiparcil in a pediatric population with MPS VI in the first half of 2021. If the results of this pediatric trial are favorable, we plan to initiate Phase III clinical development of odiparcil as a monotherapy and in combination with ERT for the treatment of adult and pediatric patients with MPS VI. In addition, we plan to initiate an open label Phase IIa extension study in the first half of 2021 to investigate the long-term safety and efficacy of odiparcil in patients 16 years and above with MPS VI who completed the iMProveS trial. Because odiparcil targets GAGs that are also present in other MPS subtypes, we believe that the data generated in the iMProveS trial may also support moving directly to Phase III pivotal trials in other MPS subtypes that are characterized by the accumulation of CS or DS. Odiparcil has received orphan drug designation from the FDA and EMA and rare pediatric disease designation from the FDA for the treatment of MPS VI.

Our Discovery Engine

Frédéric Cren, our Chief Executive Officer, and Pierre Broqua, our Deputy Chief Executive Officer and Chief Scientific Officer, co-founded Inventiva through the acquisition of assets, including a research and development facility, from the Fournier division of Abbott Laboratories, or Abbott. Mr. Cren and Dr. Broqua previously led Fournier's research and development activities. In connection with our founding, Mr. Cren and Dr. Broqua recruited a team, which they previously led at Fournier, that possesses deep biology, medicinal and computational chemistry, pharmacokinetics and pharmacology expertise, covering the drug discovery process from target validation to investigational new drug application, or IND, enabling studies. More than 75% of the members of this team have worked with our co-founders and each other for more than 15 years. Our research and development capabilities, including a wholly-owned, 129,000 square foot research and development facility, are of a scale and quality that we believe ordinarily are only possessed by large pharmaceutical companies. We also own a library of approximately 240,000 pharmacologically relevant molecules, 60% of which are proprietary. We believe these assets differentiate us from many other biotechnology companies at a similar stage of development, which in-license intellectual property and outsource research and development capabilities.

Using our assets and expertise, we have built a discovery engine focused on oral small molecule compounds that target nuclear receptors, transcription factors and epigenetic modulation. Our assets and expertise have enabled us to efficiently identify and advance multiple, novel and differentiated programs in areas with high unmet medical need, including lanifibranor for the treatment of NASH and odiparcil for the treatment of MPS. We are also leveraging our discovery engine to advance the development of our Hippo program, which aims to disrupt the YAP-TEAD interaction, an interaction that plays a key role in oncogenic and fibrotic processes. In xenograft and orthotopic models of MPM, we observed that YAP-TEAD inhibition was associated with reduced tumor growth and we are in the process of selecting development candidate for our Hippo program, which we anticipate entering pre-clinical development in 2021 for the treatment of non-small cell lung cancer and mesothelioma. We are also advancing a pre-clinical program for the treatment of IPF, and have validated a new target within the TGF-b signaling pathway. TGF-b is a cytokine that is a key driver of fibrosis and acts by activating fibroblasts into myofibroblasts, which in turn drives the production of fibrotic connecting tissues. We are progressing this program into lead generation in anticipation of selecting a development candidate.

Our Strategy

Our goal is to rapidly deliver multiple, novel and differentiated oral small molecule therapies to patients suffering from NASH, MPS, cancer and other diseases with significant unmet medical need. To achieve our goal, we are pursuing the following strategies:

  ▪
  Demonstrate the Safety and Efficacy of Lanifibranor in the Treatment of NASH in Pivotal Clinical Trials.  In June 2020, we announced positive topline results from our NATIVE Phase IIb clinical trial of lanifibranor in patients with NASH. In this trial, treatment with lanifibranor at a dose of 1,200 mg met the primary endpoint of a reduction in inflammation and ballooning with no worsening of fibrosis after 24 weeks of treatment, while continuing to show the favorable tolerability profile observed in prior clinical trials of lanifibranor. Treatment with lanifibranor at doses of 800 mg and 1,200 mg also met the key secondary endpoints of resolution of NASH with no worsening of fibrosis and, at the 1,200 mg does, improvement in liver fibrosis without worsening NASH, which are the primary endpoints relevant for seeking accelerated approval from the FDA and the EMA after future Phase III development. In light of these positive results, we plan to advance lanifibranor, either alone or together with a collaborator, into pivotal development after end of Phase IIb meetings with the FDA and scientific advice meetings with the EMA, which are expected to take place in the fourth quarter of 2020. We are also supporting a Phase II investigator-initiated clinical trial studying lanifibranor for the treatment of nonalcoholic fatty liver disease, or NAFLD, the most common liver disorder in developed countries and a precursor to NASH. If positive, we expect that these data would support our registrational filings for lanifibranor for the treatment of NASH. Lanifibranor has received fast track designation from the FDA for the treatment of NASH. Based on the broad anti-fibrotic and anti-inflammatory properties, as well as beneficial vascular and metabolic effects, of lanifibranor observed in pre-clinical and clinical development to date, we may also pursue development of lanifibranor for the treatment of NASH patients with stage four fibrosis, which is severe fibrosis with liver cirrhosis. Given our belief that NASH is underdiagnosed and poorly understood by the medical community, we have founded and sponsored the development of the panNASH Initiative, which is a working group of international independent NASH experts that aims to increase the visibility and contribute to a better understanding of NASH, including improving diagnosis and establishing best practices for the treatment of the disease.

  ▪
  Rapidly Advance Odiparcil to Pivotal Trials.  In December 2019, we announced positive results from a Phase IIa clinical trial of odiparcil for the treatment of adult patients with the MPS VI subtype. In this trial, we observed that odiparcil, in combination with ERT, was associated with improvements in corneal clouding and cardiac and respiratory function and exhibited a favorable tolerability profile. Signals of clinical activity were also detected in patients treated only with odiparcil. Because MPS is a progressive disease, we believe there is benefit in treating pediatric patients with MPS, and we plan to commence a Phase Ib/II clinical trial of odiparcil in a pediatric population with MPS VI in the first half of 2021. If the results of this pediatric trial are favorable, we plan to initiate Phase III clinical development of odiparcil as a monotherapy and in combination with ERT for the treatment of adult and pediatric patients with MPS VI. In addition, we plan to initiate an open label Phase IIa extension study in the first half of 2021 to investigate the long-term safety and efficacy of odiparcil in patients 16 years and above with MPS VI who completed the prior Phase IIa trial. We believe odiparcil's mechanism of action is relevant to a number of MPS subtypes, and we also plan to initiate pivotal trials for the treatment of one or more of MPS subtypes I, II, IVa and VII. Odiparcil has received orphan drug designation from the FDA and EMA and rare pediatric disease designation from the FDA for the treatment of MPS VI.

  ▪
  Leverage the Power of Our Discovery Engine to Identify and Advance Additional Novel Programs in Areas with High Unmet Medical Need.  We plan to leverage our library of approximately 240,000 pharmacologically relevant molecules, our advanced research and development facilities and our medicinal, computational chemistry, pharmacokinetics and pharmacology expertise to identify and develop new compounds. For example, we are in the process of selecting development candidate for our Hippo program, which we anticipate entering pre-clinical development in 2021 for the treatment of non-small cell lung cancer and mesothelioma.

  ▪
  Selectively Seek Strategic Collaborations to Maximize the Value of Our Assets.  Our differentiated product candidates and robust discovery engine may enable us to address a wide variety of indications. We plan to selectively form research, development and commercial strategic collaborations around product candidates or disease areas that we believe could benefit from the resources of either larger biopharmaceutical companies or those specialized in a particular area of relevance. In addition, in light of the positive Phase IIb trial results for lanifibranor for the treatment of patients with NASH, we plan to explore a strategic collaboration for pivotal development given the size and scope of this indication.

Our Pipeline

We have leveraged our assets and expertise to advance the development of multiple, novel and differentiated oral small molecule therapies. The following table summarizes our key candidates and programs:

*
In addition to our wholly-owned programs, AbbVie Inc., or AbbVie, is currently investigating ABBV-157, a RORg inverse agonist that we and AbbVie jointly discovered, in a Phase I clinical trial for the treatment of moderate to severe psoriasis under the terms of our multi-year drug discovery collaboration

**
Lead generation means identifying molecules in anticipation of selecting candidates.

Lanifibranor for the Treatment of NASH

NASH is a progressive chronic liver disease, often resulting in liver failure and death, that affects millions of patients and for which there are currently no approved therapies. NASH is characterized by a metabolic process known as steatosis, or the excessive accumulation of fat in the liver, inflammation and ballooning of liver cells and progressive liver fibrosis that can ultimately lead to cirrhosis.

Our lead product candidate, lanifibranor, is an orally-available small molecule in development for the treatment of NASH that acts to induce anti-fibrotic, anti-inflammatory and beneficial vascular and metabolic changes in the body by activating all three PPAR isoforms. While there are other PPAR agonists that target only one or two PPAR isoforms, lanifibranor is the only pan-PPAR agonist in clinical development. We believe that this pan-PPAR approach provides for a combination of anti-fibrotic, anti-inflammatory and beneficial vascular and metabolic effects that cannot be obtained with single and dual PPAR agonists.

In pre-clinical studies, we observed that the administration of lanifibranor improved insulin sensitivity and lipid profile, reduced NAS score, slowed, blocked and reversed liver fibrosis and reduced portal pressure. Further, in clinical trials in patients with type 2 diabetes conducted prior to our founding, Abbott observed improvements in key metabolic parameters associated with NASH following treatment with lanifibranor.

In June 2020, we announced positive topline results from our NATIVE Phase IIb clinical trial of lanifibranor in patients with NASH. In light of these positive results, we plan to advance lanifibranor, either alone or together with a collaborator, into pivotal Phase III clinical development after end of Phase IIb meetings with the FDA and scientific advice meetings with the EMA, which are expected to take place in the fourth quarter of 2020.

Disease Overview and Opportunity

NASH is a common and progressive chronic liver disease that is an advanced progression of nonalcoholic fatty liver disease, or NAFLD. NASH has five main components. The first component is metabolic. NASH is increasingly understood as the expression in the liver of metabolic syndrome and is frequently associated with obesity, insulin resistance and type 2 diabetes. Second, NASH is characterized by excessive fat accumulation in the liver, known as steatosis, that is not caused by excessive use of alcohol. Steatosis is a metabolic dysfunction that occurs when the liver cells import more fatty acids than they can metabolize, leading to lipogenesis, or the creation of fat. Third, in NASH patients, steatosis induces chronic inflammation and the death of liver cells, observed histologically as ballooning of necrotic cells. Fourth, inflammation and ballooning may lead to progressive fibrosis in the liver, and ultimately cirrhosis, as the body responds to the liver's injured state by producing stellate cells, fibroblasts and accompanying proteins, such as collagen and fibronectin. Fifth, advanced fibrosis of the liver is characterized in part by increased vascular resistance and portal hypertension, or high blood pressure in the system of veins running from the intestinal system to the liver. NASH is diagnosed by means of a liver biopsy that confirms the presence of steatosis, inflammation, ballooning and fibrosis.

The overall NASH prevalence in the adult population of the United States is believed to be approximately 12%. Given the prevalence of the underlying risk factors for the disease, including type 2 diabetes and obesity, as well as the need for a biopsy to diagnose NASH, we also believe that the disease may be underdiagnosed. In 2020, NASH is expected to become a leading cause of liver transplantation in the United States. Additionally, NASH is now considered to be the leading, and a rapidly increasing, cause of hepatocellular carcinoma, or primary liver cancer, of which up to 40% of cases in NASH patients develop prior to developing cirrhosis. More than 20% of patients with NASH progress to cirrhosis within a decade of diagnosis and, compared to the general population, have a ten-fold greater risk of liver-related mortality.

There are currently no approved therapies for the treatment of NASH. Various therapeutics, including insulin sensitizers and vitamin E, are used off-label. Lifestyle changes, including modification of diet and exercise to reduce body weight, as well as treatment of concomitant diabetes and dyslipidemia, are commonly accepted as the standard of care, but have not conclusively been shown to prevent disease progression.

Background: PPAR Activation and NASH

PPARs are ligand-activated transcription factors belonging to the nuclear hormone receptor family that regulate the expression of genes. PPARs play essential roles in the regulation of cellular differentiation, development and tumorigenesis. There are three PPAR isoforms, known as PPARa, PPARd and PPARg. As shown in the diagram below, PPAR activation has been established to play a role in regulating each of the components of NASH:

  ▪
  Metabolism:  Activation of PPARa and PPARd have been demonstrated to reduce triglyceride levels and increase HDL cholesterol levels, while activation of PPARg has been demonstrated to increase insulin sensitization, all of which are key metabolic markers in patients with NASH.

  ▪
  Steatosis:  Activation of PPARa and PPARg address key elements of steatosis by enhancing fatty acid metabolism and ultimately decreasing lipogenesis.

  ▪
  Inflammation and Ballooning:  Activation of PPARa, PPARd and PPARg have been associated with statistically significant reductions in inflammation and ballooning.

  ▪
  Fibrosis:  Activation of PPARg and PPARd is associated with anti-fibrotic effects across the process of fibrosis, from the production of stellate cells to the production of fibrotic proteins such as collagen and fibronectin.

  ▪
  Vascular Processes:  Activation of PPARa and PPARg have been shown to decrease liver sinusoisal endothelial cell capillarisation and improve endothelial function, leading to decrease hepatic vascular resistance and portal pressure, and in turn reduced hypertension.

PPAR agonists act to induce anti-fibrotic, anti-inflammatory and positive vascular and metabolic effects by activating one or more PPAR isoforms, as well as by repressing or recruiting co-regulators of these isoforms, which are proteins that interact with the transcription machinery of cells to enhance or inhibit the transcription of genes. Depending on their chemical structure, PPAR agonists can activate different PPAR isoforms, and can activate each isoform more or less potently, depending on the manner in which the agonist binds to the isoform and the nature and number of co-regulators that the agonist represses or recruits.

The interaction of PPAR agonists and PPAR isoforms is complex, and creating therapeutic chemical compounds that induce the desired clinical effects is challenging. A PPAR agonist intended to induce a specific anti-fibrotic, anti-inflammatory, vascular or metabolic effect by activating an isoform may not activate the isoform with sufficient potency to induce the desired effect, may activate the isoform with excessive potency, leading to unintended harmful consequences, or may co-activate additional isoforms, leading to additional effects, which may or may not be beneficial.

Single and dual PPAR agonists have been associated with toxicity and adverse effects, including adverse effects on the heart, kidney, skeletal muscle and bladder, as well as on body weight, water retention and bone mineral density. We believe this is because single and dual PPAR agonists have historically activated PPAR isoforms with excessive potency or in an imbalanced manner, leading to over-activation of certain isoforms in the attempt to activate other isoforms, or an under-activation of other isoforms that could counterbalance the effects of the activated isoforms.

Lanifibranor as a Differentiated PPAR Agonist

Lanifibranor is a pan-PPAR agonist that is designed to target all three PPAR isoforms in a moderately potent manner, with a well-balanced activation of PPARa and PPARd, and a partial activation of PPARg. While there are other PPAR agonists that target only one or two PPAR isoforms, lanifibranor is the only pan-PPAR agonist in clinical development. We believe that this pan-PPAR approach provides for a combination of anti-fibrotic, anti-inflammatory and beneficial vascular and metabolic effects that cannot be obtained with single and dual PPAR agonists. We believe lanifibranor's moderate and balanced pan-PPAR binding profile also contributes to the favorable tolerability profile that has been observed in clinical trials and pre-clinical studies to date, including in our recently completed NATIVE Phase IIb trial.

We tested the response of each of the three PPAR isoforms to activation by lanifibranor at increasing doses. As shown in the first chart below, we observed that the response curve of each PPAR isoform to lanifibranor was similar and dose-dependent.

We also measured the binding affinity of lanifibranor to each of the three PPAR isoforms by using EC50, a commonly accepted measure of the potency of binding affinity that represents higher potencies with smaller numbers, and compared that to the documented binding affinity of other PPAR agonists. As shown in the second chart below, we observed that lanifibranor is the only PPAR agonist that activates all three PPAR isoforms. In addition, we observed that lanifibranor exhibited a more balanced activation of PPAR isoforms in comparison to other PPAR agonists, while also acting with moderate potency.

Pre-clinical and clinical data, including data from our recently completed Phase IIb NATIVE trial, have shown that lanifibranor is associated with a favorable tolerability profile, which we believe is the result of its moderate and balanced binding profile. We have examined the physical binding of lanifibranor to PPARg and observed that lanifibranor binds differently to PPARg than other PPAR agonists, such as rosiglitazone, and recruits a more selective set of co-regulators, which suggests that lanifibranor will be less likely to induce an over-activation of the PPARg isoform. Further, studies conducted by others have shown that activation of certain PPAR isoforms can mitigate safety and tolerability issues that are associated with activation of other PPAR isoforms. For example, administration of PPARg agonists is associated with increased body weight and water retention in patients with diabetes and decreased bone mineral density in rodent models; however, co-administration of both a PPARa agonist and a PPARg agonist was observed to mitigate these adverse effects.

As shown in the chart below, in a 12-month toxicological study performed in non-human primates and two-year carcinogenicity studies in rats and mice, lanifibranor was not observed to be associated with toxicity or adverse effects on the heart, kidney, skeletal muscle or bladder. By contrast, single and dual PPAR agonists have been associated with toxicity and adverse effects on these organs.

Furthermore, as shown in the figure below, in pre-clinical studies, it was observed that lanifibranor was the only PPAR agonist tested that was not associated with statistically significant increases in fluid retention, as evidenced by plasma volume expansion and heart weight increase, following nine weeks of administration at doses up to ten times greater than the therapeutic dose. By contrast, these adverse effects were observed to be associated with the PPARg agonist rosiglitazone as well as with the dual PPARa/g agonists tesaglitazar and muraglitazar.

In this prospectus, statistically significant results are noted with asterisks. A result is considered to be statistically significant when the probability of the result occurring by random chance, rather than from the efficacy of the treatment, is sufficiently low. The conventional method for measuring the statistical significance of a result is known as the "p-value," which represents the probability that random chance caused the result (e.g., a p-value = 0.001 means that there is a 0.1% or less probability that the difference between the control group and the treatment group is purely due to random chance). In this prospectus, except as otherwise noted, a p-value less than 0.05 is denoted by a single asterisk, a p-value less than 0.01 is denoted by two asterisks, a p-value less than 0.001 is denoted by three asterisks and a p-value less than 0.0001 is denoted by four asterisks. Generally, a p-value less than 0.05 is considered statistically significant, and may be supportive of a finding of efficacy by regulatory authorities. However, regulatory authorities, including the FDA and EMA, do not rely on strict statistical significance thresholds as criteria for marketing approval and maintain the flexibility to evaluate the overall risks and benefits of a treatment.

Under Abbott's prior ownership, lanifibranor was also advanced through completion of Phase I clinical trials in which lanifibranor was administered to 125 healthy volunteers, and Phase IIa clinical trials in which lanifibranor was administered to 47 patients with type 2 diabetes over a period of four weeks. In these trials, lanifibranor exhibited a favorable tolerability profile, including with respect to key markers of liver, kidney, heart, muscle and bone function.

Over 250 patients were treated for 24 or 48 weeks in our Phase IIb clinical trials of lanifibranor, including our recently completed Phase IIb NATIVE trial. In these trials, lanifibranor showed a favorable tolerability profile and was not observed to be associated with the toxicity or adverse effects that have been observed in trials of single and dual PPAR agonists. In addition, in connection with these trials, lanifibranor underwent a total of seven DSMB reviews, and the DSMBs did not recommend any changes to the trial protocols.

As a result of the toxicity and adverse effects associated with single and dual PPAR agonists, FDA regulations regarding the PPAR class of compounds require two-year carcinogenicity and one-year in vivo toxicity studies to be performed prior to a product candidate entering clinical trials longer than six months. In accordance with these requirements, we conducted three long-term toxicological studies of lanifibranor in 2015. We first evaluated lanifibranor in a 12-month primate toxicological study, in which the administration of the product candidate was not associated, at any dose-level tested, with adverse effects. Lanifibranor was also evaluated in two 2-year carcinogenicity studies in rats and mice designed to identify any potential carcinogenic risk. In these two studies, lanifibranor was not associated with any carcinogenic effect relevant to humans up to the highest dose tested. Following its review of the two-year carcinogenicity studies, the FDA lifted the clinical hold in place on the PPAR target class with respect to lanifibranor. This decision enables us to conduct clinical trials longer than six months evaluating lanifibranor for the treatment of NASH.

Pre-Clinical Development in NASH

In pre-clinical studies, we evaluated the effect of lanifibranor on the components of NASH, including studies that address effects linked to metabolic functions, including steatosis, to inflammation and ballooning, to the process of fibrosis and to vascular functions.

We induced liver inflammation, steatosis and fibrotic gene expression in the liver in mice through a methionine choline deficient, or MCD, diet, which is a model commonly used in studies related to NASH. We then administered a vehicle that served as a negative control, as well as lanifibranor at 10mg/kg and 30mg/kg. After three weeks of treatment, we observed statistically significant dose dependent decreases in both steatosis and inflammation in those mice administered lanifibranor as shown in the figure below.

Lanifibranor effect on steatosis in the MCD model	Lanifibranor effect on inflammation in the MCD model

We also administered lanifibranor in doses of 10mg/kg and 30mg/kg in a foz/foz mouse model. The rationale for using foz/foz mice in NASH research is that these mice spontaneously develop significant liver steatosis, with appreciable fibrosis, when fed a high fat, atherogenic diet, or HFD. As shown in the left figure below, we observed that the administration of lanifibranor was associated with statistically significant reductions in ballooning of the liver, and as shown in the right figure below, lanifibranor was associated with statistically significant improvements in NAS score, a commonly accepted, semi-quantitative evaluation of biopsy results that assesses the severity of steatosis, inflammation and ballooning in the liver.

Lanifibranor effect on ballooning in the foz/foz model	Lanifibranor effect on NAS score in the foz/foz model

We also conducted pre-clinical studies of lanifibranor's anti-fibrotic activity in the liver. In a mouse model, we administered CCI4, an organic solvent that induces a strong liver inflammatory response producing fibrosis, as well as corn oil, which served as a negative control. We measured the expression of collagen at each site of administration. We concurrently administered lanifibranor at doses of 3mg/kg, 10mg/kg and 30mg/kg. As shown in the left figure below, we observed that the concurrent administration of lanifibranor with CCI4 was associated with statistically significant, dose-dependent decreases in collagen production at the site of administration, suggesting that lanifibranor inhibited the progression of fibrotic processes.

Using the same model, we also administered CCI4 and corn oil three weeks prior to the administration of lanifibranor at doses of 15mg/kg and 30mg/kg. As shown in the right figure below, we observed that the administration of lanifibranor after the onset of fibrosis was associated with statistically significant decreases in collagen production, suggesting that the fibrotic process was reversed.

Lanifibranor effect on liver fibrosis induction	Lanifibranor effect on established liver fibrosis

In other pre-clinical studies, we also evaluated the effect of lanifibranor on key metabolic parameters associated with NASH. In a diet-induced obesity and insulin resistance model, we observed that administration of lanifibranor was associated with significant improvements in body weight, adiposity index, non-fasting glucose levels and insulin levels.

We also investigated the effect of two weeks of treatment with lanifibranor on cirrhotic rats and observed an amelioration of fibrosis and portal hypertension. As shown in the graphic below, administration of lanifibranor was associated with a reduction in portal pressure, or PP, and an increase in portal blood flow, or PBF, which we believe are a result of improvement in the intrahepatic vascular resistance. Increased PBF was associated with liver function improvement as evidenced by decreased aspartate aminotransferase, or

AST, which is an enzyme released when the liver is damaged. In addition, in the lanifibranor treated group there were significantly fewer rats that presented with ascites, which is an accumulation of fluid in the abdomen often caused by high blood pressure in the liver.

Earlier Trials in Type 2 diabetes — Supportive Evidence for relevance of Lanifibranor in NASH

Prior to our founding, Abbott advanced lanifibranor through completion of Phase IIa clinical trials in which lanifibranor was administered to 56 patients with type 2 diabetes over a period of four weeks. In these trials, it was observed that treatment with lanifibranor was associated with improvements in metabolic biomarkers relevant to NASH, including insulin resistance and dyslipidemia markers, and also exhibited a favorable tolerability profile. While the results of these clinical trials were also supportive of continued clinical development in type 2 diabetes, we determined that the number of drugs available and in development for the treatment of type 2 diabetes, as well as other competitive factors, made it impractical for us to continue Abbott's development of lanifibranor for the treatment of type 2 diabetes.

As shown in the figures below, administration of lanifibranor at all doses tested (400mg, 800mg and 1,400mg) was associated with increased levels of adiponectin, a fat-derived plasma protein with anti-inflammatory functions, increased levels of HDL cholesterol and decreased levels of triglycerides. Moreover, at the 800mg and 1,400mg doses, the changes in all three parameters were statistically significant as compared to the placebo.

Based on the metabolic properties of lanifibranor observed in these clinical trials and their relevance to metabolic biomarkers associated with NASH, we believe lanifibranor can be relevant in treating patients with NASH. We believe these trials will provide additional supporting clinical data for our discussions with regulatory authorities regarding the potential approval of lanifibranor for the treatment of NASH.

Phase IIb NATIVE Trial

In June 2020, we announced positive topline results from our Phase IIb randomized, double-blind, placebo-controlled NATIVE clinical trial of lanifibranor for the treatment of patients with NASH. The NATIVE trial enrolled 247 patients at more than 70 sites in Europe, the United States, Canada, Australia and Mauritius. We focused on recruiting patients with severe disease: approximately 73% of patients had a NAS score of six or higher, approximately 76% of patients had stage two or three fibrosis, indicating moderate to advanced fibrosis without cirrhosis, and approximately 40% of patients had type 2 diabetes. The goal of the trial was to assess improvement in liver inflammation and ballooning, which are two of the markers of the resolution of NASH. To be considered for inclusion, patients needed a diagnosis of NASH confirmed by liver biopsy and a cumulative score of inflammation and ballooning of three or four out of four, indicating the presence of moderate to severe inflammation and ballooning; a steatosis score greater than or equal to one, indicating the presence of moderate to severe steatosis; and a fibrosis score less than four, indicating the absence of cirrhosis. The scoring of each of these parameters was performed in a centralized laboratory following liver biopsy and using the steatosis, activity and fibrosis, or SAF, score, which is a commonly accepted, semi-quantitative evaluation of liver biopsy results.

Patients were randomized in a 1:1:1 ratio to receive either lanifibranor at a dose of 800mg or 1,200mg once daily or placebo for a period of 24 weeks.

The primary endpoint of the trial is a reduction in the combined inflammation and ballooning score of two points compared to baseline, with no worsening of fibrosis, defined as an increase in fibrosis stage. As shown in the figures below, administration of lanifibranor at the 1,200 mg dose was associated with a dose dependent and statistically significant reduction in the number of patients achieving the primary endpoint. This result was observed in both the Intention to Treat, or ITT, population, which consists all patients randomized in the trial, and also the Per Protocol, or PP, population, which consists of all patients with paired biopsies and without deviations impacting the assessment of results.

Lanifibranor and reduction in inflammation and ballooning with no worsening of fibrosis

Treatment with lanifibranor also met multiple key secondary endpoints of the NATIVE trial, including NASH resolution, improvements in each of the steatosis, inflammation, ballooning and fibrosis scores from baseline as measured using NAS scores and fibrosis stage scoring, improvements in various other fibrosis measures, improvements in several metabolic markers, and safety.

As shown in the figures below, treatment with lanifibranor at both doses was associated with a dose dependent and statistically significant improvement in the percentage of patients achieving a resolution of NASH, defined as a NAS inflammation score equal to zero or one and a NAS ballooning score equal to zero, with no worsening of fibrosis. Similar results were observed among the subset of patients with stage two or three fibrosis, or F2/F3 patients.

Lanifibranor and resolution of NASH with no worsening of fibrosis

Lanifibranor and resolution of NASH with no worsening of fibrosis in F2/F3 patients

As shown in the figure below, administration of lanifibranor at the 1,200 mg dose was also associated with dose dependent and statistically significant improvements in fibrosis, defined as an improvement of one stage or more in fibrosis score, with no worsening of NASH, defined as no increase in NAS inflammation, NAS ballooning or NAS steatosis scores.

Lanifibranor and improvement in fibrosis with no worsening of NASH

As shown in the figure below, lanifibranor treatment at both doses was also associated with dose dependent and statistically significant improvements in the percentage of patients achieving resolution of NASH with improvement in fibrosis, defined as an improvement of one stage or more.

Lanifibranor and resolution of NASH with fibrosis improvement

Lanifibranor treatment at both doses was also associated with statistically significant increases in the percentage of patients with an improvement in NAS steatosis score, including in a pre-specified subset of patients with type 2 diabetes (ITT n= 57; PP n= 52). In the ITT population, this improvement was observed in 65% (p<0.001) of all patients and 69% (p<0.0004) of type 2 diabetes patients treated with lanifibranor at the 1,200 mg dose, as well as in 55% (p<0.001) of all patients and 73% (p<0.0001) of type 2 diabetes patients treated at the 800 mg dose. By comparison, in the placebo group, this improvement was observed in 26% of all patients and 26% of type 2 diabetes patients in the ITT population. In addition, in the PP population, this improvement was observed in 71% (p<0.001) of all patients and 75% (p<0.0031) of type 2 diabetes patients treated with lanifibranor at the 1,200 mg dose, as well as in 67% (p<0.001) of all patients and 81% (p<0.0006) of type 2 diabetes patients treated at the 800 mg dose. By comparison, in the placebo group this improvement was observed in 34% of all patients and 35% of type 2 diabetes patients in the PP population.

In addition to the secondary endpoints related to inflammation, ballooning, steatosis and fibrosis, the NATIVE trial also met key secondary endpoints relating to improvements in metabolic markers relevant to NASH. As shown in the figures below, treatment with lanifibranor at both doses was associated with statistically significant decreases in enzymes associated with liver disease, including alanine aminotransferase, or ALT, aspartate transaminase, or AST, and gamma-glutamyl transferase, or GGT. Notably, these improvements were statistically significant beginning at the fourth week of lanifibranor administration.

Lanifibranor and decreases in enzymes related to liver function

As shown in the figures below, administration of lanifibranor at both doses was also associated with statistically significant changes in certain plasma lipid levels, including an increase in HDL cholesterol levels and a decrease in triglyceride levels. These changes were not accompanied by changes in LDL-cholesterol levels.

Lanifibranor and changes in HDL-cholesterol and triglycerides

As shown in the figures below, treatment with lanifibranor at both doses was also associated with beneficial changes in markers of glucose metabolism, including decreases in hemoglobin A1c, or HbA1c, which is a marker of blood sugar levels, decreases in fasting glucose, which is a measure of blood sugar levels in the absence of food and drink, and insulin levels.

Lanifibranor and changes in glucose metabolism

The NATIVE trial also met its safety primary endpoint, with lanifibranor exhibiting a favorable tolerability profile, consistent with the tolerability profile observed in prior clinical trials in NASH and another indication. The adverse events, or AEs, reported in the trial were generally mild to moderate in severity. There were three discontinuations due to AEs in each group. The most common AEs in the lanifibranor groups were diarrhea, fatigue, nausea, weight gain, peripheral edema and headaches. The weight gains were a mean 2.4kg increase observed at the 800 mg dose and a mean 2.7 kg increase at the 1,200 mg dose. These weight gains are consistent with known insulin sensitizing pharmacology. A total of 14 patients reported peripheral edema, two in the placebo group, five in the 800 mg dose group and seven in the 1,200 mg dose group. All reports of peripheral edema except one were of mild intensity. There were only two patients with treatment-related peripheral edema in each lanifibranor treatment arm. There was no treatment discontinuation due to edema.

As shown in the chart below, there were 13 serious adverse events, or SAEs, reported in the trial. Three of the SAEs were reported in the placebo arm, three in the 800mg dose group and seven in the 1,200 mg dose group. After excluding biopsy-related SAEs, there were three SAEs in the placebo group, two in the 800 mg dose group and four in the 1,200 mg dose group.

Patients reporting treatment-emergent SAEs N (%)	Placebo (N = 81)	Lanifibranor 800mg (N = 83)	Lanifibranor 1200m (N = 83)
Total	3 (3.7%)	3 (3.6%)	7 (8.4%)
Treatment-Emergent SAEs linked to biopsy procedure:
— Post-procedural haematoma/haemorrhage	—	1 (1.2%)	1 (1.2%)
— Post-procedural pain	—	—	1 (1.2%)
— Pneumobilia (post-procedural)	—	—	1 (1.2%)
Other Treatment-Emergent SAEs:
— Wrist fracture	1 (1.2%)	—	—
— Angina unstable	—	—	1 (1.2%)
— Cardiac failure	1 (1.2%)	—	—
— Gastroenteritis	—	—	1 (1.2%)
— Pyelonephritis	—	—	1 (1.2%)
— Pancreatitis	—	1 (1.2%)	—
— Undifferentiated connective tissue disease	—	1 (1.2%)	—
— Urticaria	1 (1.2%)	—	—
— Foot operation	—	—	1 (1.2%)

In light of the positive results of the NATIVE Phase IIb trial, we plan to advance lanifibranor, alone or together with a collaborator, into pivotal Phase III clinical development end of Phase IIb meetings with the FDA and scientific advice meetings with the EMA, which are expected to take place in the fourth quarter of 2020. We may also pursue development of lanifibranor for the treatment of NASH patients with stage four fibrosis, indicating severe fibrosis with cirrhosis. Further clinical development in the United States will be conducted pursuant to an IND accepted by the FDA in August 2018.

NAFLD in Type 2 Diabetes Patients

In collaboration with Dr. Kenneth Cusi, Chief of the Division of Endocrinology, Diabetes & Metabolism in the Department of Medicine at the University of Florida, Gainesville, we are supporting a Phase II investigator-initiated clinical trial of lanifibranor for the treatment of NAFLD. The trial is expected to enroll 34 NAFLD patients, each of whom has also been diagnosed with type 2 diabetes, who will be treated for a 24-week period with a single daily dose of 800mg of lanifibranor, and ten subjects in a healthy, non-obese control group. The trial was originally expected to enroll 64 NAFLD patients, however, in July 2020, Dr. Cusi informed us that he intends to reduce the anticipated trial enrollment to 34 patients in light of the results of our NATIVE trial. The trial's overall objective is to measure the metabolic effects of lanifibranor and its potential efficacy on liver triglycerides in type 2 diabetes patients with NAFLD. The primary endpoint is the change in liver triglycerides as assessed by proton magnetic resonance spectroscopy. Secondary endpoints include changes in liver fibrosis, evidence of metabolic improvements in insulin resistance, de novo lipogenesis, free fatty acids and lipids, as well as safety. The trial is being conducted pursuant to an IND accepted by the FDA in May 2018. Results from this trial are currently expected in 2021, however, due to the COVID-19 pandemic, the recruitment and screening of new patients has been suspended at the University of Florida, where trial is being conducted, and therefore results could be delayed. We believe this trial will provide additional supporting clinical data for our discussions with regulatory authorities regarding the potential approval of lanifibranor for the treatment of NASH.

The PanNASH Initiative

We believe that NASH is currently poorly understood and underdiagnosed. As we advance lanifibranor toward pivotal development, we are endeavoring to increase awareness and disseminate knowledge related to NASH among the scientific and clinical community, patients and other key stakeholders within the healthcare system. To this end, we have founded and sponsored the development of the PanNASH Initiative. The PanNASH Initiative is a working group consisting of a committee of international independent experts that aims to increase the visibility and contribute to a better understanding of NASH, including improving diagnosis and establishing best practices for the treatment of the disease. The committee includes European and American medical experts in areas related to NASH, such as hepatology, diabetes and cardiology, along with scientific experts focused on promoting a better understanding of the pathophysiological mechanisms involved in NASH. The PanNASH Initiative intends to develop and disseminate new findings about NASH through publications, conferences and training sessions. It focuses on risk factors for the development of the disease, the identification of patients at risk, clinical markers and associated health risks, as well as the development of new treatments. Specifically, the PanNASH Initiative is working to increase knowledge of the underlying pathological mechanisms of NASH ranging from metabolic disorders to fibrosis, with a focus on the modulating role in the disease played by PPARs.

Odiparcil for the Treatment of MPS

We are developing odiparcil for the treatment of several subtypes of MPS, a group of rare, progressive genetic disorders that manifest early in life. Odiparcil is designed to act on the underlying cause of the symptoms of MPS, which is the accumulation of GAGs in the lysosomes of cells. GAGs are important for the modulation of cell-to-cell signaling and the maintenance of tissue structure and function. Lysosomes are enclosed sacs of enzymes that break down large molecules, including GAGs, so that they can be passed to other parts of the cell or excreted. Due to genetic mutations, lysosomes in patients with MPS contain deficient versions of the enzymes necessary to break down GAGs. As a result, GAGs accumulate within the lysosomes, causing them to swell and interfere with the ordinary functioning of cells, leading to the symptoms associated with MPS. MPS is categorized by subtypes, depending on the enzyme that is deficient and the corresponding GAGs that accumulate. By modifying how GAGs are synthesized, odiparcil facilitates the production of soluble GAGs that can be excreted in the urine, rather than accumulating in cells. Specifically, odiparcil acts on chondroitin sulfate, or CS, and dermatan sulfate, or DS, either or both of which accumulate in patients with MPS I, II, IVa, VI and VII. Prior to our founding, Abbott, in collaboration with GlaxoSmithKline, investigated odiparcil for the treatment of thrombosis because odiparcil's mechanism of action, which involves the synthesis of soluble GAGs, is also believed to have an anti-thrombotic effect. After acquiring odiparcil from Abbott, we determined that the mechanism of action of odiparcil is also relevant for the treatment of patients with certain subtypes of MPS, and we decided to develop odiparcil for this indication.

Disease Overview and Opportunity

There are four types of GAGs that accumulate in MPS patients, which are DS and CS, as well as heparan sulfate, or HS, and keratan sulfate, or KS. The manifestations of the disease depend on the type of GAGs that accumulate, with MPS being categorized into numerous subtypes, depending on the lysosomal enzyme that is deficient. Because odiparcil acts on CS and DS, we believe odiparcil's mechanism of action could be effective in patients with MPS I, II, IVa, VI and VII, which, as shown in the figure below, are the MPS subtypes in which one or both of CS and DS accumulate.

The following table summarizes the various MPS subtypes:

Type	Name	Deficient lysosomal enzyme	Incidence	Key disease features	DS	CS	HS	KS
MPS I-H	Hurler syndrome	Alpha-L-iduronidase	1/100,000	Corneal clouding, skeletal abnormalities, organ enlargement, heart and lung disease, mental retardation, hearing loss, death in childhood	✓		✓
MPS I-S	Scheie syndrome	Alpha-L-iduronidase	1/100,000	Corneal clouding, stiff joints, heart disease	✓
MPS I-H/S	Hurler-Scheie syndrome	Alpha-L-iduronidase	1/100,000	Intermediate between MPS I-H and MPS I-S	✓		✓
MPS II (Types A & B)	Hunter syndrome	Iduronate sulphatase	1/100,000	Corneal clouding, hearing loss, skeletal abnormalities, stiff joints, organ enlargement, heart disease, mental retardation (type B), death in childhood (type B)	✓		✓
MPS III	Sanfilippo syndrome	Heparan N-sulphatase; alpha-N-aceytylglucosaminidase; Acetyl-CoA and alpha- glucosaminide acyltransferase; N-acetylglucosamine -6-sulphatase	1/25,000 to 75,000	Profound mental deterioration, hyperactivity and mild somatic manifestations			✓
MPS IV Type A	Morquio syndrome	Galactose 6-sulphatase	1/40,000 to 200,000	Skeletal abnormalities, loose ligaments, degenerative joint disease, corneal clouding, heart disease, death in childhood or young adulthood		✓		✓
MPS IV Type B	Morquio syndrome	Beta-galactosidase	1/40,000 to 200,000	Similar to MPS IV Type A				✓
MPS VI	Maroteaux-Lamy syndrome	Arylsulphatase B	1/240,000 to 400,000	Similar to MPS I (excluding mental retardation), death in childhood or young adulthood	✓	✓
MPS VII	Sly syndrome	Beta-glucuronidase	Very rare	Similar to MPS I	✓	✓	✓

We have focused our pre-clinical and clinical development to date on the treatment of MPS VI, primarily because both DS and CS, and no other types of GAGs, accumulate in this subtype. Patients with MPS VI, also known as Maroteaux-Lamy syndrome, have rounded and thickened facial features, corneal clouding, hearing loss, dwarfism with deformity of the limbs, enlargement of the liver and spleen, cardiac valve disease and reduced pulmonary function, with no mental retardation. As with other MPS subtypes, the time of onset, rate of progression and extent of the disease may vary between the affected individuals. The life expectancy of MPS VI patients, if untreated, is approximately 20 years for patients with the severe forms of the disease. Common causes of death for MPS VI patients are heart disease and airway obstruction. The incidence of MPS VI is estimated to be approximately 1 in 240,000 to 400,000 live births, with variations between countries on account of consanguinity.

Existing therapeutic options for MPS patients aim to improve quality of life, slow disease progression or minimize irreversible damage to tissues and organs. The current standard of care for the treatment of patients with MPS is ERT, which requires weekly infusions and is generally administered in an outpatient hospital setting. While ERT has been shown to be effective in reducing GAG accumulation in certain tissue types, it has shown limited efficacy in reducing GAG accumulation in poorly vascularized tissues and organs, such as cartilage, or in tissues that are protected by a barrier, such as the eye. The manifestations of MPS associated with GAG accumulation in these tissues and organs include hearing loss, corneal clouding, joint stiffness, spinal cord compression and heart and lung diseases. ERT has increased the lifespan of many MPS patients, but these increases are accompanied by unmet medical needs in the tissues in which ERT shows limited efficacy. Hematopoietic stem cell transplantation, or HSCT is also used in rare cases for patients with severe symptoms. HSCT resolves additional symptoms not addressed by ERT, but compatible donors are difficult to find. The procedure is also associated with high rates of morbidity and mortality, and efficacy has been reported to be limited to certain patients and certain MPS subtypes. For MPS patients in which prominent musculoskeletal involvement is seen, frequent orthopedic surgeries may also be required to correct the deformities and increase the quality of life of patients.

Our Solution

Odiparcil, an orally-available small molecule, acts to decrease the lysosomal accumulation of CS and DS in patients with certain MPS subtypes. In normal GAG synthesis, galactosyl transferase 1, or GT1, an enzyme, catalyzes the attachment of protein bound D-xylose to a sugar chain to form an insoluble proteoglycan. These insoluble GAGs have a variety of functions in normal physiology, including modulation of cell-to-cell signaling and maintenance of tissue structure and function. As shown in the graphic below, in healthy cells, GAGs are processed by the lysosomes, broken down into small parts, and then excreted in the urine, in a process that maintains balance between incoming and outgoing molecules. Because lysosomes in patients with MPS contain deficient versions of the enzymes necessary to break down GAGs, these molecules accumulate within the lysosomes, leading to the symptoms associated with MPS.

Odiparcil acts to modify how DS and CS are synthesized, thereby facilitating the production of soluble DS and CS GAGs, which can be excreted in the urine, rather than accumulating in cells. Odiparcil acts to circumvent the normal process of GAG synthesis by introducing a higher affinity, non-protein bound substrate for GT1 to react with. As shown in the figure below, we have observed in pre-clinical studies that in the presence of both odiparcil and D-xylose, the ratio at which GT1 reacts with odiparcil in comparison to D-xylose is approximately 2000 to 1. When GT1 reacts with odiparcil, chains of DS and CS are built on odiparcil, rather than on protein-bound D-xylose.

These odiparcil-based chains are soluble, which means they can be directly excreted by the body and bypass the lysosomal degradation pathway. With fewer proteoglycans entering the lysosomes, GAG accumulation is decreased, restoring the balance of the synthesis and degradation of GAGs.

We believe odiparcil's mechanism of action is relevant to a number of tissues in which GAGs accumulate that are addressed with limited efficacy by the current standard of care, which is ERT. Unlike ERT, odiparcil is a small molecule that we have observed to be well distributed in the body, even in certain tissues that are poorly vascularized or protected by a barrier. As shown in the figure below, pre-clinical studies conducted by others using cat models have measured the presence of rhASB, which is the enzyme used in ERT for patients with MPS VI, in certain tissues and organs. While these studies observed the presence of rhASB in well-vascularized tissue, such as the heart muscle, they did not observe the presence of rhASB in the cornea or cartilage. By contrast, in pre-clinical studies in rodent models, we observed meaningful concentrations of odiparcil in not only heart muscle tissue, but also bone, corneal tissue and cartilage.

The following table summarizes the observed distribution of odiparcil and rhASB in certain tissues and organs:

	Heart	Bone	Cornea	Cartilage

Odiparcil (rodent model)	X	X	X	X
rhASB (cat model)	X	Not tested	Not detected	Not detected

Because odiparcil has a different mechanism of action than ERT and reaches tissues that are poorly penetrated by ERT, we believe odiparcil could be used as a combination therapy with ERT. Based on our pre-clinical data, we also believe odiparcil has potential as a stand-alone therapy.

In December 2019, we announced positive results from a Phase IIa clinical trial of odiparcil for the treatment of adult patients with the MPS VI subtype. Because MPS is a progressive disease, we believe there is benefit in treating pediatric patients with MPS, and we plan to commence a Phase Ib/II clinical trial of odiparcil in a pediatric population with MPS VI in the first half of 2021. If the results of this pediatric trial are favorable, we plan to initiate Phase III clinical development of odiparcil as a monotherapy and in combination with ERT for the treatment of adult and pediatric patients with MPS VI. In addition, we plan to initiate an open label Phase IIa extension study in the first half of 2021 to investigate the long-term safety and efficacy of odiparcil in patients 16 years and above with MPS VI who completed the prior Phase IIa trial. We believe odiparcil's mechanism of action is relevant to a number of MPS subtypes, and we also plan to initiate pivotal trials for the treatment of one or more of MPS subtypes I, II, IVa and VII. Odiparcil has received orphan drug designation from the FDA and EMA and rare pediatric disease designation from the FDA for the treatment of MPS VI. We hold unencumbered rights to odiparcil's development and commercialization.

Pre-Clinical Development

In pre-clinical studies of fibroblasts from healthy donors and MPS VI patients, we observed that administration of odiparcil was associated with a decrease in CS intracellular content, while increasing the extra-cellular level of GAGs, as shown in the figure below. At 10µM concentration, odiparcil was associated with a decrease in intracellular CS content below the basal level observed in control fibroblasts from a healthy donor.

We also observed in vivo evidence of reduced GAG accumulation following administration of odiparcil in a drug-induced model of MPS. As shown in the first figure below, in an MPS VI model using mice that were fed a standard diet and were genetically modified to reflect human MPS pathology, or MPS VI mice, we observed that the concentration of GAGs in the liver was elevated in comparison to wild-type, or WT, mice. However, in MPS VI mice that were also administered odiparcil at a dose of 4.5g/kg, referred to as MPS VI + odiparcil mice, the concentration of GAGs in the liver was reduced (p<0.001). As shown in the second figure below, we also tested the intra-cellular accumulation of GAG granules among the WT mice, MPS VI mice and MPS VI + odiparcil mice. We observed that, while the rate of GAG granule accumulation was substantially greater in the MPS VI mice than in the WT mice, treating MPS VI mice with odiparcil was associated with a decrease in the accumulation of large numbers of GAG granules.

In this same MPS VI mouse model, we also observed that odiparcil was active in tissues of the eyes, which is an area in which ERT has been observed to have limited efficacy. As shown in Figures A and B below, we observed that corneal thickness and the number of cell layers in the corneal epithelium were decreased in MPS VI mice in comparison to WT mice. However, we also observed that administration of odiparcil had a statistically significant effect (p<0.0001) on the recovery of thickness in the corneal epithelium and in the layer of epithelial cells. As shown in Figure C below, we also tested the accumulation of GAGs in the corneal stroma, which is a layer of the cornea in which GAGs are known to accumulate in MPS patients. We scored the accumulation of the GAGs using a vacuolation scoring system, which is a semi-quantitative score applied to histological observations, with scores of 0, 1, 2 and 3 representing no, mild, moderate or severe accumulations of GAGs, respectively. The mean score applied to the observations of GAG accumulation in WT mice was zero, representing no GAG accumulation. In MPS VI mice, the mean score applied to the observations was 2.9, representing severe GAG accumulation. By contrast, in MPS VI + odiparcil mice, the mean score applied to the observations was 0.5, representing a mild GAG accumulation and a decrease from the score in untreated MPS VI mice.

A. Odiparcil effect on corneal epithelium thickness	B. Odiparcil effect on number of corneal epithelium cell layers	C. Odiparcil effect on GAG storage in corneal stroma

In this same MPS VI mouse model, we also observed that odiparcil was active in cartilage tissues, which is another area in which ERT has been observed to have limited efficacy. As shown in Figures A and B below, we observed that trachea and knee cartilage thickness were increased in MPS VI mice in comparison to WT mice. However, we also observed that treatment of MPS VI mice with odiparcil was associated with a decrease in thickness in these tissues. In addition, as shown in Figure C below, we observed statistically significant improvements in mobility, characterized by the amount of time required to descend a vertical pole, in the MPS VI + odiparcil mice in comparison to MPS VI mice.

A. Odiparcil effect on trachea cartilage thickness	B. Odiparcil effect on knee cartilage thickness	C. Odiparcil effect on animal mobility

Earlier Clinical Development in Thrombosis — Supportive Evidence of Safety and Tolerability of Odiparcil

During their development of odiparcil as an anti-thrombotic therapy, Abbott and GlaxoSmithKline, advanced odiparcil through the completion of 29 Phase I and Phase II clinical trials, in which odiparcil was administered to over 1,800 subjects. In these trials, odiparcil displayed a favorable tolerability profile at daily doses in excess of the therapeutic range. Low toxicity was also observed in in vivo toxicology studies of up to 36 weeks. We believe these trials will provide additional supporting clinical data for our discussions with regulatory authorities regarding the potential approval of odiparcil for the treatment of MPS.

Clinical Results and Planned Clinical Development

In December 2019, we announced positive results from the iMProveS Phase IIa clinical trial of odiparcil, which enrolled twenty patients, aged 16 years or older, with advanced MPS VI subtype disease. Fifteen patients were randomized to receive baseline ERT in combination with one of two doses of odiparcil, 250 mg or 500 mg administered twice daily, or placebo. Five patients who were not receiving ERT received 500 mg of odiparcil administered twice daily in an open label cohort. Thirteen patients completed the trial: four patients who received placebo in addition to ERT and nine patients equally distributed in each of the three odiparcil groups. The trial was conducted at four sites in Europe. The primary endpoint of the trial was safety, as assessed by clinical and biological standard tests. Secondary endpoints included changes from baseline in leukocyte, skin and urinary GAG content, improvements of activity and mobility, evaluation of cardiovascular, lung and respiratory function and vision and hearing impairments.

After 26 weeks of treatment, we observed that odiparcil in combination with ERT was associated with improvements in corneal clouding and cardiac and respiratory function and exhibited a favorable tolerability profile. Signals of clinical activity were also detected in patients treated only with odiparcil. We observed improved mobility as assessed using the 6MWT in patients treated with ERT and the 250mg twice daily dose of odiparcil, as well as in patients in the open label cohort. We did not observe improved mobility using the 6MWT in patients treated with ERT and the 500mg twice daily dose of odiparcil. Dose-dependent urinary GAGs clearance, used as an activity biomarker, was observed in the entire odiparcil-treated patient population. A reduction in leukocyte GAGs was not observed and therefore was not confirmed as a biomarker for the decrease of GAG accumulation. The trial also met its safety primary endpoint with odiparcil exhibiting a favorable tolerability profile, consistent with the tolerability profile observed with odiparcil as a monotherapy in prior clinical trials. The majority of the adverse events reported were mild or moderate in severity. The most common adverse reactions in odiparcil groups were a laboratory interference false positive and skin reactions, among which three were reported as serious adverse events, or SAEs, that were determined by the investigator to be associated with the treatment occurred in patients treated with odiparcil. Two of these SAEs were abnormal laboratory results that were subsequently deemed to be false positives. The third SAE was exanthema, a skin reaction consistent with the types of reaction frequently observed in patients with MPS VI treated with ERT. One death occurred in the placebo group. We observed that the pharmacokinetic profile of odiparcil in this patient cohort was consistent with that observed in previous trials of odiparcil, suggesting that the introduction of ERT did not alter odiparcil's pharmacokinetics.

Because MPS is a progressive disease, we believe there is benefit in treating pediatric patients with MPS, and we plan to commence the SAFEty, pharmacoKInetics and pharmacoDynamics, Dose escalating Study, or SAFE-KIDDS trial, which is a three-part Phase Ib/II clinical trial of odiparcil in a pediatric population with MPS VI, in the first half of 2021. We plan to sequentially enroll twenty four children with MPS VI treated with ERT. The first phase of the trial will be a pharmacokinetics and pharmacodynamics assessment of three doses of odiparcil tested each for one week. The second phase will be a double-blind, placebo controlled study with patients randomized to receive one of two doses of odiparcil or placebo for six months in order to assess safety and efficacy. Patients will be randomized according to age. The third phase will be an open label extension study open to all patients who complete the second phase of the trial. Patients participating in the open label extension study who received odiparcil in the second phase of the trial will continue to receive the same dose of odiparcil administered in the second phase of the trial, while patients who received placebo in the second phase of the trial will be randomized to receive one of two doses of odiparcil. We expect to continue the third phase of the trial until such time as odiparcil is approved or its development is discontinued.

If the results of the SAFE-KIDDS trial are favorable, we plan to initiate Phase III clinical development of odiparcil as a monotherapy and in combination with ERT for the treatment of adult and pediatric patients with MPS VI. In addition, we plan to initiate an open label Phase IIa extension study in the first half of 2021 to investigate the long-term safety and efficacy of odiparcil in patients 16 years and above with MPS VI who completed the iMProveS trial. This study will be designed to last two years, with a possibility of extension, and the 13 patients who completed the 26 week iMProveS trial will be invited to participate. The primary endpoint of this extension study would be safety and secondary endpoints will include assessments of mobility, respiratory function, cardiology, vision, audiology, pain and quality of life.

Because odiparcil targets GAGs that are also present in other MPS subtypes, we believe that the data generated in the iMProveS and SAFE-KIDDS trials may also support moving directly to Phase III pivotal trials in one or more of MPS subtypes I, II, IVa and VII if warranted by the results of our Phase IIa clinical trial and other pre-clinical studies we are conducting.

Hippo Signaling Pathway Program in Oncology and Fibrosis

Leveraging our assets and expertise, we have investigated the Hippo signaling pathway, which is implicated in the processes of cell differentiation and proliferation, tissue growth and organ size. Dysregulation along the Hippo signaling pathway has been implicated in a variety of different types of cancer, particularly malignant mesothelioma, as well as lung cancer, triple negative breast cancer, hepatocellular carcinoma and hepatoblastoma, as well as fibrotic disease.

Our primary oncology program aims to disrupt the interaction between YAP and TEAD, which is an interaction that occurs along the Hippo signaling pathway and plays a key role in the oncogenic process. In pre-clinical studies, we observed that our compounds prevented the formation of the YAP-TEAD transcriptional complex, reduced the expression of YAP-TEAD target genes and displayed anti-proliferative effects in cancer cell lines controlled by the Hippo signaling pathway. Further, in xenograft models, we observed that our compounds inhibited gene expression and cell proliferation in cell lines sensitive to YAP, and were associated with tumor regression, both as a monotherapy and in combination with approved cancer therapies. In addition, in xenograft and orthotopic models of malignant pleural mesothelioma, or MPM, we observed that YAP-TEAD inhibition was associated with reduced tumor growth. Based on these findings, we plan to expand our YAP-TEAD program to other cancer indications and explore the potential of our YAP-TEAD inhibitor as a monotherapy and in combination with other approve anti-cancer agents. We are in the process of selecting development candidate for our Hippo program, which we anticipate entering pre-clinical development in 2021 for the treatment of non-small cell lung cancer and mesothelioma.

The Hippo signaling pathway has also been implicated in the fibrotic process, particularly stiffness-induced fibrosis, which plays a key role in a number of diseases, including NASH and IPF. In in vitro studies, we have observed that our Hippo compounds exhibit anti-fibrotic properties, and we therefore may consider expanding our Hippo program to fibrotic disease. We also plan to explore additional targets along the Hippo signaling pathway that are implicated in either fibrosis or oncology.

RORg Program with AbbVie

We worked with AbbVie to identify orally-available inverse agonists of the nuclear receptor RORg for the treatment of moderate to severe psoriasis, a common skin condition that affects two to four percent of the population in western countries.

T-lymphocytes producing IL-17, known as Th17 cells, have been shown to play a key role in autoimmunity. The development and maintenance of Th17 cells is dependent on IL-23. Elevated levels of IL-23 and Th17-related cytokines have been observed in cutaneous lesions and in the serum of psoriatic patients, which supports the targeting of Th17 for the treatment of patients with psoriasis. RORg is believed to be the master regulator of Th17 as it controls differentiation of naïve T-cells into Th17 cells, the regulation of the IL-23 receptor and the production of Th17 pro-inflammatory cytokines. Pharmacological inhibition of RORg by small molecules has been observed to suppress Th17 cell differentiation as well as IL-17 production, block cutaneous inflammation in animal models of psoriasis and inhibit Th17 signature gene expression by cells isolated from psoriatic patient samples. RORg is therefore a validated drug target for the treatment of psoriasis, and potentially other cutaneous inflammatory disorders.

Together with AbbVie, we have discovered new, potent, selective and orally-available RORg inverse agonists. We believe that these compounds may suppress a larger set of inflammatory cytokines than the currently available biologics for the treatment of psoriasis, thereby resulting in meaningful clinical activity. AbbVie is currently investigating a candidate developed through our collaboration, ABBV-157, in a Phase I clinical trial. This trial is comprised of two substudies evaluating a total of 60 healthy volunteers and patients with moderate to severe psoriasis. AbbVie first evaluated ABBV-157 healthy volunteers and thereafter in a double-blind, randomized, placebo-controlled substudy in patients with moderate or severe chronic plaque psoriasis. The primary completion date of the trial is expected in September 2020. In December 2019, we received a €3.5 million payment from AbbVie as a result of the enrollment of the first patient with psoriasis in the trial. AbbVie is solely responsible for clinical development of product candidates developed through the collaboration and is the owner of all intellectual property rights resulting from the collaboration. See " — Research and development agreement with AbbVie" below.

TGF-b Program

We are advancing a pre-clinical program for the treatment of IPF, and have validated a new target within the TGF-b, signaling pathway. TGF-b is a cytokine that is a key driver of fibrosis and acts by activating fibroblasts into myofibroblasts, which in turn drives the production of fibrotic tissues. This new target has been validated and we are generating leads for a development candidate.

Sales and Marketing

We currently have worldwide development and commercialization rights with respect to lanifibranor and odiparcil.

We have not yet established a sales, marketing or product distribution infrastructure but plan to independently develop and commercialize those product candidates in those indications where we can do so in a capital efficient manner, with a focus on retaining rights to orphan indications in jurisdictions with a significant market opportunity.

Research and Development Agreement with AbbVie

In August 2012, we entered into a research services agreement with AbbVie, which we refer to as the AbbVie Agreement, which included a collaboration to identify orally-available inverse agonists of the nuclear receptor RORg for the treatment of moderate to severe psoriasis and other auto-immune diseases. AbbVie is currently investigating ABBV-157, a clinical candidate developed through our collaboration, in a Phase I clinical trial. AbbVie is responsible, at its sole cost and discretion, for all further development and commercialization activities related to the RORg program.

Under the AbbVie Agreement, we received research funding, and we are eligible to receive development, regulatory and commercial milestone payments as well as royalty payments. As of March 31, 2020, we have received an aggregate of €16.3 million in research funding and €9 million in milestone payments. We may receive up to an aggregate of €35.0 million in future milestone payments related to the psoriasis program, €2.0 million in milestone payments for each subsequent drug approval application or extension in a new indication, and tiered royalties from the mid-single to low-double (below teens) digits. Royalties are subject to specified reductions in the event AbbVie is required to obtain licenses to avoid infringing a third party's intellectual property, a generic competitor to the product is introduced, or the product is exploited in a country without certain intellectual property coverage. Royalties are payable, on a product-by-product and country-by-country basis, until the occurrence of certain specified patent expirations or loss of exclusivity. A separate, additional low-single digit royalty is payable after the expiration of the initial royalty term until other specified patent expirations occur.

We are restricted from researching, developing, or commercializing any product directed to any target on which we collaborated with AbbVie for a certain period after the expiration of that collaboration or occurrence of certain events in related patent prosecution. We are also subject to exclusivity obligations, which vary depending on the stage of development, with respect to research, development or commercialization of small molecule RORg inverse agonists. Under certain circumstances, we will have relief from our exclusivity obligations and will be provided with access to all pre-clinical data related to the RORg program, as well as a royalty free license to any assays or models developed by the parties under the RORg program.

AbbVie is the exclusive owner of all intellectual property rights resulting from the collaboration. We grant AbbVie a perpetual non-exclusive license to use our relevant intellectual property solely as necessary to exploit such products derived from the collaboration. We are obliged to assist AbbVie in the preparation, filing, or prosecution of patents covering the intellectual property developed from the agreement.

The research term of the AbbVie Agreement with respect to the RORg program was initially five years, and was extended in August 2017. We are no longer providing research services under the AbbVie Agreement with respect to the RORg program. AbbVie may terminate the agreement for uncured material breach, and it may terminate any element of the collaboration without cause upon 30 days' prior written notice to us.

Competition

The commercialization of new drugs is competitive, and we may face worldwide competition from major pharmaceutical companies, specialty pharmaceutical companies, biotechnology companies and ultimately generic companies. Our competitors may develop or market therapies that are more effective, safer or less costly than any that we are commercializing, or may obtain regulatory or reimbursement approval for their therapies more rapidly than we may obtain approval for ours.

Though there are no currently approved therapies for the treatment of NASH and we believe that lanifibranor is the only pan-PPAR agonist in clinical development for this indication, we cannot assure you that any of our products that we successfully develop will be clinically superior or scientifically preferable to products developed or introduced by our competitors. Allergan plc, Galmed Pharmaceuticals Ltd. and Madrigal Pharmaceuticals, Inc. each are investigating product candidates with different mechanisms of action in Phase III clinical trials for the treatment of NASH. Intercept Pharmaceuticals, Inc. has filed for regulatory approval with the FDA and EMA and received a Complete Response Letter from the FDA in June 2020. Other companies, including Gilead Sciences, Inc., NGM Biophamaceuticals, Inc. and Akero Therapeutics, Inc., have product candidates for the treatment of NASH that are in earlier stages of pre-clinical or clinical development.

ERT is the standard of care for the treatment of MPS with current therapies being marketed by BioMarin Pharmaceuticals, Inc., Sanofi Genzyme, Shire Plc and Ultragenyx Pharmaceuticals, Inc. Additional ERTs, as well as gene therapy approaches to treating MPS, are in various stages of pre-clinical and clinical development conducted by different companies, including Abeona Therapeutics Inc., ArmaGen, Inc., Eloxx Pharmaceuticals, Inc., Sanofi Genzyme, Esteve Pharmaceuticals, S.A., Lysogene S.A., Orchard Therapeutics plc, REGENXBIO Inc., Sangamo Therapeutics, Inc. and Takeda Pharmaceutical Company Limited. In the MPS VI subtype, the MeuSix consortium is developing a gene therapy approach and is conducting a multicenter Phase I/II clinical trial to investigate the safety and efficacy of its adeno-associated virus, or AAV-mediated gene therapy.

Although we believe our product candidates possess attractive attributes, we cannot ensure that our product candidates will achieve regulatory or market acceptance. If our product candidates fail to gain regulatory approvals and acceptance in their intended markets, we may not generate meaningful revenues or achieve profitability.

Intellectual Property

Our success will significantly depend upon our ability to obtain and maintain patent and other intellectual property and proprietary protection for our drug candidates in the United States and internationally, including composition-of-matter, dosage and formulation patents, as well as patent and other intellectual property and proprietary protection for our novel biological discoveries and other important technology inventions and know-how. In addition to patents, we rely upon unpatented trade secrets, know-how, and continuing technological innovation to develop and maintain our competitive position. We protect our proprietary information, in part, using confidentiality agreements with our commercial partners, collaborators, employees and consultants and invention assignment agreements with our employees. We also have confidentiality agreements or invention assignment agreements with our commercial partners and selected consultants. Despite these measures, any of our intellectual property and proprietary rights could be challenged, invalidated, circumvented, infringed or misappropriated, or such intellectual property and proprietary rights may not be sufficient to permit us to take advantage of current market trends or otherwise to provide competitive advantages. In addition, such confidentiality agreements and invention assignment agreements can be breached and we may not have adequate remedies for any such breach. For more information, please see "Risk factors — Risks Relating to Intellectual Property."

As of June 10, 2020, with respect to lanifibranor, we own four issued United States patents, and approximately 102 patents and patent applications in other jurisdictions. As of June 10, 2020, with respect to odiparcil, we own two issued United States patents, and approximately 85 patent and patent applications in other jurisdictions. We cannot predict whether the patent applications we pursue will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide any proprietary protection from competitors. The patent portfolios for our lead product candidates as of June 10, 2020 are summarized below.

The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which we are seeking patent protection for our product candidates, the patent term is 20 years from the earliest date if filing a non-provisional patent application. In the United States, the term of a patent may be lengthened by a patent term adjustment, which provides for term extension in the case of administrative delays at the United States Patent and Trademark Office in granting a patent, or may be shortened if a patent is terminally disclaimed over another patent with an earlier expiration date. Furthermore, in the United States, the term of a patent covering an FDA approved drug may be eligible for a patent term extension under the Hatch-Waxman Amendments as compensation for the loss of patent term during the FDA regulatory review process. The period of extension may be up to five years beyond the expiration of the patent but cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval. Only one patent among those eligible for an extension may be extended. In the future, if any of our product candidates receives FDA approval, we expect to apply for a patent term extension, if available, to extend the term of the patent covering such approved product candidate. We also expect to seek patent term extensions in any jurisdictions where they are available, however, there is no guarantee that the applicable authorities, including the FDA, will agree with our assessment of whether such an extension should be granted, and even if granted, the length of such an extension.

Lanifibranor

With respect to lanifibranor patent rights, as of June 10, 2020, we own four United States patents, which are due to expire between December 2026 and June 2035 excluding any additional term for patent term extension. Outside the United States, we own approximately 87 patents issued in approximately 55 jurisdictions, including Australia, Canada, China, a number of European countries, Japan, Korea, Israel and Russia; and approximately 15 patent applications pending in approximately 10 jurisdictions including Brazil, Canada, India, Korea, Israel, Mexico and Tunisia. The foregoing patents and patent applications cover a form of and methods of making and using lanifibranor or its analogs.

Odiparcil

With respect to odiparcil, as of June 10, 2020, we own two issued United States patents, which are due to expire in October 2034, excluding any additional term for patent term extension. Outside the United States, we own approximately 76 patents issued in approximately 43 jurisdictions, including a number of European countries; and approximately 9 patent applications pending in approximately 10 jurisdictions, including Brazil, Canada, China, and Korea. The foregoing patents and patent applications cover methods of using odiparcil.

Manufacturing

We rely on contract manufacturing organizations, or CMOs, to produce our drug candidates in accordance with the FDA's current Good Manufacturing Practices, or cGMP, regulations for use in our clinical trials. The manufacture of pharmaceuticals is subject to extensive cGMP regulations, which impose various procedural and documentation requirements and govern all areas of record keeping, production processes and controls, personnel and quality control. Our small molecule drug candidates, lanifibranor and odiparcil, are manufactured using common chemical engineering and synthetic processes from commercially available raw materials.

To meet our projected needs for clinical supplies to support our activities through regulatory approval and commercial manufacturing, the CMOs with whom we currently work will need to increase the scale of production or we will need to secure alternate suppliers.

If we are unable to obtain sufficient quantities of drug candidates or receive raw materials in a timely manner, we could be required to delay our ongoing clinical trials and seek alternative manufacturers, which would be costly and time-consuming.

Government Regulation and Approval

United States — FDA Process

In the United States, the FDA regulates drugs. The Federal Food, Drug, and Cosmetic Act, or FDCA, and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of drugs. To obtain regulatory approvals in the United States and in foreign countries, and subsequently comply with applicable statutes and regulations, we will need to spend substantial time and financial resources.

Approval Process

The FDA must approve any new drug or a drug with certain changes to a previously approved drug before a manufacturer can market it in the United States. If a company does not comply with applicable United States requirements it may be subject to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending applications, warning or untitled letters, clinical holds, drug recalls, drug seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, and criminal prosecution. The steps we must complete before we can market a drug include:

  ▪
  completion of pre-clinical laboratory tests, animal studies, and formulation studies, all performed in accordance with the FDA's good laboratory practice, or GLP, regulations;

  ▪
  submission to the FDA of an IND application for human clinical testing, which must become effective before human clinical studies start. The sponsor must update the IND annually;

  ▪
  approval of the study by an independent institutional review board, or IRB, or ethics committee representing each clinical site before each clinical study begins;

  ▪
  performance of adequate and well-controlled human clinical studies to establish the safety and efficacy of the drug for each indication to the FDA's satisfaction;

  ▪
  submission to the FDA of an NDA;

  ▪
  potential review of the drug application by an FDA advisory committee, where appropriate and if applicable;

  ▪
  satisfactory completion of an FDA inspection of the manufacturing facility or facilities to assess compliance with current good manufacturing practices, cGMP, or regulations; and

  ▪
  FDA review and approval of the NDA.

It generally takes companies many years to satisfy the FDA approval requirements, but this varies substantially based upon the type, complexity, and novelty of the drug or disease. Pre-clinical tests include laboratory evaluation of a drug's chemistry, formulation, and toxicity, as well as animal trials to assess the characteristics and potential safety and efficacy of the drug. The conduct of the pre-clinical tests must comply with federal regulations and requirements, including GLP. The company submits the results of the pre-clinical testing to the FDA as part of an IND along with other information, including information about the product drug's chemistry, manufacturing and controls, and a proposed clinical study protocol. Long term pre-clinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after submitting the initial IND.

The FDA requires a 30-day waiting period after the submission of each IND before the company can begin clinical testing in humans. The FDA may, within the 30-day time period, raise concerns or questions relating to one or more proposed clinical studies and place the study on a clinical hold. In such a case, the company and the FDA must resolve any outstanding concerns before the company begins the clinical study. Accordingly, the submission of an IND may or may not be sufficient for the FDA to permit the sponsor to start a clinical study. The company must also make a separate submission to an existing IND for each successive clinical study conducted during drug development.

Clinical Studies

Clinical studies involve administering the investigational new drug to healthy volunteers or patients under the supervision of a qualified investigator. The company must conduct clinical studies:

  ▪
  in compliance with federal regulations;

  ▪
  in compliance with good clinical practice, or GCP, an international standard meant to protect the rights and health of patients and to define the roles of clinical study sponsors, administrators, and monitors; as well as

  ▪
  under protocols detailing the objectives of the trial, the safety monitoring parameters, and the effectiveness criteria.

The company must submit each protocol involving testing on United States patients and subsequent protocol amendments to the FDA as part of the IND. The FDA may order the temporary, or permanent, discontinuation of a clinical study at any time, or impose other sanctions, if it believes that the sponsor is not conducting the clinical study in accordance with FDA requirements or presents an unacceptable risk to the clinical study patients. The sponsor must also submit the study protocol and informed consent information for patients in clinical studies to an IRB for approval. An IRB may halt the clinical study, either temporarily or permanently, for failure to comply with the IRB's requirements, or may impose other conditions.

Companies generally divide the clinical investigation of a drug into three or four phases. While companies usually conduct these phases sequentially, they are sometimes overlapped or combined.

  ▪
  Phase I.  The company evaluates the drug in healthy human subjects or patients with the target disease or condition. These studies typically evaluate the safety, dosage tolerance, metabolism and pharmacologic actions of the investigational new drug in humans, the side effects associated with increasing doses, and, if possible, gain early evidence on effectiveness.

  ▪
  Phase II.  The company administers the drug to a limited patient population to evaluate dosage tolerance and optimal dosage, identify possible adverse side effects and safety risks, and preliminarily evaluate efficacy.

  ▪
  Phase III.  The company administers the drug to an expanded patient population, generally at geographically dispersed clinical study sites, to generate enough data to statistically evaluate dosage, clinical effectiveness and safety, to establish the overall benefit-risk relationship of the investigational drug, and to provide an adequate basis for product approval.

  ▪
  Phase IV.  In some cases, the FDA may condition approval of an NDA for a drug on the company's agreement to conduct additional clinical studies after approval. In other cases, a sponsor may voluntarily conduct additional clinical studies after approval to gain more information about the drug. We typically refer to such post-approval studies as Phase 4 clinical studies.

A pivotal study is a clinical study that adequately meets regulatory agency requirements to evaluate a drug's efficacy and safety to justify the approval of the drug. Generally, pivotal studies are Phase III studies, but the FDA may accept results from Phase II studies if the study design provides a well-controlled and reliable assessment of clinical benefit, particularly in situations in which there is an unmet medical need and the results are sufficiently robust.

The FDA, the IRB, or the clinical study sponsor may suspend or terminate a clinical study at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Additionally, an independent group of qualified experts organized by the clinical study sponsor, known as a data and safety monitoring board, may oversee some clinical studies. This group provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study.

Submission of an NDA

After we complete the required clinical testing, we can prepare and submit an NDA to the FDA, who must approve the NDA before we can start marketing the drug in the United States. An NDA must include all relevant data available from pertinent pre-clinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information relating to the drug's chemistry, manufacturing, controls, and proposed labeling, among other things. Data can come from company-sponsored clinical studies on a drug, or from a number of alternative sources, including studies initiated by investigators. To support marketing authorization, the data we submit must be sufficient in quality and quantity to establish the safety and effectiveness of the investigational drug to the FDA's satisfaction.

The cost of preparing and submitting an NDA is substantial. The submission of most NDAs is additionally subject to a substantial application user fee, and the manufacturer and/or sponsor under an approved new drug application are also subject to annual program user fees. The FDA typically increases these fees annually. Orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical study costs, tax advantages, and user-fee waivers.

The FDA has 60 days from its receipt of an NDA to determine whether it will accept the application for filing based on the agency's threshold determination that the application is sufficiently complete to permit substantive review. Once the FDA accepts the filing, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of NDAs. Under the Prescription Drug User Fee Act, the FDA has a goal of responding to standard review NDAs within ten months after the 60-day filing review period, but this timeframe is often extended. The FDA reviews most applications for standard review drugs within twelve months and most applications for priority review drugs within six to eight months. Priority review can be applied to drugs that the FDA determines offer major advances in treatment, or provide a treatment where no adequate therapy exists.

The FDA may also refer applications for novel drugs that present difficult questions of safety or efficacy, to an advisory committee. This is typically a panel that includes clinicians and other experts that will review, evaluate, and recommend whether the FDA should approve the application. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP, and will inspect the facility or the facilities at which the drug is manufactured. The FDA will not approve the drug unless compliance with cGMP is satisfactory and the NDA contains data that provide evidence that the drug is safe and effective in the indication studied.

The FDA's Decision on an NDA

After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter indicates that the FDA has completed its review of the application, and the agency has determined that it will not approve the application in its present form. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional clinical data and/or other significant, expensive, and time-consuming requirements related to clinical studies, pre-clinical studies and/or manufacturing. The FDA has committed to reviewing resubmissions of the NDA addressing such deficiencies in two or six months, depending on the type of information included. Even if we submit such data the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Also, the government may establish additional requirements, including those resulting from new legislation, or the FDA's policies may change, which could delay or prevent regulatory approval of our drugs under development.

An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require a risk evaluation and mitigation strategy, or REMS, to help ensure that the benefits of the drug outweigh the potential risks. REMS can include medication guides, communication plans for healthcare professionals, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for REMS can materially affect the potential market and profitability of the drug. Moreover, the FDA may condition approval on substantial post-approval testing and surveillance to monitor the drug's safety or efficacy. Once granted, the FDA may withdraw drug approvals if the company fails to comply with regulatory standards or identifies problems following initial marketing.

Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before we can implement the change. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing new NDAs. As with new NDAs, the FDA often significantly extends the review process with requests for additional information or clarification.

Post-approval Requirements

The FDA regulates drugs that are manufactured or distributed pursuant to FDA approvals and has specific requirements pertaining to recordkeeping, periodic reporting, drug sampling and distribution, advertising and promotion and reporting of adverse experiences with the drug. After approval, the FDA must provide review and approval for most changes to the approved drug, such as adding new indications or other labeling claims. There also are continuing, annual user fee requirements for any marketed drugs and the establishments who manufacture our drugs, as well as new application fees for supplemental applications with clinical data.

In some cases, the FDA may condition approval of an NDA for a drug on the sponsor's agreement to conduct additional clinical studies after approval. In other cases, a sponsor may voluntarily conduct additional clinical studies after approval to gain more information about the drug. Such post-approval studies are typically referred to as Phase IV clinical studies.

Drug manufacturers are subject to periodic unannounced inspections by the FDA and state agencies for compliance with cGMP requirements. There are strict regulations regarding changes to the manufacturing process, and, depending on the significance of the change, it may require prior FDA approval before we can implement it. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

The FDA may withdraw approval if a company does not comply with regulatory requirements and maintain standards or if problems occur after the drug reaches the market. If a company or the FDA discovers previously unknown problems with a drug, including adverse events of unanticipated severity or frequency, issues with manufacturing processes, or the company's failure to comply with regulatory requirements, the FDA may revise the approved labeling to add new safety information; impose post-marketing studies or other clinical studies to assess new safety risks; or impose distribution or other restrictions under a REMS program. Other potential consequences may include:

  ▪
  restrictions on the marketing or manufacturing of the drug, complete withdrawal of the drug from the market or drug recalls;

  ▪
  fines, warning letters or holds on post-approval clinical studies;

  ▪
  the FDA refusing to approve pending NDAs or supplements to approved NDAs, or suspending or revoking of drug license approvals;

  ▪
  drug seizure or detention, or refusal to permit the import or export of drugs; or

  ▪
  injunctions or the imposition of civil or criminal penalties.

The FDA strictly regulates marketing, labeling, advertising, and promotion of drugs that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. We could be subject to significant administrative, civil and criminal liability if we violated any of these laws and regulations.

Rare Pediatric Disease Priority Review Voucher Program

FDA awards priority review vouchers to sponsors of designated rare pediatric disease product applications as an incentive to encourage development of new drug and biological products for prevention and treatment of rare pediatric diseases. Specifically, under this program, a sponsor who receives an approval for a drug or biologic for a "rare pediatric disease" may qualify for a voucher that can be redeemed to receive a priority review of a subsequent marketing application for a different product. The sponsor of a rare pediatric disease drug product receiving a priority review voucher may transfer (including by sale) the voucher to another sponsor. The voucher may be further transferred any number of times before the voucher is used, as long as the sponsor making the transfer has not yet submitted the application. The FDA may also revoke any priority review voucher if the rare pediatric disease drug for which the voucher was awarded is not marketed in the U.S. within one year following the date of approval.

For the purposes of this program, a "rare pediatric disease" is a (a) serious or life-threatening disease in which the serious or life-threatening manifestations primarily affect individuals aged from birth to 18 years, including age groups often called neonates, infants, children, and adolescents; and (b) rare disease or conditions within the meaning of the Orphan Drug Act. A sponsor may choose to request Rare Pediatric Disease Designation, but the designation process is entirely voluntary; requesting designation is not a prerequisite to requesting or receiving a priority review voucher. In addition, sponsors who choose not to submit a Rare Pediatric Disease Designation request may nonetheless receive a priority review voucher if they request such a voucher in their original marketing application and meet all of the eligibility criteria. Absent any extension, Congress has only authorized the Rare Pediatric Disease Priority Review Voucher program until September 30, 2020. However, if a drug candidate receives Rare Pediatric Disease Designation before October 1, 2020, it is eligible to receive a voucher if it is approved before October 1, 2022.

Orphan Drug Designation

The FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition that affects fewer than 200,000 individuals in the United States, or if it affects more than 200,000 individuals in the United States, there is no reasonable expectation that the cost of developing and making the drug for this type of disease or condition will be recovered from sales in the United States.

Orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical study costs, tax advantages, and user-fee waivers. In addition, if a drug receives FDA approval for the indication for which it has orphan drug designation, the drug may be entitled to orphan drug exclusivity, which means the FDA may not approve any other application to market the same drug for the same indication for a period of seven years, except in limited circumstances, such as a showing of clinical superiority over the drug with orphan exclusivity.

Pediatric Information

Under the Pediatric Research Equity Act, or PREA, NDAs or supplements to NDAs must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective. The FDA may grant full or partial waivers, or deferrals, for submission of data. Unless otherwise required by regulation, PREA does not apply to any drug for an indication for which the FDA has granted an orphan drug designation.

Healthcare Reform

In the United States and foreign jurisdictions, the legislative landscape continues to evolve. There have been a number of legislative and regulatory changes to the healthcare system that could affect our current and future results of operations. In particular, there have been and continue to be a number of initiatives at the federal and state levels that seek to reform the way in which healthcare is funded and reduce healthcare costs. In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2009, or collectively, the Affordable Care Act, was enacted, which includes measures that have significantly changed health care financing by both governmental and private insurers. The provisions of Affordable Care Act of importance to the pharmaceutical and biotechnology industry are, among others, the following:

  ▪
  an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs agents, apportioned among these entities according to their market share in certain government healthcare programs;

  ▪
  an increase in the rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13% of the average manufacturer price for branded and generic drugs, respectively;

  ▪
  a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 70% point-of-sale discounts to negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer's outpatient drugs to be covered under Medicare Part D;

  ▪
  extension of manufacturers' Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations, unless the drug is subject to discounts under the 340B drug discount program;

  ▪
  expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for certain individuals with income at or below 133% of the Federal Poverty Level, thereby potentially increasing manufacturers' Medicaid rebate liability;

  ▪
  expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program;

  ▪
  expansion of healthcare fraud and abuse laws, including the federal civil False Claims Act and the federal Anti-Kickback Statute, new government investigative powers and enhanced penalties for noncompliance;

  ▪
  new requirements under the federal Physician Payments Sunshine Act for drug manufacturers to report information related to payments and other transfers of value made to physicians, as defined by such law, and teaching hospitals as well as ownership or investment interests held by physicians and their immediate family members;

  ▪
  a new requirement to annually report certain drug samples that manufacturers and distributors provide to licensed practitioners, or to pharmacies of hospitals or other healthcare entities;

  ▪
  establishment of a Center for Medicare and Medicaid Innovation at the Centers for Medicare & Medicaid Services, or CMS, to test innovative payment and service delivery models to lower Medicare and Medicaid spending; and

  ▪
  establishment of a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research.

There remain judicial and Congressional challenges to certain aspects of the Affordable Care Act, as well as efforts by the Trump administration to repeal or repeal and replace certain aspects of the Affordable Care Act. Since January 2017, President Trump has signed two Executive Orders and other directives designed to delay the implementation of certain provisions of the Affordable Care Act or otherwise circumvent some of the requirements for health insurance mandated by the Affordable Care Act. Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the Affordable Care Act. While Congress has not passed comprehensive repeal legislation, several bills affecting the implementation of certain taxes under the Affordable Care Act have been signed into law. The Tax Cuts and Jobs Act of 2017 includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the Affordable Care Act on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the "individual mandate." Additionally, the 2020 federal spending package permanently eliminated, effective January 1, 2020, the Affordable Care Act's mandated "Cadillac" tax on high-cost employer-sponsored health coverage and medical device tax and, effective January 1, 2021, also eliminates the health insurer tax.. Further, the Bipartisan Budget Act of 2018, among other things, amended the Affordable Care Act, effective January 1, 2019, to close the coverage gap in most Medicare drug plans, commonly referred to as the "donut hole." In December 2018, CMS published a new final rule permitting further collections and payments to and from certain the Affordable Care Act qualified health plans, or QHPs, and health insurance issuers under the Affordable Care Act risk adjustment program in response to the outcome of federal district court litigation regarding the method CMS uses to determine this risk adjustment. On April 27, 2020, the United States Supreme Court reversed a Federal Circuit decision that previously upheld Congress' denial of $12 billion in "risk corridor" funding. On December 14, 2018, a Texas U.S. District Court Judge ruled that the Affordable Care Act is unconstitutional in its entirety because the "individual mandate" was repealed by Congress as part of the Tax Cuts and Jobs Act of 2017. Additionally, on December 18, 2019, the U.S. Court of Appeals for the 5th Circuit upheld the District Court ruling that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the Affordable Care Act are invalid as well. On March 2, 2020, the United States Supreme Court granted the petitions for writs of certiorari to review this case, and has allotted one hour for oral arguments, which are expected to occur in the fall.

In addition, other health reform measures have been proposed and adopted in the United States since the Affordable Care Act was enacted. For example, as a result of the Budget Control Act of 2011, as amended, providers are subject to Medicare payment reductions of 2% per fiscal year through 2030 unless additional Congressional action is taken. The Coronavirus Aid, Relief and Economic Security Act, or CARES Act, which was signed into law in March 2020 and is designed to provide financial support and resources to individuals and businesses affected by the COVID-19 pandemic, suspended the 2% Medicare sequester from May 1, 2020 through December 31, 2020, and extended the sequester by one year, through 2030. Further, the American Taxpayer Relief Act of 2012 reduced Medicare payments to several providers and increased the statute of limitations period for the government to recover overpayments from providers from three to five years.

Further, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several recent Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, reduce the cost of drugs under Medicare, and reform government program reimbursement methodologies for drugs. At the federal level, the Trump administration's budget proposal for fiscal year 2021 includes a $135 billion allowance to support legislative proposals seeking to reduce drug prices, increase competition, lower out-of-pocket drug costs for patients, and increase patient access to lower-cost generic and biosimilar drugs. On March 10, 2020, the Trump administration sent "principles" for drug pricing to Congress, calling for legislation that would, among other things, cap Medicare Part D beneficiary out-of-pocket pharmacy expenses, provide an option to cap Medicare Part D beneficiary monthly out-of-pocket expenses, and place limits on pharmaceutical price increases. Additionally, the Trump administration previously released a "Blueprint" to lower drug prices and reduce out of pocket costs of drugs that contains additional proposals to increase manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products and reduce the out of pocket costs of drug products paid by consumers. The United States Department of Health and Human Services, or HHS, has solicited feedback on some of these measures and has implemented others under its existing authority. For example, in May 2019, CMS issued a final rule to allow Medicare Advantage Plans the option of using step therapy for Part B drugs beginning on January 1, 2020. The final rule codified a CMS policy change that was effective January 1, 2019. Although a number of these and other proposed measures may require additional authorization to become effective, Congress and the Trump administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. It is also possible that additional governmental action is taken to address the COVID-19 pandemic. For example, on April 18, 2020, CMS announced that QHP issuers under the Affordable Care Act may suspend activities related to the collection and reporting of quality data that would have otherwise been reported between May and June 2020 given the challenges healthcare providers are facing responding to the COVID-19 virus.

Additionally, on May 30, 2018, the Trickett Wendler, Frank Mongiello, Jordan McLinn, and Matthew Bellina Right to Try Act of 2017, or the Right to Try Act, was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase I clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA's expanded access program. There is no obligation for a drug manufacturer to make its drug products available to eligible patients as a result of the Right to Try Act.

European Union-EMA Process

In the European Union, our product candidates may also be subject to extensive regulatory requirements. As in the United States, medicinal products can only be marketed if a marketing authorization, or MA, from the competent regulatory agencies has been obtained.

Similar to the United States, the various phases of pre-clinical and clinical research in the European Union are subject to significant regulatory controls. Clinical trials of medicinal products in the European Union must be conducted in accordance with European Union and national regulations and the International Conference on Harmonization, or ICH, guidelines on GCP. Although the EU Clinical Trials Directive 2001/20/EC has sought to harmonize the European Union clinical trials regulatory framework, setting out common rules for the control and authorization of clinical trials in the European Union, the EU Member States have transposed and applied the provisions of the Directive differently. This has led to significant variations in the Member State regimes. To improve the current system, Regulation (EU) No 536/2014 on clinical trials on medicinal products for human use, which repealed Directive 2001/20/EC, was adopted on April 16, 2014 and published in the European Official Journal on May 27, 2014. The Regulation aims at harmonizing and streamlining the clinical trials authorization process, simplifying adverse event reporting procedures, improving the supervision of clinical trials, and increasing their transparency. Although the Regulation entered into force on June 16, 2014, it will not be applicable until six months after the full functionality of the IT portal and database envisaged in the Regulation is confirmed (after the publication of the notice referred to in Article 83(2)). This is not expected to occur until 2019. Until then the Clinical Trials Directive 2001/20/EC will still apply.

Under the current regime, before a clinical trial can be initiated it must be approved in each of the EU Member States where the trial is to be conducted by two distinct bodies: the National Competent Authority, or NCA, and one or more Ethics Committees, or ECs. Under the current regime all suspected unexpected serious adverse reactions, or SUSARs, to the investigated drug that occur during the clinical trial have to be reported to the NCA and ECs of the Member State where they occurred.

European Union Marketing Authorizations

In the European Economic Area, or EEA, medicinal products can only be commercialized after obtaining a marketing authorization or MA, from the competent regulatory authorities. There are different types of marketing authorizations including:

Centralized Procedure

A centralized MA is issued by the European Commission through the centralized procedure, based on the opinion of the CHMP and is valid in all EU Member States and throughout the entire territory of the EEA.

The centralized procedure is mandatory for certain types of products, such as biotechnology medicinal products, orphan medicinal products, and medicinal products containing a new active substance indicated for the treatment of acquired immune deficiency syndrome, or AIDS, cancer, neurodegenerative disorders, diabetes, autoimmune and viral diseases. The centralized procedure is optional for products containing a new active substance not yet authorized in the EEA, or for products that constitute a significant therapeutic, scientific or technical innovation or which are in the interest of public health in the European Union.

National MAs, which are issued by the competent authorities of the Member States of the EEA and only cover their respective territory, are available for products not falling within the mandatory scope of the centralized procedure.

When a medicinal product does not fall within the mandatory scope of the Centralized Procedure, the applicant may use the decentralized procedure or the mutual recognition procedure in order to obtain a marketing authorization in one or more countries in the European Union. In these cases, the competent authorities of the Member States will issue the MA.

Decentralized Procedure

If the product has not received a national MA in any Member State at the time of application, it can be approved simultaneously in various Member States through the decentralized procedure.

Under the decentralized procedure, an identical dossier is submitted to the competent authorities of each of the Member States in which the MA is sought, one of which is selected by the applicant as the Reference Member State, or RMS. The competent authority of the RMS prepares a draft assessment report, a draft summary of the product characteristics, or SPC, and a draft of the labeling and package leaflet, which are sent to the other Member States (referred to as the Concerned Member States, or CMSs) for their approval. If the CMSs raise no objections, based on a potential serious risk to public health, to the assessment, SPC, labeling, or packaging proposed by the RMS, the product is subsequently granted a national MA in all the Member States (i.e. in the RMS and the CMSs).

Under the above described procedures, before granting the MA, the EMA or the competent authorities of the Member States of the EEA make an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy.

The European Commission may also grant a so-called "conditional marketing authorization" prior to obtaining the comprehensive clinical data required for an application for a full MA. Such conditional marketing authorizations may be granted for product candidates (including medicines designated as orphan medicinal products), if (1) the risk-benefit balance of the product candidate is positive, (2) it is likely that the applicant will be in a position to provide the required comprehensive clinical trial data, (3) the product fulfills an unmet medical need and (4) the benefit to public health of the immediate availability on the market of the medicinal product concerned outweighs the risk inherent in the fact that additional data are still required. A conditional marketing authorization may contain specific obligations to be fulfilled by the MA holder, including obligations with respect to the completion of ongoing or new studies, and with respect to the collection of pharmacovigilance data. Conditional marketing authorizations are valid for one year, and may be renewed annually, if the risk-benefit balance remains positive, and after an assessment of the need for additional or modified conditions and/or specific obligations.

Orphan Drug Designation

In the European Union, Regulation (EC) No 141/2000, as amended, states that a drug will be designated as an orphan drug if its sponsor can establish (Article 3):

  ▪
  that it is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition affecting not more than five in ten thousand persons in the European Union when the application is made, or that it is intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition in the European Union and that without incentives it is unlikely that the marketing of the drug in the European Union would generate sufficient return to justify the necessary investment; and that there exists no satisfactory method of diagnosis, prevention or treatment of the condition in question that has been authorized in the European Union or, if such method exists, that the drug will be of significant benefit to those affected by that condition pursuant to Regulation (EC) No. 847/2000 of April 27, 2000 laying down the provisions for implementation of the criteria for designation of a medicinal product as an orphan medicinal product and definitions of the concepts "similar medicinal product" and "clinical superiority." A sponsor applying for designation of a medicinal product as an orphan medicinal product shall apply for designation at any stage of the development of the medicinal product.

If a centralized procedure MA in respect of an orphan drug is granted pursuant to Regulation (EC) No 726/2004, regulatory authorities will not, for a period of usually ten years, accept another application for a MA, or grant a MA or accept an application to extend an existing MA, for the same therapeutic indication, in respect of a similar drug. This period may however be reduced to six years if, at the end of the fifth year, it is established, in respect of the drug concerned, that the criteria for orphan drug designation are no longer met, in other words, when it is shown on the basis of available evidence that the product is sufficiently profitable not to justify maintenance of market exclusivity.

Pursuant to Regulation (EC) No 1901/2006, all applications for marketing authorization for new medicines must include the results of studies as described in a pediatric investigation plan, or PIP, agreed between regulatory authorities and the applicant, unless the medicine is exempt because of a deferral or waiver (e.g., because the relevant disease or condition occurs only in adults). Before the EMA is able to begin its assessment of a centralized procedure MA application, it will validate that the applicant has complied with the agreed pediatric investigation plan. The applicant and the EMA may, where such a step is adequately justified, agree to modify a pediatric investigation plan to assist validation. Modifications are not always possible; may take longer to agree than the period of validation permits; and may still require the applicant to withdraw its marketing authorization application, or MAA, and to conduct additional non-clinical and clinical studies. Products that are granted a MA on the basis of the pediatric clinical trials conducted in accordance with the PIP are eligible for a six month extension of the protection under a supplementary protection certificate (if any is in effect at the time of approval) or, in the case of orphan medicinal products, a two-year extension of the orphan market exclusivity. This pediatric reward is subject to specific conditions and is not automatically available when data in compliance with the PIP are developed and submitted.

The exclusivity period may increase to 12 years if, among other things, the MAA includes the results of studies from an agreed pediatric investigation plan. Notwithstanding the foregoing, a MA may be granted for the same therapeutic indication to a similar drug if:

  ▪
  the holder of the MA for the original orphan drug has given its consent to the second applicant;

  ▪
  the holder of the MA for the original orphan drug is unable to supply sufficient quantities of the drug; or

  ▪
  the second applicant can establish in the application that the second drug, although similar to the orphan drug already authorized, is safer, more effective or otherwise clinically superior.

Pursuant to Regulation (EC) No. 847/2000 of April 27, 2000 laying down the provisions for implementation of the criteria for designation of a medicinal product as an orphan medicinal product and definitions of the concepts "similar medicinal product" and "clinical superiority," a sponsor applying for designation of a medicinal product as an orphan medicinal product shall apply for designation at any stage of the development of the medicinal product.

The abovementioned Regulation (EC) No. 141/2000 provides for other incentives regarding orphan medicinal products. It notably provides for a protocol assistance. The sponsor of an orphan medicinal product may indeed, prior to the submission of an application for marketing authorization, request advice from EMA on the conduct of the various tests and trials necessary to demonstrate the quality, safety and efficacy of the medicinal product. Besides, EMA shall draw up a procedure on the development of orphan medicinal products, covering regulatory assistance for the definition of the content of the application for authorization.

Regulation (EC) No. 141/2000 also provides that medicinal products designated as orphan medicinal products under the provisions of this Regulation shall be eligible for incentives made available by the European Union and by the Member States to support research into, and the development and availability of, orphan medicinal products and in particular aid for research for small- and medium-sized undertakings provided for in framework programs for research and technological development.

Other International Markets-Drug Approval Process

In some international markets (such as China or Japan), although data generated in United States or European Union trials may be submitted in support of a marketing authorization application, regulators may require additional clinical studies conducted in the host territory, or studying people of the ethnicity of the host territory, prior to the filing or approval of marketing applications within the country.

Pricing and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any drugs for which we may obtain regulatory approval. In the United States and markets in other countries, sales of any drugs for which we receive regulatory approval for commercial sale will depend in part on the availability of coverage and reimbursement from third-party payors. Third-party payors include government authorities, managed care plans, private health insurers and other organizations. The process for determining whether a payor will provide coverage for a drug may be separate from the process for setting the reimbursement rate that the payor will pay for the drug. Third-party payors may limit coverage to specific drugs on an approved list, or formulary, which might not include all of the FDA-approved drugs for a particular indication. Moreover, a payor's decision to provide coverage for a drug does not imply that an adequate reimbursement rate will be approved.

Additionally, no uniform policy for coverage and reimbursement exists in the United States. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement rates, but also have their own methods and approval process apart from Medicare determinations. Therefore, coverage and reimbursement for drugs can differ significantly from payor to payor. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in drug development.

Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of drugs and services, in addition to their safety and efficacy. To obtain coverage and reimbursement for any drug that might be approved for sale, we may need to conduct expensive pharmacoeconomic studies to demonstrate the medical necessity and cost-effectiveness of our drug. These studies will be in addition to the studies required to obtain regulatory approvals. If third-party payors do not consider a drug to be cost-effective compared to other available therapies, they may not cover the drug after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow a company to sell its drugs at a profit.

The United States government, state legislatures and foreign governments have shown significant interest in implementing cost containment programs to limit the growth of government-paid health care costs, including price controls, restrictions on reimbursement and requirements for substitution of generic drugs for branded prescription drugs. By way of example, the Affordable Care Act contains provisions that may reduce the profitability of drugs, including, for example, increased rebates for drugs sold to Medicaid programs, extension of Medicaid rebates to Medicaid managed care plans, mandatory discounts for certain Medicare Part D beneficiaries and annual fees based on pharmaceutical companies' share of sales to federal health care programs. Adoption of government controls and measures, and tightening of restrictive policies in jurisdictions with existing controls and measures, could limit payments for our drugs.

In the European Community, governments influence the price of drugs through their pricing and reimbursement rules and control of national health care systems that fund a large part of the cost of those drugs to consumers. Some jurisdictions operate positive and negative list systems under which drugs may only be marketed once a reimbursement price has been agreed to by the government. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical studies that compare the cost effectiveness of a particular drug candidate to currently available therapies. Other member states allow companies to fix their own prices for medicines, but monitor and control company profits. The downward pressure on health care costs in general, particularly prescription drugs, has become very intense. In addition, in some countries, cross-border imports from low-priced markets exert a commercial pressure on pricing within a country. The marketability of any drugs for which we receive regulatory approval for commercial sale may suffer if third-party payors fail to provide coverage and adequate reimbursement. In addition, the focus on cost containment measures in the United States and other countries has increased and we expect will continue to increase the pressure on pharmaceutical pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if we attain favorable coverage and reimbursement status for one or more drugs for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Other Healthcare Laws Impacting Sales, Marketing, and Other Company Activities

Numerous regulatory authorities in addition to the FDA, including, in the United States, the CMS, other divisions of HHS, the United States Department of Justice, and similar foreign, state, and local government authorities, regulate and enforce laws and regulations applicable to sales, promotion and other activities of pharmaceutical manufacturers. These laws and regulations may impact, among other things, our clinical research programs, proposed sales and marketing and education activities, and financial and business relationships with future prescribers of our product candidates, once approved. These laws and regulations include. federal, state and foreign anti-kickback, false claims, and data privacy and security laws, which are described below, among other legal requirements that may affect our current and future operations.

The FDA regulates all advertising and promotion activities for drugs under its jurisdiction both prior to and after approval. Only those claims relating to safety and efficacy that the FDA has approved may be used in labeling. Physicians may prescribe legally available drugs for uses that are not described in the drug's labeling and that differ from those we tested and the FDA approved. Such off-label uses are common across medical specialties, and often reflect a physician's belief that the off-label use is the best treatment for the patients. The FDA does not regulate the behavior of physicians in their choice of treatments, but FDA regulations do impose stringent restrictions on manufacturers' communications regarding off-label uses. Promotion of off-label uses of drugs can also implicate the false claims laws described below.

Anti-kickback laws including, without limitation, the federal Anti-Kickback Statute that applies to items and services reimbursable under governmental healthcare programs such as Medicare and Medicaid, make it illegal for a person or entity to, among other things, knowingly and willfully solicit, receive, offer or pay remuneration, directly or indirectly, to induce, or in return for, purchasing, leasing, ordering, or arranging for or recommending the purchase, lease, or order of any good, facility, item, or service reimbursable, in whole or in part, under a federal healthcare program. Due to the breadth of the statutory provisions, limited statutory exceptions and regulatory safe harbors, and the scarcity of guidance in the form of regulations, agency advisory opinions, sub-regulatory guidance and judicial decisions addressing industry practices, it is possible that our practices might be challenged under anti-kickback or similar laws. Moreover, recent healthcare reform legislation has strengthened these laws. For example, Affordable Care Act among other things, amends the intent requirement of the federal Anti-Kickback Statute and criminal healthcare fraud statute to clarify that a person or entity does not need to have actual knowledge of these statutes or specific intent to violate them in order to have committed a crime. In addition, Affordable Care Act clarifies that the government may assert that a claim that includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act.

False claims laws, including, without limitation, the federal civil False Claims Act, and civil monetary penalties laws, prohibit, among other things, any individual or entity from knowingly and willingly presenting, or causing to be presented for payment, to the federal government (including Medicare and Medicaid) claims for reimbursement for, among other things, drugs or services that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. Our activities relating to the sales and marketing of our drugs may be subject to scrutiny under these laws.

The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, prohibits, among other things, executing or attempting to execute a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and creates federal criminal laws that prohibit knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false, fictitious or fraudulent statement or entry in connection with the delivery of or payment for healthcare benefits, items or services.

HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, and their implementing regulations, governs the conduct of certain electronic healthcare transactions and imposes requirements with respect to safeguarding the security and privacy of protected health information on health plans, healthcare clearinghouses, and certain healthcare providers, known as covered entities, and individual and entities who provide services involving protected health information to such covered entities, known as business associates.

The federal Physician Payments Sunshine Act requires certain manufacturers of drugs, devices, biologics, and medical supplies to report annually to CMS information related to payments and other transfers of value to physicians, as defined by such law, and teaching hospitals, and ownership and investment interests held by physicians and their immediate family members.

In addition, we may be subject to state and foreign law equivalents of each of the above federal laws, such as anti-kickback, self-referral, and false claims laws which may apply to our business practices, including but not limited to, research, distribution, sales and marketing arrangements as well as submitting claims involving healthcare items or services reimbursed by any third-party payor, including commercial insurers; state laws that require pharmaceutical manufacturers to comply with the industry's voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government that otherwise restricts payments that may be made to healthcare providers; state laws that require pharmaceutical manufacturers to file reports with states regarding marketing information, such as the tracking and reporting of gifts, compensation and other remuneration and items of value provided to healthcare professionals and entities; state and local laws requiring the registration of pharmaceutical sales representatives; and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways, thus complicating compliance efforts.

Violations of these laws may result in significant criminal, civil and administrative sanctions, including fines and civil monetary penalties, the possibility of exclusion from federal healthcare programs (including

Medicare and Medicaid), disgorgement, contractual damages, reputational harm and the imposition of corporate integrity agreements or other similar agreements with governmental entities, which may impose, among other things, rigorous operational and monitoring requirements on companies. Similar sanctions and penalties, as well as individual imprisonment, also can be imposed upon executive officers and employees, including criminal sanctions against executive officers under the so-called "responsible corporate officer" doctrine, even in situations where the executive officer did not intend to violate the law and was unaware of any wrongdoing. Given the significant penalties and fines that can be imposed on companies and individuals if convicted, allegations of such violations often result in settlements, which can include significant civil sanctions and additional corporate integrity obligations, even if the company or individual being investigated admits no wrongdoing.

Similar restrictions are imposed on the promotion and marketing of drugs in the European Union and other countries. Even in those countries where we may not be directly responsible for the promotion and marketing of our drugs, if our potential international distribution partners engage in inappropriate activity it can have adverse implications for us.

Employees

As of March 31, 2020, we had 88 employees, 84 of whom were full-time employees and four of whom were part-time employees. As of March 31, 2020, 68 of our employees were engaged in research and development activities and 21 of our employees were engaged in business development, finance, information systems, facilities, human resources or administrative support. As of March 31, 2020, 87 of our employees were located in France.

Our French employees are represented by collective bargaining agreements of the pharmaceutical industry. We believe that we maintain good relations with our employees.

Facilities

Our corporate headquarters is located in Daix, France, where we occupy approximately 129,000 square feet of space that we own. We believe our existing facilities meet our current needs.

Legal Proceedings

From time to time, we may be involved in various claims and legal proceedings relating to claims arising out of our operations. We are not currently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information concerning our executive officers and directors as of July 6, 2020:

Name	Age	Position(s)
Executive Officers
Frédéric Cren	54	Chief Executive Officer and Chairman of the Board of Directors
Pierre Broqua	58	Deputy Chief Executive Officer, Chief Scientific Officer and Director
Jean Volatier	56	Chief Financial Officer
Marie-Paule Richard	66	Chief Medical Officer
Non-Employee Directors
Chris Buyse(1)(2)(3)	55	Director
Lucy Lu(4)	45	Director
Heinz Maeusli(1)	57	Director
Nawal Ouzren	42	Director
Annick Schwebig(1)(2)(5)	69	Director

(1)
Member of the audit committee.

(2)
Member of the compensation and appointments committee.

(3)
As representative of Pienter-Jan BVBA, the legal entity that holds this board seat.

(4)
As representative of Sofinnova Partners, the legal entity that holds this board seat.

(5)
As representative of Cell+, the legal entity that holds this board seat.

Executive officers

Frédéric Cren has served as our Chief Executive Officer since co-founding Inventiva in 2011, and as the chairman of our board of directors since May 2016. Previously, he served as the General Manager, Research of Abbott Laboratories, a pharmaceutical company, from 2010 until 2012. Prior to Abbott, Mr. Cren held a number of roles at Solvay Pharmaceuticals, a pharmaceutical company, and at Laboratoires Fournier SA, a pharmaceutical company, prior to its acquisition by Solvay in 2005. Positions at Laboratories Fournier included: Vice-President Strategic Marketing and Vice-President U.S. Operations, as well as serving as a member of the Executive Committee. Positions at Solvay included: Head of Business Strategy and Portfolio and Senior Vice-President of the Research Division, as well as serving as a member of the Executive Committee. Mr. Cren began his career with Boston Consulting Group, where he worked from 1993 to 2002. He received a master's degree in business administration from INSEAD, a master's degree in international relations from Johns Hopkins University and a bachelor's degree in economics from Paris IX Dauphine University.

Pierre Broqua has served as our Chief Scientific Officer since co-founding Inventiva in 2011, and as our Deputy Chief Executive Officer and a member of our board of directors since May 2016. Previously, Dr. Broqua served as a Head of Research for Abbott Laboratories from 2010 until 2012 and as Head of Neuroscience for Solvay Pharmaceuticals from 2007 to 2010. Prior to Solvay, Dr. Broqua was the Director of Research Project for Laboratoires Fournier SA from 2002 to 2005. He has a doctor of philosophy degree in pharmacology from the University of Paris Descartes and a master's degree in chemistry and biochemistry from Université Pierre et Marie Curie, Paris.

Jean Volatier has served as our Chief Financial Officer since August 2012. Previously, Mr. Volatier was a senior consultant for I Care Environnement, a consulting company, from January 2011 to October 2011, the interim Chief Financial Officer of the NAOS Group, a skin care company, from April 2010 to November 2010, the Chief Financial Officer of the Soufflet Group, an agro-industry company, from 2006 to 2008, the Financial Director — International Operations of Laboratories Fournier, from 1999 to 2006 and the Head of Controlling for URGO Soins & Santé Laboratories, a pharmaceutical company, from 1996 to 1999. Mr. Volatier began his career at PriceWaterhouseCoopers, where he worked from 1989 to 1996. He holds a master's degree in management from Paris IX Dauphine University, PSL University, an executive specialized master's degree in corporate social responsibility from MINES-ParisTech, PSL University, and the diplôme d'études supérieures comptables et financières.

Marie-Paule Richard has served as our Chief Medical Officer since October 2018. From 2014 to 2018, Dr. Richard was the Chief Medical Officer of TiGenix S.A., a Belgian biotechnology company that was acquired by Takeda Pharmaceutical Company Ltd. Dr. Richard also served as the Chief Medical Officer for AiCuris GmbH & Co., a pharmaceutical company, from 2010 to 2012, the Vice President of Clinical Development for Sanofi Pasteur, the vaccines division of the pharmaceutical company Sanofi S.A., from 2001 to 2007, the Global Senior Group Director for GlaxoSmithKline plc, a pharmaceutical company, from 2000 to 2001 and the Clinical Development Director for Aventis Pharma S.A. from 1993 to 2000. Dr. Richard received a doctor of medicine degree from the Medical School of Nancy University.

Non-Employee Directors

Chris Buyse has served as a member of our board of directors since February 2017. Chris Buyse is currently the managing partner of Fund+, which is a life sciences investment fund that he co-founded in 2015. Previously, Mr. Buyse was Chief Financial Officer at ThromboGenics NV, a public biotechnology company, from 2006 to 2014. He was previously Chief Financial Officer of CropDesign N.V, a Belgian biotechnology company. Before this, he was Finance Director of WorldCom/MCI Belgium-Luxembourg, a telecommunications company, was Chief Financial Officer and interim Chief Executive Officer of Keyware Technologies N.V., an IT company, and held several financial positions at Suez Lyonnaise des Eaux and Unilever. He is currently serving as an independent director of Celyad SA, a public biotechnology company, as well as Bioxodes SA, a biotechnology company. Mr. Buyse holds a master's degree in applied economic sciences from the University of Antwerp and a master's degree in business administration from the Vlerick School of Management in Ghent.

Lucy Lu has served as a member of our board of directors since May 2018. She has been the President and Chief Executive Officer of Avenue Therapeutics, Inc., a public biotechnology company, since its inception in 2015. Previously, she was Executive Vice President and Chief Financial Officer of Fortress Biotech, Inc. from 2012 to 2017. Before working in the biotechnology industry, Dr. Lu worked in healthcare-related equity research and investment banking, including as Senior Biotechnology Analyst at Citigroup Inc. from 2007 to 2012. She currently serves as a board member of Veru Inc., a public biopharmaceutical company. Dr. Lu holds a doctor of medicine degree from the New York University School of Medicine and a master's degree in business administration from the Leonard N. Stern School of Business at New York University. She also received a bachelor's degree from the University of Tennesee's College of Arts and Sciences.

Heinz Maeusli has served as a member of our board of directors since May 2019. Since November 2019, Mr. Maeusli has served on the board of directors of Progenics Pharmaceuticals, a biopharmaceutical company, where he is the chairman of the audit committee. Prior to joining our board, he served as the Chief Financial Officer of Advanced Accelerator Applications (AAA), a pharmaceutical group specializing in the field of nuclear medicine, from 2003 to July 2018, where he was involved with the sale of AAA to

Novartis, a global healthcare company, in January 2018. Mr. Maeusli has an MBA from Columbia University in New York and a degree in Economics from the University of St. Gallen.

Nawal Ouzren has served as a member of our board of directors since May 2019. Since 2017, Ms. Ouzren has served as the Chief Executive Officer and a member of the Board of Directors of Sensorion, a biopharmaceutical company. Prior to Sensorion, she served as the head of the Global Genetic Diseases Franchise at Shire plc, a biopharmaceutical company, from June 2016 to April 2017. Prior to Shire, Ms. Ouzren held various positions at Baxalta from 2014 to June 2016 when Baxalta was acquired by Shire. Ms. Ouzren holds a Master's degree in Chemical Engineering from the Technical University of Berlin, Germany and a Master of Science in Chemical Engineering from the Université de Technologie de Compiègne, France.

Annick Schwebig has served as a member of our board of directors since February 2017. In 2000, she founded Actelion Pharmaceuticals France SAS, a pharmaceuticals company specializing in developing drugs for orphan diseases, and was its Chairman and Chief Executive Officer from 2000 to 2015. Ms. Schwebig has held senior positions in the pharmaceutical industry, including Vice President Medical Affairs France and Vice President Research and Development Europe at Bristol-Myers Squibb, a global biopharmaceutical company, from 1983 to 2000. Ms. Schwebig has been a member of the board of directors of Cellectis SA, a biotechnology company, since 2011. Ms. Schwebig is a graduate of the Paris Faculty of Medicine.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Board Composition

Our board of directors currently consists of seven members, less than a majority of whom are citizens or residents of the United States. Under French law and our bylaws, our board of directors must be comprised of between three and 18 members, without prejudice to the derogation established by law in the event of merger. The number of directors of each gender may not be less than 40%. Any appointment made in violation of this limit that is not remedied within six months of this appointment will be null and void. Within these limits, the number of directors is determined by our shareholders. Directors are appointed, reappointed to their position, or removed by our ordinary general meeting, and in particular, any appointment which remedies a violation of the 40% limit must be ratified by our shareholders at the next ordinary general meeting. Their term of office, in accordance with our bylaws, is three years. Directors chosen or appointed to fill a vacancy must be elected by our board of directors for the remaining duration of the current term of the vacant director. The appointment must then be ratified at the next shareholders' general meeting. In the event the board of directors would be comprised of less than three directors as a result of a vacancy, the remaining directors shall immediately convene a shareholders' general meeting to elect one or several new directors so there are at least three directors serving on the board of directors, in accordance with French law.

The following table sets forth the names of our directors, the years of their initial appointment as directors of the board and the expiration dates of their current term.

	Current position(s)	Year of initial appointment		Term expiration year
Frédéric Cren	Chief Executive Officer; Chairman of the Board of Directors	2011	(1)	2022
Pierre Broqua	Deputy Chief Executive Officer; Chief Scientific Officer; Director	2011	(2)	2022
Pienter-Jan BVBA represented by Chris Buyse	Director	2017		2022
Sofinnova Partners represented by Lucy Lu	Director	2018		2021
Heinz Maeusli	Director	2019		2022
Nawal Ouzren	Director	2019		2022
CELL+ represented by Annick Schwebig	Director	2017		2022

(1)
Mr. Cren served as our President until our transformation into a société anonyme pursuant to the shareholders' meeting dated May 31, 2016 and has served as our Chief Executive Officer and Chairman of the Board of Directors since then.

(2)
Dr. Broqua was appointed Deputy Chief Executive Officer and Director following our transformation into a société anonyme pursuant to the shareholders' meeting dated May 31, 2016.

Director Independence

As a foreign private issuer, under the listing requirements and rules of the Nasdaq Global Market, we are not required to have independent directors on our board of directors, except to the extent that our audit committee is required to consist of independent directors, subject to certain phase-in schedules. Nevertheless, our board of directors has undertaken a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from, and provided by, each director concerning such director's background, employment and affiliations, including family relationships, our board of directors has determined that all of our directors, except for Frédéric Cren and Pierre Broqua, qualify as "independent directors" as defined under applicable rules of the Nasdaq Global Market and the independence requirements contemplated by the Exchange Act. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has had with our company and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our ordinary shares by each non-employee director and his or her affiliated entities (if any).

Furthermore, our board has determined that, under the criteria of the MiddleNext Code, five of our directors are "independent directors." The MiddleNext Code sets out the five following criteria justifying the independence of directors, characterized by the absence of any significant financial, contractual or family relationship likely to affect their independence of judgment:

  ▪
  they must not be a salaried employee or corporate officer of us or our group and must not have held such a position within the last five years;

  ▪
  they must not be in a significant business relationship with us or our group (e.g., client, supplier, competitor, provider, creditor, banker, etc.) within the last two years;

  ▪
  they must not be a reference shareholder or hold a significant number of voting rights (i.e. less than 10% of the share capital);

  ▪
  they must not have close relationships or family ties with any of our corporate officer or reference shareholder; and

  ▪
  they must not have been our auditor within the last six years.

Based on these criteria, our board of directors has determined that Pienter-Jan BVBA represented by Chris Buyse, CELL+ represented by Annick Schwebig, Sofinnova Partners represented by Lucy Lu, Nawal Ouzren and Heinz Maeusli are "independent directors" under the independence criteria of the MiddleNext Code. In making such determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances the board of directors deemed relevant in determining the director's independence, including the number of ordinary shares beneficially owned by the director and his or her affiliated entities, if any.

Role of the Board in Risk Oversight

Our board of directors is primarily responsible for the oversight of our risk management activities and has delegated to the audit committee the responsibility to assist our board in this task. The audit committee also monitors our system of disclosure controls and procedures and internal control over financial reporting and reviews contingent financial liabilities. The audit committee, among other things, examines our balance sheet commitments and risks and the relevance of risk monitoring procedures. While our board oversees our risk management, our management is responsible for day-to-day risk management processes. Our board of directors expects our management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the board of directors. We believe this division of responsibilities is the most effective approach for addressing the risks we face.

Corporate Governance Practices

As a French société anonyme listed on the regulated market of Euronext Paris, we are subject to various corporate governance requirements under French law. In addition, as a foreign private issuer listed on the Nasdaq Global Market, we will be subject to Nasdaq corporate governance listing standards. However, the corporate governance standards provide that foreign private issuers are permitted to follow home country corporate governance practices in lieu of Nasdaq rules, with certain exceptions. We intend to rely on these exemptions for foreign private issuers and follow French corporate governance practices in lieu of the Nasdaq corporate governance rules, which would otherwise require that (1) a majority of our board of directors consist of independent directors; (2) we establish a nominating and corporate governance committee; and (3) our compensation committee be composed entirely of independent directors.

As a foreign private issuer, we are required to comply with Rule 10A-3 of the Exchange Act, relating to audit committee composition and responsibilities. Rule 10A-3 provides that the audit committee must have direct responsibility for the nomination, compensation and choice of our auditors, as well as control over the performance of their duties, management of complaints made, and selection of consultants. However, if the laws of a foreign private issuer's home country require that any such matter be approved by the board of directors or the shareholders, the audit committee's responsibilities or powers with respect to such matter may instead be advisory. Under French law, the audit committee may only have an advisory role and appointment of our statutory auditors, in particular, must be decided by the shareholders at our annual meeting.

In addition, Nasdaq rules require that a listed company specify that the quorum for any meeting of the holders of ordinary shares be at least 33 1/3% of the outstanding shares of the company's voting stock. Consistent with French law, our bylaws provide that a quorum requires the presence of shareholders having at least (1) 20% of the shares entitled to vote in the case of an ordinary shareholders' general meeting or at an extraordinary shareholders' general meeting where shareholders are voting on a capital increase by capitalization of reserves, profits or share premium, or (2) 25% of the shares entitled to vote in the case of any other extraordinary shareholders' general meeting. If a quorum is not present, the meeting is adjourned. There is no quorum requirement when an ordinary general meeting is reconvened, but the reconvened meeting may consider only questions which were on the agenda of the adjourned meeting. When an extraordinary general meeting is reconvened, the quorum required is 20% of the shares entitled to vote, except where the reconvened meeting is considering capital increases through capitalization of reserves, profits or share premium. For these matters, no quorum is required at the reconvened meeting. If a quorum is not present at a reconvened meeting requiring a quorum, then the meeting may be adjourned for a maximum of two months. See "Description of Share Capital — Key provisions of our bylaws and French law affecting our ordinary shares — Rights, preferences and restrictions attaching to ordinary shares (Articles 11, 14, 28, 31 and 32 of the bylaws)."

Board Committees

The board of directors has established an audit committee and a compensation and appointments committee, which operate pursuant to rules of procedure adopted by our board of directors. The composition and functioning of all of our committees will comply with all applicable requirements of the French Commercial Code, the Nasdaq Global Market and SEC rules and regulations.

In accordance with French law, committees of our board of directors only have an advisory role and can only make recommendations to our board of directors. As a result, decisions will be made by our board of directors taking into account non-binding recommendations of the relevant board committee.

Audit Committee.    Our audit committee assists our board of directors in its oversight of our corporate accounting and financial reporting and submits the selection of our statutory auditors, their remuneration and independence for approval. Chris Buyse as representative of Pienter-Jan BVBA, Annick Schwebig as representative of CELL+ and Heinz Maeusli currently serve on our audit committee. Chris Buyse as representative of Pienter-Jan BVBA is the chairperson of our audit committee. Our board has determined that each of Chris Buyse as representative of Pienter-Jan BVBA, Annick Schwebig as representative of CELL+ and Heinz Maeusli are independent within the meaning of the applicable listing rules and the independence requirements contemplated by Rule 10A-3 under the Exchange Act. Our board of directors has determined that Chris Buyse as representative of Pienter-Jan BVBA is an "audit committee financial expert" as defined by SEC rules and regulations and that each of the members of the audit committee qualifies as financially sophisticated under the applicable exchange listing rules.

The principal responsibility of our audit committee is to monitor the existence and efficacy of the company's financial audit and risk control procedures on an ongoing basis. Our board of directors has specifically assigned the following duties to the audit committee:

Financial statements and financial information:

  ▪
  examining our annual and interim financial statements;

  ▪
  validating the relevance of our accounting methods, choices and policies;

  ▪
  verifying the relevance of the financial information published by us;

Internal control:

  ▪
  assuring that internal control procedures are implemented and followed, with the assistance of internal quality audits;

  ▪
  examining and approving the schedule of work for internal and external audits;

  ▪
  reviewing any subject capable of having a meaningful financial and accounting impact on us;

Risk management:

  ▪
  examining the state of significant disputes and off-balance-sheet commitments and risks, the adequacy of risk monitoring procedures and the relevance of any regulated agreements;

  ▪
  directing the selection of statutory auditors, their compensation and ensuring their independence;

  ▪
  helping to ensure the correct performance of the statutory auditors; and

  ▪
  establishing the rules for the use of statutory auditors for work other than auditing accounts and verifying the correct execution thereof.

Compensation and Appointments Committee.    Annick Schwebig as representative of CELL+ and Chris Buyse as representative of Pienter-Jan BVBA currently serve on our compensation and appointments committee. Annick Schwebig as representative of CELL+ is the chairperson of our compensation and appointments committee.

Our board of directors has specifically assigned the following duties to the compensation and appointments committee:

  ▪
  formulating recommendations and proposals concerning (1) the various components to compensation, pension and health insurance plans for officers and directors, (2) the procedures for establishing the variable portion of their compensation; (3) a general policy for awarding shares pursuant to our equity incentive plans (including dilutive instruments);

  ▪
  examining the amount of compensation and the system for distributing them between the directors taking into account their dedication and the tasks performed within the board of directors;

  ▪
  advising and assisting the board of directors as necessary in the selection of senior executives and the establishment of their compensation;

  ▪
  assessing any increases in capital reserved to employees;

  ▪
  assisting the board of directors when selecting new members;

  ▪
  ensuring the implementation of structures and procedures to allow the application of good governance practices within the company;

  ▪
  preventing conflicts of interest within the board of directors; and

  ▪
  implementing the board of director's evaluation procedure.

Code of Business Conduct and Ethics

Effective upon the effectiveness of the registration statement of which this prospectus is a part, we will adopt a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct will be available on our website at www.inventivapharma.com. The audit committee of our board of directors is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.

Compensation of Directors and Executive Officers

The aggregate compensation paid and benefits in kind granted by us to our current executive officers and directors, including share-based compensation, for the year ended December 31, 2019 was €1.7 million. For the year ended December 31, 2019, we did not allocate any amounts to be set aside or accrued to provide pension, retirement or similar benefits to our directors or our executive officers.

Non-Employee Director Compensation

Our ordinary general meeting of shareholders held on May 28, 2018 set the total annual attendance fees (ex-jetons de présence) to be distributed among non-employee directors at €250,000 for each of the years ended December 31, 2018 and 2019. The following table sets forth information regarding the compensation earned by our non-employee directors for service on our board of directors during the year ended December 31, 2019. Mr. Cren, who is our Chief Executive Officer, and Dr. Broqua, who is our Deputy

Chief Executive Officer and Chief Scientific Officer, are directors but do not receive any additional compensation for their services as directors.

Name	Gross Fees Earned (€)(1)	Warrants (€)(2)	Total (€)
Pienter-Jan BVBA	54,000	—	54,000
Jean-Louis Junien(4)	16,000	—	16,000
Sofinnova Partners(3)	31,000		31,000
Nanna Lüneborg(4)	—	—	—
Chris Newton(4)	19,000	—	19,000
CELL+	43,000	—	43,000
Nawal Ouzren(5)	20,000	—	20,000
Heinz Maeusli(5)	23,000	—	23,000

(1)
Includes out-of-pocket expenses paid by us.

(2)
This column represents the full grant date fair value of share warrants (bons de souscription d'actions) granted during the year as measured pursuant to the Black-Scholes option-pricing model.

(3)
Sofinnova Partners, represented by Lucy Lu, was appointed member of the board of directors by the ordinary and extraordinary general meeting held on May 28, 2018.

(4)
The Annual General Meeting held on May 27, 2019 to approve the financial statements for the year ended December 31, 2018 noted the expiry of the directorships of Chris Newton, Nanna Lüneborg and Jean-Louis Junien.

(5)
The Annual General Meeting held on May 27, 2019 decided to appoint Heinz Maeusli and Nawal Ouzren as directors.

Executive Director Compensation

The following table sets forth information regarding compensation earned by Frédéric Cren, our Chairman of the Board and Chief Executive Officer, and by Pierre Broqua, our Deputy Chief Executive Officer, Chief Scientific Officer and Director, during the year ended December 31, 2019.

Name and principal position	Salary (€)		Bonus (€)		Equity awards (€)	All Other compensation (€)		Paid leave (€)	Incentive payments (€)	Total (€)
Frédéric Cren	242,528	(1)	97,011	(2)	—	24,003	(3)	9,541	500	373,583
Chief Executive Officer and Chairman of the Board
Pierre Broqua	173,945	(1)	60,880	(2)	—	22,863	(3)	4,222	500	262,410
Deputy Chief Executive Officer, Chief Scientific Officer and Director

(1)
Reflects gross compensation before taxes.

(2)
For fiscal year 2019, variable compensation has been determined based on the achievement of targets set at the beginning of the year by the Board of Directors in view of Compensation and Appointments Committee recommendations. The performance criteria, which are qualitative in nature, are related to product development, clinical studies results, regulatory approval for certain products, as well as the marketing strategy and financial visibility.

(3)
Represents housing, car allowances and social guarantees for company managers and executives (GSC).

Following the entry in force of the Sapin 2 Law (French law no. 2016-1691 of December 9, 2016), the payment of the elements of variable compensation and, as appropriate, exceptional compensation attributed for a financial year to the Chairman of the Board, the Chief Executive Officer and the Deputy Chief Executive Officer, is conditional on approval by the next ordinary general meeting of their elements of compensation, paid or attributed during the said financial year (ex post vote). The payments of the above variable compensations were approved by the ordinary and extraordinary shareholder meeting held on May 27, 2019.

Limitations on Liability and Indemnification Matters

Under French law, provisions of bylaws that limit the liability of directors are ineffective. However, French law allows sociétés anonymes to contract for and maintain liability insurance against civil liabilities incurred by any of their directors and officers involved in a third-party action, provided that they acted in good faith and within their capacities as directors or officers of the company. Criminal liability cannot be indemnified under French law, whether directly by the company or through liability insurance. We have liability insurance for our directors and officers, including insurance against liability under the Securities Act. We also may enter into agreements with our directors and executive officers to provide contractual indemnification. With certain exceptions and subject to limitations on indemnification under French law, these agreements will provide for indemnification for damages and expenses including, among other things, attorneys' fees, judgments and settlement amounts incurred by any of these individuals in any action or proceeding arising out of his or her actions in that capacity. Certain of our non-employee directors may also, through their relationships with their employers or partnerships, be insured against certain liabilities in their capacity as members of our board of directors. These arrangements may discourage shareholders from bringing a lawsuit against our directors and executive officers for breach of their duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and executive officers, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder's investment may be adversely affected to the extent we pay any costs of settlement and damage awards against directors and officers pursuant to any insurance arranagements.

Equity Incentives

We believe our ability to grant equity incentives is a valuable and necessary compensation tool that allows us to attract and retain the best available personnel for positions of substantial responsibility, provides additional incentives to employees and promotes the success of our business. Due to French corporate law and tax considerations, we have historically granted or may grant in the future several different equity incentive instruments to our directors, executive officers, employees and other service providers, including:

  ▪
  founder's share warrants (bons de souscription de parts de créateurs d'entreprise, or BSPCE), which are granted to our officers and employees;

  ▪
  share warrants (bons de souscription d'actions, or BSA), which have historically only been granted to non-employee directors and a consultant of the company;

  ▪
  restricted, or free, shares (actions gratuites, or AGA); and

  ▪
  stock options (options de souscription et/ou d'achats d'actions).

Our board of directors' authority to grant these equity incentive instruments and the aggregate amount authorized to be granted under these instruments must be approved by a two-thirds majority of the votes held by our shareholders present, represented or voting by authorized means, at the relevant extraordinary shareholders' meeting. Once approved by our shareholders, our board of directors can grant founder's share warrants (bons de souscription de parts de créateur d'entreprise) and share warrants (bons de souscription d'actions) for up to 18 months, and free shares (actions gratuites) and stock options (options de souscription et/ou d'achats d'actions) for up to 38 months from the date of the applicable shareholders' approval. The authority of our board of directors to grant equity incentives may be extended or increased only by extraordinary shareholders' meetings. As a result, we typically request that our shareholders authorize new pools of equity incentive instruments at every annual shareholders' meeting.

We have ten share-based compensation plans in force for our executive officers, non-employee directors and employees, the BSPCE 2013-1 Plans dated 2013, the AGA 2018-2, 2018-3 Plans dated 2018, the AGA 2019-1 and 2019-2 dated 2019 respectively and the BSA 2017, 2018, 2019, 2019 bis and 2019 ter Plans dated 2017, 2018, 2019 and 2020 respectively. In general, founder's share warrants (bons de souscription de parts de créateur d'entreprise) and share warrants (bons de souscription d'actions) no longer continue to vest following termination of the employment, office or service of the holder and all vested shares must be exercised within post-termination exercise periods set forth in the grant documents. In the event of certain changes in our share capital structure, such as a consolidation or share split or dividend, French law and applicable grant documentation provides for appropriate adjustments of the numbers of shares issuable and/or the exercise price of the outstanding warrants.

As of March 31, 2020, free shares (actions gratuites) were outstanding that can be settled for an aggregate of 484,350 ordinary shares. As of March 31, 2020, founder's share warrants (bons de souscription de parts de créateur d'entreprise) and share warrants (bons de souscription d'actions) allowing for the purchase of an aggregate of 320,800 ordinary shares at a weighted average exercise price of €6.06 per share ($6.68 per ordinary share based on the exchange rate of €0.907 per U.S. dollar in effect as of March 31, 2020) were outstanding.

Founder's Share Warrants (bons de souscription de parts de créateur d'entreprise)

Founder's share warrants (bons de souscription de parts de créateur d'entreprise) have traditionally been granted to certain of our employees who were French tax residents because the warrants carry favorable tax and social security treatment for French tax residents. Similar to options, founder's share warrants (bons de souscription de parts de créateur d'entreprise) entitle a holder to exercise the warrant for the underlying vested shares at an exercise price per share determined by our board of directors and at least equal to the fair market value of an ordinary share on the date of grant. However, unlike options, the exercise price per share is fixed as of the date of implementation of the plans pursuant to which the warrants may be granted, rather than as of the date of grant of the individual warrants.

We have one founder's share warrants in force (bons de souscription de parts de créateur d'entreprise):

Plan title	BSPCE 2013-1 (2013) plan
Meeting date	November 25, 2013
Dates of allocation	December 13, 2013
Total number of BSPCEs authorized	15,013	(1)
Total number of BSPCEs granted	9,027	(2)
Start date for the exercise of the BSPCEs		(3)
BSPCE expiration date	December 31, 2023
BSPCE exercise price	€58.50	(4)
Number of shares subscribed as of March 31, 2020	621,000
Total number of BSPCEs granted but not exercised as of March 31, 2020	88
Total number of shares available for subscription as of March 31, 2020	8,800
Maximum number of new shares that can be issued	8,800

(1)
Represents the aggregate number of warrants authorized under the BSPCE 2013-1 plans.

(2)
Of which (1) 2,729 BSCPCEs need to be excluded following cancellation or lapse for the BSPCE 2013-1 (2013) plan.

(3)
Subject to cases of lapsing, the vested BSPCE 2013-1 share warrants may be exercised in all or in part at the (1) election of each holder, (1) within three days as from the notification by the Company that an agreement has been entered into between one or more shareholders and another party resulting in the change of control of the Company within the meaning of Article L. 233-3-I of the French Commercial Code, as a result of transfer of the Company's shares or merger by absorption of the Company, or (2) within ten days following the end of a period of 30 calendar days beginning on the date on which the price of the Company's shares (including ordinary shares in the form of ADSs) is fixed as part of an initial public offering by the Company, and the admission of the Company's shares to a regulated or unregulated market, in France, the EU or a stock exchange outside the EU, or (3) in the event of the Company's shares being admitted to trading on a regulated or unregulated market, in France, EU or foreign exchange: (x) if the listing takes place between December 5 and 31 of a year "N", during a period from January 5 to 20 of each calendar year as from the second year following the year "N" in which the listing occurred; (y) if the listing takes place during a period other than the period referred to above: during a period from January 5 to 20 of each calendar year from the date immediately following the calendar year in which the listing took place. Notwithstanding the foregoing, in case of notification by the Company to the holders of BSPCE 2013-1 that the shareholders holding more than half of the capital and voting rights have accepted a purchase offer from one or more shareholders or third parties, acting alone or jointly, for all of the shares issued by the Company, the holders shall exercise all of their BSPCE 2013-1 within 20 days from such notification.

(4)
Price for the subscription of 100 new ordinary shares.

Our shareholders, or pursuant to delegations granted by our shareholders, our board of directors, determines the recipients of the warrants, the dates of grant, the number and exercise price of the founder's share warrants (bons de souscription de parts de créateur d'entreprise) to be granted, the number of shares issuable upon exercise and certain other terms and conditions of the founder's share warrants (bons de souscription de parts de créateur d'entreprise), including the period of their exercisability and their vesting schedule.

Share Warrants (bons de souscription d'actions)

Share warrants (bons de souscription d'actions) have historically been granted to our non-employee directors and consultants that regularly work in partnership with the Company. Similar to options, share warrants (bons de souscription d'actions) entitle a holder to exercise the warrant for the underlying vested shares at an exercise price per share determined by our board of directors and at least equal to the fair market value of an ordinary share on the date of grant. However, unlike options, the exercise price per share is fixed as of the date of implementation of the plans pursuant to which the warrants may be granted, rather than as of the date of grant of the individual warrants.

As of March 31, 2020, we have issued three types of share warrants (bons de souscription d'actions) as follows:

Plan title	BSA 2017 plan		BSA 2018 plan		BSA 2019 plan		BSA 2019 bis plan		BSA 2019 ter plan
Meeting date	May 29, 2017		May 28, 2018		May 27, 2019
Decision of issuance by the Board of Directors	May 29, 2017		December 14, 2018		June 28, 2019		March 9, 2020		March 9, 2020
Total number of BSAs authorized (General meeting)	600,000		600,000		600,000
Total number of BSAs authorized (Board of Directors)	195,000		126,000	(2)	10,000		10,000		36,000
Total number of BSA subscribed	195,000		126,000		10,000		0		0
Start date for the exercise of the BSAs		(1)		(3)		(4)		(5)		(6)
BSA expiration date	May 29, 2027		December 14, 2028		June 28, 2029		March 9, 2030		March 9, 2030
BSA exercise price per share	€6.675		€6.067		€2.20		€3.68		€3.68
Number of shares subscribed as of March 31, 2020	0		0		0		0		0
Total number of shares available for subscription as of March 31, 2020	120,000		38,667		10,000		0		0
Maximum number of new shares that can be issued	140,000		116,000		10,000		0	(7)	0	(7)

(1)
BSA 2017 share warrants will vest in three tranches at the end of the following vesting periods: (1) one third on May 29, 2018, (2) one third on May 29, 2019 and (3) the balance on May 29, 2020. By decision of the Board of Directors on April 9, 2019, the final allotment of the second tier of BSA 2017 warrants, initially set for May 29, 2019, has been brought forward to May 27, 2019 to enable Chris Newton and Jean-Louis Junien to benefit as a result of their presence on the Board for virtually all of the year. Furthermore, for these two members of the Board of Directors, there will be no final allotment of the last tier as the 55,000 BSA 2017 warrants have lapsed.

(2)
Of which 10,000 BSA 2018 need to be excluded following cancellation or lapse.

(3)
BSA 2018 share warrants can only be exercised under the following conditions: (a) for David Nikodem, in tranches of one third at the end of the following vesting periods: (1) one third as of September 1, 2019, (2) one third as of September 1, 2020 and (3) the balance as of September 1, 2021; (b) for JPG Healthcare LLC, in full as of November 8, 2019; and (c) for ISLS Consulting, in tranches of one third at the end of the following vesting periods: (1) 26,667 as of December 14, 2019, (2) 26,667 as of December 14, 2020 and (3) 26,666 as of December 14, 2021, it being specified that in each case, BSA 2018 vesting periods will lapse if the service agreement between the Company and the beneficiary or the company for which the beneficiary acts, is terminated before the date of the first vesting period or in the event of the death of the beneficiary.

(4)
BSA 2019 share warrants are only exercisable subject to a consultancy agreement still being in effect at June 28, 2020, and no notice of termination having been given by David Nikodem and/or Sapidus Consulting Group LLC or the Company.

(5)
BSA 2019 bis share warrants may be subscribed until July 13, 2020. If subscribed, they will only be exercisable subject to a consultancy agreement still being in effect at March 9, 2021, and no notice of termination having been given by Mr. Jeremy Goldberg and/or JPG Healthcare LLC or the Company.

(6)
BSA 2019 ter share warrants may be subscribed until July 13, 2020. If subscribed, they will only be exercisable in three tranches at the end of the following periods: (1) one third on March 9, 2021, (2) one third on March 9, 2022 and (3) the balance on March 9, 2023, subject to, for each of these dates, that a consultancy agreement still being in effect and no notice of termination having been given by David Nikodem and/or Sapidus Consulting Group LLC or the Company.

(7)
On March 9, 2020, the Company's Board of Directors granted10,000 BSA2019 bis and 36,000 BSA 2019 ter which can be subscribed by the beneficiaries until July 13, 2020. The BSA 2019 ter beneficiary, David Nikodem, confirmed to the Company his intention to subscribe to the BSA 2019 ter. In accordance with the terms of the subscription letter, the subscription will be effective upon receipt of the funds.

Our shareholders, or pursuant to delegations granted by our shareholders, our board of directors, determines the recipients of the warrants, the dates of grant, the number and exercise price of the share warrants (bons de souscription d'actions) to be granted, the number of shares issuable upon exercise and certain other terms and conditions of the share warrants (bons de souscription d'actions), including the period of their exercisability and their vesting schedule.

Free Shares (actions gratuites)

Under our 2018-2, 2018-3, 2019-1 and 2019-2 Free Share Plans, which were adopted by our board of directors on January 26, 2018 for the 2018-2 Free Share Plan, December 14, 2018 for the 2018-3 and on June 28, 2019 for the 2019-1 and 2019-2 Free Share Plans, we have granted free shares (actions gratuites) to certain of our employees and officers.

Free shares (actions gratuites) may be granted to any individual employed by us or by any affiliated company. Free shares may also be granted to our Chairman, our Chief Executive Officer and our Deputy Chief Executive Officer. However, no free share may be granted to a beneficiary holding more than 10% of our share capital or to a beneficiary who would hold more than 10% of our share capital as a result of such grant. The maximum number of shares that may be issued under the 2018-2, 2018-3, 2019-1 and 2019-2 Free Share Plans is 484,350 as of March 31, 2020. In addition, under French law, the maximum number of shares that may be granted shall not exceed 10% of the share capital as at the date of grant of the free shares (30% if the allocation benefits all employees).

Our board of directors has the authority to administer the 2018-2, 2018-3, 2019-1 and 2019-2 Free Share Plans. Subject to the terms of the 2018-2, 2018-3, 2019-1 and 2019-2 Free Share Plans, our board of directors determines the recipients, the dates of grant, the number of free shares (actions gratuites) to be granted and the terms and conditions of the free shares, including the length of their vesting period (starting on the grant date, during which the beneficiary holds a right to acquire shares for free but has not yet acquired any shares) and holding period (starting when the shares are issued and definitively acquired but may not be transferred by the recipient) within the limits determined by the shareholders. Our shareholders have determined that the vesting period should be set by the board of directors and should not be less than one year from the date of grant and that the optimal holding period should be set by the board of directors. From the beginning of the vesting period, the cumulated vesting and holding period should not be less than two years.

The board of directors has the authority to modify awards outstanding under our 2018-2, 2018-3, 2019-1 and 2019-2 Free Share Plans, subject to the consent of the beneficiary for any modification adverse to such beneficiary. For example, the board has the authority to release a beneficiary from the continued service condition during the vesting period after the termination of the employment.

The free shares granted under our 2018-2, 2018-3, 2019-1 and 2019-2 Free Share Plans will be definitively acquired at the end of the vesting period as set by our board of directors subject to continued service during the vesting period, except if the board releases a given beneficiary from this condition upon termination of his or her employment contract. At the end of the vesting period, the beneficiary will be the owner of the shares. However, the shares may not be sold or transferred during the holding period. In the event of disability before the end of the vesting period, the free shares shall be definitively acquired by the beneficiary on the date of disability. In the event the beneficiary dies during the vesting period, the free shares shall be definitively acquired at the date of the request of allocation made by his or her beneficiaries in the framework of the inheritance provided that such request is made within six months from the date of death.

In January 26, 2018 the board approved the grant of an aggregate of 65,700 free shares (actions gratuites) under the 2018-2 Free Share Plans which will vest as follows:

	Number of free shares		Vesting period	Holding period	Date exercisable (subject to service conditions)
2018-2	63,300	(1)	Two years	One year	January 26, 2021

(1)
Excludes 2,400 free shares (actions gratuites) initially allocated to an employee which where forfeited following his resignation.

As of March 31, 2020, 63,300 shares had been issued upon vesting of free shares (actions gratuites) granted under the 2018-2 Free Share Plan and are under the one year holding period until January 26, 2021.

In December 14, 2018, the board approved the grant of an aggregate of 265,700 free shares (actions gratuites) under the 2018-3 Free Share Plan which will vest as follows:

	Number of free shares		Vesting period	Holding period	Date exercisable (subject to service conditions)
2018-3	227,250	(1)	Two years	One year	December 14, 2021

(1)
Excludes 38,450 free shares (actions gratuites) initially allocated to an employee which where forfeited following his resignation.

As of March 31, 2020, no shares had been issued upon vesting of free shares granted under the 2018-2 Free Share Plan.

In June 28, 2019, the board approved the grant of an aggregate of 283,500 free shares (actions gratuites) under the 2019-1 and 2019-2 Free Share Plans which will vest as follows:

	Number of free shares		Vesting period	Holding period	Date exercisable (subject to service conditions)
2019-1	29,100	(1)	Two years	One year	June 28, 2022
2019-2	228,000	(2)	One year	One year	June 28, 2021

(1)
Excludes 8,400 free shares (actions gratuites) initially allocated to two employees which where forfeited following their resignation.

(2)
Excludes 18,000 free shares (actions gratuites) initially allocated to an employee which where forfeited following his resignation.

As of March 31, 2020, no shares had been issued upon vesting of free shares granted under the 2019-1 Free Share Plan or the 2019-2 Free Share Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since January 1, 2017, we have engaged in the following transactions with our directors, executive officers and holders of more than 5% of our outstanding voting securities and their affiliates, which we refer to as our related parties.

Transactions with Our Principal Shareholders

Issuances of Securities

We issued 5,706,577 ordinary shares in February and March 2017 in connection with our initial public offering on Euronext Paris, we issued 5,572,500 ordinary shares in a private placement on April 17, 2018, we issued 4,473,935 ordinary shares in two private placements on September 20, 2019 and October 2, 2019 and we issued 3,778,338 ordinary shares in an offering on February 11, 2020. The following table summarizes the ordinary shares acquired in connection with our initial public offering on Euronext Paris and these offerings by our executive officers, directors and holders of more than 5% of our outstanding voting securities.

		BVF Partners L.P.	NEA	Novo Holdings A/S	Sofinnova Crossover I SLP
IPO on Euronext Paris in 2017	Number of ordinary shares purchased (#)	1,643,835	—	1,095,890	—
	Purchase price per share (€)	8.50	—	8.50	—
Private placement in 2018	Number of ordinary shares purchased (#)	1,569,858	—	775,500	1,569,858
	Purchase price per share (€)	6.37	—	6.37	6.37
Private placements in 2019	Number of ordinary shares purchased (#)	666,838	3,102,811	390,350	313,936
	Purchase price per share (€)	1.99	1.99	1.99	1.99
Offering in February 2020	Number of ordinary shares purchased (#)	2,317,382	1,007,556	125,944	327,456
	Purchase price per share (€)	3.97	3.97	3.97	3.97

Arrangements with Our Directors and Executive Officers

Consultant Agreement with ISLS Consulting

Jean-Louis Junien is the principal shareholder of ISLS Consulting. On July 8, 2014, ISLS Consulting entered into a consultant agreement with us which has since been renewed several times and for the last time by an amendment agreement dated June 25, 2018 renewing the consultant agreement until June 30, 2019. Under this agreement, ISLS Consulting assists our management and teams of the company in the scientific conduct of its clinical and pre-clinical programs. ISLS Consulting charges us for these services on a monthly basis according to the number of days worked during each month. Under this agreement, we paid

ISLS Consulting €162,000 and €169,000 for the year ending December 31, 2018 and for the year ended December 31, 2019, respectively. In addition, in May 2015, we granted 1,500 share warrants (bons de souscription d'actions) to ISLS Consulting which were exercised in 2017. Following this exercise, ISLS Consulting obtained 150,000 ordinary shares. In December 2018, we granted 80,000 share warrants (bons de souscription d'actions) to ISLS Consulting which have not been exercised.

Director and Executive Officer Compensation

We are parties to employment agreements and other compensation arrangements, including equity compensation arrangements, with our directors and executive officers in the ordinary course of business.

Share Warrants (bons de souscription d'actions)

We have granted share warrants (bons de souscription d'actions) to purchase ordinary shares to our directors as of December 31, 2019 as follows:

Name	Grant date	Type of instruments granted(1)	Number of ordinary shares underlying awards (#)(2)	Maximum number of new shares that can be issued (#)	Exercise price per share (€)	Expiration date
Pienter-Jan BVBA	05/29/2017	BSA 2017	20,000	30,000	6.675	05/29/2027
Jean-Louis Junien(3)	05/29/2017	BSA 2017	50,000	50,000	6.675	05/29/2027
Chris Newton(4)	05/29/2017	BSA 2017	20,000	20,000	6.675	05/29/2027
CELL+	05/29/2017	BSA 2017	20,000	30,000	6.675	05/29/2027
Karen Aiach	05/29/2017	BSA 2017	10,000	10,000	6.675	05/29/2027

Total			120,000	140,000

(1)
BSA 2017 refers to share warrants (bons de souscription d'actions).

(2)
Each BSA 2017 entitles its holder to subscribe to one ordinary share, with a nominal value of €0.01, at an exercise price of € 6.675. BSA 2017 will vest in three tranches at the end of the following vesting periods: (1) one third on May 29, 2018, (2) one third on May 29, 2019 and (3) the balance on May 29, 2020.

(3)
Jean-Louis Junien's term on our board of directors ended on May 29, 2018.

(4)
Chris Newton's term on our board of directors ended on May 29, 2018.

(5)
Karen Aiach's term on our board of directors ended on November 25, 2018.

Related Person Transaction Policy

We comply with French law regarding approval of transactions with related parties. Prior to the closing of this offering, we expect to adopt a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. The policy will become effective immediately upon the execution of the underwriting agreement for this offering. For purposes of our policy only, a related person transaction is defined as (1) any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any related person are, were or will be participants and the amount involved exceeds $120,000 or (2) any agreement or similar transaction under French law which falls within the scope of Article L. 225-38 of the French Commercial Code. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction is identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our board of directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant shareholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy.

In addition, under our Code of Business Conduct and Ethics, which we will adopt in connection with this offering, our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

In considering related person transactions, our audit committee, or other independent body of our board of directors, will take into account the relevant available facts and circumstances including, but not limited to:

  ▪
  the risks, costs and benefits to us;

  ▪
  the impact on a director's independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

  ▪
  the availability of other sources for comparable services or products; and

  ▪
  the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy will require that, in determining whether to approve, ratify or reject a related person transaction, our board of directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our shareholders, as our board of directors, determines in the good faith exercise of its discretion.

All of the transactions described above were entered into prior to the adoption of the written policy, but all were approved by our board of directors to the extent required by, and in compliance with, French law.

 PRINCIPAL SHAREHOLDERS

The following table and accompanying footnotes sets forth, as of March 31, 2020, information regarding beneficial ownership of our ordinary shares by:

  ▪
  each person, or group of affiliated persons, known by us to beneficially own more than 5% of our ordinary shares;

  ▪
  each of our executive officers;

  ▪
  each of our directors; and

  ▪
  all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including free shares that vest within 60 days of March 31, 2020 and options and warrants that are currently exercisable or exercisable within 60 days of March 31, 2020. Shares subject to free shares that vest within 60 days of March 31, 2020 and shares subject to warrants currently exercisable or exercisable within 60 days of March 31, 2020 are deemed to be outstanding for computing the percentage ownership of the person holding these free shares and warrants and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.

Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act.

Our calculation of the percentage of beneficial ownership prior to this offering is based on 30,687,750 of our ordinary shares outstanding as of March 31, 2020. We have based our calculation of the percentage of beneficial ownership of our ordinary shares outstanding immediately after the closing of this offering of 7,478,261 ADSs, assuming no exercise of the underwriters' option to purchase 1,121,739 additional ADSs in this offering. The table below also assumes no participation in this offering by our existing shareholders.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Inventiva S.A., 50 rue de Dijon, 21121 Daix, France.

		Percentage of shares beneficially owned
				Percentage of voting power
	Number of shares beneficially owned
Name of beneficial owner		Before offering	After offering	Before offering	After offering
5% Shareholders:
BVF Partners L.P.(1)	6,860,525	22.4%	18.0%	16.7%	14.2%
Frédéric Cren(2)	5,704,816	18.6	14.9	27.9	23.6
New Enterprise Associates(3)	4,110,367	13.4	10.8	10.0	8.5
Pierre Broqua(4)	3,882,500	12.7	10.2	19.0	16.0
Novo Holdings A/S(5)	2,468,264	8.0	6.5	6.0	5.1
Sofinnova Crossover I SLP(6)	2,211,250	7.2	5.8	5.4	4.6
Directors and Executive Officers:
Frédéric Cren(2)	5,704,816	18.6	14.9	27.9	23.6
Pierre Broqua(4)	3,882,500	12.7	10.2	19.0	16.0
Jean Volatier	—	—	—	—	—
Marie-Paule Richard	—	—	—	—	—
Pienter-Jan BVBA, represented by Chris Buyse(7)	30,000	*	*	*	*
Sofinnova Partners represented by Lucy Lu(8)	2,211,250	7.2	5.8	5.4	4.6
CELL+ represented by Annick Schwebig(9)	30,000	*	*	*	*
Heinz Maeusli	—	—	—	—	—
Nawal Ouzren	—	—	—	—	—
All directors and executive officers as a group (11 persons)	11,858,566	38.6	31.1%	52.4%	44.3%

*
Represents beneficial ownership of less than 1%.

(1)
Consists of 6,860,525 ordinary shares. The principal business address for BVF Partners L.P. is 44 Montgomery Street 40th Floor, San Francisco CA 94104.

(2)
Consists of 5,704,816 ordinary shares.

(3)
Consists of 4,110,367 ordinary shares. The principal business address for NEA is 1954 Greenspring Drive, Suite 600, Timonium, Maryland 21093, United States.

(4)
Consists of 3,882,500 ordinary shares.

(5)
Consists of 2,468,264 ordinary shares. The principal business address for Novo A/S is Tuborg Havnevej 19, DK-2900 Hellerup, Denmark.

(6)
Consists of 2,211,250 ordinary shares. The principal business address for Sofinnova is 7-11, boulevard Haussmann 75009 Paris, France.

(7)
Consists of 30,000 ordinary shares issuable upon the exercise of share warrants (BSA) that are exercisable until May 29, 2027.

(8)
As representative of Sofinnova Partners, the legal entity that holds this seat on our board of directors.

(9)
Consists of 30,000 ordinary shares issuable upon the exercise of share warrants (BSA) that are exercisable until May 29, 2027.

DESCRIPTION OF SHARE CAPITAL

General

The following description of our share capital summarizes certain provisions of our bylaws. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our bylaws as they will be in effect upon the completion of this offering, a copy of which have been filed as an exhibit to the registration statement of which this prospectus forms a part.

As of March 31, 2020, our outstanding share capital consisted of a total of 30,687,750 ordinary shares, with a nominal value of €0.01 per share. As of June 30, 2020, our outstanding share capital had increased to a total of 30,914,750 ordinary shares as a result of the exercise of free shares and share warrants since March 31, 2020.

As of March 31, 2020, to our knowledge, approximately 39% of our outstanding ordinary shares as of such date were held by 16 shareholders of record in the United States.

Under French law, our bylaws set forth only our issued and outstanding share capital as of the date of the bylaws. Our fully diluted share capital represents all issued and outstanding shares, as well as all potential shares which may be issued upon exercise of outstanding founder's share warrants (bons de souscription de parts de créateur d'entreprise) and share warrants (bons de souscription d'actions), as approved by our shareholders and granted by our board of directors.

Upon closing of this offering, based on the number of ordinary shares outstanding as of March 31, 2020, our outstanding share capital will consist of 38,166,011 ordinary shares (including ordinary shares in the form of ADSs), nominal value €0.01 per share (or 39,287,750 ordinary shares if the underwriters exercise their option to purchase additional ADSs in this offering in full).

Reconciliation of the ordinary shares outstanding prior to this offering

Ordinary shares outstanding at December 31, 2016	10,030,000
Number of ordinary shares issued in connection with the exercise of founder's share warrants and share warrants	707,900
Number of ordinary shares issued on February 16, 2017 in connection with the share capital increase authorized on February 14, 2017	5,651,240
Number of ordinary shares issued on March 20, 2017 (greenshoe) in connection with the share capital increase authorized on March 16, 2017	55,337

Ordinary shares outstanding at December 31, 2017	16,444,477
Number of ordinary shares issued in connection with the exercise of founder's share warrants and share warrants	180,300
Number of ordinary shares issued in connection with the vesting of free shares that have no exercise price	60,000
Number of ordinary shares issued on April 17, 2018 in connection with the share capital increase authorized on April 12, 2017	5,572,500
Number of ordinary shares issued in connection with the exercise of founder's share warrants and share warrants	27,400
Number of ordinary shares issued in connection with the vesting of free shares that have no exercise price	10,000
Number of ordinary shares issued in connection with the vesting of free shares that have no exercise price	77,500
Number of ordinary shares issued on September 20, 2019 in connection with the share capital increase authorized on September 18, 2019	4,159,999
Number of ordinary shares issued on October 2, 2019 in connection with the share capital increase authorized on September 30, 2019	313,936
Number of ordinary shares issued in connection with the vesting of free shares that have no exercise price	63,300
Number of ordinary shares issued on February 11, 2020 in connection with the share capital increase authorized on February 6, 2020	3,778,338
Ordinary shares outstanding at February 11, 2020	30,687,750

History of Securities Issuances

From January 1, 2017 through March 31, 2020, the following events have changed the number and classes of our issued and outstanding shares.

  ▪
  In February and March 2017, in connection with our initial public offering in France, we issued an aggregate of 5,706,577 ordinary shares at a purchase price of €8.50 per share.

  ▪
  On April 17, 2018, we issued an aggregate of 5,572,500 ordinary shares in connection with a private placement at a purchase price of €6.37 per share.

  ▪
  On September 20, 2019 and October 2, 2019, we issued an aggregate of 4,473,935 ordinary shares in connection with a private placement at a purchase price of €1.99 per share.

  ▪
  On February 11, 2020, we issued an aggregate of 3,778,338 ordinary shares in connection with a private placement at a purchase price of €3.97 per share.

  ▪
  During this period, founder's share warrants (bons de souscription de parts de créateur d'entreprise) and share warrants (bons de souscription d'actions) were exercised at prices of (1) with respect to BCE 2013-1 (2013), €0.585 per ordinary share, (2) with respect to BCE 2013-1 (2015) and BSA 2013-1, €0.67 per ordinary share. Pursuant to these exercises, we issued an aggregate of 915,600 ordinary shares.

  ▪
  During this period, we issued an aggregate of 210,800 ordinary shares upon the vesting of outstanding free shares (actions gratuites) that had no exercise price.

Key Provisions of Our Bylaws and French Law Affecting our Ordinary Shares

The description below reflects the terms of our bylaws and summarizes the material rights of holders of our ordinary shares under French law. Please note that this is only a summary and is not intended to be exhaustive. For further information, please refer to the full text of our bylaws and French law.

Corporate Purpose (Article 3 of the bylaws)

Our corporate purpose in France and abroad includes the research and development, production, distribution and marketing, at different stages of development, with respect to all products, principally pharmaceutical, cosmetic and chemical products, including in the area of animal health. Our company is also engaged in the provision of study, advisory or commercial services and, more generally, any ancillary services, similar or connected to the activities described hereof, including the leasing of laboratories or offices. Our company may participate, by any means, directly or indirectly in any operations that may be related to its purpose through the creation of new companies, contribution, subscription or purchase of company securities or rights, merger or otherwise, creation, acquisition, leasing, management lease of any businesses or establishments.

More generally, we are authorized to engage in any financial, commercial, industrial, civil immovable or movable operations related directly or indirectly to the company's purpose or any similar or related purpose which may facilitate its expansion or growth.

Directors (Articles 15 to 22 of the Bylaws)

Duties of the Board (Article 18 of the Bylaws).    Except for powers given to our shareholders by law and within the limit of the corporate purpose, our board of directors is responsible for all matters relating to the successful operations of our company and, through its resolutions, governs matters involving the company.

Appointment and Term (Article 15 of the Bylaws).    Our board of directors must be composed of at least three members, but may not exceed eighteen members, subject to the dispensation established by law in the event of merger. Directors are appointed, renewed or dismissed by the ordinary general meeting. The term of a director is three years, and directors may be re-elected at our annual ordinary share meetings; however, a director over the age of 70 may not be appointed if such appointment would result in the number of directors over the age of 70 constituting more than one-third of the board. An employee can only be appointed as a director if his or her employment contract corresponds to an actual job. The number of directors who are also our employees cannot exceed one-third of the board. Directors need not to be shareholders of our company and may be natural persons or legal entities except for the chairman of the board who must be a natural person. Legal entities appointed to the board must designate a permanent representative. If a director dies or resigns between annual meetings, the board may appoint a temporary director to fill the vacancy, subject to ratification at the next ordinary general meeting, or, if such vacancy results in a number of directors below three, the board must call an ordinary general meeting to fill the vacancy.

Organization (Article 16 of the Bylaws).    The board must elect a chairman from among the board members. The chairman must be a natural person, age 65 or younger, and may be removed by the board at any time. The board may also elect a natural person as vice president to preside in the chairman's absence and may designate up to two non-voting board observers.

Deliberations (Article 17 of the Bylaws).    At least half of the number of directors in office must be present to constitute a quorum. Decisions are made by a majority of the directors present or represented and, if there is a tie, the vote of the chairman will carry the decision. Meetings may be held as often as required; however, the chairman is required to call a meeting with a determined agenda upon the request of at least one-third of the directors if the board has not met for more than three months. French law and our charter and bylaws allow directors to attend meetings in person or, to the extent permitted by applicable law and with specified exceptions in our bylaws, by videoconference or other telecommunications arrangements.

Directors' Voting Powers on Proposal, Arrangement or Contract in Which Any Director is Materially Interested (Article 22 of the Bylaws).    Under French law, any agreement entered into, directly or through an intermediary, between us and any director that is not entered into in the ordinary course of our business and upon standard market terms is subject to the prior authorization of the board of directors (it being specified that the interested director cannot vote on such decision). The same provision applies to agreements between us and another company, except where such company is one of our wholly owned subsidiaries, if one of our directors is the owner or a general partner, manager, director, general manager or member of the executive or supervisory board of the other company, as well as to agreements in which one of our directors has an indirect interest.

Directors' Compensation (Article 20 of the Bylaws).    Directors' compensation for their functions is determined at the annual ordinary general meeting. The board of directors may also grant exceptional compensation for missions or offices conferred upon directors subject to the circumstances and conditions provided for by law.

Board of Directors' Borrowing Powers (Article 18 of the Bylaws).    There are currently no limits imposed by our bylaws on the amounts of loans or borrowings that the board of directors may approve.

Rights, Preferences and Restrictions Attaching to Ordinary Shares (Articles 11, 14, 28, 31 and 32 of the Bylaws)

Dividends.    We may only distribute dividends out of our distributable profits, plus any amounts held in our reserves that the shareholders decide to make available for distribution, other than those reserves that are specifically required by law.

"Distributable Profits" consist of our statutory net profit in each fiscal year, calculated in accordance with accounting standards applicable in France, as increased or reduced by any profit or loss carried forward from prior years, less any contributions to the reserve accounts pursuant to French law.

Legal Reserve.    Pursuant to French law, we must allocate 5% of our statutory net profit for each year to our legal reserve fund before dividends may be paid with respect to that year. Funds must be allocated until the amount in the legal reserve is equal to 10% of the aggregate par value of the issued and outstanding share capital.

Approval of Dividends.    Pursuant to French law, our board of directors may propose a dividend for approval by the shareholders at the annual ordinary general meeting.

Upon recommendation of our board of directors, our shareholders may decide to allocate all or part of any distributable profits to special or general reserves, to carry them forward to the next fiscal year as retained earnings or to allocate them to the shareholders as dividends. However, dividends may not be distributed when our net assets are or would become as a result of such distribution lower than the amount of the share capital plus the amount of the legal reserves which, under French law, may not be distributed to shareholders. The amount of our share capital plus the amount of our legal reserves which may not be distributed was equal to €307,481.12 at December 31, 2019.

Our board of directors may distribute interim dividends after the end of the fiscal year but before the approval of the financial statements for the relevant fiscal year when the interim statement of financial position, established during such year and certified by an auditor, reflects that we have earned distributable profits since the close of the last financial year, after recognizing the necessary depreciation and provisions and after deducting prior losses, if any, and the sums to be allocated to reserves, as required by law or the bylaws, and including any retained earnings. The amount of such interim dividends may not exceed the amount of the profit so defined.

Distribution of Dividends.    Dividends are distributed to shareholders pro rata according to their respective holdings of shares. In the case of interim dividends, distributions are made to shareholders on the date set by our board of directors during the meeting in which the distribution of interim dividends is approved. The actual dividend payment date is decided by the shareholders at an ordinary general shareholders' meeting or by our board of directors in the absence of such a decision by the shareholders. Shareholders that own shares on the actual payment date are entitled to the dividend.

Shareholders may be granted an option to receive dividends in cash or in shares, in accordance with legal conditions. The conditions for payment of dividends in cash shall be set at the shareholders' meeting or, failing this, by the board of directors.

Timing of Payment.    Pursuant to French law, dividends must be paid within a maximum of nine months after the close of the relevant fiscal year, unless extended by court order. Dividends not claimed within five years after the payment date shall be deemed to expire and revert to the French state.

Voting Rights.    Upon the closing of the offering, we will only have ordinary shares outstanding. Each share shall entitle its holder to vote and be represented in the shareholders' meetings in accordance with the provisions of French law and of our bylaws. Ownership of one share implies, ipso jure, adherence to our bylaws and the decisions of the shareholders' meeting.

In general, each shareholder is entitled to one vote per share at any general shareholders' meeting. Pursuant to our bylaws, however, a double voting right is attached to each registered ordinary share which is held in the name of the same shareholder for at least two years. However, under French law, ordinary bearer shares in the form of ADSs are not eligible for double voting rights. Purchasers of ADSs in this offering, in the open market following the completion of this offering or in subsequent offerings will be unlikely to meet the requirements to have double voting rights attach to any ordinary shares held by them. To our knowledge, double voting rights only attach to the 5,704,816 ordinary shares held by the Cren Family (composed of Frédéric Cren, our Chief Executive Officer and Roberta Becherucci, married name Cren and their minor child), and to the 3,882,500 ordinary shares held by Pierre Broqua, our Deputy Chief Executive Officer and Chief Scientific Officer, as of March 31, 2020.

Under French law, treasury shares or shares held by entities controlled by us are not entitled to voting rights and do not count for quorum purposes.

Rights to Share in Our Profit.    Each share entitles its holder to a portion of the corporate profits and assets proportional to the amount of share capital represented thereby.

Rights to Share in the Surplus in the Event of Liquidation.    If we are liquidated, any assets remaining after payment of the debts, liquidation expenses and all of the remaining obligations will first be used to repay in full the par value of our shares. Any surplus will be distributed pro rata among shareholders in proportion to the number of shares respectively held by them, taking into account, where applicable, of the rights attached to shares of different classes.

Repurchase and Redemption of Shares.    Under French law, we may acquire our own shares. Such acquisition may be challenged on the ground of market abuse regulations. However, Market Abuse Regulation (EU) No. 596/2014 of April 16, 2014, or MAR, provides for safe harbor exemptions when the acquisition is made for one of the following purposes:

  ▪
  to decrease our share capital, provided that such a decision is not driven by losses and that a purchase offer is made to all shareholders on a pro rata basis, with the approval of the shareholders at an extraordinary general meeting; in this case, the shares repurchased must be cancelled within one month from the expiry of the purchase offer;

  ▪
  to meet obligations arising from debt securities that are exchangeable into equity instruments;

  ▪
  to provide shares for distribution to employees or managers under a profit-sharing, free share or share option plan; in this case the shares repurchased must be distributed within 12 months from their repurchase failing which they must be cancelled; or

  ▪
  we benefit from a simple exemption when the acquisition is made under a liquidity contract complying with the general regulations of, and market practices accepted by the French Financial Markets Authority, or the AMF.

All other purposes, and especially share buy-backs made for external growth operations in pursuance of Article L. 225-209 of the French Commercial Code, while not forbidden, must be pursued in strict compliance of market manipulation and insider dealing rules.

Under MAR and in accordance with the general regulations (réglement général) of the AMF, or the General Regulations, a corporation shall report to the competent authority of the trading value on which the shares have been admitted to trading or are traded, no later than by the end of the seventh daily market session following the date of the execution of the transaction, all the transactions relating to the buy-back program, in a detailed form and in an aggregated form.

No such repurchase of shares may result in us holding, directly or through a person acting on our behalf, more than 10% of our issued share capital. Shares repurchased by us continue to be deemed "issued" under French law but are not entitled to dividends or voting rights so long as we hold them directly or indirectly, and we may not exercise the pre-emptive rights attached to them.

Sinking Fund Provisions.    Our bylaws do not provide for any sinking fund provisions.

Liability to Further Capital Calls.    Shareholders are liable for corporate liabilities only up to the par value of the shares they hold; they are not liable to further capital calls.

Requirements for Holdings Exceeding certain percentages.    None, except as described below under the section of this prospectus titled "Form, holding and transfer of shares (Articles 10 and 13 of the bylaws) — ownership of ordinary shares and ADSs by non-French persons."

Actions Necessary to Modify Shareholders' Rights.    Shareholders' rights may be modified as allowed by French law. Only the extraordinary shareholders' meeting is authorized to amend any and all provisions of our bylaws. It may not, however, increase shareholder commitments without the prior approval of each shareholder.

Special Voting Rights of Warrant Holders.    Under French law, the holders of warrants of the same class (i.e., warrants that were issued at the same time and with the same rights), including founder's share warrants (bons de souscription de parts de créateur d'entreprise) and share warrants (bons de souscription d'actions), are entitled to vote as a separate class at a general meeting of that class of warrant holders under certain circumstances, principally in connection with any proposed modification of the terms and conditions of the class of warrants or any proposed issuance of preferred shares or any modification of the rights of any outstanding class or series of preferred shares.

Rules for Admission to and Calling Annual Shareholders' Meetings and Extraordinary Shareholders' Meetings (Section IV of the Bylaws)

Access to, participation in and voting rights at shareholders' meetings.    Shareholders' meetings are composed of all shareholders, regardless of the number of shares they hold. Each shareholder has the right to attend the meetings and participate in the discussions (1) personally; (2) by granting proxy to any individual or legal entity of his choosing; (3) by sending a proxy to the company without indication of the mandate; (4) by voting by correspondence; or (5) at the option of the board of directors at the time the meeting is called, by videoconference or another means of telecommunication, including internet, in accordance with applicable laws that allow identification. The board of directors organizes, in accordance with legal and regulatory requirements, the participation and vote of these shareholders at the meeting, assuring, in particular, the effectiveness of the means of identification.

Participation in shareholders' general meetings, in any form whatsoever, is subject to registration or registration of shares two trading days prior to the date of the relevant general meeting under the conditions provided by applicable laws.

The final date for returning voting ballots by correspondence is set by the board of directors and disclosed in the notice of meeting published in the French Journal of Mandatory Statutory Notices, or BALO (Bulletin des Annonces Légales Obligatoires). This date cannot be earlier than three days prior to the meeting.

A shareholder who has voted by correspondence will no longer be able to participate directly in the meeting or to be represented. In the case of returning the proxy form and the voting by correspondence form, the proxy form is taken into account, subject to the votes cast in the voting by correspondence form.

A shareholder may be represented at meetings by any individual or legal entity by means of a proxy form which we send to such shareholder either at the shareholder's request or at our initiative. A shareholder's request for a proxy form must be received at the registered office at least five days before the date of the meeting. The proxy is only valid for a single meeting or for successive meetings convened with the same agenda. It can also be granted for two meetings, one ordinary, and the other extraordinary, held on the same day or within a period of 15 days.

A shareholder may vote by correspondence by means of a voting form, which we send to such shareholder either at the shareholder's request or at our initiative, or which we include in an appendix to a proxy voting form under the conditions provided for by current laws and requirements. A shareholder's request for a voting form must be received at the registered office at least six days before the date of the meeting. The voting form is also available on our website at least 21 days before the date of the meeting. The voting form must be recorded by us three days prior to the shareholders' meeting, in order to be taken into consideration. The voting by correspondence form addressed by a shareholder is only valid for a single meeting or for successive meetings convened with the same agenda.

To better understand the voting rights of the ADSs, you should carefully read the section in this prospectus titled "Description of American Depositary Shares — Voting rights."

Notice of Annual Shareholders' Meetings.    Shareholders' meetings are convened by our board of directors, or, failing that, by the statutory auditors, or by a court appointed agent or liquidator in certain circumstances. Meetings are held at our registered offices or at any other location indicated in the meeting announcement (avis de réunion). A meeting announcement is published in the BALO at least 35 days prior to a meeting, as well as on our website at least 21 days prior to the meeting. In addition to the particulars relative to the company, it indicates, notably, the meeting's agenda and the draft resolutions that will be presented. The requests for recording of issues or draft resolutions on the agenda must be addressed to the company under the conditions provided for in the current legislation.

Subject to special legal provisions, the convening notice (avis de convocation) is sent out at least 15 days prior to the date of the meeting, by means of a notice inserted both in a legal announcement bulletin of the registered office department and in the BALO. Further, the holders of registered shares for at least a month at the time of the latest of the insertions of the convening notice shall be summoned individually, by regular letter (or by registered letter if they request it and include an advance of expenses) sent to their last known address. This notice may also be transmitted by electronic means of telecommunication, in lieu of any such mailing, to any shareholder requesting it beforehand by registered letter with acknowledgment of receipt in accordance with legal and regulatory requirements, specifying his e-mail address. The latter may at any time expressly request by registered letter to the company with acknowledgment of receipt that the aforementioned means of telecommunication should be replaced in the future by a mailing.

The convening notice must also indicate the conditions under which the shareholders may vote by correspondence and the places and conditions in which they can obtain voting forms by mail.

The convening notice may be addressed, where appropriate, with a proxy form and a voting by correspondence form, under the conditions specified in our bylaws, or with a voting by correspondence form alone, under the conditions specified in our bylaws. When the shareholders' meeting cannot deliberate due to the lack of the required quorum, the second meeting must be called at least ten days in advance in the same manner as used for the first notice.

Agenda and Conduct of Annual Shareholders' Meetings.    The agenda of the shareholders' meeting shall appear in the convening notice of the meeting and is set by the author of the notice. The shareholders' meeting may only deliberate on the items on the agenda except for the removal of directors and the appointment of their successors which may be put to vote by any shareholder during any shareholders' meeting. Pursuant to French law and our current share capital, one or more shareholders representing 5% of our share capital, acting in accordance with legal requirements and within applicable time limits, may request the inclusion of items or proposed resolutions on the agenda. Such request must be received at the latest on the 25th day preceding the date of the shareholders' meeting, and in any event no later than the 20th day following the date of the shareholders' meeting announcement.

Shareholders' meetings shall be chaired by the Chairman of the board of directors or, in his or her absence, by a Deputy Chairman or by a director elected for this purpose. Failing that, the meeting itself shall elect a Chairman. Vote counting shall be performed by the two members of the meeting who are present and accept such duties, who represent, either on their own behalf or as proxies, the greatest number of votes.

Ordinary Shareholders' Meeting.    Ordinary shareholders' meetings are those meetings called to make any and all decisions that do not amend our bylaws. An ordinary meeting shall be convened at least once a year within six months of the end of each fiscal year in order to approve the annual accounts for the relevant fiscal year or, in case of postponement, within the period established by court order. Upon first notice, the meeting may validly deliberate only if the shareholders present or represented by proxy or voting by mail represent at least one-fifth of the shares entitled to vote. Upon second notice, no quorum is required. Decisions are made by a majority of the votes held (of the votes cast, as from our general shareholders' meeting convened to vote on the financial statements for the year ended December 31, 2019) by the shareholders present, or represented by proxy, or voting by mail. Abstentions will not be taken into account in the votes cast. In addition, pursuant to an AMF recommendation dated 15 June 2015, French listed companies may be required to conduct a consultation of the ordinary shareholders meeting prior to the disposal of the majority of their assets, under certain circumstances.

Extraordinary shareholders' meeting.    Our bylaws may only be amended by approval at an extraordinary shareholders' meeting. Our bylaws may not, however, be amended to increase shareholder commitments without the approval of each shareholder. Subject to the legal provisions governing share capital increases from reserves, profits or share premiums, the resolutions of the extraordinary meeting shall be valid only if the shareholders present, represented by proxy or voting by mail represent at least one-fourth of all shares entitled to vote upon first notice, or one-fifth upon second notice. If the latter quorum is not reached, the second meeting may be postponed to a date no later than two months after the date for which it was initially called. Decisions are made by a two-thirds majority of the votes held (of the votes cast, as from our general shareholders' meeting convened to vote on the financial statements for the year ended December 31, 2019) by the shareholders present, represented by proxy, or voting by mail. Abstentions will not be taken into account in the votes cast.

Temporary measures for Annual Shareholders Meetings and Board of Directors due to COVID-19 crisis

On March 25, 2020, the French government adopted the ordinance No. 2021-321 adapting the rules governing meetings and deliberations of assemblies and governing bodies of legal entities held until July 31, 2020 due to the COVID-19 pandemic. The ordinance provides the possibility of convening board of directors remotely for all decisions, including the closing of accounts, which previously required a physical meeting. In addition, the ordinance provides two options for holding general meetings of shareholders: behind closed doors or by means of a teleconference or audio-visual conference call.

By decision of the board of directors, the general meeting of shareholders may be held behind closed doors ie., without the shareholders or their proxies (and any other person having the right to attend the meeting such as the statutory auditors and the employee representatives) being physically present. The possibility of holding a meeting behind closed doors requires that the meeting be convened in a place that, on the date of the meeting announcement, the convening notice or on the date of the meeting, is subject to an administrative measure restricting or prohibiting collective gatherings for health reasons, even if this measure is ultimately no longer in effect on the date of the meeting. As of the day of this filing, measures restricting gatherings (decree No. 2020-293 of March 23, 2020, amended by decree No. 2020-344 of March 27, 2020, prohibits all travel except in exceptional circumstances and any meeting attended by more than 100 people at the same time in a closed or open environment on the territory of the French Republic) are applicable until April 15, 2020. Shareholders will only be able to vote remotely and prior to the general meeting of shareholders by the usual means available to date, ie., vote by correspondence, blank proxy or Internet voting.

The ordinance provides that shareholders (and all the persons who may attend the general meeting of shareholders) may participate in the meeting by means of a teleconference or audio-visual conference call if this conference allows for the identification of the participants, transmits at least the voice of the participants and allows the continuous and simultaneous retransmission of the debates.

Provisions having the effect of delaying, deferring or preventing a change in control of our company

Provisions contained in our bylaws and French corporate law, could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our shareholders. These provisions include the following:

  ▪
  under French law, the owner of 90% of the share capital and voting rights of a public company listed on a regulated market in a Member State of the European Union or in a state party to the EEA Agreement, including from the main French Stock Exchange, has the right to force out minority shareholders following a tender offer made to all shareholders;

  ▪
  under French law, a non-French resident must file a declaration for statistical purposes with the Bank of France (Banque de France) within twenty working days following the date of certain direct foreign investments in us, including any purchase of our ADSs. In particular, such filings are required in connection with investments exceeding €15,000,000 that lead to the acquisition of at least 10% of our company's share capital or voting rights or cross such 10% threshold; see "Limitations affecting shareholders of a French company";

  ▪
  under French law, certain investments in a French company relating to certain strategic industries by individuals or entities are subject to prior authorization of the Ministry of Economy pursuant to Law n°2019-486;

  ▪
  under French law, certain investments in a French company relating to certain strategic industries by individuals or entities are subject to prior authorization of the Ministry of Economy pursuant to the decree n°2019-1590;

  ▪
  a merger (i.e., in a French law context, a share for share exchange following which our company would be dissolved into the acquiring entity and our shareholders would become shareholders of the acquiring entity) of our company into a company incorporated in the European Union would require the approval of our board of directors as well as a two-thirds majority of the votes held (of the votes cast, as from our general shareholders' meeting convened to vote on the financial statements for the year ended December 31, 2019) by the shareholders present, represented by proxy or voting by mail at the relevant meeting;

  ▪
  a merger of our company into a company incorporated outside of the European Union would require 100% of our shareholders to approve it;

  ▪
  under French law, a cash merger is treated as a share purchase and would require the consent of each participating shareholder;

  ▪
  our shareholders have granted and may grant in the future our board of directors broad authorizations to increase our share capital or to issue additional ordinary shares or other securities, such as warrants, to our shareholders, the public or qualified investors, including as a possible defense following the launching of a tender offer for our shares;

  ▪
  our shareholders have preferential subscription rights on a pro rata basis on the issuance by us of any additional securities for cash or a set-off of cash debts, which rights may only be waived by the extraordinary general meeting (by a two-thirds majority vote) of our shareholders or on an individual basis by each shareholder;

  ▪
  our board of directors has the right to appoint directors to fill a vacancy created by the resignation or death of a director, subject to the approval by the shareholders of such appointment at the next shareholders' meeting, which prevents shareholders from having the sole right to fill vacancies on our board of directors;

  ▪
  our board of directors can be convened by our chairman or our managing director, if any, or, when no board meeting has been held for more than two consecutive months, by directors representing at least one third of the total number of directors;

  ▪
  our board of directors meetings can only be regularly held if at least half of the directors attend either physically or by way of videoconference or teleconference enabling the directors' identification and ensuring their effective participation in the board's decisions;

  ▪
  our shares are nominative or bearer, if the legislation so permits, according to the shareholder's choice;

  ▪
  approval of at least a majority of the votes held (of the votes cast, as from our general shareholders' meeting convened to vote on the financial statements for the year ended December 31, 2019) by shareholders present, represented by a proxy, or voting by mail at the relevant ordinary shareholders' general meeting is required to remove directors with or without cause;

  ▪
  advance notice is required for nominations to the board of directors or for proposing matters to be acted upon at a shareholders' meeting, except that a vote to remove and replace a director can be proposed at any shareholders' meeting without notice;

  ▪
  our bylaws can be amended in accordance with applicable laws;

  ▪
  the crossing of certain thresholds has to be disclosed and can impose certain obligations; see "Declaration of crossing of ownership thresholds (Article 11 of the bylaws)";

  ▪
  transfers of shares shall comply with applicable insider trading rules and regulations, and in particular with MAR; and

  ▪
  pursuant to French law, the sections of the bylaws relating to the number of directors and election and removal of a director from office may only be modified by a resolution adopted by at least a two-third majority vote of our shareholders present, represented by a proxy or voting by mail at the meeting.

Declaration of Crossing of Ownership Thresholds (Article 11 of the Bylaws)

Set forth below is a summary of certain provisions of the French Commercial Code applicable to us. This summary is not intended to be a complete description of applicable rules under French law.

Any individual or legal entity referred to in Articles L. 233-7, L. 233-9 and L. 223-10 of the French Commercial Code coming to directly or indirectly own, or cease to own, alone or in concert, a number of shares representing a fraction of the company's capital or voting rights greater or equal to 5%, 10%, 15%, 20%, 25%, 30%, 33.33%, 50%, 66.66%, 90% and 95% shall inform the company as well as the AMF of the total number of shares and voting rights and of securities giving access to the capital or voting rights that it owns immediately or over time within a period of four trading days from the crossing of the said holding thresholds.

This obligation applies when crossing each of the above-mentioned thresholds in a downward direction.

In case of failure to declare shares or voting rights exceeding the fraction that should have been declared, such shares shall be deprived of voting rights at General Meetings of Shareholders for any meeting that would be held until the expiry of a period of two years from the date of regularization of the notification in accordance with Article L. 233-14 of the French Commercial Code. Additional sanctions may apply in particular pursuant to Article L.621-15 of the French Monetary and Financial Code.

In addition, any shareholder crossing, alone or acting in concert, the 10%, 15%, 20% or 25% threshold shall file a declaration with the AMF pursuant to which it shall expose its intention over the following six months, including notably whether it intends to continue acquiring shares of the company, it intends to acquire control over the company, its intended strategy for the company.

Further, and subject to certain exemptions, any shareholder crossing, alone or acting in concert, the 30% threshold shall file a mandatory public tender offer with the AMF. Also, any shareholder holding directly or indirectly a number between 30% and 50% of the capital or voting rights and who, in less than 12 consecutive months, increases his/her/its holding of capital or voting rights by at least 1% of a company's capital or voting rights, shall file a mandatory public tender offer.

In addition to the thresholds provided for by applicable laws and regulations, any person who comes to hold or ceases to hold, acting alone or in concert within the meaning of Article L.233-10 of the French Commercial Code, directly or indirectly, a number of shares representing at least 2% of the share capital or voting rights, including beyond the reporting thresholds provided for by laws and regulations, must inform the company of the total number of shares and voting rights of the company that such person holds, by registered letter with return receipt requested sent to the company's registered office within four trading days after crossing such threshold(s). Such person shall also indicate the number of securities giving access to the capital and the voting right potentially attached thereto, as well as any other information provided for by law.

The notification shall be repeated in the conditions stated above each time an additional fraction of 2% of the share capital or voting rights is crossed upward or downward.

In the event of failure to comply with the notification requirements described above, shares exceeding the fraction that should have been notified will be deprived of voting rights at shareholders' meetings if, at such meetings, the notification failure has been recorded and if one or more shareholders jointly holding at least 5% of the share capital so request. Loss of voting rights shall be applicable in all shareholders' meetings that would be held up until two years following proper notification.

Changes in Share Capital (Article 7 of the Bylaws)

Increases in share capital.    As the bylaws do not provide any specific stipulations, the share capital may be increased, decreased or amortized by any methods or means authorized by law. Pursuant to French law, our share capital may be increased only with shareholders' approval at an extraordinary general shareholders' meeting following the recommendation of our board of directors. The shareholders may delegate to our board of directors either the authority (délégation de compétence) or the power (délégation de pouvoir) to carry out any increase in share capital. If shareholders delegate authority to the board of directors at an extraordinary general meeting to decide a capital increase (délégation de compétence), the delegation determines the period (26 months maximum) during which the board of directors may decide to carry out the capital increase and the overall threshold of the capital increase. If shareholders delegate power to the board of directors at an extraordinary general meeting to carry out a capital increase (délégation de pouvoir) already decided by the extraordinary general meeting, the board of directors is granted the power to determine the terms and conditions of the capital increase within the limits set forth by the extraordinary general meeting.

Increases in our share capital may be effected by:

  ▪
  issuing additional shares;

  ▪
  increasing the par value of existing shares;

  ▪
  creating a new class of equity securities; and

  ▪
  exercising the rights attached to securities giving access to the share capital.

Increases in share capital by issuing additional securities may be effected through one or a combination of the following:

  ▪
  in consideration for cash;

  ▪
  in consideration for assets contributed in kind;

  ▪
  through an exchange offer;

  ▪
  by conversion of previously issued debt instruments;

  ▪
  by capitalization of profits, reserves or share premium; and

  ▪
  subject to certain conditions, by way of offset against debt incurred by us.

Decisions to increase the share capital through the capitalization of reserves, profits and/or share premium require shareholders' approval at an extraordinary general shareholders' meeting, acting under the quorum and majority requirements applicable to ordinary shareholders' meetings. Increases effected by an increase in the par value of shares require unanimous approval of the shareholders, unless effected by capitalization of reserves, profits or share premium. All other capital increases require shareholders' approval at an extraordinary general shareholders' meeting acting under the regular quorum and majority requirements for such meetings.

Reduction in Share Capital.    Pursuant to French law, any reduction in our share capital requires shareholders' approval at an extraordinary general shareholders' meeting following the recommendation of our board of directors. The share capital may be reduced either by decreasing the par value of the outstanding shares or by reducing the number of outstanding shares. The number of outstanding shares may be reduced by the repurchase and cancellation of shares. Holders of each class of shares must be treated equally unless each affected shareholder agrees otherwise.

Preferential Subscription Right.    According to French law, if we issue additional securities for cash, current shareholders will have preferential subscription rights to these securities on a pro rata basis. Preferential subscription rights entitle the individual or entity that holds them to subscribe pro rata based on the number of shares held by them to the issuance of any securities increasing, or that may result in an increase of, our share capital by means of a cash payment or a set-off of cash debts. The preferential subscription rights are transferable during the subscription period relating to a particular offering, such period starting two days prior to the opening of the subscription period and ending two days prior to the closing of the subscription period.

The preferential subscription rights with respect to any particular offering may be waived at an extraordinary general meeting by a two-thirds vote of our shareholders or individually by each shareholder. Our board of directors and our independent auditors are required by French law to present reports to the shareholders' meeting that specifically address any proposal to waive the preferential subscription rights.

Our current shareholders have waived their preferential subscription rights with respect to this offering.

In the future, to the extent permitted under French law, we may seek shareholder approval to waive preferential subscription rights at an extraordinary general shareholders' meeting in order to authorize the board of directors to issue additional shares and/or other securities convertible or exchangeable into shares.

Form, Holding and Transfer of Shares (Articles 10 and 13 of the Bylaws)

Form of shares.    The shares are held in registered form, until their full payment. When they are fully paid up, they may be in registered form or bearer, at the option of the shareholders.

Further, in accordance with applicable laws, we may request at any time from the central depository responsible for holding our shares, or directly to one or several intermediaries listed in Article L. 211-3 of the French Monetary and Financial Code, information regarding the owners of our ordinary shares in accordance with Article L. 228-2 of the French Commercial Code.

Holding of shares.    In accordance with French law concerning the "dematerialization" of securities, the ownership rights of shareholders are represented by book entries instead of share certificates. Shares issued are registered in individual accounts opened and maintained by us or any authorized intermediary, in the name of each shareholder and kept according to the terms and conditions laid down by the legal and regulatory provisions. Each shareholder's account shows the name of the relevant shareholder and number of shares held.

Ownership of ordinary shares and ADSs by non-French persons.    Neither French law nor our bylaws limit the right of non-residents of France or non-French persons to own or, where applicable, to vote our securities. However, non-French residents must file a declaration for statistical purposes with the Bank of France (Banque de France) within twenty working days following the date of certain direct foreign investments in us, including any purchase of our ADSs. In particular, such filings are required in connection with investments exceeding €15,000,000 that lead to the acquisition of at least 10% of our company's share capital or voting rights or cross such 10% threshold. Violation of this filing requirement may be sanctioned by five years of imprisonment and a fine up to twice the amount of the relevant investment. This amount may be increased fivefold if the violation is made by a legal entity.

Assignment and transfer of shares.    Shares are freely negotiable, subject to applicable legal and regulatory provisions. French law notably provides for standstill obligations and prohibition of insider trading. They are registered in a share account and transferred by means of a transfer order from account to account. We must receive notice of any transfer for it to be validly registered in our accounts.

Registration Rights Agreement

Certain holders of our ordinary shares who hold their shares in the form of ADSs will initially be entitled to certain rights with respect to registration of such ADSs under the Securities Act. These ADSs are referred to as registrable securities. The holders of these registrable securities possess demand registration rights pursuant to the terms of our registration rights agreement, dated September 18, 2019. The registration of ADSs pursuant to the exercise of the demand registration rights would enable the holders to trade these ADSs without restriction under the Securities Act when the applicable registration statement is declared effective. At any time beginning 90 days after the completion of this offering the holders of at least 50% of the registrable securities may request that we register all or a portion of their ADSs.

As of the completion of this offering, there would have been an aggregate of 4,473,935 registrable securities that were entitled to these demand registration rights. We will pay the registration expenses, other than underwriting discounts and selling commissions, of the ADSs registered pursuant to the demand registration rights.

Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares the holders may include. The demand rights described below will expire no later than five years after the completion of this offering, the date New Enterprise Associates no longer owns any registrable securities or with respect to any particular holder, at such time that such holder can sell its shares under Rule 144, or another exemption, of the Securities Act during any three-month period.

Securities Exercisable for Ordinary Shares

Equity Incentives

See the section of this prospectus titled "Management — Equity Incentives" for a description of securities granted by our board of directors to our founders, directors, executive officers, employees and other service providers.

Differences in Corporate Law

We are a société anonyme, or S.A., incorporated under the laws of France. The laws applicable to French sociétés anonymes differ from laws applicable to U.S. corporations and their shareholders. The following discussion summarizes material differences between the provisions of the rights of holders of our ordinary shares and the rights of holders of the common shares of a typical corporation incorporated under the laws of the state of Delaware, which result from differences in governing documents and the laws of France and Delaware. For a more complete discussion, please refer to the Delaware General Corporation Law, French law (including the French Commercial Code) and our bylaws.

	France	Delaware
Number of Directors	Under French law, a société anonyme must have at least three and may have up to 18 directors. The number of directors is fixed by or in the manner provided in the bylaws. The number of directors of each gender may not be less than 40%. Any appointment made in violation of this limit that is not remedied will be null and void.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.
Director Qualifications

Under French law, a corporation may prescribe qualifications for directors under its bylaws. In addition, under French law, members of a board of directors of a corporation may be legal entities, and such legal entities may designate an individual to represent them and to act on their behalf at meetings of the board of directors.

Under Delaware law, a corporation may prescribe qualifications for directors under its certificate of incorporation or bylaws.
Removal of Directors	Under French law, directors may be removed from office, with or without cause, at any shareholders' meeting without notice or justification, by a simple majority vote.

Under Delaware law, unless otherwise provided in the certificate of incorporation, directors may be removed from office, with or without cause, by a majority stockholder vote, though in the case of a corporation whose board is classified, stockholders may effect such removal only for cause.

Vacancies on the Board of Directors

Under French law, vacancies on the board of directors resulting from death or a resignation, provided that at least three directors remain in office, may be filled by a majority of the remaining directors pending ratification by the shareholders by the next shareholders' meeting.

Under Delaware law, vacancies on a corporation's board of directors, including those caused by newly created directorships, may be filled by a majority of the remaining directors (even though less than a quorum).

Annual General Meeting

Under French law, the annual general meeting of shareholders shall be held at such place, on such date and at such time as decided each year by the board of directors and notified to the shareholders in the convening notice of the annual meeting, within six months after the close of the relevant fiscal year unless such period is extended by court order.

Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

	France	Delaware
General or Special Meetings

Under French law, general meetings of the shareholders may be called by the board of directors or, failing that, by the statutory auditors, or by a court appointed agent or liquidator in certain circumstances, or by the majority shareholder in capital or voting rights following a public tender offer or exchange offer or the transfer of a controlling block on the date decided by the board of directors or the relevant person.

Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.
Notice of General Meetings

Under French law, a meeting announcement is published in the Bulletin des Annonces Légales Obligatoires (BALO) at least 35 days prior to a meeting and made available on the website of the company at least 21 days prior to the meeting. Subject to limited exceptions provided by French law an additional convening notice is sent out at least 15 days prior to the date of the meeting, by means of a notice inserted both in a legal announcement bulletin of the registered office department and in the BALO. Further, shareholders holding registered shares for at least a month at the time of the notices shall be summoned individually, by regular letter (or by registered letter if they request it and include an advance of expenses) sent to their last known address. This notice to registered shareholders may also be transmitted by electronic means of telecommunication, in lieu of any such mailing, to any shareholder requesting it beforehand by registered letter with acknowledgment of receipt in accordance with legal and regulatory requirements, specifying his email address. When the shareholders' meeting cannot deliberate due to lack of required quorum, the second meeting must be called at least 10 calendar days in advance in the same manner as used for the first notice.

The convening notice shall specify the name of the company, its acronym, legal form, share capital, registered office address, registration number with the French Trade and Companies Register (Registre du commerce et des sociétés), the place, date, hour and agenda of the meeting and its nature (ordinary or extraordinary meeting). This notice must also indicate the conditions under which the shareholders may vote by correspondence and the places and conditions in which they can obtain voting forms by mail and, as the case may be, the e-mail address to which they may send written questions.

Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

	France	Delaware
Proxy

Each shareholder has the right to attend the meetings and participate in the discussions (1) personally, or (2) by granting proxy to his/her spouse, his/her partner with whom he/she has entered into a civil union or to another shareholder or to any individual or legal entity of his choosing; or (3) by sending a proxy to the company without indication of the mandate, or (4) by voting by correspondence, or (5) by videoconference or another means of telecommunication in accordance with applicable laws that allow identification. The proxy is only valid for a single meeting or for successive meetings convened with the same agenda. It can also be granted for two meetings, one ordinary, and the other extraordinary, held on the same day or within a period of 15 days.

Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director's voting rights as a director.

Shareholder action by written consent	Under French law, shareholders' action by written consent is not permitted in a société anonyme.

Under Delaware law, a corporation's certificate of incorporation (1) may permit stockholders to act by written consent if such action is signed by all stockholders, (2) may permit stockholders to act by written consent signed by stockholders having the minimum number of votes that would be necessary to take such action at a meeting or (3) may prohibit actions by written consent.

Preemptive Rights

Under French law, in case of issuance of additional shares or other securities for cash or set-off against cash debts, the existing shareholders have preferential subscription rights to these securities on a pro rata basis unless such rights are waived by a two-thirds majority of the votes held (of the votes cast, as from our general shareholders' meeting convened to vote on the financial statements for the year ended December 31, 2019) by the shareholders present at the extraordinary general meeting deciding or authorizing the capital increase, voting in person or represented by proxy or voting by mail. In case such rights are not waived by the extraordinary general meeting, each shareholder may individually either exercise, assign or not exercise its preferential rights. Preferential subscription rights may only be exercised during the subscription period. In accordance with French law, the exercise period shall not be less than five trading days. Preferential subscription rights are transferable during a period equivalent to the subscription period but starting two business days prior to the opening of the subscription period and ending two business days prior to the closing of the subscription period.

Under Delaware law, unless otherwise provided in a corporation's certificate of incorporation, a stockholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation's stock or to any security convertible into such stock.

	France	Delaware
Sources of Dividends

Under French law, dividends may only be paid by a French société anonyme out of "distributable profits," plus any distributable reserves and "distributable premium" that the shareholders decide to make available for distribution, other than those reserves that are specifically required by law.

"Distributable profits" consist of the unconsolidated net profits of the relevant corporation for each fiscal year, as increased or reduced by any profit or loss carried forward from prior years.

"Distributable premium" refers to the contribution paid by the shareholders in addition to the nominal value of their shares for their subscription that the shareholders decide to make available for distribution.

Except in case of a share capital reduction, no distribution can be made to the shareholders when the net equity is, or would become, lower than the amount of the share capital plus the reserves which cannot be distributed in accordance with the law or the bylaws.

Under Delaware law, dividends may be paid by a Delaware corporation either out of (1) surplus or (2) in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except when the capital is diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by issued and outstanding stock having a preference on the distribution of assets.

France	Delaware
Repurchase of Shares	Under French law, a private corporation may acquire its own shares. Such acquisition may be challenged on the ground of market abuse regulations. However, MAR provides for safe harbor exemptions when the acquisition is made for the following purposes:

▪

to decrease its share capital, provided that such decision is not driven by losses and that a purchase offer is made to all shareholders on a pro rata basis, with the approval of the shareholders at the extraordinary general meeting deciding the capital reduction, in which case, the shares repurchased must be cancelled within one month from the expiry of the purchase offer;

▪

with a view to distributing within one year of their repurchase the relevant shares to employees or managers under a profit-sharing, free share or share option plan; not to exceed 10% of the share capital, in which case the shares repurchased must be distributed within 12 months from their repurchase failing which they must be cancelled; or

▪

to meet obligations arising from debt securities, that are exchangeable into equity instruments.

A simple exemption is provided when the acquisition is made under a buy-back program to be authorized by the shareholders in accordance with the provisions of Article L. 225-209 of the French Commercial Code and in accordance with the General Regulations.

All other purposes, and especially share buy-backs for external growth operations by virtue of Article L. 225-209 of the French Commercial Code, while not forbidden, must be pursued in strict compliance of market manipulations and insider dealing rules.

Under MAR and in accordance with the General Regulations, a corporation shall report to the competent authority of the trading venue on which the shares have been admitted to trading or are traded, no later than by the end of the seventh daily market session following the date of the execution of the transaction, all the transactions relating to the buy-back program, in a detailed form and in an aggregated form.

Under Delaware law, a corporation may generally redeem or repurchase shares of its stock unless the capital of the corporation is impaired or such redemption or repurchase would impair the capital of the corporation.

	France	Delaware
Liability of Directors	Under French law, the bylaws may not include any provisions limiting the liability of directors.	Under Delaware law, a corporation's certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

▪

any breach of the director's duty of loyalty to the corporation or its stockholders;

▪

acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

▪

intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

▪

any transaction from which the director derives an improper personal benefit.

Voting Rights	French law provides that, double voting rights are automatically granted to ordinary shares being held of record for more than two years, unless the bylaws of the Company provide otherwise.	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.
Shareholder Vote on Certain Transactions	Generally, under French law, completion of a merger, dissolution, sale, lease or exchange of all or substantially all of a corporation's assets requires:

▪

the approval of the board of directors; and

▪

approval by a two-thirds majority of the votes held (of the votes cast, as from our general shareholders' meeting convened to vote on the financial statements for the year ended December 31, 2019) by the shareholders present, represented by proxy or voting by mail at the relevant meeting or, in the case of a merger with a non-EU company, approval of all shareholders of the corporation.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation's assets or dissolution requires:

▪

the approval of the board of directors; and

▪

approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

	France	Delaware
Dissenters' Appraisal Rights	French law does not provide for any such right but provides that a merger is subject to shareholders' approval by a two-thirds majority vote as stated above.	Under Delaware law, a holder of shares of any class or series has the right, in specified circumstances, to dissent from a merger or consolidation by demanding payment in cash for the stockholder's shares equal to the fair value of those shares, as determined by the Delaware Chancery Court in an action timely brought by the corporation or a dissenting stockholder. Delaware law grants these appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock. Further, no appraisal rights are available for shares of any class or series that is listed on a national securities exchange or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders to accept for their shares anything other than:

▪

shares of stock of the surviving corporation;

▪

shares of stock of another corporation that are either listed on a national securities exchange or held of record by more than 2,000 stockholders;

▪

cash in lieu of fractional shares of the stock described in the two preceding bullet points; or

▪

any combination of the above.

In addition, appraisal rights are not available to holders of shares of the surviving corporation in specified mergers that do not require the vote of the stockholders of the surviving corporation.

Standard of Conduct for Directors

French law does not contain specific provisions setting forth the standard of conduct of a director. However, directors have a duty to act without self-interest, on a well-informed basis and they cannot make any decision against a corporation's corporate interest (intérêt social).

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

	France	Delaware
Shareholder Suits

French law provides that a shareholder, or a group of shareholders, may initiate a legal action to seek indemnification from the directors of a corporation in the corporation's interest if it fails to bring such legal action itself. If so, any damages awarded by the court are paid to the corporation and legal fees relating to such action may be borne by the relevant shareholder or the group of shareholders.

The plaintiff must remain a shareholder through the duration of the legal action.

There is no other case where shareholders may initiate a derivative action to enforce a right of a corporation.

A shareholder may alternatively or cumulatively bring individual legal action against the directors, provided he has suffered distinct damages from those suffered by the corporation. In this case, any damages awarded by the court are paid to the relevant shareholder.

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

▪

state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff's shares thereafter devolved on the plaintiff by operation of law; and

▪

allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff's failure to obtain the action; or

▪

state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Amendment of Certificate of Incorporation

Unlike companies incorporated under Delaware law, the organizational documents of which comprise both a certificate of incorporation and bylaws, companies incorporated under French law only have bylaws as organizational documents.

As indicated in the paragraph below, only the extraordinary shareholders' meeting is authorized to adopt or amend the bylaws under French law.

Under Delaware law, generally a corporation may amend its certificate of incorporation if:

▪

its board of directors has adopted a resolution setting forth the amendment proposed and declared its advisability; and

▪

the amendment is adopted by the affirmative votes of a majority (or greater percentage as may be specified by the corporation) of the outstanding shares entitled to vote on the amendment and a majority (or greater percentage as may be specified by the corporation) of the outstanding shares of each class or series of stock, if any, entitled to vote on the amendment as a class or series.

Amendment of Bylaws	Under French law, only the extraordinary shareholders' meeting is authorized to adopt or amend the bylaws.

Under Delaware law, the stockholders entitled to vote have the power to adopt, amend or repeal bylaws. A corporation may also confer, in its certificate of incorporation, that power upon the board of directors.

Listing

Our ADSs have been approved for listing on the Nasdaq Global Market under the symbol "IVA." Our ordinary shares are currently listed on Euronext Paris under the symbol "IVA."

Transfer agent and registrar

Upon the closing of this offering, the transfer agent and registrar for the ADSs will be The Bank of New York Mellon. Our ordinary share register is maintained by Société Générale. The share register reflects only record owners of our ordinary shares. Holders of our ADSs will not be treated as one of our shareholders and their names will therefore not be entered in our share register. The depositary, the custodian or their nominees will be the holder of the shares underlying our ADSs. Holders of our ADSs have a right to receive the ordinary shares underlying their ADSs. For discussion on our ADSs and ADS holder rights, see "Description of American Depositary Shares" in this prospectus.

LIMITATIONS AFFECTING SHAREHOLDERS OF A FRENCH COMPANY

Ownership of ADSs or Shares by Non-French Residents

Neither the French Commercial Code nor our bylaws presently impose any restrictions on the right of non-French residents or non-French shareholders to own and vote shares. However, non-French residents must file a declaration for statistical purposes with the Bank of France (Banque de France) within twenty working days following the date of certain direct foreign investments in us, including any purchase of our ADSs. In particular such filings are required in connection with investments exceeding € 15,000,000 that lead to the acquisition of at least 10% of our company's share capital or voting rights or cross such 10% threshold. Violation of this filing requirement may be sanctioned by five years of imprisonment and a fine up to twice the amount of the relevant investment. This amount may be increased fivefold if the violation is made by a legal entity.

Further, any investment:

(i) by (a) any non-French citizen, (b) any French citizen not residing in France, (c) any non-French entity or (d) any French entity controlled by one of the aforementioned individuals or entities;

(ii)  that will result in the relevant investor (a) acquiring control of an entity having its registered office in France (such as us), (b) acquiring all or part of a business line of an entity having its registered office in France, or (c) for non-EU or non-EEA investors crossing, directly or indirectly, alone or in concert, a 25% threshold of voting rights in an entity having its registered office in France; and

(iii)  developing activities in certain strategic industries related to:

  (a)  activities likely to prejudice national defense interests, participating in the exercise of official authority or likely to prejudice public order and public security (including activities related to weapons, dual-use goods and technologies, IT systems, cryptology, data capturing devices, gambling, toxic agents or data storage),

  (b)  activities relating to essential infrastructure, goods or services (including energy, water, transportation, space, telecom, public health, farm products or media), or

  (c)  research and development activities related to critical technologies (including cybersecurity, artificial intelligence, robotics, additive manufacturing, semiconductors, quantum technologies, energy storage or biotechnology) or dual-use goods and technologies, is subject to the prior authorization of the French Minister in charge of the Economy, which authorization, if granted, may be subject to certain undertakings.

On July 2, 2020, the French Ministry of Economy informed us that we are subject to this regulation and therefore holders of our ordinary shares or ADSs will have to request the prior authorization of the French Ministry of Economy if the above mentioned conditions in paragraphs (i) and (ii) are met. This request for prior authorization must be filed with the French Ministry of Economy, which has 30 business days from receipt of the completed file to provide a first decision, which may (i) unconditionally authorize the investment or (ii) indicate that further examination is required. In the latter case, the French Ministry of Economy must make a second decision within 45 business days from its first decision. In case of lack of response from the French Ministry of Economy within the above mentioned timeframe, the authorization will be deemed refused. If the authorization is granted, it may be subject to the signature of a letter of undertaking aimed at protecting French national interests.

If an investment requiring the prior authorization of the French Minister of Economy is completed without such authorization having been granted, the French Minister of Economy might direct the relevant investor to nonetheless (i) submit a request for authorization, (ii) have the previous situation restored at its own expense or (iii) amend the investment. The relevant investor might also be found criminally liable and might be sanctioned with a fine which cannot exceed the greater of: (i) twice the amount of the relevant investment, (ii) 10% of the annual turnover before tax of the target company and (iii) €5 million (for an entity) or €1 million (for an individual).

Finally, on April 29, 2020, the French government announced that additional measures would be adopted in light of the COVID-19 crisis in order to protect French companies operating in strategic industries, such measures including lowering the above mentioned threshold in paragraph (ii)(c) from 25% to 10%. While these additional measures have not yet been published, the principal elements which have been rendered public are the following: (i) these measures would enter into force during the second semester of 2020 and be applicable until the end of the year, (ii) these measures would not concern EU or EEA investors and (iii) the transactions falling within these additional measures would be subject to a "fast-track procedure".

Foreign Exchange Controls

Under current French foreign exchange control regulations there are no limitations on the amount of cash payments that we may remit to residents of foreign countries. Laws and regulations concerning foreign exchange controls do, however, require that all payments or transfers of funds made by a French resident to a non-resident such as dividend payments be handled by an accredited intermediary. All registered banks and substantially all credit institutions in France are accredited intermediaries.

Availability of Preferential Subscription Rights

Our existing shareholders have waived their preferential subscription rights with respect to this offering. In the future our shareholders will have the preferential subscription rights described under the section of this prospectus titled "Description of Share Capital — Key provisions of our bylaws and French law affecting our ordinary shares — Changes in share capital (Article 7 of the bylaws) — Preferential subscription right." Under French law, shareholders have preferential rights to subscribe for cash issues of new shares or other securities giving rights to acquire additional shares on a pro rata basis. Holders of our securities in the United States, which may be in the form of shares or ADSs, may not be able to exercise preferential subscription rights for their securities unless a registration statement under the Securities Act is effective with respect to such rights or an exemption from the registration requirements imposed by the Securities Act is available. We may, from time to time, issue new shares or other securities giving rights to acquire additional shares (such as warrants) at a time when no registration statement is in effect and no Securities Act exemption is available. If so, holders of our securities in the United States will be unable to exercise any preferential subscription rights and their interests will be diluted. We are under no obligation to file any registration statement in connection with any issuance of new shares or other securities. We intend to evaluate at the time of any rights offering the costs and potential liabilities associated with registering the rights, as well as the indirect benefits to us of enabling the exercise by holders of shares and holders of ADSs in the United States of the subscription rights, and any other factors we consider appropriate at the time, and then to make a decision as to whether to register the rights. We cannot assure you that we will file a registration statement.

For holders of our ordinary shares in the form of ADSs, the depositary may make these rights or other distributions available to ADS holders. If the depositary does not make the rights available to ADS holders and determines that it is impractical to sell the rights, it may allow these rights to lapse. In that case ADS holders will receive no value for them. The section of this prospectus titled "Description of American Depositary Shares — Dividends and Other Distributions" explains in detail the depositary's responsibility in connection with a rights offering. See also "Risk Factors — The right as a holder of ADSs to participate in any future preferential subscription rights or to elect to receive dividends in shares may be limited, which may cause dilution to the holdings of purchasers of ADSs in the offering."

 DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The Bank of New York Mellon has agreed to act as the depositary for the American Depositary Shares. The Bank of New York Mellon's depositary offices are located at 240 Greenwich Street, New York, New York 10286. American Depositary Shares are frequently referred to as ADSs and represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as American Depositary Receipts, or ADRs. The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Société Générale.

We have appointed The Bank of New York Mellon as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC's website (www.sec.gov). Please refer to Registration Number 333-239477 when retrieving such copy.

You may hold ADSs either (1) directly (a) by having an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by having uncertificated ADSs registered in your name in the Direct Registration System, or DRS, or (2) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in the Depository Trust Company, or DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

DRS is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

As an ADS holder, you will not be treated as one of our shareholders and you will not have shareholder rights. French law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and all other persons directly and indirectly holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADRs. In the event of any discrepancy between the ADRs and the deposit agreement, the deposit agreement governs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents, see the section of this prospectus titled "Where you can find more information." Unless otherwise indicated or the context otherwise requires, references to "you" in this section refer to purchasers of ADSs in the offering.

Dividends and Other Distributions

How will you receive dividends and other distributions on the ordinary shares?

The depositary has agreed to pay or distribute to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

Cash.    After completion of the offering, we do not expect to declare or pay any cash dividends or cash distributions on our ordinary shares for the foreseeable future. The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements into U.S. dollars if it can do so on a reasonable and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest. Before making a distribution, any withholding taxes or other governmental charges, together with fees and expenses of the depositary that must be paid, will be deducted. See "Material U.S. federal income and French tax considerations." It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Ordinary Shares.    The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell ordinary shares which would require it to deliver a fractional ADS, or ADSs representing those ordinary shares, and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new ordinary shares. The depositary may sell a portion of the distributed ordinary shares, or ADSs representing those shares, sufficient to pay its fees and expenses in connection with that distribution.

Rights to Purchase Additional Ordinary Shares.    If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may (1) exercise those rights on behalf of ADS holders, (2) distribute those rights to ADS holders or (3) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse unexercised. In that case, you will receive no value for them.

The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary makes rights available to you, it will exercise the rights and purchase the ordinary shares on your behalf and in accordance with your instructions. The depositary will then deposit the ordinary shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay and comply with other applicable instructions. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions.    The depositary will send to you anything else we distribute on deposited securities by any means it determines is legal, fair and practical. If it cannot make the distribution in that way, the depositary may adopt another method. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. In addition, the depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

Neither we nor the depositary are responsible for any failure to determine that it may be lawful or feasible to make a distribution available to any ADS holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the depositary's office. Upon payment of its fees and expenses and of any taxes or governmental charges payable in connection with such surrender or withdrawal, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person designated by you at the office of the custodian or through a book-entry delivery. Alternatively, at your request, risk and expense, the depositary will, if feasible, deliver the amount of deposited securities represented by the surrendered ADSs for delivery at the depositary's office or to another address you may specify. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How can ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADRs to the depositary for the purpose of exchanging your ADRs for uncertificated ADSs. The depositary will cancel the ADRs and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting rights

How do you vote?

You may instruct the depositary to vote the number of whole deposited ordinary shares your ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of shareholders' meetings or other solicitations of consents and arrange to deliver our voting materials to you. Those materials will describe the matters to be voted on and explain how you may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary.

The depositary will endeavor, in so far as practicable, to vote or cause to be voted the amount of deposited ordinary shares represented by those ADSs in accordance with the instructions set forth in your request. The depositary will only vote, or attempt to vote, according to the instruction given by you and received by the depositary. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed or as described in the following sentence. If (i) we asked the depositary to solicit your instructions at least 30 days before the meeting date, (ii) the depositary does not receive voting instructions from you by the specified date and (iii) we confirm to the depositary that:

  ▪
  we wish to receive a proxy to vote uninstructed shares;

  ▪
  we reasonably do not know of any substantial shareholder opposition to a particular question; and

  ▪
  the particular question is not materially adverse to the interests of shareholders,

the depositary will consider you to have authorized and directed it to give, and it will give, a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs as to that question.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date except where under French law the notice period for such meeting is less than 30 days. If we request that the depositary act less than 30 days in advance of a meeting date, the depositary shall use commercially reasonable efforts to distribute the information and otherwise comply with the voting provisions described above.

Except as described above, you will not be able to exercise your right to vote unless you withdraw the ordinary shares. However, you may not know about the shareholder meeting enough in advance to withdraw the ordinary shares.

Fees and Expenses

What fees and expenses will you be responsible for paying?

Pursuant to the terms of the deposit agreement, the holders of ADSs will be required to pay the following fees:

Persons depositing or withdrawing ordinary shares or ADSs must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	▪ Issue of ADSs, including issues resulting from a distribution of ordinary shares or rights
▪ Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$0.05 (or less) per ADS	▪ Any cash distribution to you
A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the shares had been deposited for issue of ADSs	▪ Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to you
$0.05 (or less) per ADS per calendar year	▪ Depositary services
Registration or transfer fees	▪ Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	▪ Cable (including SWIFT) and facsimile transmissions as expressly provided in the deposit agreement
▪ Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, share transfer taxes, stamp duty or withholding taxes	▪ As necessary
Any charges payable by the depositary, custodian or their agents in connection with the servicing of deposited securities	▪ As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide for-fee services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency or other service providers that are affiliates of the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert foreign currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as an agent, fiduciary or broker on behalf of any other person and earns revenue, including, without limitation, fees and spreads that it will retain for its own account. The spread is the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives in an offsetting foreign currency trade. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or as to the method by which that rate will be determined, subject to its obligations under the deposit agreement.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs registered in your name to reflect the sale and pay you any net proceeds, or send you any property, remaining after it has paid the taxes. Your obligation to pay taxes and indemnify us and the depository against any tax claims will survive the transfer or surrender of your ADSs, the withdrawal of the deposited ordinary shares as well as the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal value of our ordinary shares	The cash, ordinary shares or other securities received by the depositary will become deposited securities.
Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.
Distribute securities on the ordinary shares that are not distributed to you
The depositary may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities. The depositary may also sell the new deposited securities and distribute the net proceeds if we are unable to assure the depositary that the distribution (a) does not require registration under the Securities Act or (b) is exempt from registration under the Securities Act.
Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action
Any replacement securities received by the depositary shall be treated as newly deposited securities and either the existing ADSs or, if necessary, replacement ADSs distributed by the depositary will represent the replacement securities. The depositary may also sell the replacement securities and distribute the net proceeds if the replacement securities may not be lawfully distributed to all ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges, registration fees, facsimile costs, delivery costs or other such expenses, or that would otherwise prejudice a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary within 60 days. In such case, the depositary must notify you at least 90 days before termination. In addition, the depositary may initiate termination of the deposit agreement if (1) we delist our shares from an exchange on which they were listed and do not list the shares on another exchange; (2) we appear to be insolvent or enter insolvency proceedings; (3) all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities; (4) there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or (5) there has been a replacement of deposited securities.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect dividends and other distributions on the deposited securities, sell rights and other property, and deliver ordinary shares and other deposited securities upon cancellation of ADSs. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADS holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary to ADS holders. We and the depositary:

  ▪
  are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

  ▪
  are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

  ▪
  are not liable if either of us exercises, or fails to exercise, discretion permitted under the deposit agreement;

  ▪
  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

  ▪
  are not liable for any tax consequences to any holders of ADSs on account of their ownership of ADSs;

  ▪
  have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

  ▪
  are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

  ▪
  may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances. Additionally, we, the depositary and each owner and holder waives the right to a jury trial in an action against us or the depositary arising out of or relating to the deposit agreement.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

  ▪
  payment of any tax or other governmental charges and any stock transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

  ▪
  satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

  ▪
  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Ordinary Shares Underlying Your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

  ▪
  when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders' meeting; or (3) we are paying a dividend on our ordinary shares;

  ▪
  when you owe money to pay fees, taxes and similar charges; and

  ▪
  when it is necessary to prohibit withdrawals in order to comply with any U.S. or foreign laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal is not limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC under which the depositary may register the ownership of uncertificated ADSs and such ownership will be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary's reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs; ADS Holder Information

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Each holder of ADSs will be required to provide certain information, including proof of taxpayer status, residence and beneficial ownership (as applicable), from time to time and in a timely manner as we, the depositary or the custodian may deem necessary or proper to fulfill obligations under applicable law.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary's compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

SHARES AND ADSs ELIGIBLE FOR FUTURE SALE

Prior to this offering, while our ordinary shares have been traded on Euronext Paris since February 2017, there has been no public market on a U.S. national securities exchange for our ordinary shares or ADSs in the United States. Future sales of ADSs in the U.S. public market after this offering, and the availability of ADSs for future sale, could adversely affect the market price of our ADSs prevailing from time to time. As described below, a significant number of currently outstanding ordinary shares will not be available for sale immediately after this offering due to contractual restrictions on transfers of ordinary shares and ADSs. However, sales of substantial amounts of our ordindary shares or ADSs, or the perception that these sales could occur, could adversely affect prevailing market prices for our ordinary shares or ADSs and could impair our future ability to raise equity capital.

Based on the number of ordinary shares outstanding on March 31, 2020, upon completion of this offering, 38,166,011 ordinary shares (including ordinary shares in the form of ADSs) will be outstanding. All of the ADSs sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, except for any ADSs sold to our "affiliates," as that term is defined under Rule 144 under the Securities Act. The ordinary shares held by existing shareholders are "restricted securities," as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the United States only if registered or if their resale qualifies for exemption from registration, including under Rules 144 or 701 promulgated under the Securities Act. Restricted securities may also be sold outside the United States to non-U.S. persons in accordance with Rule 904 of Regulation S under the Securities Act.

Subject to the lock-up agreements described below and the provisions of Rule 144, Rule 701 and Regulation S under the Securities Act and French law, these restricted securities will be available for sale in the public market at various times beginning 90 days after the date of this prospectus.

Rule 144

In general, a person who has beneficially owned restricted ordinary shares for at least six months would be entitled to sell their securities pursuant to Rule 144 under the Securities Act provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (2) we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted ordinary shares for at least six months, but who are our affiliates at the time of, or at any time during the 90 days preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

  ▪
  1.0% of the number of ordinary shares then outstanding, which will equal approximately 381,166 ordinary shares immediately after the completion of this offering based on the number of ordinary shares outstanding as of March 31, 2020; and

  ▪
  the average weekly trading volume of the ADSs on the Nasdaq Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares subject also to French law.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

Lock-up Agreements

We, our executive officers, directors and certain holders of our ordinary shares representing approximately 25.3% of our ordinary shares outstanding on the date of this prospectus have entered into lock-up agreements or otherwise agreed that we and they will not, subject to limited exceptions, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement relating to, any ordinary shares or ADSs or any securities convertible into or exchangeable or exercisable for ordinary shares or ADSs, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (2) enter into any swap or other agreement that transfers all or a portion of the economic consequences of ownership of any ordinary shares or ADSs or such other securities (regardless of whether any of these transactions are to be settled by the delivery of ordinary shares, ADSs or such other securities, in cash or otherwise), in each case without the prior written consent of Jefferies LLC, Stifel, Nicolaus & Company, Incorporated and Guggenheim Securities, LLC for a period of 90 days after the date of this prospectus. See "Underwriting" for certain exceptions.

French Law

Under French law, and in particular under the General Regulations, as well as under MAR, any person that holds insider information shall, until such information is made public, refrain from (1) using that information by acquiring or disposing of, for its own account or for the account of a third party, directly or indirectly, financial instruments to which that information relates, (2) recommending that another person engage in insider dealing, or inducing another person to engage in insider dealing, or (3) unlawfully disclosing inside information outside of the normal exercise of their employment, profession or duties. The use of inside information by cancelling or amending an order concerning a financial instrument to which the information relates where the order was placed before the person concerned possessed the inside information, shall also be considered to be insider dealing. These rules apply to all persons who hold insider information as a result of (1) their status as board member, executive officer, manager, employee of the company, third parties acting on behalf of the company and having access to privileged information as party of their professional relations with the company during the preparation or the completion of a particular transaction, such as investor services providers, lawyers or public relations agencies, (2) their holding of securities in the share capital of the issuer, (3) their access to information because of their employment, profession or duties or their participation in the preparation of a financial transaction, and/or (4) being involved in criminal activities.

Under MAR and the General Regulations, it is also prohibited for a person to engage or attempt to engage in market manipulation.

Prohibited transactions include all transactions related to securities (stocks, bonds, securities convertible, options and warrants), and in particular, the (1) transfer of securities, (2) exercise of options and warrants (including founder's share warrants (bons de souscription de parts de créateur d'entreprise) and share warrants (bons de souscription d'actions)) and exercise of any securities giving access to the capital, (3) transfer of free shares (actions gratuites) and (4) acquisition of securities.

 MATERIAL U.S. FEDERAL INCOME AND FRENCH TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations for U.S. Holders

The following is a summary of certain material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of ADSs by a U.S. holder (as defined below). This summary addresses only the U.S. federal income tax considerations for U.S. holders that are initial purchasers of the ADSs pursuant to the offering and that will hold such ADSs as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended, or the Code. This summary does not address all U.S. federal income tax matters that may be relevant to a particular U.S. holder. This summary does not address tax considerations applicable to a holder of ADSs that may be subject to special tax rules including, without limitation, the following:

  ▪
  banks, financial institutions or insurance companies;

  ▪
  brokers, dealers or traders in securities, currencies, commodities, or notional principal contracts;

  ▪
  tax-exempt entities or organizations, including an "individual retirement account" or "Roth IRA" as defined in Section 408 or 408A of the Code, respectively;

  ▪
  real estate investment trusts, regulated investment companies or grantor trusts;

  ▪
  persons that hold the ADSs as part of a "hedging," "integrated" or "conversion" transaction or as a position in a "straddle" for U.S. federal income tax purposes;

  ▪
  S corporations, partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or other pass-through entities, or persons that will hold the ADSs through such an entity;

  ▪
  certain former citizens or long term residents of the United States;

  ▪
  persons that are subject to Section 451(b) of the Code;

  ▪
  persons that received ADSs as compensation for the performance of services;

  ▪
  holders that own directly, indirectly, or through attribution 10% or more of our ADSs and shares by vote or value; and

  ▪
  holders that have a "functional currency" other than the U.S. dollar.

Further, this summary does not address the U.S. federal estate, gift, or alternative minimum tax considerations, or any U.S. state, local, or non-U.S. tax considerations of the acquisition, ownership and disposition of the ADSs.

This description is based on the Code, existing, proposed and temporary U.S. Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, in each case as in effect and available on the date hereof. All the foregoing is subject to change, which change could apply retroactively, and to differing interpretations, all of which could affect the tax considerations described below. There can be no assurances that the U.S. Internal Revenue Service, or the IRS, will not take a position concerning the tax consequences of the acquisition, ownership and disposition of the ADSs or that such a position would not be sustained. Holders should consult their own tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of acquiring, owning, and disposing of the ADSs in their particular circumstances.

For the purposes of this summary, a "U.S. holder" is a beneficial owner of ADSs that is (or is treated as), for U.S. federal income tax purposes:

  ▪
  an individual who is a citizen or resident of the United States;

  ▪
  a corporation, or other entity that is treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

  ▪
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  ▪
  a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust or has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds ADSs, the U.S. federal income tax consequences relating to an investment in the ADSs will depend in part upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor regarding the U.S. federal income tax considerations of acquiring, owning and disposing of the ADSs in its particular circumstances.

Persons considering an investment in the ADSs should consult their own tax advisors as to the particular tax consequences applicable to them relating to the acquisition, ownership and disposition of the ADSs, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. Generally, a holder of an ADS should be treated for U.S. federal income tax purposes as holding the ordinary shares represented by the ADS. Accordingly, no gain or loss will be recognized upon an exchange of ADSs for ordinary shares. The U.S. Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the beneficial ownership of the underlying security. Accordingly, the creditability of foreign taxes, if any, as described below, could be affected by actions taken by intermediaries in the chain of ownership between the holders of ADSs and our company if as a result of such actions the holders of ADSs are not properly treated as beneficial owners of the underlying ordinary shares.

Passive Foreign Investment Company Considerations.    In general, a corporation organized outside the United States generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying certain look-through rules with respect to the income and assets of its subsidiaries, either: (1) at least 75% of its gross income is "passive income" or (2) at least 50% of the average quarterly value of its total gross assets (which, assuming we are not a controlled foreign corporation for the year being tested, would be measured by fair market value of our assets, and for which purpose the total value of our assets may be determined in part by the market value of the ADSs and our ordinary shares, which are subject to change) is attributable to assets that produce "passive income" or are held for the production of "passive income."

Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions, the excess of gains over losses from the disposition of assets which produce passive income, and includes amounts derived by reason of the temporary investment of funds raised in offerings of the ADSs. Assets that produce or are held for the production of passive income generally include cash, even if held as working capital or raised in a public offering, marketable securities, and other assets that may produce passive income. Generally, in determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account. For purposes of the PFIC test, the market value of our assets may be determined in large part by reference to the market price of the ADSs and our ordinary shares, which is likely to fluctuate after the offering. In addition, the composition of our income and assets will be affected by how, and how quickly, we use the cash proceeds from this offering in our business. Whether we are a PFIC for any taxable year will depend on our assets and income in each year, and because this is a factual determination made annually after the end of each taxable year, there can be no assurance that we will not be considered a PFIC in any taxable year.

Based on our current estimates of the composition of our income and valuation of our assets for the year ending December 31, 2019, we believe that we were a PFIC for the year ending December 31, 2019 and it is possible that we will be a PFIC for the current taxable year. Our status as a PFIC is a fact-intensive determination made on an annual basis after the end of each taxable year. Accordingly, our U.S. counsel expresses no opinion with respect to our PFIC status for any prior taxable year, and also expresses no opinion with regard to our expectations regarding our PFIC status in the future.

If we are a PFIC, and you are a U.S. holder, then unless you make one of the elections described below, a special tax regime will apply to both (a) any "excess distribution" by us to you (generally, your ratable portion of distributions in any year which is greater than 125% of the average annual distribution received by you in the shorter of the three preceding years or your holding period for the ADSs) and (b) any gain realized on the sale or other disposition of the ADSs. Under this regime, any excess distribution and realized gain will be treated as ordinary income and will be subject to tax as if (a) the excess distribution or gain had been realized ratably over your holding period, (b) the amount deemed realized in each year had been subject to tax in each year of that holding period at the highest marginal rate for such year (other than income allocated to the current period or any taxable period before we became a PFIC, which would be subject to tax at the U.S. holder's regular ordinary income rate for the current year and would not be subject to the interest charge discussed below), and (c) the interest charge generally applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years.

If we are a PFIC for any year during which a U.S. holder holds ADSs, we must generally continue to be treated as a PFIC by that holder for all succeeding years during which the U.S. holder holds the ADSs, unless we cease to meet the requirements for PFIC status and the U.S. holder makes a "deemed sale" election with respect to the common shares. If the election is made, the U.S. holder will be deemed to sell the ADSs it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain recognized from such deemed sale would be taxed under the PFIC excess distribution regime. After the deemed sale election, the U.S. holder's common shares would not be treated as shares of a PFIC unless we subsequently become a PFIC.

Certain elections may alleviate some of the adverse consequences of PFIC status and would result in an alternative treatment of the ADSs. A U.S. holder can make an election, if we provide the necessary information, to treat us as a "qualified electing fund" or QEF in the first taxable year in which we are treated as a PFIC with respect to the U.S. holder. Generally, a U.S. holder must make the QEF election by attaching a separate properly completed IRS Form 8621 to the U.S. holder's timely filed U.S. federal income tax return for the first taxable year in which the U.S. holder held our ADSs that includes the close of our taxable year for which we met the PFIC gross income test or gross asset test. If we determine that we are a PFIC for any taxable year, we will use commercially reasonable efforts to, and currently expect to, provide the information necessary for U.S. holders to make a QEF election.

If a U.S. holder makes a QEF election with respect to a PFIC, the U.S. holder will be currently taxable on its pro rata share of the PFIC's ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is classified as a PFIC. If a U.S. holder makes a QEF election with respect to us, any distributions paid by us out of our earnings and profits that were previously included in the U.S. holder's income under the QEF election would not be taxable to the holder. A U.S. holder will increase its tax basis in its ADSs by an amount equal to any income included under the QEF election and will decrease its tax basis by any amount distributed on the ADSs that is not included in the holder's income. If a U.S. holder has made a QEF election with respect to its ADSs, any gain or loss recognized by the U.S. holder on a sale or other disposition of such ADSs will constitute capital gain or loss. U.S. holders should consult their tax advisors regarding making QEF elections in their particular circumstances.

Alternatively, if a U.S. holder makes a mark-to-market election, the U.S. holder generally will recognize as ordinary income any excess of the fair market value of the ADSs at the end of each taxable year over its adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ADSs over its fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. holder makes the election, the U.S. holder's tax basis in the ADSs will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election) and thereafter as capital loss. The mark-to-market election is available only if we are a PFIC and the ADSs are "regularly traded" on a "qualified exchange." The ADSs will be treated as "regularly traded" in any calendar year in which more than a de minimis quantity of the ADSs are traded on a qualified exchange on at least 15 days during each calendar quarter (subject to the rule that trades that have as one of their principal purposes the meeting of the trading requirement as disregarded). The Nasdaq Global Market is a qualified exchange for this purpose and, consequently, if the ADSs are regularly traded, the mark-to-market election will be available to a U.S. holder.

If we are determined to be a PFIC, the general tax treatment for U.S. holders described in this section would apply to indirect distributions and gains deemed to be realized by U.S. holders in respect of any of our future subsidiaries that also may be determined to be PFICs. Moreover, a mark-to-market election generally would not be available with respect to any such subsidiaries.

If we were a PFIC (or with respect to a particular U.S. holder were treated as a PFIC) for a taxable year in which we paid a dividend or for the prior taxable year, the favorable tax rate described in "— Distributions" below with respect to dividends paid to certain non- corporate U.S. holders would not apply.

If a U.S. holder owns ADSs during any taxable year in which we are a PFIC, the U.S. holder generally will be required to file an IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with respect to the company, generally with the U.S. holder's federal income tax return for that year. If our company were a PFIC for a given taxable year, then you should consult your tax advisor concerning your annual filing requirements.

The U.S. federal income tax rules relating to PFICs are complex. Prospective U.S. investors are urged to consult their own tax advisers with respect to the acquisition, ownership and disposition of the ADSs, the consequences to them of an investment in a PFIC, any elections available with respect to the ADSs and the IRS information reporting obligations with respect to the acquisition, ownership and disposition of the ADSs.

As indicated below, the remainder of this discussion is subject to U.S. federal income tax rules applicable to a "passive foreign investment company," or a PFIC.

Distributions.    Subject to the discussion under "Passive Foreign Investment Company Considerations," above, the gross amount of any distribution (before reduction for any amounts withheld in respect of French withholding tax) actually or constructively received by a U.S. holder with respect to ADSs will be taxable to the U.S. holder as a dividend to the extent of the U.S. holder's pro rata share of our current and accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions in excess of earnings and profits will be non-taxable to the U.S. holder to the extent of, and will be applied against and reduce (but not below zero), the U.S. holder's adjusted tax basis in the ADSs. Distributions in excess of earnings and profits and such adjusted tax basis will generally be taxable to the U.S. holder as described below under "Sale, exchange or other taxable disposition of the ADSs." However, since we do not calculate our earnings and profits under U.S. federal income tax principles, it is expected that any distribution will be reported as a dividend, even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. Non-corporate U.S. holders may qualify for the preferential rates of taxation applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than one year) with respect to dividends on ADSs if we are a "qualified foreign corporation." A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of these rules and which includes an exchange of information provision, or (b) with respect to any dividend it pays on ADSs which are readily tradable on an established securities market in the United States. The ADSs are listed on the Nasdaq Global Market, which is an established securities market in the United States, and we expect the ADSs to be readily tradable on the Nasdaq Global Market. There can be no assurance that the ADSs will be considered readily tradable on an established securities market in the United States in later years. Moreover, the Company, which is incorporated under the laws of France, believes that it qualifies as a resident of France for purposes of, and is eligible for the benefits of, the Convention between the Government of the United States of America and the Government of the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital, signed on August 31, 1994, as amended and currently in force, or the Treaty, although there can be no assurance in this regard. Further, the IRS has determined that the Treaty is satisfactory for purposes of the qualified dividend rules and that it includes an exchange-of-information program. Therefore, subject to the discussion under "Passive Foreign Investment Company Considerations," above, if the Treaty is applicable, or if the ADSs are readily tradable on an established securities market in the United States, such dividends will generally be "qualified dividend income" in the hands of individual U.S. holders eligible for the preferential tax rates, provided that certain conditions are met, including conditions relating to holding period and the absence of certain risk reduction transactions. The dividends will not be eligible for the dividends-received deduction generally allowed to corporate U.S. holders.

A U.S. holder generally may claim the amount of any French withholding tax as either a deduction from gross income or a credit against its U.S. federal income tax liability. However, the foreign tax credit is subject to numerous complex limitations that must be determined and applied on an individual basis. Each U.S. holder should consult its own tax advisors regarding the foreign tax credit rules.

In general, the amount of a distribution paid to a U.S. holder in a foreign currency will be the dollar value of the foreign currency calculated by reference to the spot exchange rate on the day the U.S. holder receives the distribution, (actually or constructively), regardless of whether the foreign currency is converted into U.S. dollars at that time. Any foreign currency gain or loss a U.S. holder realizes on a subsequent conversion of foreign currency into U.S. dollars will be U.S. source ordinary income or loss. If dividends received in a foreign currency are converted into U.S. dollars on the day they are received, a U.S. holder should not be required to recognize foreign currency gain or loss in respect of the dividend.

Sale, Exchange or Other Taxable Disposition of the ADSs.    A U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes upon the sale, exchange or other taxable disposition of ADSs in an amount equal to the difference between the U.S. dollar value of the amount realized from such sale or exchange and the U.S. holder's adjusted tax basis for those ADSs. Subject to the discussion under "Passive Foreign Investment Company Considerations" above, this gain or loss will generally be a capital gain or loss. A U.S. holder's adjusted tax basis in the ADSs generally will be equal to the cost of such ADSs. Capital gain from the sale, exchange or other taxable disposition of ADSs of a non-corporate U.S. holder is generally eligible for a preferential rate of taxation applicable to capital gains, if the non-corporate U.S. holder's holding period determined at the time of such sale, exchange or other taxable disposition for such ADSs exceeds one year (i.e., such gain is long-term taxable gain). The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code. Any such gain or loss that a U.S.

holder recognizes generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes.

For a cash basis taxpayer, units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the sale, exchange or other taxable disposition. In that case, no foreign currency exchange gain or loss will result from currency fluctuations between the trade date and the settlement date of such a purchase or sale. An accrual basis taxpayer, however, may elect the same treatment required of cash basis taxpayers with respect to sales, exchanges or other taxable dispositions of the ADSs that are traded on an established securities market, provided the election is applied consistently from year to year. Such election may not be changed without the consent of the IRS. For an accrual basis taxpayer who does not make such election, units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the trade date of the sale, exchange or other taxable disposition. Such an accrual basis taxpayer may recognize exchange gain or loss based on currency fluctuations between the trade date and the settlement date. Any foreign currency gain or loss a U.S. Holder realizes will be U.S. source ordinary income or loss.

Medicare tax.    Certain U.S. holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their "net investment income," which may include all or a portion of their dividend income and net gains from the disposition of ADSs. Each U.S. holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the ADSs.

Backup Withholding and Information Reporting.    U.S. holders generally will be subject to information reporting requirements with respect to dividends on ADSs and on the proceeds from the sale, exchange or disposition of ADSs that are paid within the United States or through U.S.-related financial intermediaries, unless the U.S. holder is an "exempt recipient." In addition, U.S. holders may be subject to backup withholding on such payments, unless the U.S. holder provides a taxpayer identification number and a duly executed IRS Form W-9 or otherwise establishes an exemption. Backup withholding is not an additional tax, and the amount of any backup withholding will be allowed as a credit against a U.S. holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Asset Reporting.    Certain U.S. holders who are individuals are required to report information relating to an interest in the ADSs, subject to certain exceptions (including an exception for shares held in accounts maintained by U.S. financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. U.S. holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of the ADSs.

Material French Income Tax Considerations for U.S. Holders

The following describes the material French income tax considerations for U.S. holders of purchasing, owning and disposing of the ADSs.

This discussion does not purport to be a complete analysis or listing of all potential tax effects of the acquisition, ownership or disposition of the ADSs to any particular investor, and does not discuss tax considerations that arise from rules of general application or that are generally assumed to be known by investors. All of the following is subject to change. Such changes could apply retroactively and could affect the consequences described below.

France has recently introduced a comprehensive set of new tax rules applicable to French assets that are held by or in foreign trusts. These rules provide inter alia for the inclusion of trust assets in the settlor's net assets for the purpose of applying the French real estate wealth tax, for the application of French gift and death duties to French assets held in trust, for a specific tax on capital on the French assets of foreign trusts not already subject to the French real estate wealth tax and for a number of French tax reporting and disclosure obligations. The following discussion does not address the French tax consequences applicable to securities (including ADSs) held in trusts. If ADSs are held in trust, the grantor, trustee and beneficiary are urged to consult their own tax advisor regarding the specific tax consequences of acquiring, owning and disposing of securities.

The description of the French income tax and wealth tax consequences set forth below is based on the Treaty, and the tax guidelines issued by the French tax authorities in force as of the date of this prospectus.

If a partnership (or any other entity treated as partnership for U.S. federal income tax purposes) holds ADSs, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Such partner or partnership is urged to consult its own tax adviser regarding the specific tax consequences of acquiring, owning and disposing of securities.

This discussion applies only to investors that hold ADSs as capital assets that have the U.S. dollar as their functional currency, that are entitled to Treaty benefits under the "Limitation on benefits" provision contained in the Treaty, and whose ownership of the ADSs is not effectively connected to a permanent establishment or a fixed base in France. Certain U.S. holders (including, but not limited to, U.S. expatriates, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, banks, insurance companies, regulated investment companies, tax-exempt organizations, financial institutions, persons subject to the alternative minimum tax, persons who acquired the securities pursuant to the exercise of employee share options or otherwise as compensation, persons that own (directly, indirectly or by attribution) 5% or more of our voting stock or 5% or more of our outstanding share capital, dealers in securities or currencies, persons that elect to mark their securities to market for U.S. federal income tax purposes and persons holding securities as a position in a synthetic security, straddle or conversion transaction) may be subject to special rules not discussed below.

U.S. holders are urged to consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of securities in light of their particular circumstances, especially with regard to the "Limitations on benefits" provision.

Tax on Sale or Other Disposition

As a matter of principle, under French tax law, a U.S. holder should not be subject to any French tax on any capital gain from the sale, exchange, repurchase or redemption by us of ordinary shares or ADSs, provided such U.S. holder is not a French tax resident for French tax purposes and has not held more than 25% of our dividend rights, known as "droits aux benefices sociaux", at any time during the preceding five years, either directly or indirectly, and, as relates to individuals, alone or with relatives (as an exception, a U.S holder resident, established or incorporated in a non-cooperative State or territory as defined in Article 238-0 A of the French Code général des impôts (French Tax Code, or FTC) other than those States or territories mentioned in 2° of 2 bis of the same Article 238-0 A should be subject to a 75% withholding tax in France on any such capital gain, regardless of the fraction of the dividend rights it holds).

Under application of the Treaty, a U.S. holder who is a U.S. resident for purposes of the Treaty and entitled to Treaty benefit will not be subject to French tax on any such capital gain unless the ordinary shares or the ADSs form part of the business property of a permanent establishment or fixed base that the U.S. holder has in France. U.S. holders who own ordinary shares or ADSs through U.S. partnerships that are not resident for Treaty purposes are advised to consult their own tax advisors regarding their French tax treatment and their eligibility for Treaty benefits in light of their own particular circumstances. A U.S. holder that is not a U.S. resident for Treaty purposes or is not entitled to Treaty benefit (and in both cases is not resident, established or incorporated in a non-cooperative State or territory as defined in Article 238-0 A of the FTC other than those States or territories mentioned in 2° of 2 bis of the same Article 238-0 A) and has held more than 25% of our dividend rights, known as "droits aux benefices sociaux," at any time during the preceding five years, either directly or indirectly, and, as relates to individuals, alone or with relatives will be subject to a levy in France at the rate of 12.8% if such U.S. holder is an individual or 28% for corporate bodies or other legal entities (as from January 1, 2020, to be progressively reduced to 25% by 2022). Special rules apply to U.S. holders who are residents of more than one country.

Pursuant to Article 235 ter ZD of the FTC, purchases of shares or ADSs of a French company listed on a regulated market of the European Union or on a foreign regulated market formally acknowledged by the French Financial Market Authority, or AMF, are subject to a 0.3% French tax on financial transactions provided that the issuer's market capitalization exceeds one billion euros as of December 1 of the year preceding the taxation year. Nasdaq is not currently acknowledged by the French AMF but this may change in the future. A list of French relevant companies whose market capitalization exceeds 1 billion euros as of December 1 of the year preceding the taxation year is published annually by the French State. As at December 1, 2019, our market capitalization did not exceed one billion euros.

Following this offering, purchases of our securities may be subject to such tax provided that its market capitalization exceeds one billion euros and that Nasdaq is acknowledged by the French AMF.

In the case where Article 235 ter ZD of the FTC is not applicable, transfers of shares issued by a listed French company are subject to uncapped registration duties at the rate of 0.1% if the transfer is evidenced by a written statement (acte) executed either in France or outside France. Although there is no case law or official guidelines published by the French tax authorities on this point, transfers of ADSs should remain outside of the scope of the aforementioned 0.1% registration duties.

Taxation of Dividends

Dividends paid by a French corporation to non-residents of France are generally subject to French withholding tax at a rate of 12.8% for individuals or 28% for corporate bodies or other legal entities (the 28% rate for legal entities will be progressively reduced to 25% by 2022). Dividends paid by a French corporation in a non-cooperative State or territory, as defined in Article 238-0 A of the FTC other than those States or territories mentioned in 2° of 2 bis of the same Article 238-0 A, may be subject to French withholding tax at a rate of 75%. However, eligible U.S. holders entitled to Treaty benefits under the "Limitation on benefits" provision contained in the Treaty who are U.S. residents, as defined pursuant to the provisions of the Treaty, will not be subject to this 28% or 75% withholding tax rate, but may be subject to the withholding tax at a reduced rate (as described below).

Under the Treaty, the rate of French withholding tax on dividends paid to an eligible U.S. holder who is a resident as defined pursuant to the provisions of the Treaty and whose ownership of the ordinary shares or ADSs is not effectively connected with a permanent establishment or fixed base that such U.S. holder has in France, is generally reduced to 15%, or to 5% if such U.S. holder is a corporation and owns directly or indirectly at least 10% of the share capital of the issuer; such U.S. holder may claim a refund from the French tax authorities of the amount withheld in excess of the Treaty rates of 15% or 5%, if any.

For U.S. holders that are not individuals but are U.S. residents, as defined pursuant to the provisions of the Treaty, the requirements for eligibility for Treaty benefits, including the reduced 5% or 15% withholding tax rates contained in the "Limitation on benefits" provision of the Treaty, are complex, and certain technical changes were made to these requirements by the protocol of January 13, 2009. U.S. holders are advised to consult their own tax advisors regarding their eligibility for Treaty benefits in light of their own particular circumstances. Dividends paid to an eligible U.S. holder may immediately be subject to the reduced rates of 5% or 15% provided that:

  ▪
  such holder establishes before the date of payment that it is a U.S. resident under the Treaty by completing and providing the depositary with a treaty form (Form 5000) in accordance with the French guidelines(BOI-INT-DG-20-20-20-20-20120912); or

  ▪
  the depositary or other financial institution managing the securities account in the U.S. of such holder provides the French paying agent with a document listing certain information about the U.S. holder and its ordinary shares or ADSs and a certificate whereby the financial institution managing the U.S. holder's securities account in the United States takes full responsibility for the accuracy of the information provided in the document.

Otherwise, dividends paid to a U.S. holder that are corporate bodies or other legal entity will be subject to French withholding tax at the rate of 30%, or 75% for any U.S. holder if paid in a non-cooperative State or territory (as defined in Article 238-0 A of the FTC, other than those States or territories mentioned in 2° of 2 bis of the same Article 238-0 A), and then reduced at a later date to 5% or 15%, provided that such holder duly completes and provides the French tax authorities with the treaty forms Form 5000 and Form 5001 before December 31 of the second calendar year following the year during which the dividend is paid.

Estate and Gift Taxes

In general, a transfer of securities by gift or by reason of death of a U.S. holder that would otherwise be subject to French gift or inheritance tax, respectively, will not be subject to such French tax by reason of the Convention between the Government of the United States of America and the Government of the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Estates, Inheritances and Gifts, dated November 24, 1978 (as amended by the protocol of December 8, 2004), unless the donor or the transferor is domiciled in France at the time of making the gift or at the time of his or her death, or the securities were used in, or held for use in, the conduct of a business through a permanent establishment or a fixed base in France.

Real Estate Wealth Tax

On January 1, 2018, the French wealth tax (impôt de solidarité sur la fortune) was replaced with a French real estate wealth tax (impôt sur la fortune immobilière) which applies only to individuals owning French real estate assets or rights, directly or indirectly through one or more legal entities and whose net taxable assets amount to at least 1,300,000 euros.

French real estate wealth tax may only apply to U.S. holders to the extent the company holds real estate assets that are not allocated to its operational activity, for the fraction of the value of the financial rights representing such assets, and does not generally apply to securities held by an eligible U.S. holder who is a U.S. resident, as defined pursuant to the provisions of the Treaty, provided that such U.S. holder does not own directly or indirectly more than 25% of the issuer's financial rights.

ENFORCEMENT OF CIVIL LIABILITIES

We are a corporation organized under the laws of France. The majority of our directors are citizens and residents of countries other than the United States, and the majority of our assets are located outside of the United States. We have appointed an agent for service of process in the United States, however, it may be difficult for investors:

  ▪
  to obtain jurisdiction over us or our non-U.S. resident officers and directors in U.S. courts in actions predicated on the civil liability provisions of the U.S. federal securities laws;

  ▪
  to enforce in U.S. courts judgments obtained in such actions against us or our non-U.S. resident officers and directors;

  ▪
  to bring an original action in a French court to enforce liabilities based upon the U.S. federal securities laws against us or our non-U.S. resident officers or directors; and

  ▪
  to enforce against us or our directors in non-U.S. courts, including French courts, judgments of U.S. courts predicated upon the civil liability provisions of the U.S. federal securities laws.

Nevertheless, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would be recognized and enforced in France provided that a French judge considers that this judgment meets the French legal requirements concerning the recognition and the enforcement of foreign judgments and is capable of being immediately enforced in the United States. A French court is therefore likely to grant the enforcement of a foreign judgment without a review of the merits of the underlying claim, only if (1) the judgment is enforceable in the United States, (2) that judgment does not contravene international public order and public policy of France both pertaining to the merits and the procedure, including due process and (3) the judgment was rendered by a federal or state court having jurisdiction over the matter, which means that the dispute must be sufficiently connected to the United States and not fall under the scope of the French courts' exclusive jurisdiction. The French court would also require that the U.S. judgment is not tainted with fraud and is not incompatible with a judgment rendered by a French court in the same matter, or with an earlier judgment rendered by a foreign court in the same matter.

In addition, French law guarantees full compensation for the harm suffered but is limited to the actual damages, so that the victim does not suffer or benefit from the situation. Such system excludes damages such as, but not limited to, punitive and exemplary damages.

As a result, the enforcement, by U.S. investors, of any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities law against us or members of our board of directors, officers or certain experts named herein who are residents of France or countries other than the United States would be subject to the above conditions.

Finally, there may be doubt as to whether a French court would impose civil liability on us, the members of our board of directors, our officers or certain experts named herein in an original action predicated solely upon the U.S. federal securities laws brought in a court of competent jurisdiction in France against us or such members, officers or experts, respectively.

 UNDERWRITING

We are offering the ordinary shares in the form of ADSs described in this prospectus through a number of underwriters. Jefferies LLC, Stifel, Nicolaus & Company, Incorporated and Guggenheim Securities, LLC are acting as representatives of the underwriters in the offering. The underwriters in the offering are collectively referred to herein as the "underwriters." We have entered into an underwriting agreement with the representatives on behalf of the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the offering price less the underwriting commission set forth on the cover page of this prospectus, the number of ADSs (including underlying ordinary shares) listed next to its name in the following table:

Underwriter	Number of ADSs
Jefferies LLC	3,066,089
Stifel, Nicolaus & Company, Incorporated	1,869,565
Guggeinheim Securities, LLC	1,495,652
H.C. Wainwright & Co., LLC	448,695
Roth Capital Partners, LLC	299,130
KBC Securities USA LLC	299,130

Total	7,478,261

The underwriters are committed to purchase all of the ADSs offered by us if they purchase any ADSs. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the ADSs directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.6048 per ADS. After the initial offering of the ADSs, if all of the ADSs are not sold at the offering price, the underwriters may change the offering price and the other selling terms.

The underwriters have an option to buy up to 1,121,739 ADSs from us to cover sales of ADSs by the underwriters which exceed the number of ADSs specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional ADSs. If any ADSs are purchased with this option to purchase additional ADSs, the underwriters will purchase ADSs in approximately the same proportion as shown in the table above. If any additional ADSs are purchased, the underwriters will offer the additional ADSs on the same terms as those on which ADSs are being offered.

The underwriting discount is equal to the offering price per ADS less the amount paid by the underwriters to us per ADS. The underwriting discount is $1.008 per ADS. The following table shows the per ADS and total underwriting discounts to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional ADSs.

	Without option to purchase additional ADSs exercised	With full option to purchase additional ADSs exercised
Per ADS	$1.008	$1.008

Total	$7,538,087	$8,668,800

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts, will be approximately $3,000,000. We have agreed to reimburse the underwriters for expenses (including fees of their counsel) relating to clearance of this offering with the Financial Industry Regulatory Authority up to $40,000.

Delivery of the shares is expected to be made against payment therefor on or about July 15, 2020, which is the third business day following the expected date of initial trading of the ADSs. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the ADSs on the expected date of initial trading of the ADSs will be required to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of ADSs to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with, or submit to, the Securities and Exchange Commission a registration statement under the Securities Act relating to, any ordinary shares or ADSs or any securities convertible into or exchangeable or exercisable for any ordinary shares or ADSs, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any ordinary shares or ADSs or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of ordinary shares or ADSs or such other securities, in cash or otherwise), in each case without the prior written consent of Jefferies LLC, Stifel, Nicolaus & Company, Incorporated and Guggenheim Securities, LLC for a period of 90 days after the date of this prospectus, subject to certain exceptions, including:

  ▪
  the issuance by us of ADSs to be issued or sold under the underwriting agreement;

  ▪
  the issuance by us of ordinary shares or ADSs, or options or warrants (including free shares, BSCPE founder share warrants and BSA share warrants) to purchase ordinary shares or ADSs, issued pursuant to any employee or non-employee director or management benefit, stock option, warrant plan, stock bonus or other stock plan or arrangement described herein, provided that any such options or warrants cannot be vested or exercisable during the period of 90 days from the date of this prospectus;

  ▪
  the filing by us of a registration statement with the Commission on Form S-8 to register ordinary shares or ADSs issuable pursuant to the the terms of any management benefit, stock option, warrant plan, stock bonus or other stock plan described herein;

  ▪
  the issuance by us of ordinary shares or ADSs in connection with any joint venture, commercial or collaborative relationship or the acquisition or license by us of the securities, business, property or other assets of another person or entity or pursuant to any employee benefit plan as assumed by us in connection with any such acquisition, provided, however, that (i) such ordinary shares or ADSs shall not in the aggregate exceed 5% of our outstanding share capital following the consummation of this offering and (ii) the recipients thereof provide Jefferies LLC, Stifel, Nicolaus & Company, Incorporated and Guggenheim Securities, LLC with lock-up agreements substantially similar to to those executed by our directors and officers and certain holders of our ordinary shares in connection with this offering; and

  ▪
  sales under our liquidity agreement with Kepler Cheuvreux, provided that no such sales will occur prior to the 31st day following the date of the underwriting agreement.

Our directors and executive officers, and certain holders of our ordinary shares, representing 25.3% of our ordinary shares outstanding on the date of this prospectus, have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 90 days after the date of this prospectus, may not, without the prior written consent of Jefferies LLC, Stifel, Nicolaus & Company, Incorporated and Guggenheim Securities, LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares, including in the form of ADSs, or any securities convertible into or exercisable or exchangeable for our ordinary shares or ADSs (including, without limitation, ordinary shares or ADSs or such other securities which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any ordinary shares or ADSs or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ordinary shares or ADSs or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any ordinary shares or ADSs or any security convertible into or exercisable or exchangeable for our ordinary shares or ADSs, in each case, subject to certain exceptions, including:

  ▪
  transfers or dispositions of the ordinary shares and ADSs acquired in open market transactions after the consummation of this offering (provided that (i) no filing or notification under the Exchange Act will be required or (ii) any other public announcement or filing will be voluntarily made within 90 days of the date of the final prospectus);

  ▪
  transfers of ordinary shares or ADSs as a bona fide gift or gifts or by will, testamentary document or intestate succession;

  ▪
  distributions of ordinary shares or ADSs to partners, members, trust beneficiaries or shareholders of the lock-up signatory;

  ▪
  transfers of ordinary shares or ADSs to any trust for the direct or indirect benefit of the lock-up signatory or the immediate family of the lock-up signatory;

  ▪
  transfers of ordinary shares or ADSs solely by operation of law, such as pursuant to a qualified domestic order;

  ▪
  transfers of ordinary shares or ADSs in connection with a divorce settlement;

  ▪
  transfers of ordinary shares or ADSs to affiliates (within the meaning set forth in Rule 405 of the Securities Act) of the lock-up signatory or any investment fund or other entity controlled or managed by the lock-up signatory or any investment fund or other entity that controls the lock-up signatory, if the lock-up signatory is a corporation, partnership, limited liability company, trust or other business entity;

  ▪
  transfer of ordinary shares or ADSs to us in connection with a repurchase in connection with the termination of the employment of the lock-up signatory;

  ▪
  transfers of ordinary shares or ADSs pursuant to a bona-fide third-party tender offer, merger, consolidation or other similar transaction that is approved by our board of directors and made to all holders of our ordinary shares or ADSs, the result of which is that a person, or group of persons, other than the Company becomes beneficial owner of more than 50% of our voting stock; and

  ▪
  the establishment of a trading plan meeting the requirements of Rule 10b5-1 under the Exchange Act;

  ▪
  the receipt, exercise, vesting or forfeiture of, or removal or lapse of restrictions on any warrant (including any share warrant (bon de souscription d'actions) or founder's share warrant (bon de souscription de parts de créateur d'entreprise), options to purchase ordinary shares or ADSs, ordinary shares or ADSs issued upon exercise of any warrant (including any share warrant (bon de souscription d'actions) or founder's share warrant (bon de souscription de parts de créateur d'entreprise), option, restricted ordinary share or other award pursuant to any equity incentive plan or agreement in existence as of the date of and described in the prospectus, so long as such transaction or event does not involve the sale or transfer of any ordinary shares or ADSs (other than (i) sales or transfers permitted under the bullets above and (ii) from the lock-up signatory to the Company pursuant to a cashless or net exercise of a security to cover the exercise price or taxes due upon the exercise or vesting of such security).

provided, however, that

  ▪
  in the case of any transfer or distribution pursuant to the third through eighth bullets above, it will be a condition of such transfer or disposition that the transferee agrees to be bound in writing by the restrictions set forth above;

  ▪
  in the case of any transfer or distribution made pursuant to the third, sixth, ninth or twelfth bullets above, any required filing under the Exchange Act or other required public announcement states the nature of such transfer or distribution;

  ▪
  in the case of any transfer or distribution made pursuant to the fourth, fifth, seventh or eighth bullets above, any filing under the Exchange Act or other public announcement shall be required or voluntarily made in connection with such transfer or distribution (other than in the case of a transfer described in the fourth or eighth bullets, which shall state that such transfers have been made for tax purposes); and

  ▪
  any such transfer, other than pursuant to the third through eighth bullets above, shall not involve a disposition for value.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our ADSs have been approved for listing on the Nasdaq Global Market under the symbol "IVA."

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling ADSs in the open market for the purpose of preventing or retarding a decline in the market price of the ADSs while this offering is in progress. These stabilizing transactions may include making short sales of the ADSs, which involves the sale by the underwriters of a greater number of ADSs than they are required to purchase in this offering, and purchasing ordinary shares and ADSs on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' option to purchase additional ADSs referred to above, or may be "naked" shorts, which are short positions in excess of that amount to the extent permitted by law. The underwriters may close out any covered short position either by exercising their option to purchase additional ADSs, in whole or in part, or by purchasing ordinary shares and ADSs in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional ADSs. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase ADSs in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the ordinary shares and ADSs, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase ADSs in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those ADSs as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs, and, as a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq Global Market or in the over-the-counter market or otherwise.

Prior to this offering, there has been no public market for our ADSs in the United States. Our ordinary shares are listed on Euronext Paris under the symbol "IVA." The offering price per ADS in the offering is $14.40 per ADS and such price is not lower than 10% below the volume-weighted average closing price of our ordinary shares on Euronext Paris for the three trading days preceding the appropriate reference date. In determining the offering price, we and the representatives of the underwriters considered a number of factors including:

  ▪
  the price of our ordinary shares in connection with our existing listing on Euronext Paris;

  ▪
  the information set forth in this prospectus and otherwise available to the representatives;

  ▪
  our prospects and the history and prospects for the industry in which we compete;

  ▪
  an assessment of our management;

  ▪
  our prospects for future earnings;

  ▪
  the general condition of the securities markets at the time of this offering;

  ▪
  the recent market prices of, and demand for, publicly traded ordinary shares and ADSs of generally comparable companies; and

  ▪
  other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our ADSs, or that the ADSs will trade in the public market at or above the initial public offering price.

Other Relationships

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Selling Restrictions

  General

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

  European Economic Area

In relation to each Member State of the European Economic Area (each, a "Member State"), no offer to the public of ADSs which are the subject of the offering contemplated by this prospectus may be made in that Member State other than:

  ▪
  to any legal entity which is a "qualified investor" as defined in the Prospectus Regulation;

  ▪
  to fewer than 150 natural or legal persons (other than a qualified investor as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

  ▪
  in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of ADSs shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a "qualified investor" as defined in the Prospectus Regulation.

For the purposes of this provision, the expression an "offer to the public" in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase any ADSs, and the expression "Prospectus Regulation" means Regulation (EU) 2017/1129 (as amended).

  France

The ADSs have not been and will not be offered or sold to the public in the Republic of France, and no offering of this prospectus or any marketing materials relating to the ADSs may be made available or distributed in any way that would constitute, directly or indirectly, an offer to the public in the Republic of France (except for public offerings defined in Article L.411-2 1° of the French Code monétaire et financier).

The ordinary shares in the form of ADSs may only be offered or sold in France pursuant to article L. 411-2 1° of the French Code monétaire et financier to qualified investors (investisseurs qualifiés) (as such term is defined in Article 2(e) of Regulation (EU) n° 2017/1129 dated 14 June 2017) acting for their own account, and in accordance with articles L. 411-1, L. 411-2 and D. 411-2 to D.411-4, D.744-1 and D. 754-1 and D. 764-1 of the French Code monétaire et financier.

Prospective investors are informed that:

  ▪
  neither this prospectus nor any other offering materials relating to the ordinary shares in the form of ADSs described in this prospectus has been submitted for clearance to the French financial markets authority (Autorité des marchés financiers);

  ▪
  neither this prospectus, nor any offering material relating to the ordinary shares in the form of ADSs has been or will be released, issued, distributed or caused to be released, issued or distributed to the public in France or used in connection with any offer for subscription or sale of the ordinary shares in the form of ADSs to the public in France within the meaning of article L. 411-1 of the French Code monétaire et financier (other than public offerings defined in Article L.411-2 1° of the French Code monétaire et financier);

  ▪
  individuals or entities referred to in article L. 411-2 1° of the French Code monétaire et financier may participate in the offering, as provided under articles D.411-4, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; and

  ▪
  the direct and indirect distribution or sale to the public of the ordinary shares in the form of ADSs acquired by them may only be made in compliance with articles L. 411-1, L. 411-2 1°, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code monétaire et financier.

  Hong Kong

The ADSs may not be offered or sold by means of any document other than (i) in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs that are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

  Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the Financial Instruments and Exchange Law, and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term, as used in this prospectus means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

  Switzerland

The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document, nor any other offering or marketing material relating to the ADSs or this offering, may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to this offering, the Company, or the ADSs has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of the ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of the ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ADSs.

  United Arab Emirates

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The ADSs to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

  United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons").

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

  Canada

The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

EXPENSES RELATING TO THIS OFFERING

The following table sets forth the costs and expenses, other than underwriting commission payable in connection with the sale of ADSs in this offering. All amounts are estimated except the SEC registration fee, the Nasdaq initial listing fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee. Except as otherwise noted, all the expenses below will be paid by us.

Item	Amount
SEC registration fee	$17,191
FINRA filing fee	14,900
Nasdaq initial listing fee	150,000
Legal fees and expenses	1,750,000
Accounting fees and expenses	700,000
Printing expenses	175,000
Miscellaneous fees and expenses	192,909

Total	$3,000,000

 LEGAL MATTERS

Cooley LLP, New York, New York, is representing us in connection with this offering. The validity of the ordinary shares and certain other matters of French law will be passed upon for us by Gide Loyrette Nouel A.A.R.P.I. French and U.S. legal counsel to the underwriters in connection with this offering is Davis Polk & Wardwell LLP.

EXPERTS

The financial statements of Inventiva S.A. as of December 31, 2018 and 2019 and for the years then ended have been included herein in reliance upon the report of KPMG S.A., an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The offices of KPMG S.A. are located at Tour Eqho, 2 avenue Gambetta, CS 60055, 92066 Paris la Défense Cedex.

Where You can Find More Information

We have filed with the Securities and Exchange Commission a registration statement on Form F-1 under the Securities Act with respect to the ADSs offered in this prospectus. A related registration statement on Form F-6 has been filed with the Securities and Exchange Commission to register the ADSs. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits for that information.

Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers and under those requirements will file reports with the SEC. Those reports may be inspected without charge at the locations described above. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a corporate website at www.inventivapharma.com. The reference to our website is an inactive textual reference only and information contained in, or that can be accessed through, our website or any other website cited in this prospectus is not part of this prospectus.

Inventiva S.A.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
Inventiva S.A.:

Opinion on the Financial Statements

We have audited the accompanying statements of financial position of Inventiva S.A. (the Company) as of December 31, 2019 and 2018, the related statements of income (loss), comprehensive income (loss), changes in shareholders' equity, and cash flows for each of the years in the two year period ended December 31, 2019, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2019, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Change in Accounting Principle

As discussed in Note 2.1 to the financial statements, the Company has changed its method of accounting for leases as of January 1, 2019 due to the adoption of IFRS 16 "Leases".

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company's auditor since 2012.

Paris La Défense, France
April 10, 2020

KPMG S.A.

/s/ CEDRIC ADENS Partner

STATEMENTS OF FINANCIAL POSITION
(IN THOUSANDS OF EUROS)

		As of December 31,
	Notes	2019	2018
ASSETS
Non-current assets
Intangible assets	4	1,228	1,543
Property, plant and equipment	5	3,721	4,261
Other non-current assets	6	3,135	2,374

Total non-current assets		8,084	8,178

Current assets
Inventories	7	387	410
Trade receivables	8.1	4	6
Tax receivables	8.2	9,833	9,434
Other current assets	8.2	2,811	5,093
Cash and cash equivalents	9	35,840	56,692

Total current assets		48,875	71,634

TOTAL ASSETS		56,960	79,812

LIABILITIES AND SHAREHOLDERS' EQUITY
Shareholders' equity
Share capital	10.1	268	223
Premiums related to share capital		86,012	77,460
Reserves		(14,670)	16,927
Net loss for the period		(30,218)	(33,014)

Total Shareholders' equity	10	41,392	61,596

Non-current liabilities
Long-term debt	11	2	74
Long-term provisions	12	574	358
Provisions for retirement benefit obligations	13	1,127	1,029
Long-term contract liabilities	15	—	1,673

Total non-current liabilities		1,703	3,134

Current liabilities
Short-term debt	11	113	151
Trade payables	14.1	7,491	8,372
Short-term provisions	12	1,264	1,140
Short-term contract liabilities	15	—	548
Other current liabilities	14.2	4,998	4,871

Total current liabilities		13,865	15,082

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY		56,960	79,812

The accompanying notes form an integral part of these financial statements

STATEMENTS OF INCOME (LOSS)
(IN THOUSANDS OF EUROS, EXCEPT SHARE AND PER SHARE AMOUNTS)

		Year ended December 31,
	Notes	2019	2018
Revenues and other income
Revenues	17	6,998	3,197
Other income	17	4,293	4,182

Total revenues and other income		11,291	7,379

Research and development expenses	18	(33,791)	(31,758)
Marketing — Business development expenses	18	(249)	(225)
General and administrative expenses	18	(6,088)	(6,045)
Other operating income (expenses)	19	(1,475)	(2,255)

Operating profit (loss)		(30,312)	(32,903)

Financial income		175	142
Financial expenses		(81)	(253)

Financial income (loss)	20	93	(111)

Income tax	21	—	—

Net loss for the period		(30,218)	(33,014)

Basic / diluted loss per share (euros/share)	24	(1.28)	(1.61)
Weighted average number of outstanding shares used for computing basic/diluted loss per share		23,519,897	20,540,979

The accompanying notes form an integral part of these financial statements

STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(IN THOUSANDS OF EUROS)

	Year ended December 31,
	2019	2018
Net loss for the period	(30,218)	(33,014)

Actuarial gains (losses) on retirement benefit obligations (IAS 19)	(96)	31

Items that will not be reclassified subsequently to profit or loss	(96)	31

Other items in the total profit (loss) to be recycled subsequently to the net profit (loss)	—	—

Total comprehensive loss	(30,315)	(32,983)

The accompanying notes form an integral part of these financial statements

STATEMENTS OF CASH FLOWS
(IN THOUSANDS OF EUROS)

		Year ended December 31,
	Notes	2019	2018
Cash flows provided by (used in) operating activities
Net loss for the period		(30,218)	(33,014)
Elimination of other non-cash, non-operating income and expenses
Depreciation, amortization and provisions	4,5,12	1,579	1,295
Deferred and current taxes	21	—	—
Tax credits	8.2	(4,297)	(4,299)
Cost of net debt	11	(5)	5
Share-based compensation expense	18.1	1,407	833

Cash flows used in operations before tax, interest and changes in working capital		(31,534)	(35,180)

Decrease / (Increase) in operating and other receivables	8	1,780	(1,156)
Increase / (Decrease) in operating and other payables	14	(2,974)	2,884
Decrease in inventories	7	22	30
Tax credit received	8.2	3,897	—
Other		403	(785)

Tax, interest and changes in operating working capital		3,130	973

Net cash flows used in operating activities		(28,404)	(34,207)

Cash flows provided by (used in) investing activities
Purchases of property, plant and equipment and intangible assets	4, 5	(136)	(549)
Disposals of property, plant and equipment and intangible assets		3	—
Net change in other non-current financial assets	6	(693)	129

Net cash flows used in investing activities		(826)	(420)

Cash flows provided by (used in) financing activities
Capital increase, net of transaction costs	10.1	8,654	32,526
Repayment of debt	11	(146)	(259)
Repayment of lease debt	11	(130)	—

Net cash flows provided by financing activities		8,378	32,268

Net decrease in cash and cash equivalents		(20,852)	(2,358)

Net cash and cash equivalents at beginning of period		56,692	59,051

Net cash and cash equivalents at end of period	9	35,840	56,692

The accompanying notes form an integral part of these financial statements

Statements of Changes in Shareholders' Equity
(in thousands of euros, except share amounts)

		Share capital
				Premiums related to share capital
	Notes	Number of shares	Amount		Reserves	Net profit (loss)	Shareholders' equity
At January 1, 2018		16,444,477	164	44,992	35,599	(19,463)	61,292

Net loss for the period		—	—	—	—	(33,014)	(33,014)
Other comprehensive income (loss)		—	—	—	31	—	31

Total comprehensive income (loss)		—	—	—	31	(33,014)	(32,983)

Appropriation of 2017 net loss		—	—	—	(19,463)	19,463	—
Issue of ordinary shares	10.1	5,572,500	56	35,441	—	—	35,497
Transaction costs	10.1	—	—	(3,079)	—	—	(3,079)
Exercise of BSAs/BSPCEs and AGAs	10.3, 10.4	240,300	2	106	(1)	—	108
Share-based compensation expense	10.3, 10.4	—	—	—	833	—	833
Treasury shares	10.2	—	—	—	(72)	—	(72)

At December 31, 2018		22,257,277	223	77,460	16,927	(33,014)	61,596

Net loss for the period		—	—	—	—	(30,218)	(30,218)
Other comprehensive income (loss)		—	—	—	(96)	—	(96)

Total comprehensive income (loss)		—	—	—	(96)	(30,218)	(30,315)

Appropriation of 2018 net loss		—	—	—	(33,014)	33,014	—
Issue of ordinary shares	10.1	4,473,935	45	8,858	—	—	8,903
Transaction costs	10.1	—	—	(324)	—	—	(324)
Exercise of BSAs/BSPCEs and AGAs	10.3, 10.4	114,900	1	18	(1)	—	18
BSA share warrants subscription premium		—	—	—	57	—	57
Share-based compensation expense	10.3, 10.4	—	—	—	1,407	—	1,407
Treasury shares	10.2	—	—	—	50	—	50

At December 31, 2019		26,846,112	268	86,012	(14,670)	(30,218)	41,392

The accompanying notes form an integral part of these financial statements

NOTES TO THE FINANCIAL STATEMENTS

Note 1. Company Information

1.1. Company information

Inventiva S.A. (Inventiva or the Company) is a clinical-stage biopharmaceutical company focused on the development of oral small molecule therapies for the treatment of diseases with significant unmet medical need in the areas of non alcoholic steatohepatitis (NASH), mucopolysaccharidoses (MPS) and other diseases with significant unmet medical need.

The Company is developing its lead product candidate, lanifibranor, for the treatment of patients with NASH, a disease for which there are currently no approved therapies. The Company is currently conducting Phase IIb clinical trials of lanifibranor in patients with NASH and plans to report data in June 2020.

The Company is also developing a second clinical-stage asset, odiparcil, for the treatment of patients with subtypes of MPS. In December 2019, the Company announced positive results from a Phase IIa clinical trial of odiparcil for the treatment of adult patients with the MPS VI subtype. The Company plans to initiate an open label Phase IIa extension study in 2021 to investigate the long-term safety and efficacy of odiparcil in patients 16 years and above with MPS VI who completed the prior Phase IIa trial. In addition, the Company plans to commence a Phase Ib/II clinical trial of odiparcil in a pediatric population with MPS VI by the end of 2020. Other preclinical programs are also in development, including for the treatment of certain autoimmune diseases in collaboration with AbbVie Inc. (AbbVie). AbbVie is currently evaluating ABBV-157, a drug candidate that Inventiva and AbbVie jointly discovered, in a Phase I clinical trial for the treatment of autoimmune diseases under the terms of the multi-year drug discovery collaboration.

Inventiva's ordinary shares have been listed on the Euronext Paris regulated market since February 2017.

1.2. Significant events

Capital increase

Capital increase of €32.4 million by way of a private placement for a category of investors in April 2018

On April 17, 2018, Inventiva completed a capital increase without pre-emptive subscription rights for a category of beneficiaries.

A total of 5,572,500 new ordinary shares were issued at a per share price of €6.37 (par value of €0.01 plus an issue premium of €6.36), resulting in net proceeds to the Company of €32.4 million.

The settlement-delivery of the new shares took place on April 17, 2018 in a total gross amount of €35.5 million. The new shares were admitted to trading on Euronext Paris on the same date.

As part of the capital increase, the Company incurred transaction costs of €3.1 million in 2018, comprising compensation to financial intermediaries and legal and administrative fees. The costs are recognized as a deduction from additional paid-in capital within equity (see Note 10.1 "Share capital").

Capital increase of €8.2 million subscribed by investors in September 2019

On September 20, 2019, Inventiva completed a capital increase subscribed by New Enterprise Associates (NEA), as well as BVF Partners L.P. and Novo Holdings A/S, two of the Company's existing shareholders.

A total of 4,159,999 new ordinary shares were issued at a per share price of €1.99 (par value of €0.01 plus an issue premium of €1.98), which was equal to the closing price of the Company's ordinary shares on Euronext on September 18, 2019, resulting in net proceeds to the Company of €8.0 million.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 1. Company Information (Continued)

The settlement-delivery of the new shares took place on September 20, 2019 in a total gross amount of €8.3 million. The new shares were admitted to trading on Euronext Paris on the same date.

As part of the capital increase, the Company incurred transaction costs of €0.3 million in 2019, comprising compensation to financial intermediaries and legal and administrative fees. The costs are recognized as a deduction from additional paid-in capital within equity (see Note 10.1 "Share capital").

Capital increase of €625,000 subscribed by Sofinnova Crossover I Fund in October 2019

On October 2, 2019, Inventiva completed a capital increase subscribed by Sofinnova Partners, current Inventiva shareholder and board member, through Sofinnova Crossover I SLP.

A total of 313,936 new ordinary shares were issued at a per share price of €1.99 (par value of €0.01 plus an issue premium of €1.98), which was equal to the closing price of the Company's ordinary shares on Euronext on September 30, 2019, resulting in net proceeds to the Company of €613 thousand.

The settlement-delivery of the new shares took place on October 2, 2019 in a total gross amount of €625 thousand. The new shares were admitted to trading on Euronext Paris on the same date.

As part of the capital increase, the Company incurred transaction costs of €12.0 thousand in 2019, comprising compensation to financial intermediaries and legal and administrative fees. The costs are recognized as a deduction from additional paid-in capital within equity (see Note 10.1 "Share capital").

Research collaboration with AbbVie

In August 2012, the Company entered into a master research service agreement (MRSA) with AbbVie specifying the conditions under which the Company would perform services on behalf of AbbVie in accordance with statements of work agreed upon between the parties.

The MRSA was signed concurrently in conjunction with the Asset Purchase Agreement (APA) between Abbott and the Company.

However:

  ▪
  they are the subject of two separate agreements;

  ▪
  they have been signed with two legally separate counterparties (Abbott and AbbVie); and

  ▪
  the MRSA has been entered into at arm's length.

As a result, the APA and the MRSA have not been considered as a single transaction but have been accounted for separately.

The research term of the MRSA with respect to the RORg program was initially five years and was extended in August 2017. As of April 2019, the Company no longer provides research services under the RORg program or the MRSA, but remains eligible for milestone payments and royalties in the event of a product being approved and marketed.

As of December 31, 2019, the Company had received €16.3 million in research funding and €9.0 million in milestone payments under the MRSA, including a €3.5 million milestone payment in December 2019 following the enrollment of the first patient with psoriasis in the ongoing clinical trial of ABBV-157.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 1. Company Information (Continued)

For the year ended December 31, 2019, the AbbVie collaboration generated €3.6 million of revenue, or 51.4% of the Company's revenue, compared to €0.9 million, or 26.8% of the Company's revenue, for the year ended December 31, 2018.

Research and development collaboration with Boehringer Ingelheim

In May 2016, the Company and Boehringer Ingelheim (BI) entered into a license agreement and a multi-year Research and License Agreement (the BI Collaboration). The BI Collaboration was focused on the identification of new treatments for idiopathic pulmonary fibrosis and fibrotic diseases and was ended in November 2019 following the BI's decision to prioritized other products in its portfolio., BI informed Inventiva of its decision to end the BI Collaboration as of November 12, 2019 and ownership of all intellectual property, molecules and data from the BI Collaboration reverted to Inventiva. All amounts received by the Company under the BI Collaboration prior to termination were non-refundable..

The revenue from the BI Collaboration recognized during 2018 in an amount of €1.0 million corresponds to the following:

  ▪
  Compensation for FTEs:  Revenue of €0.8 million, corresponding to compensation for full-time employees (FTEs) assigned to the research program for the year.

  ▪
  Milestone payment:  €0.2 million of this amount was recognized in 2018 revenue based on the stage of completion of the BI Collaboration.

The revenue from the BI Collaboration recognized during 2019 in an amount of €2.6 million corresponds to the following:

  ▪
  Compensation for FTEs:  Revenue of €0.5 million, corresponding to compensation for FTEs assigned to the research program for the year.

  ▪
  Reversal of contract liabilities recognized under IFRS 15 at December 31, 2018:  €2.1 million corresponding mainly to the €2.5 million milestone payment received in September 2017, which was recognized on a percentage-of-completion basis.

The BI Collaboration represented 36.9% of the Company's revenue for the year ended December 31, 2019 and 31.8% of its revenue for the year ended December 31, 2018.

New bonus share award plans ("AGA") in 2018 and 2019

On January 26, 2018, the Company's Board of Directors approved two AGA free share award plans for certain Company employees:

  ▪
  10,000 bonus shares (AGA 2018-1), fully vested on January 26, 2019; and

  ▪
  65,700 bonus shares (AGA 2018-2) of which 2,400 lapsed in 2019 following an employee departure and 63,300 vested on January 26, 2020 (see note 26 "Events after the reporting date").

The plan has the following characteristics:

  ▪
  a one-year vesting period for AGA 2018-1 shares (until January 26, 2019);

  ▪
  a two-year vesting period for AGA 2018-2 shares (until January 26, 2020);

  ▪
  a one-year lock-up period;

  ▪
  a service condition; and

  ▪
  no performance conditions.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 1. Company Information (Continued)

The fair value of Inventiva bonus shares corresponds to the Company's share price. At the award date, the fair value for AGA 2018-1 and AGA 2018-2 bonus shares was estimated at €5.54.

On December 14, 2018, the Company's Board of Directors approved a third AGA bonus share award plan comprising 265,700 bonus shares (AGA 2018-3) for eighty-eight Company employees, of which 38,450 lapsed in 2019 following employees departures.

The plan has the following characteristics:

  ▪
  a two-year vesting period (until December 14, 2020);

  ▪
  a one-year lock-up period;

  ▪
  a service condition; and

  ▪
  no performance conditions.

The fair value of Inventiva bonus shares corresponds to the Inventiva share price. At the award date, the fair value for AGA 2018-3 bonus shares was estimated at €6.05.

On June 28, 2019, the Company's Board of Directors approved two AGA free share award plans:

  ▪
  29,100 bonus shares (AGA 2019-1) to six new employees;

  ▪
  246,000 bonus shares (AGA 2019-2) to 81 new employees, of which 18,000 lapsed in 2019 following employees departures.

The plans have the following characteristics:

  ▪
  a two-year vesting period for AGA 2019-1 shares (until June 28, 2021);

  ▪
  a one-year vesting period for AGA 2019-2 shares (until June 28, 2020);

  ▪
  a one-year lock-up period;

  ▪
  a service condition; and

  ▪
  no performance conditions.

The fair value of Inventiva bonus shares corresponds to the Inventiva share price. At the award date, the fair value of each AGA 2019-1 and AGA 2019-2 bonus share was estimated at €1.92.

Movements in awarded AGA bonus shares as well as the accounting impact of share-based payments are described in Note 10.4 "Bonus share award plans".

New share warrant plans ("BSA") in 2018 and 2019

On December 14, 2018, the Company's Board of Directors granted 126,000 share warrants (BSA 2018) to Company consultants as follows:

  ▪
  36,000 share warrants to David Nikodem, a member of Sapidus Consulting Group LLC, a service provider to the Company;

  ▪
  10,000 share warrants to JPG Healthcare LLC, lapsed in December 2019 after expiration of the exercise period; and

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 1. Company Information (Continued)

  ▪
  80,000 share warrants to ISLS Consulting, a company owned by Jean-Louis Junien, a director of the Company (mandate ended in May 2019).

BSA 2018 share warrants are share subscription options with no performance conditions attached. The plan concerns three beneficiaries. For two of these, it comprises tranches with vesting periods of between one and three years, and for the third beneficiary, the BSA warrants fully vested on November 8, 2019. Once they vest, the share warrants may be exercised through December 14, 2028.

The fair value of BSA 2018 share warrants is estimated at €1.98.

On June 28, 2019, the Company's Board of Directors granted 10,000 BSAs (BSA 2019), at a subscription price of €0.18 each, to David Nikodem.

BSA 2019 share warrants are share subscription options with no performance conditions attached. The plan provides for an exercise period beginning on the date of the first anniversary of the warrants' issue, i.e., June 28, 2020, and expiring on the date of the tenth anniversary of their issue, i.e., June 28, 2029.

On June 28, 2019, the fair value of the BSA share warrants was estimated using the Black-Scholes model based on the following assumptions:

  ▪
  value of the underlying asset at June 28, 2019;

  ▪
  volatility observed in a sample of comparable listed companies;

  ▪
  economic life of 5.5 years (middle of exercise period).

At the award date, the fair value of each BSA 2019 share warrant was estimated at €0.48.

Movements in granted BSA share warrants as well as the accounting impact of share-based payments are described in Note 10.3 "Share warrants plans".

Tax audit

In 2019, our payroll taxes for the 2016, 2017 and 2018 taxable years were audited by the French tax authorities and the Company received a proposed tax adjustment of €1.7 million (including penalties and late payment interest) in December 2019. This proposed tax adjustment gives rise to a potential risk of €0.5 million (including penalties and late payment interest) for the 2018 taxable year, which the Company is challenging.

At the date of approval of these financial statements, the dispute procedures related to the tax audit in respect of the period from January 1, 2013 to December 31, 2015 are still ongoing with French tax authorities.

A description of the audits performed and their impacts on the financial statements is provided in Note 12 "Provisions".

Surety provided to the French tax authorities

On February 1, 2019, as part of its application for a suspension of payment on the CIR and payroll taxes, the Company offered the French tax authorities a surety in the form of a €3.4 million bank guarantee with Crédit Agricole bank.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 1. Company Information (Continued)

As part of the process of setting up the surety, a pledge over cash, equivalent to 50% of the sum not covered by the indemnity to be received from the Abbott group under the Additional Agreement (€2.0 million; see Note 12 "Provisions"), in an amount of €0.7 million, which recorded in the first half of 2019 in other non-current assets. Should the dispute to which the surety pertains remain unresolved at June 30, 2020, or should any disputed sums remain outstanding, the Company has undertaken to provide an additional surety of €1.0 million.

2017 research tax credit (credit d'impôt recherche, or "CIR") received in September 2019

In September 2019, the Company received payment of 81% of the total amount of the 2017 CIR, in an amount of €3.6 million relative to the €4.5 million requested.

At the date of approval of these financial statements, the Company is contesting the rationale for the 19% withheld from the 2017 CIR, in the amount of €0.9 million, and called upon the tax conciliator to challenge the audit procedure on February 2020.

The Company estimates its maximum risk linked to the payment of the 2017 CIR at €0.2 million, and this amount was covered by a provision recorded in the financial statements for the year ended December 31, 2019 (see Note 12 "Provisions").

Approval and implementation of a redundancy plan

Following the termination of the systemic sclerosis (SSc) program in February 2019, the Company implemented a redundancy plan in the second quarter, which was subject to a company agreement signed on June 11, 2019 and which included the non-renewal of fixed-term contracts. The Company's total workforce was therefore reduced from 113 employees at December 31, 2018 to 88 at December 31, 2019.

Following the signing of the company agreement and its implementation, the Company recorded an expense in a total amount of €1.1 million representing the costs incurred by Inventiva over the period. This expense is reflected on the "Other operating expenses" line in the income statement (see Note 19 "Other operating expenses") and a residual accrued expense of €0.1 million is accounted for as at December 31, 2019.

Note 2. Statement of Compliance

These financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standard Board ("IASB").

They were approved by the Company's Board of Directors on March 9, 2020.

Standards, amendments to existing standards and interpretations published by the IASB whose application has been mandatory since January 1, 2019

  ▪
  IFRS 16 — Leases replaces IAS 17 — Leases for periods beginning on or after January 1, 2019. It sets out the principles for the recognition and measurement of leases as well as the disclosures to be provided in the notes for both parties to a contract, i.e., the customer (lessee) and the supplier (lessor). IFRS 16 eliminates the requirement to classify leases as either operating leases or finance leases and, instead, introduces a single lessee accounting model. Applying that model, a lessee is required to recognize (i) assets and liabilities for all leases, and (ii) depreciation of lease assets separately from interest on lease liabilities in the income statement. The standard nonetheless provides for exemptions for short-term leases with a term of 12 months or less and leases of

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 2. Statement of Compliance (Continued)

    low-value assets. At December 31, 2019, the Company only leased the following assets: a nitrogen tank, several photocopiers, two vehicles, 12 fibroscan machines and an office in Paris.

  The detailed impacts of first-time adoption of this standard are presented in Note 2.1 "Impact of the first-time adoption of IFRS 16".

  ▪
  IFRIC 23 — Uncertainty over Income Tax Treatments, the provisions of which have no impact on the Company's financial statements.

Standards, amendments to existing standards and interpretations published by the IASB whose application is not yet mandatory

No standards, amendments to existing standards or interpretations had been published but were not yet applicable as of December 31, 2019.

2.1. Impact of the first-time adoption of IFRS 16

IFRS 16 — Leases has been mandatory since January 1, 2019. In accordance with the standard, the Company recognizes:

  ▪
  an asset, representing its right to use the leased asset during the lease term (right-of-use asset);

  ▪
  a liability, representing the value of the outstanding lease payments (lease liability).

For the first-time adoption of IFRS 16, the Company used the simplified retrospective method by applying the practical expedients provided in the standard. Consequently and in accordance with IFRS 16, comparative data have not been restated.

At December 31, 2019, the Company only leased the following assets: a nitrogen tank, several photocopiers, two vehicles, 12 fibroscan machines and an office in Paris.

Following an analysis, the Company identified two types of leases that meet the IFRS 16 criteria and whose accounting treatment must be restated in accordance with the new standard: two vehicles and research equipment (10 fibroscan machines).

For each asset, the discount rate used to calculate the lease liability is determined based on the incremental borrowing rate at the date of signature of the lease. The incremental borrowing rate is the rate of interest that a lessee would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment. The incremental borrowing rate applied to leases at January 1, 2019 is 1.57%.

The Company has not restated its other leases because they are covered by the exemptions permitted under the standard (short-time leases and low-value leases). They include:

  ▪
  leases that expire within 12 months of the date of first-time adoption (January 1, 2019);

  ▪
  12-month leases with automatic renewal, where it is not reasonably certain at the date of first-time application that the leases will be renewed; and

  ▪
  leases for which the underlying asset is less than €5,000.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 2. Statement of Compliance (Continued)

Rental expenses for short-term and low-value leases continue to be recognized in operating expenses in the Company's income statement.

Impact on the Company's financial statements

The impact of the first-time adoption of IFRS 16 at January 1, 2019 included a €0.2 million increase in debt and a €0.3 million increase in net property, plant and equipment (including the reclassification of a prepaid expense in the amount of €0.1 million).

The carrying amount of net property, plant and equipment and of debt at December 31, 2019 increased by €49 thousand and €37 thousand respectively.

In 2019, the net impact on the Company's income statement was €12 thousand.

Note 3. Accounting Principles

The principal accounting policies applied in the preparation of the financial statements are described below. Unless otherwise stated, the same policies have been consistently applied for all periods presented.

3.1.   Intangible assets

In accordance with IAS 38 — Intangible Assets, research costs are recognized in the statement of income (loss) in the period during which they are incurred.

An internally generated intangible asset arising from a research program is recognized if, and only if, the Company can demonstrate all of the following:

  ▪
  The technical feasibility necessary to complete the research program.

  ▪
  Its intention to complete the intangible asset and use or sell it.

  ▪
  Its ability to use or sell the intangible asset.

  ▪
  How the intangible asset will generate probable future economic benefits.

  ▪
  The availability of adequate technical, financial and other resources to complete the research program.

  ▪
  The ability to measure reliably the expenditure attributable to the intangible asset during its development.

Given the risks and uncertainties involved in regulatory approval and in the process of research and development, the Company considers that the six criteria set out in IAS 38 are met only upon obtaining market authorization for a product candidate. Consequently, all research and development costs are charged directly to expenses.

Intangible assets comprise:

  ▪
  The cost of acquiring software licenses, which are written down over a period of between one and five years based on their expected useful life.

  ▪
  The library of compounds acquired pursuant the APA together with additional chemical components, which are written down over a 13-year period corresponding to their estimated useful lives.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 3. Accounting Principles (Continued)

3.2.   Property, plant and equipment

Property, plant and equipment are stated at cost.

Depreciation and amortization are calculated based on the estimated useful life of assets using the straight-line method. A complete review of the useful lives of acquired non-current assets is performed on an annual basis. Any material adjustments are reflected prospectively in the depreciation schedule.

The principal useful lives applied are as follows:

  ▪
  Buildings: 20 to 25 years

  ▪
  Fixtures and fittings: 10 years

  ▪
  Technical facilities: 6 to 10 years

  ▪
  Equipment and tooling: 6 to 10 years

  ▪
  General facilities, miscellaneous fixtures and fittings: 10 years

  ▪
  Office equipment: 5 years

  ▪
  IT equipment: 5 years

  ▪
  Furniture: 10 years

3.3.   Other non-current assets

Other non-current assets include long-term deposit accounts that do not qualify as cash equivalents within the meaning of IAS 7 — Statement of Cash Flows.

3.4.   Impairment of non-financial assets

IAS 36 — Impairment of Assets requires that depreciated and amortized assets be tested for impairment whenever specific events or circumstances indicate that their carrying amount may exceed their recoverable amount. The excess of the carrying amount of the asset over the recoverable amount is recognized as an impairment. The recoverable amount of an asset is the higher of its value in use and its fair value less costs to sell. Impaired non-financial assets are examined at each year-end or half-year closing date for a possible impairment reversal.

3.5.   Inventories

In accordance with IAS 2 — Inventories, inventories are measured at the lower of cost (determined using the weighted average cost method) and net realizable value. In case of impairment, any write-down is recognized as an expense in other operating income (loss).

3.6.   Trade receivables

Trade receivables are measured at nominal value, which generally equate with the fair value of the consideration to be received, net of impairment where applicable.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 3. Accounting Principles (Continued)

3.7.   Cash and cash equivalents

Cash and cash equivalents include cash on hand and demand deposits, as well as other short-term highly liquid investments with maturities of three months or less and subject to an insignificant risk of changes in value.

Monetary Undertakings for Collective Investments in Transferable Securities (UCITS) may be recognized as cash equivalents when they:

  ▪
  have an original maturity of three months or less;

  ▪
  are readily convertible to a known cash amount; and

  ▪
  are subject to an insignificant risk of decrease in value.

Bank overdrafts are recorded in liabilities in the statement of financial position under short-term debt.

3.8.   Share capital

Ordinary shares are classified in shareholders' equity.

3.9.   Share-based payments

At the Company's inception, the Company put in place a compensation plan settled in equity instruments in the form of share warrants awarded to employees (Bons de souscription de parts de créateur d'entreprise, BSPCE or BSPCE share warrants) and to a non-employee (Bons de souscription d'actions, BSA or BSA share warrants), and bonus share award to employees (Attribution gratuite d'actions, AGA or AGA bonus share award). In 2018, three bonus share award plans and one BSA share warrant plan were also set up. Details of these plans are provided in Note 10, "Shareholders' equity".

In accordance with IFRS 2 — Share-based Payment, the cost of transactions settled in equity instruments is recognized in expenses, offset by increases in equity, in the period in which the benefit is granted to the employee or non-employee.

Before the admission of the Company on the Euronext listing, the value of the share warrants has been determined with the assistance of an independent expert using a combination of the following valuation methods:

  ▪
  The market approach which indicates the value of a business by comparing it to companies whose market price is available and/or recent market transactions involving comparable companies or assets.

  ▪
  The income approach which indicates the value of a business by discounting the expected future cash flows of the business to present value. This approach necessitates the use of the discounted cash flow method.

Since the Company is a listed company, the value of the share warrants has been determined with the assistance of an independent expert using the Black & Scholes model based on the value of the underlying asset at grant date (stock price), the volatility observed in a sample of comparable listed companies and the economic life of the related share warrant.

The measurement of the fair value of options incorporates the vesting conditions as described in Notes 1.2. "Significant events", 10.3 "Share award plans" and 10.4 "Bonus share award plans".

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 3. Accounting Principles (Continued)

In the event of sale or subsequent reissue of these equity instruments, any consideration received, net of any directly attributable incremental transaction costs and the related income tax effects, is included in equity attributable to the Company's shareholders.

3.10.    Loans and borrowings

Bank loans are initially recognized at fair value, i.e., the issue proceeds (fair value of the consideration received) net of transaction costs incurred. Borrowings are subsequently measured at amortized cost, calculated using the effective interest rate method. Any difference between initial fair value and repayment value is recognized in the statement of income (loss) over the life of the loan using the effective interest rate method.

The effective interest rate is the discount rate at which the present value of all future cash flows (including transaction costs) over the expected life of the loan, or where appropriate, over a shorter period of time, is equal to the loan's initial carrying amount.

3.11.    Trade payables

Trade payables are initially recognized at nominal value, with the exception of suppliers with longer than normal settlement periods where the payable is initially recognized at fair value and subsequently measured at amortized cost, calculated using the effective interest rate method.

3.12.    Current and deferred tax

Tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the French tax authorities, using tax rates and tax laws enacted or substantively enacted at the end of the reporting period.

The income tax charge for the period comprises current tax due and the deferred tax charge. The tax expense is recognized in the statement of income (loss) unless it relates to items recorded in other comprehensive income and expense or directly in equity, in which case the tax is also recorded in other comprehensive income and expense or directly in equity.

Current taxes

The current tax expense is calculated based on taxable profit for the period, using tax rates enacted or substantively enacted at the statement of financial position date. The Company regularly evaluates the policies it adopts where applicable tax laws for the preparation of its tax returns are open to interpretation. Provisions are made when appropriate on the basis of amounts expected to be payable to the French tax authorities.

Research tax credit

The research tax credit (crédit d'impôt recherche, or "CIR") granted by the French tax authorities to encourage technical and scientific research by French companies is recorded in the "Tax receivables" line of the statement of financial position. Companies demonstrating that they have expenses that meet the required criteria, including research expenses located in France or certain other European countries, receive a tax credit that can be used against the payment of the corporate tax due the fiscal year in which the expenses were incurred and during the next three fiscal years; provided, that companies may receive cash reimbursement for any excess portion.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 3. Accounting Principles (Continued)

Only those companies meeting the EU definition of a small or medium-sized entity ("SME") are eligible for payment in cash of their CIR (to the extent not used to offset corporate taxes payable) in the year following the request for reimbursement. Inventiva believes that it meets the EU definition of an SME and therefore should continue to be eligible for prepayment.

The CIR receivable is recorded in the "Tax receivables" line in the statement of financial position.

Deferred taxes

Deferred taxes are recognized when there are temporary differences between the carrying amount of assets and liabilities in the Company's financial statements and the corresponding tax basis used to calculate taxable profit. Deferred taxes are not recognized if they arise from the initial recognition of an asset or liability in a transaction other than a business combination which, at the time of the transaction, does not affect either the accounting or the taxable profit (tax loss).

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, based on tax rates and tax laws enacted or substantively enacted by the end of the reporting period. Deferred tax assets and liabilities are not discounted.

Deferred tax assets and liabilities are offset when a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred taxes concern the same entity and the same tax authority.

Deferred tax assets

Deferred tax assets are recognized for all deductible temporary differences, unused tax losses and unused tax credits to the extent that it is probable that the temporary difference will reverse in the foreseeable future and that taxable profit will be available against which the deductible temporary difference, unused tax losses or unused tax credits can be utilized.

The recoverable amount of deferred tax assets is reviewed at the end of each reporting period and their carrying amount is reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow the benefit of part or all of the deferred tax assets to be utilized. Unrecognized deferred tax assets are reassessed at the end of each reporting period and are recognized when it becomes probable that future taxable profit will be available to offset the temporary differences.

Deferred tax liabilities

Deferred tax liabilities are recognized for all taxable temporary differences, except when the Company is able to control the timing of the reversal of the difference and it is probable that the reversal will not occur in the foreseeable future.

3.13.    Provisions for retirement benefit obligations

Retirement benefit obligations

The Company operates a defined benefit pension plan. Its obligations in respect of the plan are limited to the lump sum payments upon retirements, which are expensed in the period in which the employees provide the corresponding service.

The liability recorded in the statement of financial position in respect of defined benefit pension plans and other post-retirement benefits is the present value of the defined benefit obligation net of plan assets at the statement of financial position date. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 3. Accounting Principles (Continued)

determined by discounting estimated future cash outflows, using the interest rate of high-quality corporate bonds of a currency and term consistent with the currency and term of the pension obligation concerned.

Actuarial gains and losses arise from the effect of changes in assumptions and experience adjustments (i.e., differences between the assumptions used and actual data). These actuarial gains and losses are recognized wholly and immediately in other comprehensive income and expense and are not subsequently reclassified to the statement of income (loss).

The net expense in respect of defined benefit obligations recognized in the statement of income (loss) for the period corresponds to:

  ▪
  The service cost for the period (acquisition of additional rights).

  ▪
  The interest cost.

  ▪
  The past service cost.

  ▪
  The impact of any plan settlements.

The effect of unwinding the obligation is recognized in net financial income and expenses.

Termination benefits

Termination benefits are payable when a company terminates an employee's employment contract before the normal retirement age or when an employee accepts compensation as part of a voluntary redundancy. In the case of termination benefits, the event that gives rise to an obligation is the termination of employment. In the case of an offer made to encourage voluntary redundancy, termination benefits are measured based on the number of employees expected to accept the offer.

Profit-sharing and bonus plans

The Company recognizes a liability and an expense for profit-sharing and bonus plans based on a formula that takes into account the Company's performance.

3.14.    Other provisions

In accordance with IAS 37 — Provisions, Contingent Liabilities and Contingent Assets, a provision should be recognized when: (i) an entity has a present legal or constructive obligation as a result of a past event; (ii) it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation; and (iii) a reliable estimate can be made of the amount of the obligation. Provisions for restructuring include termination benefits. No provisions are recognized for future operating losses.

Where there are a number of similar obligations, the probability that an outflow will be required in settlement is determined by considering the class of obligations as a whole. Although the likelihood of outflow for any one item may be small, it may well be probable that some outflow of resources will be needed to settle the class of obligations as a whole. If that is the case, a provision is recognized.

The provision represents the best estimate of the amount required to settle the present obligation at the end of the reporting period. Where the effect of the time value of money is material, the amount of a provision corresponds to the present value of the expected costs that the Company considers necessary to settle the obligation. The pre-tax discount rate used reflects current market assessments of the time value of money and specific risks related to the liability. The effect of unwinding discounts on provisions due to the time value of money is recognized in net financial income and expenses.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 3. Accounting Principles (Continued)

3.15.    Revenue

Revenue is recognized in accordance with IFRS 15 — Revenue from Contracts with Customers, which is mandatorily applicable for reporting periods beginning on or after January 1, 2018.

In 2018 and 2019, the vast majority of the Company was generated under its agreements with AbbVie and BI.

Collaboration agreements and licenses

The contracts are analyzed as research and development services contracts. Any licenses that result from the collaborations are therefore not deemed to be separate performance obligations.

The performance obligations contained in the contracts are deemed to be satisfied as and when the Company expends efforts (e.g., incurs costs or spends time).

In return for the efforts expended, the Company receives fixed payments (such as lump-sum payments) and variable payments (such as milestone payments or royalties on sales of any future approved products).

Fixed payments for research and development expenditures, which primarily consist of rebilled payroll expenditure, are recognized over time based on the Company's efforts or inputs to the satisfaction of a performance obligation (costs incurred or hours expended).

Milestone payments obtained following the achievement of specific milestones (e.g., scientific results or regulatory or commercial approvals) are deemed to be variable payments and are included in the contract price as soon as their receipt is highly probable, resulting in an upward revision of the contract price and a cumulative adjustment to income in the statement of income (loss).

Revenue from royalties corresponds to Inventiva's contractual entitlement to receive a percentage of the future product sales achieved by its counterparties. Such royalties will be recognized if and when sales are made.

Rendering of services

The Company provides short term research services to various clients.

Such services are recognized to revenue over time based on time incurred.

3.16.    Other income

CIR

Inventiva has been eligible for CIR since inception (see Note 3.12 "Current and deferred tax" for additional details about the eligibility requirements for CIRs).

The CIR is recognized in "Other income" during the reporting period in which the eligible expenditure is incurred.

Subsidies

The Company receives subsidies from several public bodies. The subsidies are related to net income and granted to compensate for incurred expenses. They are therefore recognized in net income as other income for the period in which it becomes reasonably certain that they will be received.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 3. Accounting Principles (Continued)

3.17.    Net financial income

Financial income

Financial income includes:

  ▪
  The "Income from cash and cash equivalents", which includes income from short-term investments remeasured at fair value at the end of each reporting period.

  ▪
  Foreign exchange gains.

  ▪
  Gains from unwinding discounting.

  ▪
  Other financial income.

Financial expenses

Financial expenses primarily include:

  ▪
  Interest cost.

  ▪
  Foreign exchange losses.

  ▪
  Losses from unwinding discounting.

  ▪
  Other financial expenses.

3.18.    Other operating income and expenses

Other operating income and expenses are disclosed separately on the face of the statement of income (loss). This line item is set aside for extraordinary events that may arise during the period whose presentation within other items (relating to ordinary activities) could be misleading for users of the financial statements in their understanding of the Company's performance. This item therefore includes income and expenses that are rare that represent material amounts and that the Company discloses separately on the face of the statement of income (loss) to facilitate understanding of operating performance (see Note 19, "Other operating income (expenses)").

Disposals of non-current assets

Income from the disposal of non-current assets during the period is recognized in "Other operating income (expenses)".

3.19.    Fair value measurement

In the table below, financial instruments are measured at fair value according to a hierarchy comprising three levels of valuation inputs:

  ▪
  Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date.

  ▪
  Level 2: Inputs other than quoted market prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

  ▪
  Level 3: Unobservable inputs for the asset or liability.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 3. Accounting Principles (Continued)

The tables below presents the financial assets and liabilities of the Company measured at fair value at December 31, 2019 and 2018:

At December 31, 2019 (in thousands of euros)	Level 1	Level 2	Level 3
Assets
Financial assets at fair value through profit or loss
Monetary UCITS	—	—	—
Financial assets carried at amortized cost
Long-term deposit accounts	792	—	—

Total assets	792	—	—

Liabilities	—	—	—

Total liabilities	—	—	—

At December 31, 2018 (in thousands of euros)	Level 1	Level 2	Level 3
Assets
Financial assets at fair value through profit or loss
Monetary UCITS	—	—	—
Financial assets carried at amortized cost
Long-term deposit accounts	108	—	—

Total assets	108	—	—

Liabilities	—	—	—

Total liabilities	—	—	—

3.20.    Foreign currency transactions

Functional and presentation currency

The Company's financial statements are presented in euros, which is also the Company's functional currency. All amounts presented in these notes to the financial statements are denominated in euros unless otherwise stated.

Translation of foreign currency transactions

Certain limited purchases are carried out in foreign currencies. These transactions are translated and recorded at their value in euros at the date of the transaction and recognized in operating income or expenses as they relate to the Company's ordinary course of business.

3.21.    Segment information

The assessment of the entity's performance and the decisions about resources to be allocated are made by the chief operating decision maker, based on the management reporting system of the entity.

Only one operating segment arises from the management reporting system: service delivery and clinical stage research, notably into potential therapies in the areas of fibrosis, lysosomal storage disorders and oncology. Thus, the entity's performance is assessed at the Company level.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 3. Accounting Principles (Continued)

All the Company's operations, assets, liabilities and losses are located in France.

3.22.  Use of estimates and judgment

The preparation of financial statements in accordance with IFRS requires:

  ▪
  Management to make judgments when selecting appropriate assumptions for accounting estimates, which consequently involve a certain degree of uncertainty.

  ▪
  Management to make estimates and apply assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as information presented for the period.

The estimates and judgments, which are updated on an ongoing basis, are based on past experience and other factors, in particular assumptions of future events, deemed reasonable in light of circumstances.

The Company makes estimates and assumptions concerning the future. The resulting accounting estimates, by definition, often differ from actual reported values. Estimates and assumptions that could lead to a significant risk of a material adjustment in the carrying amount of assets and liabilities in the subsequent period are analyzed below.

Revenue

  ▪
  Allocation of transaction price to performance obligations — A contract's transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. To determine the proper revenue recognition method, the Company evaluates whether the contract should be accounted for as more than one performance obligation. This evaluation requires significant judgment; some of the Company's contracts have a single performance obligation as the promise to transfer the individual goods or services is not separately identifiable from other promises in the contracts and, therefore, not distinct. For contracts with multiple performance obligations, the Company allocates the contract's transaction price to each performance obligation using our best estimate of the standalone selling price of each distinct good or service in the contract.

  ▪
  Variable consideration — Due to the nature of the work required to be performed on many of the Company's performance obligations, the estimation of total revenue and cost at completion is complex, subject to many variables and requires significant judgment. It is common for the collaboration agreements to contain variable consideration that can increase the transaction price. Variability in the transaction price arises primarily due to milestone payments obtained following the achievement of specific milestones (e.g., scientific results or regulatory or commercial approvals). The Company includes the related amounts in the transaction price as soon as their receipt is highly probable. The effect of the increase of the transaction price due to milestones payments is recognized as an adjustment to revenue on a cumulative catch-up basis.

  ▪
  Revenue recognized over time and input method — The Company's performance obligations are satisfied over time as work progresses or at a point in time. For the collaboration agreements, because services are rendered over time, revenue is recognized based on the extent of progress towards completion of the performance obligation, using an input measure of progress as it best depicts the transfer of control to the customers. Under the Company's input measure of progress, the extent of progress towards completion is measured based on the ratio of days expended to date to the total estimated days at completion of the performance obligation.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 3. Accounting Principles (Continued)

Provision for tax audit

The Company calculated the provision for the tax audits to which the Company has been subject based on an estimate of the related risk. The provision represents the best estimate of the amount required to settle any amounts owed to the French tax authorities at the end of the reporting period (see Note 12 "Provisions").

CIR

The amount of the CIR is determined based on the Company's internal and external expenditure in the reporting period. Only eligible research costs may be included when calculating the CIR.

Valuation of share warrants and bonus share award

Fair value measurements of share warrants and bonus share award granted to employees are based on actuarial models which require the Company to factor certain assumptions into its calculations.

Measurement of retirement benefit obligations

The Company operates a defined benefit pension plan. Its defined benefit plan obligations are measured in accordance with actuarial calculations based on assumptions such as discount rates, the rate of future salary increases, employee turnover, mortality tables and expected increases in medical costs. The assumptions used are generally reviewed and updated annually. The main assumptions used and the methods chosen to determine them are set out in Note 13, "Provisions for retirement benefit obligations". The Company considers that the actuarial assumptions used are appropriate and justified in light of current circumstances. Nevertheless, retirement benefit obligations are likely to change in the event that actuarial assumptions are revised.

Note 4. Intangible Assets

(in thousands of euros)	January 1, 2019	Increases	Disposals	December 31, 2019
Library of compounds	2,142	—	—	2,142
Software	1,504	29	—	1,533

Intangible assets, gross	3,646	29	—	3 674

Amortization and impairment of library of compounds	(993)	(165)	—	(1,157)
Amortization and impairment of software	(1,110)	(179)	—	(1,289)

Amortization and impairment	(2,103)	(343)	—	(2,446)

Intangible assets, net	1,543	(314)	—	1,228

Changes during the period mainly correspond to amortization charges of €0.3 million.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 4. Intangible Assets (Continued)

(in thousands of euros)	January 1, 2018	Increases	Disposals	December 31, 2018
Library of compounds	2,142	—	—	2,142
Software	1,398	106	—	1,504

Intangible assets, gross	3,540	106	—	3,646

Amortization and impairment of library of compounds	(828)	(165)	—	(993)
Amortization and impairment of software	(906)	(204)	—	(1,110)

Amortization and impairment	(1,733)	(369)	—	(2,103)

Intangible assets, net	1,806	(264)	—	1,543

In the absence of any indication of a loss of value, no impairment tests have been performed on amortizable intangible assets in the years ended December 31, 2019 and 2018.

Note 5. Property, Plant and Equipment

(in thousands of euros)	January 1, 2019	Increases	Disposals	Reclassifications	December 31, 2019
Land	172	—	—	—	172
Buildings	3,407	—	—	—	3,407
Technical facilities, equipment and tooling	4,677	74	(2)	—	4,748
Other property, plant and equipment	1,081	33	—	43	1,157
Property, plant and equipment in progress	43	—	—	(43)	—
Right of use(1)	252	—	—	—	252

Property, plant and equipment, gross	9,632	107	(2)	—	9,736

Depreciation and impairment of buildings	(1,346)	(196)	—	—	(1,542)
Depreciation and impairment of technical facilities, equipment and tooling	(2,999)	(398)	1	—	(3,396)
Depreciation and impairment of other property, plant and equipment	(774)	(100)	—	—	(874)
Depreciation and impairment of right of use	—	(203)	—	—	(203)

Depreciation and impairment	(5,119)	(897)	1	—	(6,015)

Property, plant and equipment, net	4,513	(790)	(2)	—	3,721

(1)
At January 1, 2019, in application of IFRS 16 — Leases, an asset representing the right to use the leased assets (see Note 2.1 "Impact of the first-time application of IFRS 16").

Changes during the period mainly correspond to depreciation charges of €0.9 million.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 5. Property, Plant and Equipment (Continued)

(in thousands of euros)	January 1, 2018	Increases	Disposals	Reclassifications	December 31, 2018
Land	172	—	—	—	172
Buildings	3,407	—	—	—	3,407
Technical facilities, equipment and tooling	4,267	334	—	75	4,677
Other property, plant and equipment	1,023	58	—	—	1,081
Property, plant and equipment in progress	67	51	—	(75)	43

Property, plant and equipment, gross	8,937	443	—	—	9,380

Depreciation and impairment of buildings	(1,144)	(202)	—	—	(1,346)
Depreciation and impairment of technical facilities, equipment and tooling	(2,608)	(391)	—	—	(2,999)
Depreciation and impairment of other property, plant and equipment	(668)	(105)	—	—	(774)

Depreciation and impairment	(4,421)	(698)	—	—	(5,119)

Property, plant and equipment, net	4,516	(255)	—	—	4,261

Note 6. Other Non-Current Assets

	As of December 31,
(in thousands of euros)	2019	2018
Accrued income	2,000	1,932
Long-term deposit accounts	792	108
Security deposits	8	—
Tax loss carry back	333	333

Other non-current assets	3,135	2,374

Accrued non-current income is entirely attributable to the recognition of accrued income from the Abbott group following the tax audit of the 2013, 2014 and 2015 fiscal years (see Note 12 "Provisions").

Long-term deposit accounts correspond to:

  –
  a pledge over cash granted by the Company on February 1, 2019 in connection with the surety provided to the French tax authorities in the form of a €3.4 million bank guarantee with Crédit Agricole bank. The amount of the pledge is equal to 50% of the sum not covered by the indemnity to be received from the Abbott group under the Additional Agreement, amounting to €0.7 million (see Notes 1.2 "Significant events", 12 "Provisions" and 22 "Commitments"); and

  –
  the pledge of a gradual rate deposit account with a balance of €101 thousand as collateral for the €254 thousand loan from Société Générale agreed in July 2015.

The tax loss carry back corresponds to the tax credit resulting from the tax loss carry back recognized by the Company at December 31, 2017 and recoverable after five years if not used by the Company to pay income tax within that period.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 7. Inventories

	As of December 31,
(in thousands of euros)	2019	2018
Laboratory inventories	420	443
Inventories write-down	(33)	(33)

Total inventories	387	410

The write-down presented for the year ended December 31, 2019 is unchanged.

Note 8. Trade Receivables and Other Current Assets and Receivables

8.1.
Trade receivables

Trade receivables break down as follows:

	As of December 31,
(in thousands of euros)	2019	2018
3 months or less	4	6
Between 3 and 6 months	—	—
Between 6 and 12 months	—	—
More than 12 months	—	—

Trade receivables	4	6

The average payment period is 30 days.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 8. Trade Receivables and Other Current Assets and Receivables (Continued)

8.2.
Other current assets and receivables

	As of December 31,
(in thousands of euros)	2019	2018
CIR	9,818	9,158
CICE tax credit	—	264
Other	16	12

Tax receivables	9,833	9,434

Prepaid expenses	495	1,184
Sales tax receivable	1,416	3,033
Other receivables	900	874

Other current assets	2,811	5,092

Other current assets and receivables	12,644	14,526

Tax receivables in a total amount of €9,833 thousand correspond mainly to CIR receivables, comprised of the €4,293 thousand receivable for the current year and receivables from previous years not yet received (€4,171 thousand for 2018, €880 thousand for 2017 and €478 thousand in corrective claims). The CIR receivable relating to 2017 initially amounted to €4,513 thousand (corrective claim included), of which €3,633 thousand (81%) was received in September 2019; the Company is currently disputing the residual amount of €880 thousand withheld by the tax authorities (see Notes 1.2 "Significant events" and 12 "Provisions").

In the course of 2020, Inventiva plans to request payment of the CIR due in respect of 2019 for an amount of €4.3 million under current EU guidelines on aid for SMEs.

The majority of prepaid expenses amounting to €495 thousand at December 31, 2019 correspond to IT maintenance costs, patent maintenance fees and insurance contributions paid in respect of first quarter 2020. At December 31, 2018, prepaid expenses also included rents relating to fibroscans and certain ad hoc scientific work billed in advance.

Note 9. Cash and Cash Equivalents

	As of December 31,
(in thousands of euros)	2019	2018
Other cash equivalents(1)	14,004	41,767
Cash at bank and at hand	21,837	14,925

Cash and cash equivalents	35,840	56,692

(1)
Other cash equivalents correspond to short-term bank deposits at Société Générale and Crédit Agricole.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 10. Shareholders' Equity

10.1.
Share capital

The share capital is set at €268 thousand at December 31, 2019 divided into 26,846,112 fully authorized, subscribed and paid-up shares with a nominal value of €0.01.

Changes in share capital during the years ended December 31, 2019 and 2018 are as follows:

in euros, except number of shares

Date	Nature of the transactions	Share capital	Premiums related to share capital	Number of shares	Nominal value
Balance as of January 1st, 2018		164,445	44,991,815	16,444,477	0.01

01/26/2018	Capital increase by issuance of ordinary shares — Exercice of 1,803 BSPCE by Company employees	1,803	106,384	180,300	0.01

04/17/2018	Capital increase by issuance of ordinary shares — Company's private placement	55,725	35,441,100	5,572,500	0.01

04/17/2018	Transaction costs related to the Company's private placement	—	(3,079,174)	—	—

04/18/2018	Capital increase by issuance of ordinary shares — Vesting of AGA by Company employees	600	—	60,000	0.01

Balance as of December 31, 2018		222,573	77,460,125	22,257,277	0.01

01/23/2019	Capital increase by issuance of ordinary shares — Exercice of 274 BSPCE by Company employees	274	17,693	27,400	0.01

01/26/2019	Capital increase by issuance of ordinary shares — Vesting of AGA by Company employees (AGA 2018-1)	100	—	10,000	0.01

04/18/2019	Capital increase by issuance of ordinary shares — Vesting of AGA by Company employees (AGA 2017-1)	775	—	77,500	0.01

09/20/2019	Capital increase by issuance of ordinary shares — Company's private placement	41,600	8,236,798	4,159,999	0.01

09/20/2019	Transaction costs related to the Company's private placement	—	(312,294)	—	—

10/02/2019	Capital increase by issuance of ordinary shares — Company's private placement	3,139	621,593	313,936	0.01

10/02/2019	Transaction costs related to the Company's private placement	—	(12,023)	—	—

Balance as of December 31, 2019		268,461	86,011,893	26,846,112	0.01

The main impacts on the share capital during the two periods presented relate to private placements of securities (see Note 1.2 "Significant events").

Movements related to BSA share warrants plans and AGA bonus shares award plans are described in Notes 10.3, "Share warrants plans" and 10.4, "Bonus share award plans".

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 10. Shareholders' Equity (Continued)

10.2.
Liquidity agreement

On January 19, 2018, the Company entered into a new liquidity agreement with Kepler Cheuvreux, replacing the previous liquidity agreement with Oddo BHF, for a period of 12 months renewable by tacit agreement. Under the terms of the agreement, the investment services provider (ISP) is authorized to buy and sell Inventiva treasury shares without interference from the Company in order to ensure the liquidity of the shares on the Euronext market.

At the date of approval of these financial statements, the liquidity agreement with Kepler Chevreux was extended for a new period of 12 months from January 1, 2020.

At December 31, 2019 and 2018, treasury shares purchased and sold by Inventiva through its ISP, as well as the gains or losses resulting from share purchase, sale, issue and cancellation transactions during the period, were accounted for as a deduction from equity. Consequently, these transactions had no impact on the Company's results.

10.3.
Share warrants plans

Share warrants correspond to:

  ▪
  BSPCE founder share warrants granted to the Company's employees in 2013 and 2015;

  ▪
  BSA share warrants granted to Company directors in 2017, with a subscription price set at €0.534;

  ▪
  BSA share warrants granted to Company service providers in 2018, with a subscription price set at €0.48; and

  ▪
  BSA share warrants granted in 2019 to David Nikodem, a member of Sapidus Consulting Group LLC, a service provider of Inventiva, with a subscription price set at €0.18.

BSPCE plans

At December 31, 2019, 8,800 BSPCE share warrants were outstanding. Each BSPCE share warrant corresponds to 100 shares. They are exercisable until December 31, 2023, after which date they will be forfeited.

The exercise price of the BSPCE share warrants is fixed at:

  ▪
  €0.585, including a €0.575 share premium for BSPCE share warrants granted in 2013.

  ▪
  €0.67, including a €0.66 share premium for BSPCE share warrants granted in 2015.

This price may not be changed during the plan's lifetime except in the event that adjustments are required as part of financial transactions having an impact on the Company's share capital.

The new shares will be assimilated into existing ordinary shares of the same category from the time of their issuance. If the shares are quoted on a regulated market, they will be recorded in the Company's share register and will not be convertible into bearer shares.

The share warrants will be forfeited if for any reason the beneficiary's salaried position within the Company is terminated.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 10. Shareholders' Equity (Continued)

BSA plans

Two BSA share warrant plans were outstanding at January 1, 2019: BSA 2017 and BSA 2018.

On May 29, 2017, the Company's Board of Directors granted 195,000 BSA share warrants ("BSA 2017") to Board members, of which 20,000 have been forfeited upon the departure of one member of the Board of Directors. BSA 2017 share warrants are share subscription options with no performance conditions attached. The plan is divided into three tranches with one-, two- and three-year vesting periods.

On May 29, 2017, the fair value of the BSA share warrants was estimated using the Black-Scholes model based on the following assumptions:

  ▪
  value of the underlying asset at May 29, 2017;

  ▪
  volatility observed in two samples of comparable listed companies; and

  ▪
  economic life (middle of exercise period).

At the award date, the fair value of each BSA share warrant was estimated at €2.47.

BSA 2017 share warrants are exercisable until May 29, 2027, after which they will be forfeited. The exercise price of the BSA share warrants is fixed at €6.675. This price may not be changed during the plan's lifetime except in the event that adjustments are required as part of financial transactions having an impact on the Company's share capital.

On December 14, 2018, the Company's Board of Directors granted 126,000 BSA share warrants ("BSA 2018") to the Company's consultants, and on June 28, 2019, a new BSA 2019 plan was set up for David Nikodem, a member of Sapidus Consulting Group LLC, a service provider of Inventiva.

The 2018 and 2019 plans are set out in Note 1.2 "Significant events".

Movements in BSPCE and BSA share warrants (in number of shares issuable upon exercise)

Type	Grant date	Exercise price (in euros)	Outstanding at January 1, 2019	Issued	Exercised	Forfeited	Outstanding at December 31, 2019	Number of shares exercisable
BSPCE — 2015 plan	May 25, 2015	0.67	22,800	—	(22,800)	—	—	—
BSPCE — 2013 plan	December 13, 2013	0.59	13,400	—	(4,600)	—	8,800	8,800

Total BSPCE			36,200	—	(27,400)	—	8,800	8,800

BSA — 2017 plan	May 29, 2017	6.67	175,000	—	—	(35,000)	140,000	120,000
BSA — 2018 plan	December 14, 2018	6.067	126,000	—	—	(10,000)	116,000	38,667
BSA — 2019 plan	June 28, 2019	2.20	—	10 000	—	—	10,000	—

Total BSA			301,000	10 000	—	(45,000)	266,000	158,667

			337,200	10,000	(27,400)	(45,000)	274,800	167,467

The change in BSPCE and BSA share warrants over 2019 can be broken down as follows:

  ▪
  the exercise of 274 BSPCE share warrants by Company employees on January 23, 2019, whereupon 27,400 new shares were issued;

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 10. Shareholders' Equity (Continued)

  ▪
  the cancellation of 35,000 BSA 2017 share warrants allocated to two corporate officers, which were forfeited following the end of their offices at the Annual General Meeting of May 27, 2019;

  ▪
  the cancellation of 10,000 BSA 2018 share warrants allocated to JPG Healthcare, which were forfeited; and

  ▪
  the issue of 10,000 new 2019 BSAs allocated to David Nikodem, a member of Sapidus Consulting Group LLC, a service provide to the Company.

At December 31, 2019, a total of 88 BSPCEs (or 8,800 shares) and 266,000 BSAs were outstanding.

Share-based payment expense totaled €227 thousand at December 31, 2019 (compared to €184 thousand at December 31, 2018) and were recognized in personnel costs (see Note 18.1 "Personnel costs and headcount").

Type	Grant date	Exercise price (in euros)	Outstanding at January 1, 2018	Issued	Exercised	Forfeited	Outstanding at December 31, 2018	Number of shares exercisable
BSPCE — 2015 plan	May 25, 2015	0.67	54,700	—	(31,900)	—	22,800	22,800
BSPCE — 2013 plan	December 13, 2013	0.59	161,800	—	(148,400)	—	13,400	13,400

Total BSPCE			216,500	—	180,300	—	36,200	36,200

BSA — 2017 plan	May 29, 2017	6.67	195,000	—	—	(20,000)	175,000	65,000
BSA — 2018 plan	December 14, 2018	6.067	—	126,000	—	—	126,000	—

Total BSA			195,000	126,000	—	(20,000)	301,000	65,000

			411,500	126,000	(180,300)	(20,000)	337,200	101,200

The change in BSPCE and BSA share warrants over 2018 can be broken down as follows:

  ▪
  the exercise of 1,803 BSPCE share warrants by Company employees between January 5 and January 20, 2018, whereupon 180,300 new shares were issued;

  ▪
  the cancellation of 20,000 BSA 2017 share warrants allocated to one of the corporate officers which were forfeited following their departure; and

  ▪
  the issue of 126,000 new BSA 2018 share warrants allocated to three of the Company's external advisers.

10.4.
Bonus share award plans

Four AGA bonus share award plans were outstanding at January 1, 2019: one AGA 2017 plan and three AGA 2018 plans.

On April 18, 2017, the Company's Board of Directors approved two bonus share award plans for certain Company employees:

  ▪
  92,300 bonus shares (AGA 2017-1), of which (i) 10,000 were not granted and (ii) 4,800 have been forfeited;

  ▪
  70,000 bonus shares (AGA 2017-2), of which (i) 10,000 were not granted and (ii) 60,000 vested from April 18, 2018.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 10. Shareholders' Equity (Continued)

The plans have the following characteristics:

  ▪
  a two-year vesting period for AGA 2017-1 shares (until April 18, 2019);

  ▪
  a one-year vesting period for AGA 2017-2 shares (until April 18, 2018);

  ▪
  a one-year lock-up period;

  ▪
  a service condition; and

  ▪
  no performance conditions.

The fair value of Inventiva bonus shares corresponds to the Inventiva share price less a discount to reflect the lock-up period. At the award date, the fair value of each free share was estimated at €7.04.

The plans allocated in 2018 and 2019 are described in Note 1.2 "Significant events".

The new shares will be assimilated into existing ordinary shares of the same category from the time of their issuance. If the shares are quoted on a regulated market, they will be recorded in the Company's share register and will not be convertible into bearer shares.

Bonus share movements (in number of shares issuable upon exercise)

Type	Grant date	Stock price at grant date (in euros)	Outstanding at January 1, 2019	Issued	Exercised	Forfeited	Outstanding at December 31, 2019	Number of shares exercisable
AGA — 2017-1 plan	April 18, 2017	7.35	77,500	—	(77,500)	—	—	—
AGA — 2018-1 plan	January 26, 2018	5.76	10,000	—	(10,000)	—	—	—
AGA — 2018-2 plan	January 26, 2018	5.76	65,700	—	—	(2,400)	63,300	—
AGA — 2018-3 plan	December 14, 2018	6.28	265,700	—	—	(38,450)	227,250	—
AGA — 2019-1 plan	June 28, 2019	2.00	—	37,500	—	—	37,500	—
AGA — 2019-2 plan	June 28, 2019	2.00	—	246,000	—	(18,000)	228,000	—

			418,900	283,500	(87,500)	(58,850)	556,050	—

The change in AGA bonus shares over the period can be broken down as follows:

  ▪
  Two new share plans for Company employees involving a total of 283,500 potential new shares.

  ▪
  Final allotment of 10,000 AGA 2018-1 bonus shares on January 26, 2019 and 77,500 AGA 2017-1 bonus shares on April 18, 2019. whereupon 87,500 new shares were issued.

  ▪
  Cancellation of 58,850 AGA bonus shares which were forfeited during the period: 10,850 AGA 2018-3 warrants as part of the redundancy plan for the period, 2,400 AGA 2018-3 bonus shares refused by an employee, and 45,600 AGA bonus shares bonus (of which 2,400 AGA 2018-2 bonus shares, 25,200 AGA 2018-3 bonus shares and 18,000 AGA 2019-2 bonus shares) as a result of voluntary departures.

At December 31, 2019, a total of 556,050 AGA free shares were outstanding. AGA 2019-1 bonus shares are exercisable from June 28, 2021 to no later than June 28, 2022, subject to continued employment.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 10. Shareholders' Equity (Continued)

AGA 2019-2 bonus shares are exercisable from June 28, 2020 to no later than June 28, 2021, subject to continued employment.

AGA 2018-2 free shares are exercisable from January 26, 2020 to no later than January 26, 2021, subject to continued employment. AGA 2018-3 bonus shares can be exercised, on condition of employment, from December 14, 2020 and no later than December 14, 2021. Share-based payments expense totaled €1,180 thousand at December 31, 2019 (compared to €649 thousand at December 31, 2018) and were recognized in personnel costs (see Note 18.1 "Personnel costs and headcount").

Type	Grant date	Stock price at grant date (in euros)	Outstanding at January 1, 2018	Issued	Exercised	Forfeited	Outstanding at December 31, 2018	Number of shares exercisable
AGA — 2017-1 plan	April 18, 2017	7.35	79,900	—	—	(2,400)	77,500	—
AGA — 2017-2 plan	April 18, 2017	7.35	60,000	—	(60,000)	—	—	—
AGA — 2018-1 plan	January 26, 2018	5.76	—	10,000	—	—	10,000	—
AGA — 2018-2 plan	January 26, 2018	5.76	—	65,700	—	—	65,700	—
AGA — 2018-3 plan	December 14, 2018	6.28	—	265,700	—	—	265,700	—

			139,900	341,400	(60,000)	(2,400)	418,900	—

At December 31, 2018, a total of 418,900 AGA bonus shares were outstanding.

Note 11. Debt

	As of December 31,
(in thousands of euros)	2019	2018
Bank borrowings	74	220
Other loans and similar borrowings(1)	3	5
Lease liabilities	37	—

Total debt	114	225

(1)
Consists of accrued interests

The €0.1 million decrease in 2019 is primarily attributable to:

  ▪
  at December 31, 2019, after repayment of borrowings due in 2019 in a total amount of €0.1 million, the debt relating to bank loans amounted to €0.1 million; and

  ▪
  lease liabilities amounting to €37 thousand at December 31, 2019 were recognized from January 1, 2019 following the entry into force of IFRS 16 — Leases in an initial amount of €167 thousand (see Note 2.1 "Impact of the first-time adoption of IFRS 16" of this document for more details). In 2019, €0.1 million in repayments were recorded.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 11. Debt (Continued)

The breakdown between long-term and short-term debt is as follows:

December 31, 2019 (in thousands of euros)	Less than 1 year	Between 1 and 3 years	Between 3 and 5 years	More than 5 years
Bank borrowings	74	—	—	—
Other loans and similar borrowings	3	—	—	—
Lease liabilities	35	2	—	—

Total long-term debt	112	2	—	—

The maturity of long-term debt and of short-term borrowings and debt is determined according to repayment estimates as at December 31, 2019.

December 31, 2018 (in thousands of euros)	Less than 1 year	Between 1 and 3 years	Between 3 and 5 years	More than 5 years
Bank borrowings	146	74	—	—
Other loans and similar borrowings	5	—	—	—

Total long-term debt	151	74	—	—

Change in the period is only due to repayments of borrowings and accrual of interests, as follow:

(in thousands of euros)
January 1, 2018	482

Repayment of bank borrowings	(259)
Accrued interests	2

December 31, 2018	225

First application of IFRS 16 Leases(1)	167

January 1, 2019	392

Repayment of bank borrowings	(146)
Repayment of lease liabilities	(130)
Accrued interests	(2)

December 31, 2019	114

(1)
see Note 2.1 "Impact of the first-time application of IFRS 16".

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 12. Provisions

(in thousands of euros)	January 1, 2019	Additions	Reversals	December 31, 2019
Long-term provisions	358	216	—	574
Short-term provisions	1,140	123	—	1,264

Total Provisions	1,498	339	—	1,837

Provisions booked at December 31, 2019 and 2018 are related to:

  ▪
  a tax adjustment risk in respect of payroll taxes carried out in September 2019 (see Note 1.2 "Significant events") with regard to the years ended December 31, 2016, 2017 and 2018, for an amount of €1.3 million (short term),

  ▪
  The CIR risk related to the tax audit carried out by the French tax authority in 2016 in respect of the years ended December 31, 2013, 2014 and 2015, for an amount of €0.4 million (long term), and

  ▪
  The CIR risk for the year ended December 31, 2017 in connection with the partial reimbursement received in December 2019 (see Note 1.2 "Significant events"), for an amount of €0.2 million (long term).

  ▪
  Payroll taxes

Year ended December 31, 2018

Following the tax audit carried out in July 2016 in respect of the 2013, 2014 and 2015 fiscal years, the Company received a proposed tax adjustment for the three fiscal periods audited relating to the classification of the subsidy granted (subject to conditions) in 2012 by Laboratoire Fournier SA and Fournier Industrie et Santé (now part of the Abbott group) (LFSA and FIS) under the APA.

Despite the appeal to a higher administrative authority and the appeal to the departmental interlocutor initiated, a collection notice with respect to payroll taxes was received by Inventiva on August 17, 2018 for an amount of €1.9 million, including penalties and late payment interest.

Under the terms and conditions of an additional agreement modifying the APA (the Additional Agreement), LFSA and FIS agreed to indemnify the Company up to a maximum amount of €2.0 million in accordance with the conditions described therein, for any amount claimed by the French tax authorities in relation to the tax treatment of the subsidy paid by LFSA and FIS between 2012 and 2017 (the "Abbott Guarantee").

The Company lodged a claim together with an application for a suspension of payment on October 17, 2018 and, at December 31, 2018, continued to dispute the tax adjustment.

Based on the ongoing discussions with the French tax authorities on the one hand and the terms of the Additional Agreement on the other, the Abbott Guarantee may not be sufficient to fully cover the total amount of the tax adjustment and the tax risk.

Accordingly, at December 31, 2018:

  ▪
  following receipt of the collection notice and in accordance with the Additional Agreement, accrued expenses and accrued income were recognized in a total amount of €1.9 million for the financial years ended December 31, 2013, 2014 and 2015, which are the subject of the audit and are

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 12. Provisions (Continued)

    subject to the Abbott Guarantee (see Notes 6 "Other non-current assets" and 14.2 "Other current liabilities"); and

  ▪
  the Company has recognized a provision of €1.1 million for the years ended December 31, 2016 and December 31, 2017 (which have not been audited by the French tax authorities at that date and for which the subsidies are still valid).

This had no impact on the income statements for the year ended December 31, 2018, as these amounts were already recognized at January 1, 2018

Year ended December 31, 2019

The application for suspension of payment lodged on October 17, 2018 was accepted on February 11, 2019 by the French tax authorities following the proposal by the Company to provide a surety in the form of a bank guarantee (see notes 1.2 "Significant events" and 22 "Commitments").

Following the tax audit carried out in 2019 of the Company's payroll taxes for fiscal years 2016, 2017 and 2018, the Company received a proposed tax adjustment of €1.7 million (including penalties and late payment interest) in December 2019. This proposed tax adjustment gives rise to a potential adjustment of €0.5 million (including penalties and late payment interest) for 2018, which the Company is challenging under the ongoing contradictory procedure.

Accordingly, at December 31, 2019:

  ▪
  The provision for fiscal years 2016 and 2017 has been increased to €1.3 million (from €1.1 million at December 31, 2018), with the change for the period corresponding to additional late payment interest.

  ▪
  No other provision has been booked for fiscal year 2018 following the proposed adjustment received in December 2019 as the Company assess probable the application of the administrative tolerance for its situation, the subsidy received under the APA having ended in August 2017.

This had a €0.1 million impact on the income statement for the year ended December 31, 2019.

Ongoing procedure

At the date of approval of these financial statements, the Company:

  ▪
  had filed a claim on October 17, 2018 disputing the tax adjustments;

  ▪
  had filed an application instituting proceedings before the Dijon Administrative Court (Tribunal Administratif de Dijon) on September 2, 2019, for which the Company had not yet received a response from the French tax authorities.

  ▪
  was preparing its response to the proposed payroll tax adjustment received in December 2019 following the tax audit carried out in respect of the fiscal years 2016 to 2018.

  ▪
  CIR

CIR for fiscal years 2013 to 2015 (covered by the tax audit)

Following the tax audit, for fiscal years 2013 to 2015, on August 1, 2017, the Company received a proposed tax adjustment from the French tax authorities disputing the manner in which some CIR items were calculated over the three fiscal periods audited.

Despite its appeals to the French tax authorities, Inventiva received a collection notice on August 17, 2018 for an amount of €1.9 million, including penalties and late payment interest.

The Company disputed the notice and implementation of the collection procedure pending interlocutory proceedings via a claim lodged on August 29, 2018. This was accompanied by an application for a suspension of payment and an additional claim lodged with the French tax authorities on January 7, 2019. The Company has requested a complete discharge of the amounts claimed in respect of the CIR.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 12. Provisions (Continued)

At December 31, 2018, based on the ongoing discussions and the ongoing challenge procedures, the Company maintained its assessment of the maximum tax adjustment risk in respect of the CIR to €0.4 million covered by the provision already recorded in the financial statements.

At the date of approval of these financial statements, the Company was still awaiting a decision concerning the ongoing challenge procedures with the French tax authorities, and no additional provision was recorded in 2019.

The Company began mediation with the French tax authorities on January 7, 2020.

CIR for fiscal year 2017

By the final quarter of 2019, the Company had received 81% of the 2017 CIR, in an amount of €3.6 million relative to the €4.5 million initially requested (see Note 1.2. "Significant events"). As of December 31, 2019, based on the ongoing discussions and the challenges lodged, the Company estimates the maximum risk in respect of the 2017 CIR at €0.2 million, fully recognized in the financial statements for the year ended December 31, 2019.

This had a €0.2 million impact on the income statement for the year ended December 31, 2019.

Note 13. Provisions for Retirement Benefit Obligations

Retirement benefit obligations are determined based on the rights set forth in the national collective bargaining agreement for the French pharmaceutical industry (IDCC 176/Brochure 3104) and in accordance with IAS 19 — Employee Benefits. These rights depend on the employee's final salary and seniority within the Company at his/her retirement date.

Principal actuarial assumptions

The following assumptions were used to measure the obligation:

	As of December 31,
Variables	2019	2018
Retirement age	65 years	65 years
Payroll taxes	41,41%	41.41%
Salary growth rate	2%	2%
Discount rate	0,70%	1.60%
Mortality table	TGH/TGF 05	TGH/TGF 05

The discount rate corresponds to the rates of Eurozone AA-rated corporate bonds with maturities of over ten years.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 13. Provisions for Retirement Benefit Obligations (Continued)

Net provision

The provision recorded in respect of defined benefit schemes at the end of each reporting period is shown in the table below:

	As of December 31,
(in thousands of euros)	2019	2018
Retirement benefit obligations	1,127	1,029

Obligation	1,127	1,029

Given the absence of plan assets at December 31, 2019 and 2018, the total amount of the provision corresponds to the estimated obligation at those dates.

Change in net provision

The change in the provision recorded in respect of defined benefit schemes breaks down as follows:

	Year ended December 31
(in thousands of euros)	2019	2018
Provision at beginning of period	(1,029)	(866)

Expense for the period	(1)	(194)
Actuarial gains or losses recognized in other comprehensive income	(96)	31

Provision at end of period	(1,127)	(1,029)

Breakdown of expense recognized for the period

The expense recognized in the statement of income (loss) breaks down as follows:

	Year ended December 31,
(in thousands of euros)	2019	2018
Service cost for the period	195	192
Interest cost for the period	16	11
Plan curtailments and modifications	(157)	—
Benefits for the period	(53)	(9)

Total	1	194

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 13. Provisions for Retirement Benefit Obligations (Continued)

Breakdown of actuarial gains and losses recognized in comprehensive income

The actuarial gains (losses) can be analyzed as follows:

	Year ended December 31,
(in thousands of euros)	2019	2018
Demographic changes	32	(14)
Changes in actuarial assumptions	(129)	45

Total	(96)	31

Demographic differences mainly relate to salary adjustments and staff movements.

Changes in actuarial assumptions relate to movements in the discount rate in 2019 (from 1.30% to 1.60% in 2018 and to 0.70% in 2019).

Sensitivity analysis

A 0.25% change in the discount rate would have had an impact of approximately 3.5% on the obligation amount in 2019 and around 3.5% in 2018.

December 31, 2019	In thousands of euros
Benefit obligation at December 31, 2019 at 0,45%	1,168
Benefit obligation at December 31, 2019 at 0,70%	1,127
Benefit obligation at December 31, 2019 at 0,95%	1,088

December 31, 2018	In thousands of euros
Benefit obligation at December 31, 2018 at 1.35%	1,067
Benefit obligation at December 31, 2018 at 1.60%	1,029
Benefit obligation at December 31, 2018 at 1.85%	994

Note 14. Trade Payables and Other Current Liabilities

	As of December 31,
(in thousands of euros)	2019	2018
Trade payables	7,491	8,372
Other current liabilities	4,998	4,871

Trade payables and other current liabilities	12,489	13,243

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 14. Trade Payables and Other Current Liabilities (Continued)

14.1.  Trade payables

Trade payables break down by payment date as follows:

	As of December 31,
(in thousands of euros)	2019	2018
Due in 30 days	7,414	7,966
Due in 30 - 60 days	77	406
Due in more than 60 days	—	—

Trade payables	7,491	8,372

No calculations have been made to discount trade and other payables to present value as payment is due within one year of the end of the reporting period.

14.2.  Other current liabilities

	As of December 31,
(in thousands of euros)	2019	2018
Employee-related payables	1,124	1,095
Accrued payroll and other employee-related taxes	1,041	1,052
Sales tax payables	668	574
Other accrued taxes and employee-related expenses	177	172
Other miscellaneous payables	1,988	1,978

Other current liabilities	4,998	4,871

No calculations have been made to discount other current liabilities to present value, as payment is due within one year of the end of the reporting period.

At December 31, 2019, other current liabilities mainly consist of "Other miscellaneous payables" as well as "Employee-related payables" and "Accrued payroll and other employee-related taxes".

Other miscellaneous payables correspond to an accrued expense to the French tax authorities recognized in 2018 following receipt of the collection notice with respect to payroll taxes (see Note 12 "Provisions").

Accrued payroll and other employee-related taxes mainly relate to payables to social security and employee-benefit organizations such as URSSAF, KLESIA and APGIS for the last quarter of the year.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 14. Trade Payables and Other Current Liabilities (Continued)

Other accrued taxes and employee-related expenses concern provisions for payroll taxes, such as professional training charges, apprenticeship tax and the employer's contribution to construction investment in France.

Note 15. Contract Liabilities

December 31, 2019
(in thousands of euros)	BI	AbbVie	Enyo Parma	Total
Short-term contract liabilities	—	—	—	—
Long-term contract liabilities	—	—	—	—

Total contract liabilities	—	—	—	—

Revenue to be recognized(1)	—	—	—	—

(1)
The revenue to be recognized corresponds to the remaining highly probable revenue to be recognized on the existing contracts until their completion. Milestones and royalties that are not assessed highly probable are not included.

At December 31, 2019, as all of the services required of the Company in respect of contracts signed with clients had been completed, all liabilities on contracts were reversed in full for the period.

Since the Company upheld all its commitments under the collaboration with Boehringer Ingelheim, all the amounts recorded as "contract liabilities" at December 31, 2018, under IFRS 15 — Revenue from Contracts with Customers were reversed over the period, generating a positive impact of €2.1 million on IFRS revenue for fiscal year 2019.

	December 31, 2018
(in thousands of euros)	BI	AbbVie	Enyo Parma	Total
Short-term contract liabilities	436	15	97	548
Long-term contract liabilities	1,673	—	—	1,673

Total contract liabilities	2,109	15	97	2,221

Revenue to be recognized(1)	7,718	100	97	7,915

(1)
The revenue to be recognized corresponds to the remaining highly probable revenue to be recognized on the existing contracts until their completion. Milestones and royalties that are not assessed highly probable are not included.

At December 31, 2018, contract liabilities related to the BI Agreement resulted mainly from the exercise of the option in August 2017 which triggered a milestone payment of €2.5 million. This amount was included in transaction price of the BI Agreement, resulting in an upward revision of the contract price. Based on the stage of completion of the BI Agreement, a total amount of €0.7 million of this milestone payment was recognized in revenue, of which €0.2 million in 2018, and the €1.8 million difference was booked to contract liabilities.

The remaining contract liabilities related to the BI Agreement (€0.3 million), the agreement with EnyoPharma (€0.1 million) and the AbbVie Collaboration (€15 thousand) corresponded to the difference between payment received and revenue recognized related to the research fees.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 16. Financial Assets and Liabilities

	At December 31, 2019
(in thousands of euros)	Book value on the statement of financial position	Financial assets carried at amortized cost	Financial assets carried at fair value through profit or loss	Liabilities carried at amortized cost	Fair value
Financial assets
Long-term deposit accounts and security deposits	801	801	—	—	801
Accrued income	2,000	2,000	—	—	2,000
Trade receivables	4	4	—	—	4
Other receivables	900	900	—	—	900
Cash and cash equivalents	35,840	35,840	—	—	35,840

Total assets	39,545	39,545	—	—	39,545

Financial liabilities
Long-term debt(1)	2	—	—	2	2
Short-term debt(1)	113	—	—	113	113
Trade payables	7,491	—	—	7,491	7,491
Other miscellaneous payables	1,988	—	—	1,988	1,988

Total liabilities	9,594	—	—	9, 594	9, 594

(1)
including lease liabilities relating to leased assets falling into the scope of IFRS 16 are included in debt as of December 31, 2019 (see Notes 2.1 "Impact of the first-time application of IFRS 16" and 11 "Debt").

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 16. Financial Assets and Liabilities (Continued)

	At December 31, 2018
(in thousands of euros)	Book value on the statement of financial position	Financial assets carried at amortized cost	Financial assets carried at fair value through profit or loss	Liabilities carried at amortized cost	Fair value
Financial assets
Long-term deposit accounts and security deposits	108	108	—	—	108
Accrued income	1,932	1,932	—	—	1,932
Trade receivables	6	6	—	—	6
Other receivables	874	874	—	—	874
Cash and cash equivalents	56,692	56,692	—	—	56,692

Total assets	59,612	59,612	—	—	59,612

Financial liabilities
Long-term debt	74	—	—	74	74
Short-term debt	151	—	—	151	151
Trade payables	8,372	—	—	8,372	8,372
Other miscellaneous payables	1,978	—	—	1,978	1,978

Total liabilities	10,575	—	—	10,575	10,575

Note 17. Revenues and Other Income

	Year ended December 31,
(in thousands of euros)	2019	2018
Sales	6,998	3,197

Total revenues	6,998	3,197

CIR	4,293	4,166
Subsidies	—	16
Other	0	0

Total other income	4,293	4,182

Total revenues and other income	11,291	7,379

The Company's revenue is derived from its research and development agreements with AbbVie and BI and the provision of services (see Note 1.2, "Significant events").

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 17. Revenues and Other Income (Continued)

In 2019, revenue amounted to €7.0 million and primarily included:

  ▪
  the €3.5 million milestone payment from AbbVie received in December 2019 following the enrollment of the first patient with psoriasis in the ongoing clinical trial of ABBV-157;

  ▪
  the reversal of all contract liabilities recognized at December 31, 2018 following the termination of all contracts with BI. The reversal amounted to €2.2 million, including €2.1 million following termination of the BI Collaboration in the fourth quarter of 2019 (see Notes 1.2 "Significant events" and 15 "Contract liabilities").

In 2018, revenue was primarily composed of fees received from AbbVie, BI and, to a lesser extent, other parties in return for research services rendered by the Company, no milestone payment having been received in 2018.

Note 18. Research and Development, Marketing — Business Development and General and Administrative Expenses

December 31, 2019 (in thousands of euros)	Research and development expenses	Marketing — business development expenses	General and administrative expenses	Total
Disposables	(1,560)	—	—	(1,560)
Energy and liquids	(505)	—	—	(505)
Patents	(506)	—	—	(506)
Studies	(19,353)	—	—	(19,353)
Maintenance	(933)	—	—	(933)
Fees	(239)	—	(987)	(1,226)
IT systems	(793)	(8)	(46)	(847)
Support costs (including taxes)	—	—	(568)	(568)
Personnel costs	(8,076)	(202)	(2,703)	(10,981)
Depreciation, amortization and provisions	(1,060)	—	(396)	(1,456)
Other operating expenses	(765)	(40)	(1,387)	(2,192)

Total operating expenses	(33,791)	(249)	(6,088)	(40,128)

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 18. Research and Development, Marketing — Business Development and General and Administrative Expenses (Continued)

December 31, 2018 (in thousands of euros)	Research and development expenses	Marketing — business development expenses	General and administrative expenses	Total
Disposables	(2,210)	—	—	(2,210)
Energy and liquids	(504)	—	—	(504)
Patents	(401)	—	—	(401)
Studies	(17,351)	—	—	(17,351)
Maintenance	(934)	—	—	(934)
Fees	(98)	0	(1,431)	(1,530)
IT systems	(766)	(9)	(49)	(824)
Support costs (including taxes)	—	—	(584)	(584)
Personnel costs	(7,625)	(182)	(2,266)	(10,072)
Depreciation, amortization and provisions	(890)	—	(179)	(1,069)
Other operating expenses	(978)	(34)	(1,536)	(2,549)

Total operating expenses	(31,758)	(225)	(6,045)	(38,028)

18.1.
Personnel costs and headcount

December 31, 2019 (in thousands of euros)	Research and development expenses	Marketing — business development expenses	General and administrative expenses	Total
Wages, salaries and similar costs	(4,908)	(178)	(1,491)	(6,577)
Payroll taxes	(2,206)	(1)	(634)	(2,841)
Provisions for retirement benefit obligations	(95)	—	(61)	(156)
Share-based compensation expense	(868)	(22)	(517)	(1,407)

Total personnel costs	(8,076)	(202)	(2,703)	(10,981)

December 31, 2018 (in thousands of euros)	Research and development expenses	Marketing — business development expenses	General and administrative expenses	Total
Wages, salaries and similar costs	(5,085)	(178)	(1,349)	(6,613)
Payroll taxes	(1,981)	(3)	(576)	(2,560)
CICE tax credit	103	—	20	124
Provisions for retirement benefit obligations	(145)	—	(45)	(190)
Share-based compensation expense	(516)	(1)	(316)	(833)

Total personnel costs	(7,625)	(182)	(2,266)	(10,072)

The Company had 88 employees at December 31, 2019 compared with 113 employees at December 31, 2018.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 19. Other Operating Income (expenses)

Other operating income (expenses) break down as follows:

	Year ended December 31,
(in thousands of euros)	2019	2018
Accrued income from Abbott — payroll taxes	68	—

Total other operating income	68	—

Provision for risk on payroll taxes	(123)	—
restructuring expenses	(1,096)	—
IPO costs and follow-on offering	(323)	(2,221)
Write-down of inventory	—	(33)
Total other operating expenses	(1,542)	(2,255)

Other operating income (expenses)	(1,475)	(2,255)

Note 20. Financial Income and Expenses

	Year ended December 31,
(in thousands of euros)	2019	2018
Income from cash and cash equivalents	157	120
Foreign exchange gains	18	21
Total financial income	175	142

Interest cost	(3)	(4)
Losses on cash and cash equivalents	—	(202)
Foreign exchange losses	(62)	(36)
Other financial expenses	(16)	(11)

Total financial expenses	(81)	(253)

Net financial income (loss)	93	(111)

Note 21. Income Tax

The income tax rate applicable to the Company is the French corporate income tax rate of 31%.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 21. Income Tax (Continued)

	Year ended December 31,
(in thousands of euros)	2019	2018
Loss before tax	(30,218)	(33,014)
Theoretical tax rate	31%	33.33%

Tax benefit at theoretical rate	9,368	11,004

Tax credits	1,330	1,435
Permanent differences	(21)	827
Other differences	(404)	(269)
Non recognition of deferred tax assets related to tax losses and temporary differences	(10,272)	(12,997)

Actual income tax benefit	—	—

of which
Current taxes	—	—
Deferred taxes	—	—

Effective tax rate	—	—

Tax credits mainly include the CIR, non-taxable income, classified in other operating income (see Note 17 "Revenue and other income").

The Company faced a tax loss in the years ended December 31, 2019 and 2018. As the recoverability of these tax losses is not considered probable in subsequent periods due to the uncertainties inherent in the Company's business, no deferred tax assets were recognized in the financial statements as of December 31, 2019 nor as of December 31, 2018.

Note 22. Commitments

Commitments given

Financial instruments pledged as collateral

At December 31, 2019, two pledges of term accounts were in place:

  ▪
  As collateral for the loan from Société Générale agreed and signed by the Company on July 7, 2015 for €254 thousand at a fixed annual rate of 0.90% repayable in regular installments over a 60-month term, a deposit account was pledged with a balance of €100 thousand as of the pledge date, which was July 7, 2015.

  ▪
  As part of the guarantee given to the tax authorities in the form of a bank guarantee from Crédit Agricole in the amount of €3.4 million, the Company pledged a term account with a balance of €692 thousand on February 1, 2019, equivalent to 50% of the sum not covered by the indemnity to be received from the Abbott group under the Additional Agreement (see Notes 1.2 "Significant events" and 12 "Provisions").

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 22. Commitments (Continued)

  ▪
  Should the dispute to which this guarantee pertains remain unresolved at June 30, 2020, or should any disputed sums remain outstanding, the Company has undertaken to provide an additional surety of €1.0 million.

Commitments received

Agreements concerning the provision of facilities

  ▪
  Agreement with Novolyze

On October 13, 2015, the Company signed a contract to make its premises and facilities available to Novolyze for a 36-month period beginning October 19, 2015. Pursuant to an amendment signed on October 19, 2016, the monthly rent was increased to €5 thousand as from November 1, 2017, with an annual rate of increase of 2%. Therefore, at December 31, 2019, the total commitment received amounted to €70 thousand and commitments relating to future payments amounted to €145 thousand.

  ▪
  Agreement with Genoway

On November 4, 2015, the Company signed a contract to make its premises and facilities available to Genoway for a three-year period beginning December 1, 2015. On July 1, 2017, the contract was amended and extended through June 30, 2019 and then renewable by tacit agreement for a period of three years, putting the next expiry date at June 30, 2022. The monthly rent was increased to €15 thousand as from December 1, 2017. Therefore, at December 31, 2019, the total commitment received amounted to €185 thousand and commitments relating to future payments amounted to €461 thousand.

  ▪
  Agreement with Synthecob

On March 21, 2016, the Company signed a contract to make its research equipment and services available to the company Synthecob for a two-year period beginning April 1, 2016. Pursuant to an amendment signed on January 1, 2017, the monthly rent was increased to €2.4 thousand until March 30, 2018 and then to €2.5 thousand. It was increased again to €2.7 thousand as from September 1, 2018. Therefore, at December 31, 2019, the total commitment received amounted to €32 thousand and commitments relating to future payments amounted to €65 thousand.

Note 23. Related-Party Transactions

The table below sets out the compensation awarded to the members of the executive team (including the executive and corporate officers) that was recognized in expenses for the years ended December 31, 2019 and 2018.

	Year ended December 31,
(in thousands of euros)	2019	2018
Wages and salaries	1,113	944
Benefits in kind	47	46
Pension plan expenses	66	41
Share-based compensation expense	280	354
Attendance fees	206	200

Net total	1,712	1,585

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 23. Related-Party Transactions (Continued)

During 2019, ISLS Consulting, whose Chairman Jean-Louis Junien was a Company director until May 27, 2019, received €169 thousand, compared to €162 thousand in 2018 within the scope of a consulting service contract. Additionally, on December 14, 2018, the Company's Board of Directors granted 80,000 share warrants to ISLS Consulting,

Note 24. Basic and Diluted Loss Per Share

Basic earnings (loss) per share are calculated by dividing net income (loss) attributable to owners of the Company by the weighted average number of ordinary shares outstanding during the period.

	Year ended December 31,
(in thousands of euros)	2019	2018
Net loss for the period	(30,218)	(33,014)
Weighted average number of outstanding shares used for computing basic/diluted loss per share	23,519,897	20,540,979

Basic/diluted loss per share (in €)	(1.28)	(1.61)

As the Company recorded a loss in 2019 and 2018, diluted earnings (loss) per share are identical to basic earnings (loss) per share. Share-based payment plans (BSAs, BSPCEs and AGAs) are not included as their effects would be anti-dilutive.

Note 25. Financial Risk Management

The Company's activities expose it to various types of financial risk: foreign exchange risk, credit risk and liquidity risk.

Foreign exchange risk

The Company's activities expose it to foreign exchange risk on purchases made in foreign currencies. Foreign currency purchases are mainly made in US dollars or pounds sterling and, to a lesser extent, Swiss francs Australian dollars, Canadian dollars or Swedish crown.

Credit risk

Credit risk arises from cash and cash equivalents and deposits with banks and financial institutions, as well as from client exposures.

The Company's exposure to credit risk chiefly relates to trade receivables. The Company has put in place a system to monitor its receivables and their payment and clearance.

Generally, the Company is not exposed to a concentration of credit risk given the outstanding trade receivables balance at each reporting date.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Note 25. Financial Risk Management (Continued)

Liquidity risk

Liquidity risk management aims to ensure that the Company disposes of sufficient liquidity and financial resources to be able to meet present and future obligations.

The Company prepares short-term cash forecasts and annual operating cash flow forecasts as part of its budget procedures.

Prudent liquidity risk management involves maintaining sufficient liquidity, having access to financial resources through appropriate credit facilities and being able to unwind market positions.

The Company's operations have consumed substantial amounts of cash since inception. Developing pharmaceutical product candidates, including conducting clinical trials, is expensive, lengthy and risky, and the Company expects its research and development expenses to increase substantially in connection with its ongoing activities. Accordingly, the Company will continue to require substantial additional capital to continue its clinical development activities and potentially engage in commercialization activities.

Note 26. Events After the Reporting Date

Full payment of 2018 CIR received

The Company received the entire amount of the 2018 CIR, totaling €4.2 million, in January 2020.

Vesting of 63,300 AGA free shares

On January 26, 2020, the Chairman and Chief Executive Officer recorded a capital increase arising from the vesting of AGA 2018-2 free shares in an amount of €633 through the issue of 63,300 new ordinary shares with a par value of €0.01 each. On that date, the number of shares outstanding was therefore increased to 26,909,412 and the share capital to €269,094.12.

Capital increase reserved for a category of investors

On February 7, 2020, Inventiva completed a capital increase with cancellation of shareholders' preferential subscription rights subscribed by BVF Partners L.P., Novo A/S, New Enterprise Associates 17, L.P. and Sofinnova Partners, existing shareholders of the Company.

A total of 3,778,338 new shares were issued as a per share price of €3.97 (par value of €0.01 plus an issue premium of €3.96), resulting in net proceeds to the Company of €14.6 million.

The settlement-delivery of the new shares took place on February 11, 2020 in a total gross amount of €15.0 million. The new shares were admitted to trading on Euronext Paris on the same date.

UNAUDITED INTERIM CONDENSED STATEMENT OF FINANCIAL POSITION
(IN THOUSANDS OF EUROS)

	Notes	As of March 31, 2020	As of December 31, 2019
ASSETS
Non-current assets
Intangible assets	4	1,152	1,228
Property, plant and equipment	5	3,515	3,721
Other non-current assets	6	3,135	3,135

Total non-current assets		7,802	8,084

Current assets
Inventories	7	377	387
Trade receivables	8.1	16	4
Tax receivables	8.2	6,515	9,833
Other current assets	8.2	3,600	2,811
Cash and cash equivalents	9	46,893	35,840

Total current assets		57,401	48,875

TOTAL ASSETS		65,203	56,960

LIABILITIES AND SHAREHOLDERS' EQUITY
Shareholders' equity
Share capital	10.1	307	268
Premiums related to share capital		100,654	86,012
Reserves		(44,690)	(14,670)
Net loss for the period		(6,798)	(30,218)

Total Shareholders' equity	10	49,473	41,392

Non-current liabilities
Long-term debt	11	—	2
Long-term provisions	12	574	574
Provisions for retirement benefit obligations	13	1,180	1,127
Total non-current liabilities		1,753	1,703

Current liabilities
Short-term debt	11	58	113
Trade payables	14.1	7,716	7,491
Short-term provisions	12	1,281	1,264
Other current liabilities	14.2	4,923	4,998

Total current liabilities		13,977	13,865

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY		65,203	56,960

The accompanying notes form an integral part of these financial statements

UNAUDITED INTERIM CONDENSED STATEMENT OF INCOME (LOSS)

(IN THOUSANDS OF EUROS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	Notes	Three months ended March 31, 2020	Three months ended March 31, 2019
Revenues and other income
Revenues	16	87	1,027
Other income	16	858	1,227

Total revenues and other income		945	2,255

Research and development expenses	17	(6,059)	(10,123)
Marketing — Business development expenses	17	(65)	(71)
General and administrative expenses	17	(1,546)	(1,671)
Other operating income (expenses)	18	(81)	(77)

Operating profit (loss)		(6,805)	(9,688)

Financial income		20	34
Financial expenses		(13)	(36)

Financial income (loss)	19	7	(2)

Income tax	20	—	—

Net loss for the period		(6,798)	(9,690)

Basic / diluted loss per share (euros/share)	22	(0.23)	(0.44)
Weighted average number of outstanding shares used for computing basic/diluted loss per share		29,033,063	22,180,834

The accompanying notes form an integral part of these financial statements

UNAUDITED INTERIM CONDENSED STATEMENT OF COMPREHENSIVE INCOME (LOSS)

(IN THOUSANDS OF EUROS)

	Three months ended March 31, 2020	Three months ended March 31, 2019
Net loss for the period	(6,798)	(9,690)

Actuarial gains on retirement benefit obligations (IAS 19)	—	8

Items that will not be reclassified subsequently to profit or loss	—	8

Other items in the total profit (loss) to be recycled subsequently to the net profit (loss)	—	—
Total comprehensive income (loss)	(6,798)	(9,683)

The accompanying notes form an integral part of these financial statements

UNAUDITED INTERIM CONDENSED STATEMENT OF CASH FLOWS

(IN THOUSANDS OF EUROS)

	Notes	Three months ended March 31, 2020	Three months ended March 31, 2019
Cash flows used in operating activities
Net loss for the period		(6,798)	(9,690)
Elimination of other non-cash, non-operating income and expenses
Depreciation, amortization and provisions		337	385
Deferred and current taxes	20	—	—
Tax credits	16	(849)	(1,230)
Cost of net debt		1	—
Share-based compensation expense	10.3,10.4	241	364
Other		6	—

Cash flows used in operations before tax, interest and changes in working capital		(7,063)	(10,171)

Decrease / (Increase) in receivables	8	(136)	1,600
Increase in operating and other payables	14	150	141
Increase in inventories		10	20
Tax credit received		4,167	—
Other		(707)	(167)

Tax, interest and changes in operating working capital		3,484	1,594

Net cash flows used in operating activities		(3,580)	(8,576)

Cash flows used in investing activities
Purchases of property, plant and equipment and intangible assets		—	(105)
Disposals of property, plant and equipment and intangible assets		—	—
Net change in other non-current financial assets		—	(692)

Net cash flows used in investing activities		—	(797)

Cash flows used in financing activities
Capital increase, net of transaction costs	10.1	14,680	18
Repayment of debt	11	(34)	(36)
Repayment of lease debt	11	(14)	(32)

Net cash flows provided by (used in) financing activities		14,633	(51)

Net increase / (decrease) in cash and cash equivalents		11,053	(9,425)

Net cash and cash equivalents at beginning of period		35,840	56,692

Net cash and cash equivalents at end of period	9	46,893	47,267

The accompanying notes form an integral part of these financial statements

UNAUDITED INTERIM CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

(IN THOUSANDS OF EUROS, EXCEPT SHARE AMOUNTS

		Share capital		Premiums
	Notes	Number of shares	Amount	related to share capital	Reserves	Net profit (loss)	Shareholders' equity
At January 1, 2020		26,846,112	268	86,012	(14,670)	(30,218)	41,392

Net income (loss) for the period		—	—	—	—	(6,798)	(6,798)
Other comprehensive income (loss)		—	—	—	—	—	—

Total comprehensive income (loss)		—	—	—	—	(6,798)	(6,798)

Appropriation of 2019 net income (loss)		—	—	—	(30,218)	30,218	—
Issue of ordinary shares		3,778,338	38	14,962	—	—	15,000
Transaction costs		—	—	(320)	—	—	(320)
Exercise of BSAs/BSPCEs and AGAs	10.3, 10.4	63,300	1	—	(1)	—	—
Share-based compensation expense	10.3, 10.4	—	—	—	241	—	241
Treasury shares	10.2	—	—	—	(42)	—	(42)

At March 31, 2020		30,687,750	307	100,654	(44,690)	(6,798)	49,473

		Share capital		Premiums
	Notes	Number of shares	Amount	related to share capital	Reserves	Net profit (loss)	Shareholders' equity
At January 1, 2019		22,257,277	223	77,460	16,927	(33,014)	61,596

Net income (loss) for the period		—	—	—	—	(9,690)	(9,690)
Other comprehensive income (loss)		—	—	—	8	—	8

Total comprehensive income (loss)		—	—	—	8	(9,690)	(9,683)

Appropriation of 2018 net income (loss)		—	—	—	(33,014)	33,014	—
Exercise of BSAs/BSPCEs and AGAs		37,400	0	18	(0)	—	18
Share-based compensation expense		—	—	—	364	—	364
Treasury shares		—	—	—	(18)	—	(18)

At March 31, 2019		22,294,677	223	77,478	(15,733)	(9,690)	52,277

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

Note 1. Company information

1.1.
Company information

Inventiva S.A. (Inventiva or the Company) is a clinical-stage biopharmaceutical company focused on the development of oral small molecule therapies for the treatment of diseases with significant unmet medical need in the areas of non alcoholic steatohepatitis (NASH), mucopolysaccharidoses (MPS) and other diseases with significant unmet medical need.

The Company is developing its lead product candidate, lanifibranor, for the treatment of patients with NASH, a disease for which there are currently no approved therapies. The Company recently announced topline data from its Phase IIb clinical trial of lanifibranor in patients with NASH.

The Company is also developing a second clinical-stage asset, odiparcil, for the treatment of patients with subtypes of MPS. In December 2019, the Company announced positive results from a Phase IIa clinical trial of odiparcil for the treatment of adult patients with the MPS VI subtype. In addition, the Company plans to commence a Phase Ib/II clinical trial of odiparcil in a pediatric population with MPS VI in the first half of 2021. The Company plans to initiate an open label Phase IIa extension study in 2021 to investigate the long-term safety and efficacy of odiparcil in patients 16 years and above with MPS VI who completed the prior Phase IIa trial.

Further, AbbVie, Inc. (Abbvie) is currently evaluating ABBV-157, a drug candidate that Inventiva and AbbVie jointly discovered. ABBV-157 is in a Phase I clinical trial for the treatment of moderate to severe psoriasis under the terms of a multi-year drug discovery collaboration.

Inventiva's ordinary shares have been listed on the Euronext Paris regulated market since February 2017.

1.2.
Significant events

Full payment of 2018 research tax credit received

The Company received the entire amount of the 2018 research tax credit, totaling €4.2 million, in January 2020.

Vesting of 63,300 AGA free shares

On January 26, 2020, the Chairman and Chief Executive Officer recorded a capital increase arising from the vesting of AGA 2018-2 free shares in an amount of €633 thousand through the issue of 63,300 new ordinary shares with a par value of €0.01 each. On that date, the number of shares outstanding was therefore increased to 26,909,412 and the share capital to €269,094.12.

Capital increase reserved for a category of investors

On February 7, 2020, Inventiva completed a capital increase with cancellation of shareholders' preferential subscription rights subscribed by BVF Partners L.P., Novo A/S, New Enterprise Associates 17, L.P. and Sofinnova Partners, existing shareholders of the Company.

A total of 3,778,338 new shares were issued at a per share price of €3.97 (par value of €0.01 plus an issue premium of €3.96), resulting in net proceeds to the Company of €14.7 million.

The settlement-delivery of the new shares took place on February 11, 2020 in a total gross amount of €15.0 million. The new shares were admitted to trading on Euronext Paris on the same date.

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS (Continued)

Note 1. Company information (Continued)

New share warrant plans

On March 9, 2020, the Company's Board of Directors approved two new share warrant plans (Bons de souscription d'actions, BSA or BSA share warrants) to two service providers of the Company in the amount of 46,000 BSAs:

  ▪
  10,000 BSAs to Jérémy Goldberg, a member of JPG Healthcare LLC; and

  ▪
  36,000 BSAs to David Nikodem, a member of Sapidus Consulting Group LLC.

Impact of the COVID-19 pandemic

The COVID-19 pandemic creates an uncertain situation. At this stage, it is difficult to predict the impact on this pandemic on the business activities, financial condition and results of operations of the Company.

The Company has implemented a series of measures to minimize risks for its employees and support their health and safety, while promoting the continuity of the development of its research programs.

However, the Company's pre-clinical programs and clinical trials may be affected by the COVID-19 pandemic. For example, the Company expects that the launch of sites for clinical trials and patient recruitment may be delayed due to the priority given to essential resources for hospitals to fight against COVID-19.

In addition, the Company could also experience delays in obtaining approvals from the administrative authorities necessary to launch the clinical trials planned by the Company, as well as interruptions in world trade, which could affect the transport of clinical trial materials.

The COVID-19 pandemic continues to rapidly evolve and its ultimate impact is highly uncertain. The Company cannot predict the full extent of potential delays or impacts on its clinical trials, or potential impact on its business. Furthermore, the impact of this pandemic on the financial markets, the Company's access to funding sources and the Company's share price is unknown to date.

As of the date of issuance of these financial statements, the Company is not aware of any specific event or circumstance that would require the Company to update its estimates, assumptions and judgments or revise the carrying value of its assets or liabilities. These estimates may change as new events occur and additional information is obtained and are recognized in the unaudited interim condensed financial statements as soon as they become known. Actual results could differ from those estimates and any such differences may be material to the Company's financial statements.

Note 2. General principles and statement of compliance

2.1.
General principles

The Company, has prepared these unaudited interim condensed financial statements in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standard Board ("IASB").

These unaudited interim condensed financial statements as of March 31, 2020 and for the three months ended March 31, 2020 and 2019 were approved by the Board of Directors of the Company on June 19, 2020.

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS (Continued)

Note 2. General principles and statement of compliance (Continued)

2.2.
Statement of compliance

These unaudited interim condensed financial statements were prepared in compliance with International Accounting Standards (IAS) 34 — Interim Financial Reporting, which provides for the presentation of selected explanatory notes. The accompanying notes do not contain all the disclosures required for annual financial statements and should therefore be read in conjunction with the Company's financial statements prepared in accordance with IFRS as of and for the year ended December 31, 2019.

IFRS basis adopted

The accounting policies applied by the Company in the preparation of the unaudited interim condensed financial statements for the three month period ended March 31, 2020 are identical to those used in the annual financial statements prepared in accordance with IFRS as of and for the year ended December 31, 2019, with the exception of specific provisions for the preparation of unaudited interim condensed financial statements as described below.

Standards, amendments to existing standards and interpretations published by the IASB whose application has been mandatory since January 1, 2020

Amendments to IFRS 9, IAS 39 and IFRS 7 related to interest rate benchmark reform and IFRS 3 related to business combinations have been published by the IASB whose application has been mandatory since January 1, 2020. These amendments had no impact on the Company's financial statements.

Standards, amendments to existing standards and interpretations published by the IASB whose application is not yet mandatory

No standards, amendments to existing standards or interpretations had been published but were not yet applicable as of March 31, 2020, that may have significant impact on the Company's financial statements.

Note 3. Accounting principles

3.1.
Use of estimates and judgment

The preparation of financial statements in accordance with IFRS requires:

  ▪
  Management to make judgments when selecting appropriate assumptions for accounting estimates, which consequently involve a certain degree of uncertainty.

  ▪
  Management to make estimates and apply assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as information presented for the period.

The estimates and judgments, which are updated on an ongoing basis, are based on past experience and other factors, in particular assumptions of future events, deemed reasonable in light of circumstances.

The Company makes estimates and assumptions concerning the future. The resulting accounting estimates, by definition, often differ from actual reported values. Estimates and assumptions that could lead to a significant risk of a material adjustment in the carrying amount of assets and liabilities in the subsequent period are analyzed below. The COVID-19 pandemic has not led to any material changes in the estimates or judgements made by management in the preparation of the Company's financial statements.

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS (Continued)

Note 3. Accounting principles (Continued)

Revenue

  ▪
  Allocation of transaction price to performance obligations — A contract's transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. To determine the proper revenue recognition method, the Company evaluates whether the contract should be accounted for as more than one performance obligation. This evaluation requires significant judgment; some of the Company's contracts have a single performance obligation as the promise to transfer the individual goods or services is not separately identifiable from other promises in the contracts and, therefore, not distinct. For contracts with multiple performance obligations, the Company allocates the contract's transaction price to each performance obligation using our best estimate of the standalone selling price of each distinct good or service in the contract.

  ▪
  Variable consideration — Due to the nature of the work required to be performed on many of the Company's performance obligations, the estimation of total revenue and cost at completion is complex, subject to many variables and requires significant judgment. It is common for the collaboration agreements to contain variable consideration that can increase the transaction price. Variability in the transaction price arises primarily due to milestone payments obtained following the achievement of specific milestones (e.g., scientific results or regulatory or commercial approvals). The Company includes the related amounts in the transaction price as soon as their receipt is highly probable. The effect of the increase of the transaction price due to milestones payments is recognized as an adjustment to revenue on a cumulative catch-up basis.

  ▪
  Revenue recognized over time and input method — The Company's performance obligations are satisfied over time as work progresses or at a point in time. For the collaboration agreements, because services are rendered over time, revenue is recognized based on the extent of progress towards completion of the performance obligation, using an input measure of progress as it best depicts the transfer of control to the customers. Under the Company's input measure of progress, the extent of progress towards completion is measured based on the ratio of days expended to date to the total estimated days at completion of the performance obligation.

Provision for tax audit

The Company calculated the provision for the tax audits to which the Company has been subject based on an estimate of the related risk. The provision represents the best estimate of the amount required to settle any amounts owed to the French tax authorities at the end of the reporting period (see Note 12 "Provisions").

CIR

The amount of the CIR is determined based on the Company's internal and external expenditure in the reporting period. Only eligible research costs may be included when calculating the CIR.

Valuation of share warrants and bonus share award

Fair value measurements of share warrants and bonus share award granted to employees are based on actuarial models which require the Company to factor certain assumptions into its calculations.

Measurement of retirement benefit obligations

The Company operates a defined benefit pension plan. Its defined benefit plan obligations are measured in accordance with actuarial calculations based on assumptions such as discount rates, the rate of future salary increases, employee turnover, mortality tables and expected increases in medical costs. The assumptions used are generally reviewed and updated annually. The main assumptions used and the

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS (Continued)

Note 3. Accounting principles (Continued)

methods chosen to determine them are set out in Note 13, "Provisions for retirement benefit obligations". The Company considers that the actuarial assumptions used are appropriate and justified in light of current circumstances. Nevertheless, retirement benefit obligations are likely to change in the event that actuarial assumptions are revised.

3.2.
Fair value measurement

Financial instruments are measured at fair value according to a hierarchy comprising three levels of valuation inputs:

  ▪
  Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date.

  ▪
  Level 2: Inputs other than quoted market prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

  ▪
  Level 3: Unobservable inputs for the asset or liability.

The table below presents the financial assets and liabilities of the Company measured at fair value at March 31, 2020 and at December 31, 2019:

At March 31, 2020 (amounts in thousands of euros)	Level 1	Level 2	Level 3
Assets
Financial assets at fair value through profit or loss
Monetary UCITS	—	—	—
Loans and receivables
Long term deposit accounts	794	—	—

Total assets	794	—	—

Liabilities	—	—	—

Total liabilities	—	—	—

At December 31, 2019 (in thousands of euros)	Level 1	Level 2	Level 3
Assets
Financial assets at fair value through profit or loss
Monetary UCITS	—	—	—
Financial assets carried at amortized cost
Long-term deposit accounts	792	—	—

Total assets	792	—	—

Liabilities	—	—	—

Total liabilities	—	—	—

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS (Continued)

Note 3. Accounting principles (Continued)

3.3.
Specific disclosure requirements for interim financial statements

Seasonality of operations

The Company's operations are not subject to material seasonal fluctuations.

Income tax

Income tax is recognized in the financial statements for each interim period. The amount corresponds to a best estimate calculated by applying the expected weighted average tax rate for the entire year.

The income tax amount recorded as due for an interim period may have to be adjusted in the subsequent interim period of the same year if the estimated annual average tax rate changes.

Note 4. Intangible assets

(in thousands of euros)	March 31, 2020	December 31, 2019
Intangible assets, gross	3,674	3,674
Amortization and impairment	(2,522)	(2,446)

Intangible assets, net	1,152	1,228

Note 5. Property, plant and equipment

(in thousands of euros)	March 31, 2020	December 31, 2019
Property, plant and equipment, gross	9,518	9,736
Depreciation and impairment	(6,003)	(6,015)

Property, plant and equipment, net	3,515	3,721

Note 6. Other non-current assets

(in thousands of euros)	March 31, 2020	December 31, 2019
Accrued income	2,000	2,000
Long-term deposit accounts	794	792
Security deposits	8	8
Tax loss carry back	333	333

Other non-current assets	3,135	3,135

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS (Continued)

Note 7. Inventories

(in thousands of euros)	March 31, 2020	December 31, 2019
Laboratory inventories	410	420
Inventories write-down	(33)	(33)

Total inventories	377	387

Note 8. Trade receivables and other current assets and receivables

8.1.
Trade receivables

(in thousands of euros)	March 31, 2020	December 31, 2019
3 months or less	16	4
Between 3 and 6 months	—	—
Between 6 and 12 months	—	—
More than 12 months	—	—

Trade receivables	16	4

The average payment period is 30 days.

8.2.
Other current assets and receivables

(in thousands of euros)	March 31, 2020	December 31, 2019
CIR	6,499	9,818
Other	16	16

Tax receivables	6,515	9,833

Prepaid expenses	907	495
Sales tax receivable	1,576	1,416
Other receivables	1,117	900

Other current assets	3,600	2,811

Other current assets and receivables	10,115	12,644

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS (Continued)

Note 9. Cash and cash equivalents

(in thousands of euros)	March 31, 2020	December 31, 2019
Other cash equivalents(1)	14,012	14,004
Cash at bank and at hand	32,881	21,837

Cash and cash equivalents	46,893	35,840

(1)
Other cash equivalents correspond to short-term bank deposits at Société Générale and Crédit Agricole.

Note 10. Shareholders' equity

10.1.
Share capital

The share capital is set at €307 thousand at March 31, 2020 divided into 30,687,750 fully authorized, subscribed and paid-up shares with a nominal value of €0.01.

Changes in share capital during the first three months of 2020 are as follows:

in euros, except number of shares
Date	Nature of the transactions	Share capital	Premiums related to share capital	Number of shares	Nominal value
Balance as of December 31, 2019		268,461	86,011,893	26,846,112	0.01

01/26/2020	Capital increase by issuance of ordinary shares — Vesting of AGAs by Company employees (AGA 2018-2)	633	—	63,300	0.01

02/07/2020	Capital increase by issuance of ordinary shares — Company's private placement	37,783	14,962,218	3,778,338	0.01

02/07/2020	Transaction costs related to the Company's private placement	—	(319,564)	—	—

Balance as of March 31, 2020		306,878	100,654,547	30,687,750	0.01

The main impacts on the share capital relate to private placements of securities (see Note 1.2 "Significant events").

Movements related to BSA share warrants plans and AGA bonus shares award plans are described in Notes 10.3, "Share warrants plans" and 10.4, "Bonus share award plans".

10.2.
Liquidity agreement

On January 19, 2018, the Company entered into a new liquidity agreement with Kepler Cheuvreux, replacing the previous liquidity agreement with Oddo BHF, for a period of 12 months renewable by tacit agreement. Under the terms of the agreement, the investment services provider (ISP) is authorized to buy and sell Inventiva treasury shares without interference from the Company in order to ensure the liquidity of the shares on the Euronext market.

The liquidity agreement with Kepler Chevreux was extended for a new period of 12 months from January 1, 2020.

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS (Continued)

Note 10. Shareholders' equity (Continued)

At March 31, 2020, treasury shares acquired by Inventiva through its ISP, as well as the gains or losses resulting from share purchase, sale, issue and cancellation transactions during the first quarter of 2020, were accounted for as a deduction from equity. Consequently, these transactions had no impact on the Company's results.

10.3.
Share warrants plans

Share-based payments correspond to:

  •
  BSPCE founder share warrants granted to the Company's employees in 2013;

  •
  BSA share warrants granted to Company directors in 2017, with a subscription price set at €0.53;

  •
  BSA share warrants granted to Company service providers in 2018, with a subscription price set at €0.48;

  •
  BSA share warrants granted in 2019 to David Nikodem, a member of Sapidus Consulting Group LLC, a service provider of Inventiva, with a subscription price set at €0.18; and

  •
  BSA share warrants granted in 2020 to David Nikodem, a member of Sapidus Consulting Group LLC and to Jeremy Goldberg, a member of PG Heatlhcare LLC, service providers of Inventiva, with a subscription price set at €0.29.

BSA and BSPCE plan characteristics

At March 31, 2020, outstanding BSPCE plans are identical to those described in Note 10.3 "Share warrants plans" of the 2019 annual financial statements.

At January 1, 2020, three BSA share warrant plans were outstanding. These plans are described in Note 10.3 "Share warrants plans" and Note 1.2 "Significant events" of the 2019 annual financial statements.

On March 9, 2020, the Company's Board of Directors granted two new share warrant plans to two service providers of the Company in the amount of 46,000 BSAs:

  •
  10,000 BSAs (BSA 2019 bis) to Jeremy Goldberg, a member of JPG Healthcare LLC; and

  •
  36,000 BSAs (BSA 2019 ter) to David Nikodem, a member of Sapidus Consulting Group LLC.

These two share warrant plans can be subscribed by the beneficiaries from March 9, 2020 to July 13, 2020 (included), for a subscription price of €0.29 per warrant. As of March 31, 2020, these BSAs have not been subscribed.

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS (Continued)

Note 10. Shareholders' equity (Continued)

BSA and BSPCE share warrant movements during the three-months ended March 31, 2020 (in number of shares issuable upon exercise)

Type	Grant date	Exercise price (in euros)	Outstanding at January 1, 2020	Issued	Exercised	Forfeited	Outstanding at March 31, 2020	Number of shares exercisable
BSPCE — 2013 plan	December 13, 2013	0.59	8,800	—	—	—	8,800	8,800

Total BSPCE			8,800	—	—	—	8,800	8,800

BSA — 2017 plan	May 29, 2017	6.67	140,000	—	—	—	140,000	120,000
BSA — 2018 plan	December 14, 2018	6.07	116,000	—	—	—	116,000	38,667
BSA — 2019 plan	June 28, 2019	2.20	10,000	—	—	—	10,000	—
BSA — 2019 Bis plan	March 9, 2020	3.68	—	10,000	—	—	10,000	—
BSA — 2019 Ter plan	March 9, 2020	3.68	—	36,000	—	—	36,000	—

Total BSA			266,000	46,000	—	—	312,000	158,667

			274,800	46,000	—	—	320,800	167,467

At March 31, 2020, a total of 88 BSPCE share warrants (or 8,800 shares issuable upon exercise) and 312,000 BSA share warrants were outstanding, corresponding to an aggregate of 320,800 shares issuable upon exercise.

10.4.
Bonus share award plans

At January 1, 2020, four AGA free share award plans, two AGA 2018 plans and two AGA 2019 plans were in effect. The plans are described in the 2019 annual financial statements.

The new shares will be assimilated into existing ordinary shares of the same category from the time of their issuance. If the shares are quoted on a regulated market, they will be recorded in the Company's share register and will not be convertible into bearer shares.

Bonus share movements during the three-months ended March 31, 2020 (in number of shares issuable upon exercise)

Type	Grant date	Stock price at grant date (in euros)	Outstanding at January 1, 2020	Issued	Exercised	Forfeited	Outstanding at March 31, 2020	Number of shares exercisable
AGA — 2018-2 plan	January 26, 2018	5.76	63,300	—	(63,300)	—	—	—
AGA — 2018-3 plan	December 14, 2018	6.28	227,250	—	—	—	227,250	—
AGA — 2019-1 plan	June 28, 2019	2.00	37,500	—	—	(8,400)	29,100	—
AGA — 2019-2 plan	June 28, 2019	2.00	228,000	—	—	—	228,000	—

			556,050	—	(63,300)	(8,400)	484,350	—

At March 31, 2020, a total of 484,350 AGA bonus shares were outstanding.

During the period, the AGA 2018-2 plan was fully exercised, whereupon 63,300 new shares were issued.

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS (Continued)

Note 10. Shareholders' equity (Continued)

AGA 2018-3 bonus shares are exercisable from December 14, 2020 to no later than December 14, 2021, subject to continued employment. AGA 2019-1 bonus shares are exercisable from June 28, 2021 to no later than June 28, 2022, subject to continued employment. AGA 2019-2 bonus shares are exercisable from June 28, 2020 to no later than June 28, 2021, subject to continued employment.

Share-based compensation expense relating to share warrants and bonus share plans totaled €241 thousand in the first quarter of 2020 and were recognized in personnel costs (see Note 17.1, "Personnel costs and headcount").

Note 11. Debt

(in thousands of euros)	March 31, 2020	December 31, 2019
Bank borrowings	40	74
Other loans and similar borrowings(1)	4	3
Lease liabilities	14	37

Total debt	58	114

(1)
Consists of accrued interests

Bank borrowings relate to loans taken out in 2015 with Crédit Agricole and Société Générale.

The breakdown between long-term and short-term debt as at March 31, 2020 is as follows:

March 31, 2020 (in thousands of euros)	Less than 1 year	Between 1 and 3 years	Between 3 and 5 years	More than 5 years
Bank borrowings	40	—	—	—
Other loans and similar borrowings	4	—	—	—
Lease liabilities	14	—

Total long-term debt	58	—	—	—

The maturity of long-term debt and of short-term borrowings and debt is determined according to repayment estimates as at December 31, 2019.

December 31, 2019 (in thousands of euros)	Less than 1 year	Between 1 and 3 years	Between 3 and 5 years	More than 5 years
Bank borrowings	74	—	—	—
Other loans and similar borrowings	3	—	—	—
Lease liabilities	35	2	—	—

Total long-term debt	112	2	—	—

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS (Continued)

Note 11. Debt (Continued)

Change in the period breaks down as follows:

(in thousands of euros)
January 1, 2020	114

Repayment of bank borrowings	(34)
Repayment of lease liabilities	(14)
Accrued interests	1
Lease contracts ended	(10)

March 31, 2020	58

Note 12. Provisions

(in thousands of euros)	January 1, 2020	Additions	Reversals	March 31, 2020
Long-term provisions	574	—	—	574
Short-term provisions	1,264	18	—	1,281

Total Provisions	1,837	18	—	1,855

Provisions booked at March 31, 2020 and January 1, 2020 relate to the findings of the tax audit on the payroll taxes and the CIR in respect of the period from January 1, 2013 to December 31, 2017.

Payroll taxes

The request for stay of payment lodged on October 17, 2018 was accepted on February 11, 2019 by the tax authorities following the proposal by the Company to provide a surety in the form of a bank guarantee (see notes 1.2 "Significant events" and 22 "Off-balance sheet commitments" of the 2019 annual financial statements).

Following the tax audit carried out in 2019 of the Company's payroll taxes for fiscal years 2016, 2017 and 2018, the Company received a proposed tax adjustment of €1.7 million (including penalties and late payment interest) in December 2019. This proposed measure gives rise to a potential adjustment of €0.5 million (including penalties and late payment interest) for 2018, which the Company is challenging under the ongoing contentious procedure.

Accordingly, at December 31, 2019:

  •
  The provision for fiscal years 2016 and 2017 has been increased to €1.3 million (from €1.1 million at December 31, 2018), with the difference corresponding to additional late payment interest.

  •
  No other provision has been booked for fiscal year 2018 following the proposed adjustment received in December 2019 as the Company believes that the authorities will most likely grant it a concession given its current situation and given that the subsidy pertaining to the Asset Purchase Agreement (APA) with Abbott terminated in August 2017.

In the first three months of 2020, the Company continued to dispute the collection notice with respect to payroll taxes for an amount of €1.3 million (including penalties and late payment interest). On June 16,

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS (Continued)

Note 12. Provisions (Continued)

2020, the Company received a response from the tax authorities relating to the aforementioned dispute, resolving the dispute in the Company's favor for fiscal year 2018 and granting the Company a concession on the related payroll taxes. For fiscal years 2016 and 2017, there were no significant developments during the period and the status of the proceedings remains as described at December 31, 2019 in the 2019 annual financial statements.

The net impact on the income statement for first quarter 2020 was solely relating to the recognition of additional late payment interest.

CIR

In the first three months of 2020, the challenge procedure, mainly relating to the CIR for fiscal years 2013 to 2015 covered by the tax audit, was still ongoing and the Company is still awaiting a decision concerning the claims lodged with the French tax authorities. There were no significant developments during the period and the status of the proceedings remains as described at December 31, 2019. Based on the ongoing discussions with the French tax authorities, Inventiva maintained its assessment of the maximum tax adjustment risk in respect of the CIR, for fiscal years 2013 to 2015 and 2017, to €0.6 million at March 31, 2020. No changes were recognized in the statement of income (loss) in the three months ended March 31, 2020.

Note 13. Provisions for retirement benefit obligations

Retirement benefit obligations are determined based on the rights set forth in the national collective bargaining agreement for the French pharmaceutical industry (IDCC 176/Brochure 3104) and in accordance with IAS 19 — Employee Benefits. These rights depend on the employee's final salary and seniority within the Company at his/her retirement date.

Net provision

The provision recorded in respect of defined benefit schemes at the end of each reporting period is shown in the table below:

(in thousands of euros)	March 31, 2020	December 31, 2019
Retirement benefit obligations	1,180	1,127

Obligation	1,180	1,127

Given the absence of plan assets at March 31, 2020, the total amount of the provision corresponds to the estimated obligation at those dates.

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS (Continued)

Note 13. Provisions for retirement benefit obligations (Continued)

Change in net provision

The change in the provision recorded in respect of defined benefit schemes breaks down as follows:

(in thousands of euros)	Three months ended March 31, 2020	December 31, 2019
Provision at beginning of period	(1,127)	(1,029)

Expense for the period	(52)	(1)
Actuarial gains (losses) recognized in other comprehensive income	—	(96)

Provision at end of period	(1,180)	(1,127)

Breakdown of expense recognized for the period

(in thousands of euros)	Three months ended March 31, 2020	December 31, 2019
Service cost for the period	(50)	(195)
Interest cost for the period	(2)	(16)
Plan curtailments and modifications	—	157
Benefits for the period	—	53

Total	(52)	(1)

Note 14. Trade payables and other current liabilities

(in thousands of euros)	Three months ended March 31, 2020	December 31, 2019
Trade payables	7,716	7,491
Other current liabilities	4,923	4,998

Trade payables and other current liabilities	12,639	12,489

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS (Continued)

Note 14. Trade payables and other current liabilities (Continued)

14.1.
Trade payables

Trade payables break down by payment date as follows:

(in thousands of euros)	Three months ended March 31, 2020	December 31, 2019
Due in 30 days	7,716	7,414
Due in 30 - 60 days	—	77
Due in more than 60 days	—	—

Trade payables	7,716	7,491

No calculations have been made to discount trade payables to present value as payment is due within one year at the end of the reporting period.

14.2.
Other current liabilities

(in thousands of euros)	Three months ended March 31, 2020	December 31, 2019
Employee-related payables	1,056	1,124
Accrued payroll and other employee-related taxes	1,015	1,041
Sales tax payables	796	668
Other accrued taxes and employee-related expenses	79	177
Other miscellaneous payables	1,977	1,988

Other current liabilities	4,923	4,998

No calculations have been made to discount other current liabilities to present value, as payment is due within one year of the end of the reporting period.

Other miscellaneous payables mainly correspond to an accrued expense to the French tax authorities recognized in 2018 following receipt of the collection notice with respect to payroll taxes (refer to Note 12 "Provisions").

Accrued payroll and other employee-related taxes mainly relate to payables to social security and employee-benefit organizations such as URSSAF, KLESIA and APGIS for the first quarter of the year.

Other accrued taxes and employee-related expenses concern provisions for payroll taxes, such as professional training charges, apprenticeship tax and the employer's contribution to construction investment in France.

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS (Continued)

Note 15. Financial assets and liabilities

The table below presents the carrying amount of financial assets and liabilities by IFRS 9 accounting category:

	At March 31, 2020
(in thousands of euros)	Book value on the statement of financial position	Financial assets carried at amortized cost	Financial assets carried at fair value through profit or loss	Liabilities carried at amortized cost	Fair value
Financial assets
Long-term deposit accounts and security deposits	801	801	—	—	801
Accrued income	2,000	2,000	—	—	2,000
Trade receivables	16	16	—	—	16
Other receivables	1,117	1,117	—	—	1,117
Cash and cash equivalents	46,893	46,893	—	—	46,893

Total assets	50,827	50,827	—	—	50,827

Financial liabilities
Long-term debt(1)	0	—	—	0	0
Short-term debt(1)	58	—	—	58	58
Trade payables	7,716	—	—	7,716	7,716
Other miscellaneous payables	1,977	—	—	1,977	1,977

Total liabilities	9,750	—	—	9,750	9,750

(1)
Including lease liabilities relating to leased assets falling into the scope of IFRS 16

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS (Continued)

Note 15. Financial assets and liabilities (Continued)

	At December 31, 2019
(in thousands of euros)	Book value on the statement of financial position	Financial assets carried at amortized cost	Financial assets carried at fair value through profit or loss	Liabilities carried at amortized cost	Fair value
Financial assets
Long-term deposit accounts and security deposits	801	801	—	—	801
Accrued income	2,000	2,000	—	—	2,000
Trade receivables	4	4	—	—	4
Other receivables	900	900	—	—	900
Cash and cash equivalents	35,840	35,840	—	—	35,840

Total assets	39,545	39,545	—	—	39,545

Financial liabilities
Long-term debt(1)	2	—	—	2	2
Short-term debt(1)	113	—	—	113	113
Trade payables	7,491	—	—	7,491	7,491
Other miscellaneous payables	1,988	—	—	1,988	1,988

Total liabilities	9,594	—	—	9,594	9,594

(1)
including lease liabilities relating to leased assets falling into the scope of IFRS 16 are included in debt as of December 31, 2019 (see Notes 2.1 "Impact of the first-time application of IFRS 16" and 11 "Debt" of the 2019 annual financial statements).

Note 16. Revenues and other income

(in thousands of euros)	Three months ended March 31, 2020	Three months ended March 31, 2019
Sales	87	1,027

Total revenues	87	1,027

CIR	849	1,227
Other	10	—

Total other income	858	1,227

Total revenues and other income	945	2,254

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS (Continued)

Note 17. Research and development, marketing—business development and general and administrative expenses

First quarter of 2020 (in thousands of euros)	Research and development expenses	Marketing—business development expenses	General and administrative expenses	Total
Disposables	(313)	—	—	(313)
Energy and liquids	(165)	—	—	(165)
Patents	(66)	—	—	(66)
Studies	(2,854)	—	—	(2,854)
Maintenance	(193)	—	—	(193)
Fees	(63)	—	(386)	(449)
IT systems	(172)	(3)	(16)	(191)
Support costs (including taxes)	—	—	(83)	(83)
Personnel costs	(1,784)	(55)	(613)	(2,452)
Depreciation, amortization and provisions	(222)	—	(45)	(267)
Other operating income (expenses)	(226)	(6)	(403)	(636)

Total operating expenses	(6,059)	(65)	(1,546)	(7,669)

First quarter of 2019 (in thousands of euros)	Research and development expenses	Marketing—business development expenses	General and administrative expenses	Total
Disposables	(630)	—	—	(630)
Energy and liquids	(166)	—	—	(166)
Patents	(87)	—	—	(87)
Studies	(5,876)	—	—	(5,876)
Maintenance	(262)	—	—	(262)
Fees	(62)	—	(399)	(461)
IT systems	(196)	(2)	(11)	(210)
Support costs (including taxes)	—	—	(142)	(142)
Personnel costs	(2,333)	(51)	(657)	(3,040)
Depreciation, amortization and provisions	(265)	—	(44)	(309)
Other operating income (expenses)	(246)	(19)	(419)	(683)

Total operating expenses	(10,123)	(71)	(1,671)	(11,866)

17.1.
Personnel costs and headcount

First quarter of 2020 (in thousands of euros)	Research and development expenses	Marketing—business development expenses	General and administrative expenses	Total
Wages, salaries and similar costs	(1,084)	(53)	(393)	(1,530)
Payroll taxes	(472)	5	(164)	(631)
Provisions for retirement benefit obligations	(35)	—	(16)	(50)
Share-based compensation expense	(193)	(7)	(40)	(241)

Total personnel costs	(1,784)	(55)	(613)	(2,452)

The Company had 90 employees at March 31, 2020.

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS (Continued)

Note 17. Research and development, marketing—business development and general and administrative expenses (Continued)

First quarter of 2019 (in thousands of euros)	Research and development expenses	Marketing—business development expenses	General and administrative expenses	Total
Wages, salaries and similar costs	(1,467)	(53)	(377)	(1,897)
Payroll taxes	(585)	7	(146)	(724)
Provisions for retirement benefit obligations	(44)	—	(11)	(55)
Share-based compensation expense	(237)	(4)	(123)	(364)

Total personnel costs	(2,333)	(51)	(657)	(3,040)

The Company had 123 employees at March 31, 2019.

Note 18. Other operating income (expenses)

Other operating income (expenses) break down as follows:

(in thousands of euros)	Three months ended March 31, 2020	Three months ended March 31, 2019
Accrued income from the Abbott group—payroll taxes	—	36

Total other operating income	—	36

Provision for risk on payroll taxes	(18)	(25)
Transaction costs	(63)	(87)

Total other operating expenses	(81)	(112)

Other operating income (expenses)	(81)	(77)

Note 19. Financial income and expenses

(in thousands of euros)	Three months ended March 31, 2020	Three months ended March 31, 2019
Income from cash and cash equivalents	10	31
Foreign exchange gains	10	3

Total financial income	20	34

Interest cost	(1)	(2)
Losses on cash and cash equivalents	—	—
Foreign exchange losses	(10)	(26)
Other financial expenses	(2)	(5)
Discounting losses	—	(3)

Total financial expenses	(13)	(36)

Net financial income (loss)	7	(2)

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS (Continued)

Note 20. Income tax

The income tax calculation for interim periods is set out in Note 3.3 "Specific disclosure requirements for unaudited interim condensed financial statements".

The Company recorded a tax loss in the first quarter of 2020. As the recoverability of this tax loss is not considered probable in subsequent periods due to the uncertainties inherent in the Company's business, no deferred tax assets were recognized in the financial statements as of March 31, 2020.

Note 21. Other financial information

21.1.
Commitments

Commitments given—financial instruments pledged as collateral

At March 31, 2020, two pledges of term accounts were in place:

  •
  As collateral for the loan from Société Générale agreed and signed by the Company on July 7, 2015 for €254 thousand at a fixed annual rate of 0.90% repayable in regular installments over a 60-month term, a deposit account was pledged with a balance of €100 thousand as of the pledge date, which was July 7, 2015.

  •
  As part of the guarantee given to the tax authorities in the form of a bank guarantee from Crédit Agricole in the amount of €3.4 million, the Company pledged a term account with a balance of €692 thousand on February 1, 2019, equivalent to 50% of the sum not covered by the indemnity to be received from the Abbott group in connection with Inventiva's acquisition of assets from Abbott (see Note 12 "Provisions"). Should the dispute to which this guarantee pertains remain unresolved at June 30, 2020, or should any disputed sums remain outstanding, the Company has undertaken to provide an additional surety of €1.0 million.

Commitments received—agreements concerning the provision of facilities

Agreement with Novolyze

On October 13, 2015, the Company signed a contract to make its premises and facilities available to Novolyze for a 36-month period beginning October 19, 2015. Pursuant to an amendment signed on October 19, 2016, the monthly rent was increased to €5 thousand as from November 1, 2017, with an annual rate of increase of 2%. Therefore, at March 31, 2020, the total commitment received amounted to €88 thousand and commitments relating to future payments amounted to €146 thousand.

  •
  Agreement with Genoway

On November 4, 2015, the Company signed a contract to make its premises and facilities available to Genoway for a three-year period beginning December 1, 2015. On July 1, 2017, the contract was amended and extended through June 30, 2019 and then renewable by tacit agreement for a period of three years, putting the next expiry date at June 30, 2022. The monthly rent was increased to €15 thousand as from December 1, 2017. Therefore, at March 31, 2020, the total commitment received amounted to €231 thousand and commitments relating to future payments amounted to €422 thousand.

  •
  Agreement with Synthecob

On March 21, 2016, the Company signed a contract to make its research equipment and services available to the company Synthecob for a two-year period beginning April 1, 2016. Pursuant to an amendment signed on January 1, 2017, the monthly rent was increased to €2.4 thousand until March 30, 2018 and

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS (Continued)

Note 21. Other financial information (Continued)

then to €2.5 thousand. It was increased again to €2.7 thousand as from September 1, 2018. Therefore, at March 31, 2020, the total commitment received amounted to €40 thousand and commitments relating to future payments amounted to €67 thousand.

21.2.
Related-party transactions

No new material transactions were concluded with related parties of the Company during the first quarter of 2020.

Note 22. Basic and diluted loss per share

Basic earnings (loss) per share are calculated by dividing net income (loss) attributable to owners of the Company by the weighted average number of ordinary shares outstanding during the period.

(in thousands of euros)	Three months ended March 31, 2020	Three months ended March 31, 2019
Net loss for the period	(6,798)	(9,690)
Weighted average number of outstanding shares used for computing basic/diluted loss per share	29,033,063	22,180,834

Basic/diluted loss per share (in €)	(0.23)	(0.44)

As a loss was recorded in the first quarter of 2020, diluted earnings (loss) per share are the same as basic earnings (loss) per share. Share-based payment plans (BSAs, BSPCEs and AGAs) are not included as their effects would be anti-dilutive.

Note 23. Financial risk management

The Company's activities expose it to various types of financial risk: foreign exchange risk, credit risk and liquidity risk.

These risks are identical to those disclosed in the 2019 annual financial statements.

Note 24. Events after the reporting date

Non-dilutive financing of €10 million guaranteed by the French State in the context of the COVID-19 pandemic

In May 2020, Inventiva entered into three credit agreements pursuant to which it received €10 million in the form of a State Guaranteed Loan (Prêts Garantis par l'Etat or PGE), which is provided by a syndicate of French banks and guaranteed by the French State. The loan matures in May 2021, and the Company has the option to extend the maturity date for up to an additional four years. The Company believes that these loans enable it to extend its anticipated cash runway from the end of the second quarter 2021 to the end of the third quarter 2021.

Prepayment of 2019 research tax credit (CIR) received

In April 2020, the Company received a €3.5 million prepayment from Société Générale Factoring, which amounted to 81% of the total amount of the 2019 CIR.

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS (Continued)

Note 24. Events after the reporting date (Continued)

Results of NATIVE Phase IIb clinical trial

On June 15, 2020, the Company published the positive results of its NATIVE Phase IIb clinical trial for the treatment of NASH.

Response from tax authorities relating to payroll taxes dispute

On June 16, 2020, the Company received a response from the tax authorities, resolving the dispute over the Company's payroll taxes for fiscal year 2018 in the Company's favor and granting the Company a concession on the disputed tax amounts.

7,478,261 American Depositary Shares

Representing 7,478,261 ordinary shares

7,478,261 American Depositary Shares

PROSPECTUS

Jefferies	Stifel	Guggenheim Securities

H.C. Wainwright & Co.

Roth Capital Partners	KBC Securities

July 9, 2020